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As Filed With the Securities and Exchange Commission on March 12, 2004

Registration No. 333-112364

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
PRE-EFFECTIVE AMENDMENT NO. 1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED SECURITY BANCSHARES
(Exact Name of Registrant as Specified in its Charter)

California (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	91-2112732 (I.R.S. Employer Identification Number)
1525 East Shaw Avenue, Fresno, California 93710 (559) 248-4944 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Dennis R. Woods
President and Chief Executive Officer
United Security Bancshares
1525 East Shaw Avenue
Fresno, California 93710
(559) 248-4944 / Fax: (559) 248-5088
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Gary Steven Findley, Esq. Gary Steven Findley & Associates 1470 N. Hundley Street Anaheim, California 92806 (714) 630-7136 / Fax: (714) 630-7910

Approximate date of commencement of proposed sale of the securities to the public:

        As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the Merger described in the Proxy Statement-Prospectus.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

To the Shareholders of Taft National Bank
A MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

        The board of directors of Taft National Bank, referred to as Taft National, has approved an agreement which provides that Taft National will merge with and into United Security Bank, which will continue as the wholly-owned subsidiary of United Security Bancshares. This document serves as both the proxy statement of Taft National and the prospectus of United Security Bancshares.

        In the transaction, shareholders of Taft National will receive shares of stock in United Security Bancshares in accordance with the exchange ratio set forth in the merger agreement for each share of Taft national common stock that they own. The amount of United Security Bancshares stock received depends upon the average stock price of United Security Bancshares over a twenty day trading period shortly before the closing of the merger, but will never be less than $20.00 worth of United Security Bancshares stock per share of Taft National, unless the merger expenses of Taft National as set forth in the merger agreement exceed $300,000. Assuming December 11, 2003, the date the merger agreement was signed, was the determination date for the average stock price calculation and assuming Taft National's merger expenses do not exceed $300,000, then the shareholders of Taft National would receive $23.90 per share of Taft National common stock in shares of United Security Bancshares common stock. Assuming                        , 2004, was the determination date for the average stock price calculation and assuming Taft National's merger expenses do not exceed $300,000, then the shareholders of Taft National would receive $            per share of Taft National common stock in shares of United Security Bancshares common stock.

        We expect the transaction will be tax-free to Taft National's shareholders that do not choose to exercise dissenter's rights. Cash paid in lieu of fractional shares will be taxable. Upon completion of the merger, we expect that the shareholders of Taft National will own approximately 4.2% of the outstanding common stock of United Security Bancshares.

        We will hold a special meeting at which we will ask our shareholders to approve the agreement and the proposed merger. Information about this meeting and the merger is contained in this proxy statement-prospectus. In particular, see "Risk Factors" beginning on page    . We urge you to read this document carefully and in its entirety.

        Whether or not you plan to attend the meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. If you do not vote, it will have the same effect as voting against the merger.

        Our board of directors unanimously recommends that our shareholders vote FOR the merger.

Charles Beard	Dennis Tishma
Chairman of the Board	President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement-prospectus is dated            , 2004.

Taft National Bank

Notice of Special Meeting of Shareholders
                        , 2004

To:	The Shareholders of Taft National Bank

        Notice is hereby given that, under the terms of its Bylaws and the call of its Board of Directors, the special meeting of shareholders of Taft National will be held at Chicken of Oz, located at 1107 Kern Street, Suite #3, Taft, California, on    day,                        , 2004 at 4:00 p.m., for the purpose of considering and voting upon the following matters:

1.
Approval of the Merger Agreement. To approve the merger agreement dated December 11, 2003, attached as Appendix A to the proxy statement-prospectus and the transactions contemplated by the merger agreement.

2.
Transaction of Other Business. To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

        The merger agreement sets forth the terms of the acquisition of Taft National by United Security Bancshares. As a result of the acquisition, all shareholders of Taft National will receive newly issued shares of United Security common stock for their shares of Taft National common stock. The transaction is also more fully described in the enclosed proxy statement-prospectus and in Appendix A.

        The Board of Directors has fixed the close of business on            , 2004 as the record date for determination of shareholders entitled to notice of, and the right to vote at, the special meeting of shareholders.

        Since the affirmative vote of shareholders holding not less two-thirds of the outstanding shares of Taft National common stock is required to approve the merger agreement and the transactions contemplated by the merger agreement, it is essential that all shareholders vote. You are urged to vote in favor of the proposal by signing and returning the enclosed proxy as promptly as possible, whether or not you plan to attend the special meeting of shareholders in person. If you do attend the meeting you may then withdraw your proxy. The proxy may be revoked at any time prior to its exercise.

By Order of the Board of Directors
Dated: , 2004	Bob Hampton, Corporate Secretary

i

Description of United Security	49
Business	49
Supervision and Regulation	52
Summary of Earnings	53
Management's Discussion and Analysis of Financial Condition and Results Of Operations	54
Certain Information Regarding United Security's Management and Principal Shareholders	91
Description of Capital Stock	98
Available Information	98
Information About Taft National	99
General	99
Banking Services	99
Employees	100
Competition	100
Effect of Government Policies and Recent Legislation	100
Supervision and Regulation	101
Management's Discussion and Analysis of Financial Condition and Results of Operations	104
Comparison of Shareholder Rights	116
Comparison of Corporate Structure	116
Voting Rights	116
Dividends	116
Number of Directors	117
Indemnification of Directors and Officers	117
Supervision and Regulation	118
Introduction	118
United Security	118
United Security Bank and Taft National	119
Validity of United Security's Common Stock	123
Experts	123
Index to Financial Statements	F-1

ii

List of Appendices

Agreement and Plan of Reorganization dated December 11, 2003, by and between United Security Bancshares, United Security Bank and Taft National Bank	Appendix A
Section 214a(b) of Title 12 of the United States Code	Appendix B
Fairness Opinion of James H. Avery Co.	Appendix C

iii

Questions and Answers About the Merger

        This question and answer summary highlights selected information contained in other sections of this proxy statement-prospectus. To understand the merger more fully, you should carefully read this entire proxy statement-prospectus, including all appendices and financial statements.

Q:
What am I being asked to vote on?

A:
You are being asked to vote on an agreement which, if approved, will result in Taft National being merged with and into United Security Bank, a wholly-owned subsidiary of United Security.

Q:
What will happen if Taft National shareholders approve the merger?

A:
If Taft National shareholders approve the merger, and all regulatory approvals are obtained, Taft National will merge with United Security Bank, a wholly-owned bank subsidiary of United Security, and Taft National will cease to operate. We expect this to take place on or about April 30, 2004.

Q:
Why is Taft National merging with United Security?

A:
United Security's and Taft National's respective managements believe that their respective shareholders will benefit from the merger because the business potential for the combined companies exceeds what each company could individually accomplish. United Security and Taft National believe that their similar and complementary financial products and services in the Central Valley market will contribute to enhanced future performance, as well as providing a larger shareholder base. United Security and Taft National believe a larger shareholder base will increase shareholder liquidity and provide for increased shareholder value. Please read the section entitled "The Merger—Background and Reasons for the Merger; Recommendation of the Board of Directors" for additional information.

Q:
Should I send in my certificates now?

A:
No. You should not send your Taft National stock certificates in the envelope provided for use in returning your proxy. You will be sent written instructions for exchanging your stock certificates only if the merger is approved and completed.

Q:
What happens if I do not return my proxy card?

A:
If you fail to execute and return your proxy card, it will have the same effect as voting against the merger.

Q:
What risks should I consider before I vote on the merger?

A:
The risks that you should consider in deciding how to vote on the merger are explained in the section of this proxy statement-prospectus entitled "Risk Factors." You are urged to read this section, as well as the rest of this proxy statement-prospectus, before deciding how to vote.

Q:
How do I vote?

A:
Just indicate on your proxy card how you want to vote. Sign and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the Taft National special shareholders' meeting. Alternatively, you may attend the meeting and vote in person.

  If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted in favor of the merger. If you do not sign and send in your proxy card or you abstain from voting, it will have the effect of voting against the merger.

  You may attend the meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the Taft National special

  shareholders' meeting by following the directions on page     and either change your vote or attend the meeting and vote in person.

Q:
If my shares are held in my broker's name, will my broker vote them for me?

A:
No. Your broker can only vote your shares of Taft National common stock if you provide instructions on how to vote them. You should, therefore, instruct your broker on how to vote your shares by following the directions your broker provides when forwarding these proxy materials to you. If you do not provide voting instructions to your broker, your broker will not be able to vote your shares. This will have the effect of voting against the merger.

Q:
How do Taft National's directors plan to vote?

A:
All of Taft National's directors have committed to vote their shares in favor of the merger. Taft National's directors collectively hold, as of the record date for the special shareholders' meeting, 79,887 shares, or approximately 29.9%, of Taft National common stock eligible to vote. The affirmative vote of 66 2/3%, or 178,322 shares, of Taft National's issued and outstanding common stock eligible to vote is needed to approve the merger.

Q:
Who can help answer my other questions?

A:
If you want to ask any additional questions about the merger, you should contact Mr. Dennis Tishma, President and Chief Executive Officer, Taft National Bank, 523 Cascade Place, Taft, California 93268, telephone (661) 763-5151.

Summary

        This summary only highlights selected information from this proxy statement-prospectus. You should carefully read this entire proxy statement-prospectus, including the appendices. These will give you a more complete description of the merger, the merger agreement and the transactions proposed. You should also refer to the section entitled "Description of United Security."

General

        This proxy statement-prospectus relates to the proposed merger of Taft National Bank with United Security Bank, a wholly-owned subsidiary of United Security Bancshares. Taft National and United Security believe that the merger will create opportunities to apply their similar community banking philosophies to realize enhanced revenues through asset growth and market penetration.

Parties to the Merger (pages     and    )

  United Security Bancshares
  1525 East Shaw Avenue
  Fresno, California 93710
  (559) 248-4944

        United Security is a bank holding company headquartered in Fresno, California. United Security has one subsidiary bank, United Security Bank. Through its subsidiary, United Security serves the California communities of Fresno, Firebaugh, Coalinga, Caruthers, San Joaquin and Oakhurst.

        Please read the section entitled "Description of United Security" for additional information about United Security and United Security Bank.

  Taft National Bank
  523 Cascade Place
  Taft, California 93268
  (661) 763-5151

        Taft National is a national banking association which opened for business January 8, 1983. It has an office in Taft, and added its Bakersfield office in May of 1998. Taft National serves the California communities of Taft and Bakersfield.

        Please read the section entitled "Information About Taft National" for additional information.

  United Security Bank
  1525 East Shaw Avenue
  Fresno, California 93710
  (559) 248-4944

        United Security Bank, N.A., predecessor to United Security Bank, originally commenced business as a national banking association on December 21, 1987. On February 1, 1999, United Security Bank was incorporated under the laws of the State of California, and on February 3, 1999, following its conversion from a national banking association, was licensed by the Commissioner of Financial Institutions and commenced operations as a California state-chartered bank. United Security Bank is a member of the Federal Reserve System. United Security Bank serves the California communities of Fresno, Firebaugh, Coalinga, Caruthers, San Joaquin and Oakhurst, through full service branches. According to the terms of the merger agreement, Taft National will merge with and into United Security Bank, and United Security Bank will be the survivor.

Special Shareholders' Meeting (Page     )

        Taft National will hold its special shareholders' meeting at Chicken of Oz, located at 1107 Kern Street, Suite #3, Taft, California 93268 on             day,                        , 2004 at 4:00 p.m. At this important meeting, Taft National shareholders will consider and vote upon the approval of the merger and other matters that may properly come before the special shareholders' meeting. You may vote at the Taft National special shareholders' meeting if you owned shares of Taft National common stock at the close of business on             , 2004. On that date, Taft National had 267,481 shares of common stock issued and outstanding and entitled to be voted at the shareholders' meeting. Each Taft National shareholder is entitled to one vote for each share he or she held on                        , 2004. The affirmative vote of at least two-thirds, or at least 178,322 shares entitled to vote, is required to approve the merger. Under the provisions of the California Corporations Code, United Security's shareholders are not required to approve the merger. Please read the section entitled "The Taft National Meeting" for additional information.

The Merger (Page     )

        The merger will result in Taft National being merged out of existence and into United Security Bank, a wholly-owned subsidiary of United Security, subject to shareholder and regulatory approvals, as well as other customary closing conditions. Please read the sections entitled "The Merger—Structure of the Merger" and "—Certain Effects of the Merger" for additional information.

  The Merger Agreement (Page     )

        The merger agreement is the legal document that embodies the merger's terms and governs United Security's and Taft National's merger process, including the issuance of United Security common stock to Taft National's shareholders in connection with the merger. Please read the entire merger agreement which is attached to this proxy statement-prospectus as Appendix A. Also, please read the section entitled "The Merger—The Merger Agreement" for additional information.

  Consideration to be Paid to Taft National Shareholders (Page     )

        You will have the right to receive newly issued shares of United Security common stock in exchange for your shares of Taft National common stock, based upon an exchange ratio to be determined by the terms of the merger agreement. The merger agreement provides that the number of shares of United Security common stock into which a share of Taft National common stock shall be converted shall be equal to the amount determined by dividing the lesser of, (a) the average of the daily closing price of a share of United Security common stock during the 20 consecutive trading days ending at the end of the third trading day immediately preceding the closing of the merger, or (b) $22.00, into $5,349,620 (subject to a dollar for dollar adjustment in the event Taft National's expenses in the merger exceed $300,000 in the aggregate) with the resulting quotient then divided by 267,481 (the number of shares of Taft National common stock outstanding as of the date of the merger agreement). Fluctuations in United Security's per share market value will change the upper value of the merger consideration. These two components will determine the amount that you will be entitled to receive for each share of Taft National common stock that you own. However, in no event will a Taft National shareholder receive less than $20.00 in value per share of Taft National common stock unless Taft National's merger expenses as defined in the merger agreement exceed $300,000. Further, the effect of capping United Security's stock price at $22.00 for purposes of calculating the exchange ratio is that as the average trading price of United Security's stock rises above $22.00 share, Taft National shareholders will receive greater than $20.00 in value per Taft National share, assuming Taft National's merger expenses as defined in the merger agreement do not exceed $300,000. Please read the sections entitled "Risk Factors—Risks Regarding the Merger" and "The Merger—Calculation of Consideration to be Paid to Taft National Shareholders" for additional information.

  Regulatory Approvals (Page     )

        United Security has received the necessary approvals from the Federal Reserve Board, or FRB, and the California Department of Financial Institutions, or the DFI for the merger. Please read the section entitled "The Merger—Regulatory Approvals" for additional information.

  Votes Required; Securities Held by Insiders (Page     )

        Approval of the merger requires the affirmative vote of two-thirds of the outstanding shares, or 178,322 shares, of Taft National's 267,481 issued and outstanding shares of common stock. Your failure to vote in person or by proxy, or your abstention from voting entirely, will have the same effect as voting against the merger. Please read the section entitled "The Taft National Meeting."

        Directors and executive officers owned approximately 79,887 shares, or 29.9%, of Taft National's outstanding shares of common stock entitled to vote. Please be aware that Taft National's directors have entered into separate agreements in which they have agreed, among other things, to vote "FOR" approval of the merger agreement. Please read the section entitled "The Merger—The Merger Agreement—Director Voting Agreements" for additional information.

  Opinion of Taft National's Financial Advisor (Page     )

        In deciding to approve the merger, Taft National's Board of Directors considered, among other things, the opinion dated December 11, 2003 of James H. Avery Co., Taft National's financial advisor, regarding the fairness, from a financial point of view, of the consideration to be received by Taft National's shareholders as a result of the merger. The financial advisor determined that the merger agreement was fair to Taft National's shareholders from a financial standpoint. The advisor's written opinion is attached as Appendix C. You should read it carefully to understand the assumptions made, matters considered and limitations of the review undertaken by the advisor in providing its opinion. Please read the section entitled "The Merger—Opinion of Financial Advisor" for additional information.

  Recommendation of Taft National's Board of Directors (Page     )

        On December 11, 2003, Taft National's Board of Directors unanimously approved the merger agreement and the transactions contemplated by it. Moreover, they unanimously believe that the merger's terms are fair to you and in your best interests. Accordingly, they unanimously recommend a vote "FOR" the proposal to approve the merger agreement and the merger. The conclusions of Taft National's Board of Directors regarding the merger are based upon a number of factors. Please read the sections entitled "The Merger—Reasons for the Merger," "—Recommendation of the Board of Directors" and "—Opinion of Financial Advisor" for additional information.

  Exchange of Share Certificates (Page     )

        After completing the merger, holders of Taft National stock certificates will need to exchange those certificates for new certificates of United Security common stock. Shortly after completing the merger, Wells Fargo Shareowner Services, United Security's exchange agent, will send Taft National's shareholders detailed instructions on how to exchange their shares. Please do not send any stock certificates until you receive these instructions. Please read the section entitled "The Merger—The Merger Agreement—Exchange Procedures" for additional information.

  Conditions to Closing the Merger (Page     )

        In addition to regulatory and shareholder approvals, United Security's and Taft National's obligations to close the merger depend on fulfilling certain conditions, unless waived, including receipt of a tax opinion that the merger qualifies as a tax-free reorganization for federal income tax purposes and the holders of Taft National's convertible debentures shall not have converted the debentures into shares of Taft National common stock and United Security shall have paid the principal and any accrued and unpaid interest due on the debentures at the time of the closing of the merger. Please read the section entitled "The Merger—The Merger Agreement—Conditions to the Parties' Obligations" for additional information.

  Closing the Merger (Page     )

        If all required regulatory and shareholder approvals are received as planned, and if the conditions to the merger have either been met or waived, United Security and Taft National anticipate that the merger will close on or about April 30, 2004. However, neither United Security nor Taft National can assure you whether or when the merger will actually close. Please read the section entitled "The Merger—The Merger Agreement—The Closing" for additional information.

  Termination of the Merger (Page     )

        United Security and Taft National can mutually agree to terminate or extend the merger agreement. Either United Security or Taft National can terminate the merger agreement in the event of a material breach or the occurrence of certain other events, including receipt of an offer from a third party.

        United Security and Taft National have agreed that in the event the merger agreement is terminated because of a material breach, the non-breaching party will be entitled to receive $200,000 from the breaching party. Additionally, a fee of $300,000 must be paid by Taft National if it completes an alternative merger or similar proposal within twelve months following a termination of the merger agreement by either Taft National or United Security because of certain events specified in the merger agreement. Please read the section entitled "The Merger—The Merger Agreement—Termination" and "—Discussion with Third Parties" for additional information.

  Federal Income Tax Consequences (Page     )

        We have received a tax opinion that the merger will be treated as a tax-free merger under federal tax law so most Taft National shareholders, Taft National and United Security will not recognize any gain or loss. If you exercise your dissenter rights, your tax treatment will be different. Please read the section entitled "The Merger—Certain Federal Income Tax Consequences" for additional information.

        The tax laws are complex. Therefore, you should consult your individual tax advisor regarding the federal income tax consequences of the merger to you. You should also consult your tax advisor concerning all state, local and foreign tax consequences of the merger.

  Accounting Treatment (Page     )

        United Security must account for the merger as a purchase. Under this method of accounting, the assets and liabilities of the company acquired are recorded at their respective fair value as of completion of the merger, and are added to those of the acquiring company. Financial statements of the acquiring company issued after the merger takes place reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company that was acquired. Please read the section entitled "The Merger—Accounting Treatment" for additional information.

United Security Bank's Management and Operations After the Merger (Page    )

        After the merger, United Security Bank's present directors will remain the directors and the current executive officers will remain the executive officers. Please read the section entitled "The Merger—Certain Effects of the Merger" and "—Interests of Certain Persons in the Merger" for additional information.

Interests of Certain Persons in the Merger That Are Different From Yours (Page     )

        The directors and executive officers of Taft National have financial interests in the merger over and above those of Taft National shareholders. The President and Chief Executive Officer of Taft National, Mr. Tishma, and the Chief Credit Officer of Taft National, Mr. Morris, have agreements with Taft National that provide for the payment of money to them in the event of a merger if they are not retained by the company purchasing Taft National. In satisfaction of the agreements with Messrs. Tishma and Morris, United Security has offered each of them a one year employment agreement at their current base compensation level. The merger agreement also requires United Security to pay all outstanding principal and accrued but unpaid interest on five subordinated convertible debentures, each in the face amount of $100,000. Five directors of Taft National are each the holder of one of the debentures. The five directors are, Robert Colston, Charles E. Beard, Bob Hampton, John Hollingworth and Glen Lloyd. Finally, as a condition to the merger, the directors and officers will receive continuing insurance protections under the existing directors' and officer's liability insurance policy of Taft National. You should consider these interests in deciding how to vote. Please read the section entitled "The Merger—Interests of Certain Persons in the Merger" for additional information.

Differences in Your Rights as a Shareholder (Page     )

        As a Taft National shareholder, your rights are currently governed by Taft National's Articles of Association and Bylaws and by the national banking laws. If you do not exercise your dissenters' rights, you will receive United Security common stock in exchange for your Taft National common stock, and you will become a United Security shareholder. Consequently, your rights as a United Security shareholder will be governed by United Security's Articles of Incorporation and Bylaws and by the California Corporations Code, rather than national banking laws. Therefore, the rights of United Security shareholders differ from the rights of Taft National shareholders in certain respects. Please read the section entitled "Comparison of Shareholder Rights" for additional information.

Dissenters' Rights (Page     )

        Holders of Taft National common stock who vote against the merger, or who give written notice to Taft National prior to the meeting that they dissent from the merger, and who have fully complied with all applicable provisions of Section 214a of Title 12 of the United States Code, including making a written demand for dissenter's rights and surrendering their certificates to United Security Bank for endorsement within 30 days of completion of the merger, have the right to receive from United Security the value of the Taft National shares as of the date of the meeting based upon a valuation by a committee of three persons. If the appraisal is unsatisfactory, a dissenting shareholder may appeal to the Office of the Comptroller of the Currency, whose determination of value shall be final and binding. The Office of the Comptroller of the Currency does not permit the appraisal value of the dissenting shares to include appreciation or depreciation as a result of the merger. Please read the section entitled "The Merger—Dissenters' Rights of Taft National Shareholders" and Appendix B for additional information.

Dividends

        United Security has paid quarterly cash dividends since its first full year of operation. United Security has paid cash dividends of $0.115 per share on January 23, 2002, and cash dividends of $0.13 per share on April 24, 2002, July 24, 2002, October 23, 2002, January 22, 2003 and cash dividends of $0.145 on April 23, 2003, July 23, 2003, October 22, 2003 and January 21, 2004.

Resale of United Security Common Stock by Former Taft National Shareholders (Page     )

        United Security common stock that you receive in the merger will be freely transferable, unless you are considered an affiliate of Taft National. Please refer to the section entitled "The Merger—Resale of United Security Common Stock" for additional information.

Risk Factors

        In addition to the other information included in this proxy statement-prospectus or incorporated by reference, you are urged to carefully consider the following factors before making a decision to approve the merger.

Risks Regarding the Merger

  Combining United Security and Taft National May Be More Difficult Than Expected

        If United Security and Taft National are unable to successfully integrate their businesses, operating results may suffer. Both United Security and Taft National have operated and, until completion of the merger, will continue to operate independently of one another. It is possible that the integration process could result in the loss of key employees, disruption of United Security's and Taft National's ongoing business or inconsistencies in standards, controls, policies or procedures. These could negatively affect both United Security's and Taft National's ability to maintain relationships with customers and employees, or achieve the anticipated benefits of the merger within the time period expected, if at all. As with any merger of financial institutions, there may also be disruptions that cause customers, both deposit and loan, to take their business to competitors. No guarantees exist that Taft National's integration within United Security's operations will be successful.

  You Will Not Know in Advance the Value of the Merger Consideration You Will be Entitled to Receive

        The merger agreement provides that the number of shares of United Security common stock into which a share of Taft National common stock shall be converted shall be equal to the amount determined by dividing the lesser of, (a) the average of the daily closing price of a share of United Security common stock during the 20 consecutive trading days ending at the end of the third trading day immediately preceding the closing of the merger, or (b) $22.00, into $5,349,620 (subject to a dollar for dollar adjustment in the event Taft National's expenses in the merger exceed $300,000 in the aggregate) with the resulting quotient then divided by 267,481 (the number of shares of Taft National common stock outstanding as of the date of the merger agreement). Fluctuations in United Security's per share market value will change the value of the merger consideration. These two components will determine the amount that you will be entitled to receive for each share of Taft National common stock that you own.

        Taft National's shareholders will receive at least $20.00 worth of United Security stock for each share of Taft National stock (without adjustments) and Taft National's shareholders may receive more. Using examples, assuming December 11, 2003, the date the merger agreement was signed, was the determination date for the average stock price calculation and assuming Taft National's merger expenses do not exceed $300,000, then the shareholders of Taft National would receive $23.90 per share of Taft National common stock in shares of United Security common stock. Assuming                        , 2004, was the determination date for the average stock price calculation and assuming Taft National's merger expenses do not exceed $300,000, then the shareholders of Taft National would receive $            per share of Taft National common stock in shares of United Security common stock. Adjustments will be made to the minimum total value of United Security shares that Taft National's shareholders receive if Taft National's expenses for the merger as set forth in the merger agreement, exceed $300,000. In that case, it is possible that Taft National's shareholders could receive less than $20.00 of United Security stock for each share of Taft National stock. For example, if Taft National's merger expenses are $400,000, exceeding the $300,000 limit by $100,000, then Taft National's shareholders would receive no less than $19.63 of United Security stock for each share of Taft National stock. Applying the December 11, 2003 and                         , 2004 determination dates to these examples, Taft National's shareholders would receive $23.45 and $            of United Security shares, respectively.

        Because of the time period spanning the computation of the exchange ratio and per share value of your shares of Taft National common stock, you will not know in advance the number of shares of United Security common stock that you will receive until the merger is completed.

        Please read the sections entitled "The Merger—Calculation of Consideration to be Paid to Taft National Shareholders."

Risks Regarding United Security Common Stock

  Limited Market for United Security Common Stock

        United Security common stock has only traded on the Nasdaq NMS under the symbol "UBFO" since June 5, 2001. Additionally, United Security had 5,530,613 shares issued and outstanding as of January 1, 2004 owned by 646 shareholders of record. Of that amount, 2,086,122 shares are held by directors, executive officers and other insiders and an additional 329,805 shares are owned by United Security's 401(k) plan and employee stock ownership plan, or ESOP. Thus, for all practical purposes, the shares of United Security common stock held by United Security's directors, executive officers, other insiders, the 401(k) plan and the ESOP do not trade. United Security cannot assure you that the stock you receive in the merger may be resold at the frequency or at the prices occurring before the merger. Please read the section entitled "Markets; Market Prices and Dividends" for additional information.

  United Security Can Issue Common Stock Without Your Approval, Diluting Your Proportional Ownership Interest

        United Security's articles of incorporation authorize it to issue 10,000,000 shares of common stock. Currently, United Security has 5,530,613 shares of common stock issued and outstanding, with up to an additional 243,164 additional shares to be issued in the merger. United Security also has 83,000 shares reserved under various stock option plans covering its directors, officers and employees at exercise prices ranging between $11.33 and $17.50. Consequently, any shares of common stock that United Security issues after the merger with Taft National will dilute your proportional ownership interest in United Security, unless you participate in the future offerings.

        United Security intends to seek acquisitions of other banks where it believes that those acquisitions will enhance shareholder value or satisfy other strategic objectives. United Security can make future acquisitions, if any, by issuing additional shares of its common stock or other securities convertible into or exercisable for its common stock. As of the date of this proxy statement-prospectus, United Security has not entered into any agreements to acquire other banks, bank holding companies or any other entities. Please read the section entitled "Description of United Security—Description of Capital Stock" for additional information.

  The Price of United Security Common Stock May Decrease, Preventing You from Selling Your Shares at a Profit

        The market price of United Security common stock could decrease and prevent you from selling your shares at a profit. The market price of United Security common stock has fluctuated in recent years. Since June 12, 2001, United Security's common stock market price has ranged from a low bid price of $14.94 per share to a high bid price of $29.50 per share, as adjusted for stock dividends. Fluctuations may occur, among other reasons, due to:

  •
  operating results;

  •
  market demand;

  •
  announcements by competitors;

  •
  economic changes;

  •
  general market conditions; and

  •
  legislative and regulatory changes.

        The trading price of United Security common stock may continue to fluctuate in response to these factors and others, many of which are beyond United Security's control. We strongly urge you to consider the likelihood of these market fluctuations before deciding how to vote for the merger. Please read the section entitled "Markets; Market Prices and Dividends" for additional information regarding the trading prices of United Security common stock.

Risks Regarding the Businesses of United Security and Taft National

  United Security and Taft National Face Lending Risks

        The risk of loan defaults or borrowers' inabilities to make scheduled payments on their loans is inherent in the banking business. Moreover, United Security and Taft National focus primarily on lending to small- and medium-sized businesses. Consequently, United Security and Taft National may assume greater lending risks than other financial institutions which have a smaller concentration of those types of loans, and which tend to make loans to larger businesses. Borrower defaults or borrowers' inabilities to make scheduled payments may result in losses which may exceed United Security's and Taft National's allowances for loan losses. Furthermore, should United Security and Taft National be required to fund currently unfunded loan commitments and letters of credit at higher than anticipated levels, there may be an increased exposure to loan losses, necessitating higher loan loss provisions. Other than these unfunded loan commitments and letters of credit, neither United Security nor Taft National have any off balance sheet exposure. These risks, if they occur, may require higher than expected loan loss provisions which, in turn, can materially impair profitability, capital adequacy and overall financial condition. Please read the sections entitled "Description of United Security—Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Information About Taft National—Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information.

  United Security and Taft National Are Limited in the Amount They Can Lend to Any Individual Borrower

        United Security, through its subsidiary, United Security Bank, and Taft National are limited in the amount that they can lend to a single borrower. Accordingly, the size of the loans which they can offer to potential customers is less than the size of loans that their competitors with larger lending limits can offer. Legal lending limits also affect United Security Bank's and Taft National's ability to seek relationships with larger and more established businesses. Through previous experience and relationships with a number of other financial institutions, participations in loans which exceed lending limits are sometimes sold. However, United Security and Taft National cannot assure you of any future success that they may have in attracting or retaining customers seeking larger loans or that they can successfully engage in participation transactions for those loans on favorable terms. For additional information, please read the sections entitled "Description of United Security—Business—Competition" and "Information About Taft National—Banking Services—Competition."

  An Increase in Classified Loans May Hurt Performance

        Some of the loans that United Security and Taft National make may, with the passage of time, pose a higher risk of becoming uncollectible. These loans may be classified and require a larger than anticipated amount of loss reserves which, in turn, may reduce United Security's and Taft National's liquidity, earnings and ultimately their capitalization and financial condition. Classified loans as of

December 31, 2003, of United Security and Taft National were 40.7% and 59.8% of capital respectively. United Security and Taft National continually evaluate the credit risks associated with loans that indicate a higher than normal risk of collectability. United Security and Taft National believe that they have adequately provided for the related credit risks of their respective loans. However, their respective loan portfolios are vulnerable to adverse changes in the economy and in the particular industries in which their borrowers operate. Accordingly, United Security and Taft National cannot assure you that the level of their classified loans will not increase in the future. For additional information, please read the sections entitled "Description of United Security—Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Information About Taft National—Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Declines in Real Estate Values Could Materially Impair Profitability and Financial Condition

        Approximately 69% and 52% respectively, of United Security's and Taft National's loans are secured by real estate collateral. A substantial portion of the real estate securing these loans is located in Central California. Real estate values are generally affected by factors such as:

  •
  the socioeconomic conditions of the area where real estate collateral is located;

  •
  fluctuations in interest rates;

  •
  property and income tax laws;

  •
  local zoning ordinances governing the manner in which real estate may be used; and

  •
  federal, state and local environmental regulations

        Management and the Boards of Directors of United Security and Taft National monitor the concentrations of loans secured by real estate, which are within pre-approved limits. However, declines in real estate values could significantly reduce the value of the real estate collateral securing United Security's and Taft National's loans, increasing the likelihood of defaults. Moreover, if the value of real estate collateral declines to a level that is not enough to provide adequate security for the underlying loans, United Security and Taft National will need to make additional loan loss provisions which, in turn, will reduce their profits. Also, if a borrower defaults on a real estate secured loan, United Security and Taft National may be forced to foreclose on the property and carry it as a nonearning asset which, in turn, may reduce net interest income. For additional information, please read the sections entitled "Description of United Security—Management's Discussion and Analysis of Financial Condition and Results of Operations "and "Information About Taft National—Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Interest Rates and Other Conditions Impact Profitability

        United Security's and Taft National's profitability depends on the difference between the rates of interest they earn on their loans and investments, and the interest rates they pay on deposits and other borrowings. Like other financial institutions, United Security's and Taft National's net interest income is affected by general economic conditions and other uncontrollable factors, like the monetary policies of the FRB, which influence market interest rates. Accordingly, the ability to adjust the interest rates on investments, loans and deposit products in response to changes in market interest rates may be limited for a period of time. Consequently, United Security's and Taft National's inability to immediately respond to changes in market interest rates can have either a positive or negative effect on net interest income, capital, liquidity and financial condition. United Security and Taft National cannot assure you that any positive trends or developments that they have experienced will continue, or that they will not experience negative trends or developments in the future. Finally, in response to negative economic trends, the FRB has lowered interest rates 13 times since the beginning of 2001. The benchmark overnight federal funds rate (the rate banks charge each other for overnight borrowings) currently stands at 1.00%, one of the lowest levels in four decades. Declines in this key rate affect other rates which United Security and Taft National charge their borrowers and pay depositors, impacting United Security's and Taft National's net interest margins. Due to the mix and composition of United Security's and Taft National's assets and liabilities, changing interest rates may adversely impact their net interest incomes and margins. For additional information, please read the section entitled "Supervision and Regulation—United Security Bank and Taft National—Impact of Monetary Policies."

  United Security Is Limited in its Ability to Pay Cash Dividends

        While United Security and United Security Bank have paid quarterly cash dividends for the last five years, United Security depends on dividends from United Security Bank, and if the merger is closed, from the profit contribution of Taft National to United Security Bank, in order to pay cash dividends to its shareholders. Moreover, the amount and timing of any dividends is at the discretion of United Security's board of directors. Please refer to the section entitled "Description of United Security—Description of Capital Stock" for additional information. Also, please read the sections entitled "Supervision and Regulation—United Security—Bank Holding Company Liquidity" and "—Limitations on Dividend Payments" for additional information.

  United Security's Future Growth May Be Limited If it Is Not Able to Raise Additional Capital

        Banks and bank holding companies are required to conform to regulatory capital adequacy guidelines and maintain their capital at specified percentages of their assets. These guidelines may limit United Security's ability to grow and could result in banking regulators requiring increased capital levels or reduced loan and other earning asset levels. Therefore, in order to continue to increase its earning assets and net income, United Security may, from time to time, need to raise additional capital. United Security cannot assure you that additional sources of capital will be available or, if they are, that the additional capital will be available on economically reasonable terms. Currently, United Security is "well capitalized" and has no plans to raise additional capital to facilitate the merger with Taft National or for any other purpose. For additional information, please read the sections entitled "Supervision and Regulation—United Security Bank and Taft National—Risk-Based Capital Guidelines" and "Description of United Security—Trust Preferred Securities Offerings."

  United Security Has a Continuing Need to Adapt to Technological Changes

        The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. The effective use of technology allows a bank to:

  •
  better serve its customers;

  •
  increase operating efficiencies through reduced operating costs;

  •
  provide a wider range of products and services to their customers; and

  •
  attract new customers.

        Future success of United Security and Taft National partially depends upon their ability to successfully use technology in providing products and services that will satisfy customers' demands for convenience, as well as to create additional operating efficiencies. Larger competitors already have existing technological infrastructures and substantially greater resources to invest in technological improvements. Neither United Security nor Taft National can assure you that it will be able to effectively implement new technology-driven products and services as they develop, or be successful in marketing those products and services to their current and prospective customers.

  United Security and Taft National Compete Against Larger Banks and Other Institutions

        United Security and Taft National compete for loans and deposits with other banks, savings and thrift associations and credit unions located in their service areas, as well as with other financial services organizations such as brokerage firms, insurance companies and money market mutual funds. These competitors aggressively solicit customers within their market area by advertising through direct mail, the electronic media and other means. Many of their competitors have been in business longer, have established customer bases and are substantially larger. These competing financial institutions offer services, including international banking services, that United Security and Taft National can only offer through correspondents, if at all. Additionally, their larger competitors have greater capital resources and, consequently, higher lending limits. Finally, some of their competitors are not subject to the same degree of regulation. For additional information, please read the sections entitled "Description of United Security—Business—Competition" and "Information About Taft National—Banking Services—Competition."

  Current Banking Laws and Regulations Affect Activities

        United Security and Taft National are subject to extensive regulation. Supervision, regulation and examination of banks and bank holding companies by regulatory agencies are intended primarily to protect depositors rather than stockholders. These regulatory agencies examine bank holding companies and commercial banks, establish capital and other financial requirements and approve acquisitions or other changes of control of financial institutions. United Security's and Taft National's ability to establish new facilities or make acquisitions requires approvals from applicable regulatory bodies. Changes in legislation and regulations will continue to have a significant impact on the banking industry. Although some of the legislative and regulatory changes may benefit United Security and Taft National, others may increase their costs of doing business and assist their nonbank competitors who are not subject to similar regulation. For additional information, please read the section entitled "Supervision and Regulation."

  Taft National Regulatory Agreement

        Taft National has been the subject of enforcement proceedings by bank regulators. Specifically, on March 21, 2001, Taft National entered into a formal written agreement with the Office of the Comptroller of the Currency. The agreement generally prohibits certain operations or practices deemed objectionable by the OCC and required Taft National to take several affirmative actions. Taft National understands that the OCC believes that Taft National has not sufficiently reduced criticized assets and has not improved the quality of Taft National's loan portfolio as required in the regulatory agreement. In particular, as part of Taft National's efforts to reduce criticized assets and improve the loan portfolio quality, the OCC has required Taft National to hire an additional senior lending officer. Taft National has been unable to locate and hire a qualified lending officer despite earnest efforts to do so. Taft National also continues to strive to improve the overall loan portfolio quality. Except for those two instances on which it is continuing to work, Taft National believes it is in compliance with the regulatory agreement. However, the ultimate determination of compliance is made by the OCC, and until such time as Taft National is released from the formal agreement, it may be subject to further enforcement proceedings by the OCC. For additional information, please read the section entitled "Information About Taft National—Taft National Regulatory Agreement."

A Warning about Forward Looking Statements

        Certain statements contained in this proxy statement-prospectus or in documents incorporated by reference, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," and words of similar import, constitute " forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements, including among others those found in "Questions and Answers About the Merger," "Summary," and "The Merger" involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the combined companies to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

        In particular, we have made statements in this document regarding expected cost savings to result from the merger, the anticipated accretive effect to earnings of the combined enterprise, an improved ability to compete with larger competitors, restructuring charges expected to be incurred in connection with the merger, and the operation of the combined companies. With respect to estimated cost savings, we have made assumptions about the anticipated overlap between the costs of the two banks for data processing and other operations, the amount of general and administrative expenses, the costs of converting Taft National's data processing to United Security Bank's systems, the size of anticipated reductions in fixed labor costs, the effort involved in aligning accounting policies and the transactional costs of the merger. The realization of the anticipated cost savings is subject to the risk of possible inaccuracy of the foregoing assumptions.

        In addition to the risks discussed in "Risk Factors," the following factors may also affect the accuracy of forward looking statements in this proxy statement-prospectus:

  •
  demographic changes;

  •
  changes in business strategy or development plans;

  •
  the availability of capital to fund the expansion of the combined business; and

  •
  other factors referenced in this proxy statement-prospectus or the documents incorporated by reference.

        Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. United Security and Taft National disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in this proxy statement-prospectus to reflect future events or developments.

Markets; Market Prices And Dividends

Taft National Common Stock

        The common stock of Taft National is not listed on any national stock exchange, but is listed on the Over-the-Counter (OTC) Bulletin Board under the symbol of "TFNB.PK." As of March 1, 2004, there were approximately 198 shareholders. The management of Taft National is not aware of any dealers that make a market for Taft National common stock.

        There is and has been very little trading in Taft National common stock. On December 10, 2003, the last trading day prior to the announcement of the merger, the bid price of Taft National common stock was $10.80. There have been no trades in the common shares of Taft National since November 25, 2003, at which time 1,562 shares traded at $10.00 per share. Since 2001, all trades in Taft National common stock have been at $10.00 per share. No cash or stock dividends have been declared since 1998.

United Security Common Stock

        The following chart summarizes the approximate high and low bid prices and dividends declared per share for United Security. United Security common stock has been quoted on the Nasdaq-NMS and traded under the symbol "UBFO" since June 5, 2001. Before that date, United Security common stock was traded on the over-the-counter marker under the symbol "UBFO.OB." The information in the following table is based upon information provided by the National Association of Securities Dealers for prices on the Nasdaq-NMS. Bid quotations reflect inter-dealer prices, without adjustments for mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.

	United Security Common Stock
	High Bid		Low Bid
2002
First Quarter		$17.50		$16.13
Second Quarter		$18.25		$16.60
Third Quarter		$18.00		$15.00
Fourth Quarter		$19.74		$15.50
2003
First Quarter		$21.73		$16.29
Second Quarter		$27.64		$18.53
Third Quarter		$26.59		$19.00
Fourth Quarter		$27.69		$24.17
2004
First Quarter through , 2004	$		$

        The following table sets forth the closing price per share of United Security common stock on the Nasdaq-NMS as of December 10, 2003, the last trading day before the date on which United Security and Taft National announced the execution of the merger agreement, and as of            , 2004, the last practicable date prior to the date of this proxy statement-prospectus.

Market Price Per Share as of	United Security Common Stock
December 10, 2003		$26.74
, 2004	$

        You should obtain current market quotations for United Security common stock. The market price of United Security common stock will probably fluctuate between the date of this proxy statement- prospectus, the date on which the merger is completed and after the merger. Because the market price of United Security common stock is subject to fluctuation, the number of shares of United Security common stock that you may receive in the merger may increase or decrease.

Selected Financial Data

        United Security and Taft National are providing the following information to aid you in your analysis of the financial aspects of the merger. The following charts show financial results actually achieved by United Security and Taft National.

United Security

        United Security derived its annual historical financial data for 2003 and 2002 from the audited consolidated financial statements included at the end of this proxy statement-prospectus. In the opinion of United Security's management, all adjustments, consisting solely of recurring adjustments, necessary to fairly present the data at those dates and for those periods have been made.

Taft National

        Taft National derived its annual historical financial data for 2003 and 2002 from its audited financial statements included at the end of this proxy statement-prospectus. In the opinion of Taft National's management, all adjustments, consisting solely of recurring adjustments, necessary to fairly present the data at those dates and for those periods have been made.

Comparative Historical Financial
Data for United Security
(Unaudited)

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(in thousands, except per share data and ratios)
SUMMARY OF EARNINGS:
Net interest income	$19,667	$17,200	$16,652	$17,397	$13,995
Provision for credit losses	1,713	1,963	1,733	1,580	1,025
Noninterest income	6,271	5,368	4,277	2,538	2,781
Noninterest expense	11,855	10,860	9,818	8,648	7,898
Net Income	$7,706	$6,833	$6,193	$6,257	$4,923
FINANCIAL POSITION:
Total assets	$506,588	$519,316	$450,928	$356,832	$281,531
Total net loans and leases	338,716	343,042	331,163	256,802	195,233
Total deposits	440,444	423,987	368,651	271,862	238,863
Total shareholders' equity	45,036	40,561	36,059	33,749	28,316
PER SHARE DATA:
Net Income—Basic	$1.41	$1.27	$1.14	$1.16	$0.95
Net Income—Diluted	$1.40	$1.25	$1.11	$1.12	$0.89
Book value per share	$8.17	$7.50	$6.68	$6.23	$5.41
SELECTED FINANCIAL RATIOS:
Return on average assets	1.51%	1.37%	1.55%	1.95%	1.77%
Return on average shareholders' equity	17.80%	17.64%	17.25%	20.05%	18.31%
Average shareholders' equity to average assets	8.48%	7.76%	9.00%	9.71%	9.69%
Allowance for credit losses to total nonperforming loans	32.58%	36.00%	34.23%	134.27%	39.00%
Dividend payout ratio	40.07%	40.94%	40.09%	32.14%	31.50%

Comparative Historical Financial
Data for Taft National
(Unaudited)

	Year Ended December 31,
	2003	2002	2001	2000	1999
Summary of Earnings:
Net Interest Income	$2,259	$2,457	$2,993	$3,497	$2,516
Provision for Loan Losses	331	155	878	1,515	92
Noninterest Income	1,000	883	668	549	432
Noninterest Expense	2,731	3,332	3,080	2,871	2,591

Net Income	$197	$(147)	$(297)	$(196)	$168

Financial Position:
Total Assets	$50,393	$52,926	$53,038	$56,119	$48,695
Total Net Loans and Leases from Loans, net of Deferred Fees	27,449	31,140	31,842	39,744	32,893
Total Deposits	45,774	48,379	48,367	51,702	44,192
Total Shareholders' Equity	3,556	3,442	3,562	3,859	4,055
Per Share Data:
Net Income—Basic	$0.74	$(0.55)	$(1.11)	$(0.73)	$0.63
Net Income—Diluted	$0.74	$(0.55)	$(1.11)	$(0.73)	$0.63
Book Value	$13.29	$12.87	$13.32	$14.43	$15.16
Selected Financial Ratios:
Return on Average Assets	0.37%	(0.28)%	(0.53)%	(0.36)%	0.32%
Return on Average Equity	5.67%	(4.20)%	(7.84)%	(4.50)%	4.20%
Shareholder's Equity to Assets	7.06%	6.50%	6.72%	6.88%	8.33%
Allowance for credit losses to nonperforming loans	122.61%	159.29%	2,217.14%	196.41%	2,133.33%

The Taft National Meeting

General

        Taft National will hold a special shareholders' meeting on                        , 2004 at 4:00 p.m., local time, at Chicken of Oz, 1107 Kern Street, Suite #3, Taft, California 93268. At the special shareholders' meeting you will be asked to consider and vote on the approval of the merger agreement, and any other matters that may properly come before the meeting.

Record Date; Stock Entitled to Vote; Quorum

        Only holders of record of Taft National common stock at the close of business on            , 2004, the record date for Taft National's special shareholders' meeting, are entitled to receive notice of and to vote at the special shareholders' meeting. On the record date, Taft National had 267,481 shares of its common stock issued, outstanding and eligible to vote at the special shareholders' meeting. A majority of the shares of Taft National common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the special shareholders' meeting in order for a quorum to be present for purposes of transacting business. In the event that a quorum is not present, it is expected that the special shareholders' meeting will be adjourned or postponed to solicit additional proxies.

Number of Votes

        Each holder of Taft National common stock will be entitled to one vote, in person or by proxy, for each share of Taft National common stock held on the record date on approval of the merger agreement.

Votes Required

        Approval of the merger agreement and the merger requires the affirmative vote of at least two-thirds of the shares of Taft National common stock outstanding on the record date. As of the record date, Taft National's directors and executive officers owned 79,887 shares, representing approximately 29.9%, of Taft National's issued and outstanding shares of common stock entitled to vote.

Voting of Proxies

  Submitting Proxies

        Taft National shareholders may vote their shares in person by attending the special shareholders' meeting or they may vote their shares by proxy. In order to vote by proxy, Taft National shareholders must complete the enclosed proxy card, sign and date it and mail it in the enclosed postage pre-paid envelope.

        If a written proxy card is signed by a shareholder and returned without instructions, the shares represented by the proxy will be voted "FOR" approval of the merger. Taft National shareholders whose shares are held in "street name" (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the Taft National special shareholders' meeting. It is important that you follow the directions provided by your broker regarding instructions on how to vote your shares. Your failure to instruct your broker on how to vote your shares will have the same effect as voting against the proposal to approve the merger agreement and the merger.

  Revoking Proxies

        Taft National shareholders of record may revoke their proxies at any time before the time their proxies are voted at the Taft National special shareholders' meeting. Proxies may be revoked by written notice, including by telegram or telecopy, to the Corporate Secretary of Taft National, by a later-dated proxy signed and returned by mail or by attending the special shareholders' meeting and voting in person. Attendance at the special shareholders' meeting will not, in and of itself, constitute a revocation of a proxy. Instead, Taft National shareholders who wish to revoke their proxies must inform Taft National's Corporate Secretary at the special shareholders' meeting, prior to the vote, that he or she wants to revoke his or her proxy and vote in person. Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at Taft National's special shareholders' meeting as follows:

  Taft National Bank
  523 Cascade Place
  Taft, California 93268
  Attention: Bob Hampton
  Corporate Secretary

  Abstentions and Broker Nonvotes

        The presence, in person or by properly executed proxy, of the holders of a majority of Taft National's outstanding shares entitled to vote is necessary to constitute a quorum at the special shareholders' meeting. Abstentions and broker nonvotes will be counted in determining whether a quorum is present. Under the applicable rules of the National Association of Securities Dealers, Inc., brokers or members who hold shares in street name for customers who are the beneficial owners of Taft National common stock are prohibited from giving a proxy to vote those shares regarding approval of the merger and the merger agreement, in the absence of specific instructions from beneficial owners. We refer to these as "broker nonvotes." Abstentions and broker nonvotes will not be counted as a vote "FOR" or "AGAINST" the merger agreement and merger at the Taft National special shareholders' meeting. However, abstentions and broker nonvotes will have the same effect as a vote "AGAINST" the merger agreement and merger.

  Other Matters

        In addition to voting for approval of the merger, any other matters that are properly presented at the special shareholders' meeting will be acted upon. Taft National's management does not presently know of any other matters to be presented at the Taft National special shareholders' meeting other than those set forth in this proxy statement-prospectus. If other matters come before the special shareholders' meeting, the persons named in the accompanying proxy intend to vote according to the recommendations of Taft National's Board of Directors.

  Solicitation of Proxies

        Taft National's Board of Directors is soliciting the proxies for the Taft National special shareholders' meeting. Taft National will pay for the cost of solicitation of proxies. In addition to solicitation by mail, Taft National's directors, officers and employees may also solicit proxies from shareholders by telephone, facsimile, telegram or in person. If Taft National's management deems it advisable, the services of individuals or companies that are not regularly employed by Taft National may be used in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Taft National will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

        Taft National shareholders who submit proxy cards should not send in any stock certificates with their proxy cards. Instructions for the surrender of stock certificates representing shares of Taft National common stock will be mailed by Wells Fargo Shareowner Services, United Security's exchange agent, to former Taft National shareholders shortly after the merger is completed. Please read the section entitled "The Merger—The Merger Agreement—Exchange of Stock Certificates" for additional information.

The Merger

        This section of the proxy statement-prospectus describes certain aspects of the proposed merger. Because this is a summary, it does not contain all the information that may be important to you. You should read this entire proxy statement-prospectus, including the appendices. A copy of the merger agreement is attached as Appendix A to this proxy statement-prospectus. The following discussion, and the discussion under the subsection entitled "The Merger Agreement," describes important aspects of the merger and the material terms of the merger agreement. These descriptions are qualified by reference to Appendix A.

Background and Reasons for the Merger; Recommendation of the Board of Directors

        Taft National, based in Taft, California, has conducted general banking operations to serve individuals and small to medium-sized businesses since January 3, 1983 in Taft and, since May 11, 1998 with a branch in Bakersfield. Both of these offices are located in Kern County. In serving individuals and small businesses, Taft National has focused on a community-based approach to banking.

        During the past several years the board of directors of Taft National has been concerned about the rapid changes occurring in the banking industry in California and Kern County including the trend of consolidation in the banking industry, further expected consolidation and increased competition in Kern County particularly by local and regional banks. In order to compete in a way that more banking customers are now expecting, Taft National faced the prospect of having to expend considerable capital and human resources to develop and maintain technological assets such as computer networks, online transaction processing, internet-enabled accounts and other features of modern banking that would require the raising of additional capital and the prospect of significant on-going expense.

        In terms of capital and assets, Taft National is one of the smallest banks in California. Although the board of directors believed that Taft National could and would meet the challenges necessary to build a healthy, modern bank, there would be considerable risk and uncertainty. The board of directors realized that a combination with another bank might be a more effective and less costly way to achieve the necessary scale and/or expertise necessary to accomplish these challenges with fewer risks to Taft National's shareholders. The board and senior management determined that Taft National would and should be receptive to offers that would maximize shareholder value consistent with its fiduciary duties while at the same time continuing to improve on the safety, soundness and profitability of its existing banking franchise.

        Taft National had received a number of unsolicited expressions of interest from various banks and private individuals. The board of directors considered each of these and determined that none were in the best interests of Taft National's shareholders.

        In September, 2002, the board of directors of Taft National engaged the services of James H. Avery Company as its financial advisor in connection with potential merger or acquisition transactions. James H. Avery Company contacted numerous potential banks as prospective acquirors. Of these institutions, three expressed considerable interest including non-binding offers. Following a review of the expressions of interest by Taft National's legal counsel and financial advisor a term sheet was adopted by the board of directors. After the issuance of the term sheet by Taft National stating the minimum price and terms acceptable to its board of directors, one of these three potential acquirers, United Security, expressed interest at a proposed value to Taft National shareholders significantly above the other preliminary indications and significantly above the limited trading market for Taft National's shares and within the range in which shares of comparable banks had been acquired. United Security was also the largest of the three potential acquirers with the most stock liquidity.

        United Security's offer was $5,349,620 in shares of United Security common stock, which was to be reduced, dollar for dollar, by certain merger-related expenses incurred by Taft over $300,000, plus payment of the principal and all accrued interest on five $100,000 convertible subordinated debentures held by certain directors of Taft National. James H. Avery Company was asked to prepare a financial analysis of the offer, including comparable transactions, which analysis concluded that the initial offer was fair from a financial standpoint to Taft National shareholders. After further negotiation, United Security's offer was enhanced with a provision that the maximum value of United Security common stock to be used in determining the number of shares to be exchanged for Taft National's shares be set at $22.00 per share. Thus, while the minimum consideration to Taft's shareholders would be $5,349,620 regardless of the market value of United Security's common stock, there was to be no maximum consideration should the market value of United Security's common stock rise above $22.00 per share. On the date preceding the signing of the merger agreement, for example, the closing price of United Security's common stock was $26.74 indicating a consideration to Taft's shareholders of $6,502,220 assuming no adjustment for merger-related expenses incurred by Taft over $300,000. In addition to the consideration to be paid to Taft National shareholders, United Security's offer included the payment of all principal and accrued but unpaid interest of five convertible subordinated debentures of Taft National each in the face amount of $100,000 and each held by one of five Taft National directors. The five directors are Messrs. Beard, Colston, Hampton, Hollingsworth and Lloyd. The closing of the merger is contingent upon these five directors not converting the debentures into Taft National common stock. Upon the completion of the merger, the debentures will be entirely paid off and canceled.

        Additional negotiations related to the agreement and addressing personnel staffing, severance and other issues as well as due diligence investigations by United Security of Taft National and Taft National of United Security were conducted.

        On December 11, 2003, the Taft National board held a meeting to discuss and review, with its legal counsel, the draft merger agreement and the related documents. These documents included the shareholder and non-compete agreements of all of Taft National's directors. James H. Avery Company also delivered its written opinion, along with various documentation, that as of December 11, 2003, the consideration to be received by Taft National's shareholders is fair from a financial point of view.

        Against this background, upon consideration of the factors discussed above and elsewhere in this proxy statement-prospectus, and based upon the review and discussions by the Taft National board of the terms and conditions of the merger and the related documents and the opinion of James H. Avery Company as well as other relevant factors, the board reached the conclusion that the proposed merger was in the best interest of Taft National and it shareholders, and decided to enter into it. By unanimous vote, the board authorized and approved the merger and the execution of the merger agreement. The merger agreement was executed on December 11, 2003 and a joint press release was issued by the parties later that day.

        In reaching its conclusion, the Taft National board considered a number of important matters, including, among other things:

  •
  the increased liquidity to be provided to Taft National's shareholders by receiving shares of United Security's common stock in exchange for their shares of Taft National common stock because United Security common stock is reported on the Nasdaq, it has more outstanding shares and shareholders, and the shareholders of Taft National would have the benefit of a more active market for their shares after completion of the acquisition;

  •
  the prospects for dividend yields to Taft National shareholders based on United Security's past dividend history and future prospects;

  •
  the current and prospective economic conditions and prospects for the markets in which Taft National operates;

  •
  competitive pressures and increasing regulatory burdens and constraints in the financial services industry in general and the community banking industry in particular;

  •
  the review by Taft National's board, with its legal and financial advisor, of alternatives to the merger, the range of possible values to Taft National's shareholders obtainable through implementation of alternatives and the timing and likelihood of the same;

  •
  the strong commitment United Security has shown in the communities it currently serves, and the likelihood that it will continue this commitment in the communities now served by Taft National;

  •
  the enhancement of Taft National's competitiveness and its ability to serve its customers, depositors, creditors, other constituents and the communities in which it operates as a result of a business combination with an institution with greater resources, such as United Security;

  •
  the expanded products and services provided by United Security, including larger lending limits, which will significantly enhance the products available to Taft National's customers;

  •
  the availability as part of United Security to utilize the technology infrastructure needed to become competitive in the current financial services marketplace;

  •
  the improved ability to attract and retain top employees by offering greater challenges, opportunities and benefits;

  •
  the complimentary geographic distribution of United Security's offices in the San Joaquin Valley as compared with Taft National's existing banking offices;

  •
  information concerning the business, results of operation, asset quality and financial condition of Taft National and United Security on a stand-alone and combined basis, and the future growth prospects following the merger;

  •
  an assessment that, in the current economic environment, expansion through acquisition by another financial institution would be most economically advantageous to Taft National shareholders when compared to other alternatives such as de novo branch openings or branch acquisitions;

  •
  the terms and conditions of the merger agreement and related agreements, including the substantial premium over both book value and market value being offered and the earnings multiple of Taft National;

  •
  James H. Avery Company's analysis of the financial condition, results of operations, business prospects and stock price of Taft National and comparisons of Taft National to other banks and bank holding companies operating in its industry;

  •
  an analysis of the terms of other recent acquisitions in the banking industry, including the prices paid on other recent comparable combinations of banks and bank holding companies, compared to the price to be paid to the shareholders of Taft National;

  •
  the opinion of James H. Avery Company to the effect that, as of the date of the opinion, the merger agreement is fair, from a financial view, to the holders of Taft National common stock; and

  •
  the expectation that the acquisition will constitute a tax-free reorganization for federal income tax purposes.

        In addition to the advantages, discussed in the previous paragraph, of a merger with a larger financial institution, the board of directors and management of Taft National also discussed the various risks of combining with United Security, including:

  •
  the disadvantages of being part of a larger entity, including the potential for decreased customer service;

  •
  the risk that integration of Taft National and United Security will divert the combined entities management from other beneficial activities; and

  •
  the possible adverse effect on certain employees of Taft National.

        However, after weighing the advantages and disadvantages of a merger with United Security, the Taft National board of directors determined that the advantages clearly outweighed the disadvantages.

        The above discussion of the factors considered by the Taft National board of directors is not intended to be exhaustive. In view of the variety and nature of the factors considered by the Taft National board of directors, the Taft National board of directors did not find it practicable to assign relative weights to the specific factors considered in reaching its decision.

        For the reasons stated above, the board of directors of Taft National unanimously approved the merger agreement and related transactions, including the merger. The board of directors of Taft National believes that the merger is fair and in the best interests of Taft National and its shareholders. The board of directors of Taft National unanimously recommends that its shareholders vote "FOR" approval of the merger.

Structure of the Merger

        The merger agreement provides that Taft National will merge with and into United Security Bank, United Security's wholly-owned subsidiary. As a result of the merger, United Security Bank will be the surviving bank and will operate under the name "United Security Bank." Each share of Taft National common stock issued and outstanding (other than shares with respect to which dissenters' rights have been perfected) will be converted into the right to receive shares of United Security common stock. Each share of United Security common stock outstanding will remain outstanding after the merger. Please read the sections entitled "The Merger—Calculation of Consideration to be Paid to Taft National Shareholders" and "—Dissenters' Rights" for additional information.

Calculation of Consideration to be Paid to Taft National Shareholders

        The merger agreement provides that the number of shares of United Security common stock into which a share of Taft National common stock shall be converted shall be equal to the amount determined by dividing the lesser of, (a) the daily average of the closing price of a share of United Security common stock during the 20 consecutive trading days ending at the end of the third trading day immediately preceding the closing of the merger, or (b) $22.00, into $5,349,620 (subject to a dollar for dollar adjustment in the event Taft National's expenses in the merger exceed $300,000 in the aggregate) with the resulting quotient then divided by 267,481 (the number of shares of Taft National common stock outstanding as of the date of the merger agreement). United Security shall pay the merger consideration primarily in shares of United Security common stock, with a minimum number of shares equal to 243,164, subject to reduction in the event Taft National's merger related expenses exceed $300,000 in the aggregate.

        On a per share basis, each share of Taft National common stock will be entitled to receive the aggregate merger consideration described above, in shares of United Security common stock. In addition, cash will be paid to Taft National shareholders in lieu of any fractional shares of United Security common stock they would otherwise be entitled to receive.

        The following table provides an illustration, at various assumed United Security average stock prices, of the number of shares of United Security common stock to be issued, the aggregate value of merger consideration to be received by Taft National shareholders, and the Taft National per share consideration. Please note that the following table is only an illustration. The Taft National per share merger consideration was computed based upon 267,481 shares of common stock issued and outstanding on December 11, 2003, and assumes, as has been agreed in the merger agreement, that the five $100,000 convertible subordinated notes which are convertible into shares of Taft National common stock under certain circumstances are not converted.

Assumed Average United Security Stock Prices	Number of United Security Shares to be Received for each Taft National Share	Aggregate Value of Merger Consideration	Value of Taft National per Share Merger Consideration
$19.00	1.05263158	$5,349,620	$20.00
$20.00	1.00000000	$5,349,620	$20.00
$21.00	0.95238095	$5,349,620	$20.00
$22.00	0.90909091	$5,349,620	$20.00
$23.00	0.90909091	$5,592,785	$20.91
$24.00	0.90909091	$5,835,949	$21.82
$25.00	0.90909091	$6,079,114	$22.73
$26.00	0.90909091	$6,322,278	$23.64
$27.00	0.90909091	$6,565,443	$24.55
$28.00	0.90909091	$6,808,607	$25.45
$29.00	0.90909091	$7,051,772	$26.36

        As the table above illustrates, as the average United Security stock price increases beyond $22.00 per share, the aggregate value of the merger consideration also increases.

  Fractional Shares

        It is very likely that most of Taft National's shareholders will be entitled to receive a fractional interest of a share of United Security common stock in addition to a whole number of shares of United Security common stock. The merger agreement provides that, in lieu of receiving a fractional share, Taft National's shareholders entitled to a fractional share will receive cash equal to the value of the fractional interest.

Certain Federal Income Tax Consequences

  General

        The following discussion addresses the material federal income tax considerations of the merger that are generally applicable to Taft National shareholders. The entirety of the following discussion is based on the tax opinion of Vavrinek, Trine, Day & Co., LLP. It does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger, such as the exercise of options to purchase Taft National common stock in anticipation of the merger. Also, the following discussion does not deal with all federal income tax considerations that may be relevant to certain Taft National shareholders in light of their particular circumstances, such as shareholders who:

  •
  are dealers in securities;

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  are insurance companies, or tax-exempt organizations;

  •
  are subject to alternative minimum tax;

  •
  hold their shares as part of a hedge, straddle, or other risk reduction transaction;

  •
  are foreign persons;

  •
  dissent from the merger; or

  •
  acquired their Taft National common stock through the exercise of stock options or otherwise as compensation.

        You are urged to consult your own tax advisors regarding the tax consequences of the merger to you based on your own circumstances, including the applicable federal, state, local, and foreign tax consequences.

        The following discussion is based on the Internal Revenue Code of 1986, as amended, referred to as the Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, as of the date of this proxy statement-prospectus, all of which are subject to change. Any such change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to United Security, Taft National and Taft National shareholders.

  Tax Opinion of Vavrinek, Trine, Day & Co., LLP

        Neither United Security nor Taft National has requested nor will request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger. Instead, as a condition to the closing of the merger, Vavrinek, Trine, Day & Co., LLP, independent accountants to Taft National, has rendered its opinion to United Security and Taft National to the effect that:

  •
  the merger constitutes a "reorganization" within the meaning of Code Section 368(a)(1)(A) by reason of the application of Code Section 368(a)(2)(D);

  •
  United Security, United Security Bank and Taft National are each a "party" to a reorganization within the meaning of Code Section 368(b);

  •
  neither United Security, United Security Bank nor Taft National will recognize federal taxable gain or loss as a result of the merger;

  •
  the federal income tax basis and holding periods of the assets exchanged between the parties to the merger will be the same as the federal income tax basis and holding periods of those assets prior to the merger;

  •
  to the extent that Taft National shareholders do not dissent in the merger and solely receive shares of United Security common stock: (i) no gain or loss will be recognized on the exchange; (ii) the federal income tax basis of the shares of United Security common stock received by former holders of Taft National common stock will equal the federal income tax basis of such stockholders' shares of Taft National common stock (reduced by any amount allocable to fractional share interests for which cash is received) exchanged; and (iii) the holding period for the shares of United Security common stock received will include the holding period for the shares of Taft National common stock exchanged, provided that the Taft National common stock exchanged was held as a "capital asset" as such term is defined in Code Section 1221; and

  •
  to the extent that cash is received by holders of Taft National common stock in lieu of fractional share interests in United Security common stock, the cash will be treated as being received by the holders of Taft National common stock as a distribution in redemption of such stockholders' fractional share interests, subject to the provisions and limitations of the Code Section 302.

        The tax opinion is based upon the assumption that the merger will take place in the manner described in the merger agreement and will also assume the truth and accuracy of certain factual representations that have been made by United Security and Taft National and which are customarily given in transactions of this nature.

  Consequences to Taft National Shareholders

        Based on the assumption that the merger will constitute a tax-free reorganization, and subject to the limitations and qualifications referred to in this discussion, the following federal income tax consequences will result from the merger. When you exchange your shares of Taft National common stock solely for United Security common stock (and cash in lieu of a fractional share), you should not recognize any gain or loss, except with respect to the fractional share. If you receive cash in lieu of a fractional share of United Security common stock, you will generally recognize gain or loss in an amount equal to the difference between (1) the amount of cash received in lieu of a fractional share and (2) your basis allocated to the fractional share. The holding period of the United Security common stock you receive in the merger will include the period for which you held your Taft National common stock, provided that you held your Taft National common stock as a capital asset at the time of the merger.

  Withholding

        Payments in respect of Taft National common stock or a fractional share of United Security common stock may be subject to the information reporting requirements of the Internal Revenue Service and to a 30% backup withholding tax. Backup withholding will not apply to a payment made to you if you complete and sign the substitute Form W-9 that will be included as part of the transmittal letter and notice from United Security's exchange agent, or you otherwise prove to United Security and its exchange agent that you are exempt from backup withholding.

  Reporting and Record Keeping

        When you exchange shares of Taft National common stock in the merger for United Security common stock, you are required to retain records of the transaction, and to attach to your federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the nonrecognition of gain or loss upon the exchange. At a minimum, the statement must include:

  •
  your tax basis in the Taft National common stock surrendered; and

  •
  the amount of cash (if any) and the fair market value, as of the effective date of the merger, of the United Security common stock received in exchange.

  Federal Income Tax Treatment of Dissenters

        If you effectively dissent from the merger and receive cash for your shares, you will recognize a gain (or loss) for federal income tax purposes equal to the amount by which the cash received for those shares exceeds (or is less than) your federal income tax basis for the shares. The amount of that gain (or loss), if any, will be treated as ordinary income (or loss) or long-term or short-term capital gain (or loss) depending on:

  •
  the length of time you held the shares;

  •
  whether you held the shares as a capital asset; and

  •
  whether you actually own United Security common stock or are deemed to own shares of Taft National common stock or United Security common stock under the constructive ownership rules.

        In certain circumstances, you can be deemed for tax purposes to own shares that are actually owned by a nondissenter who is related to you, or to own shares of United Security common stock, with the possible result that the cash received upon the exercise of your rights could be treated as a dividend received in a corporate distribution rather than as an amount received in a sale or exchange of Taft National common stock.

  Warning Regarding Federal Income Tax Opinions

        The opinion of Vavrinek, Trine, Day & Co., LLP is not binding on the Internal Revenue Service or the courts. If the Internal Revenue Service were to successfully assert that the merger is not a reorganization within the meaning of Section 368(a) of the Code, then you would be required to recognize gain or loss equal to the difference between:

  •
  the fair market of all United Security common stock and cash received in the exchange; and

  •
  your federal income tax basis in the Taft National common stock surrendered.

        In such an event, your total initial tax basis in the United Security common stock received would be equal to its fair market value, and your holding period for the United Security common stock would begin the day after the merger. The gain or loss would be a long-term capital gain or loss if your holding period for the Taft National common stock was more than one year and the Taft National common stock was a capital asset in your hands.

        The preceding discussion does not purport to be a complete analysis of all potential tax consequences of the merger that may be relevant to a particular Taft National shareholder. You are urged to consult with your own tax advisor regarding the specific tax consequences to you of the merger, including the applicability and effect of foreign, state, local, and other tax laws.

Regulatory Approvals

  Federal Reserve Board

        Because the survivor of the merger will be a state-chartered member bank, the merger is subject to approval of an application by United Security Bank to the FRB. In reviewing the application, the FRB takes into consideration, among other things, competition, the financial and managerial resources and future prospects of the companies, and the convenience and needs of the communities to be served. Federal law prohibits the FRB from approving the merger if the merger would result in undue concentration of resources or decreased or unfair competition, unless the anti-competitive effects of the merger are clearly outweighed by the benefits to the public.

        The FRB has the authority to deny United Security Bank's application if the FRB concludes that the combined organization would have an inadequate capital structure, taking into account, among other factors, the nature of the business and operations and plans for expansion. Furthermore, the FRB must also evaluate the records of United Security Bank in meeting the credit needs of its community, including low- and moderate-income neighborhoods, consistent with safe and sound operation. United Security Bank has an "Outstanding" Community Reinvestment Act evaluations.

        United Security Bank submitted its application for FRB approval of the merger on December 16, 2003, and on February 19, 2004, the FRB approved its application.

  California Department of Financial Institutions

        Because the survivor of the merger will be a California-chartered bank, the approval of the DFI is also required. In determining whether to approve the merger, the DFI evaluates the application to determine, among other things, that:

  •
  the merger will not result in a monopoly;

  •
  the merger will not have the effect of substantially lessening competition;

  •
  the shareholders' equity of United Security will be adequate and will not jeopardize United Security Bank's financial condition;

  •
  the directors and executive officers of United Security Bank after the merger will be competent;

  •
  the merger will afford a reasonable promise of successful operation and that United Security Bank will be operated in a safe and sound manner, in compliance with all applicable laws; and

  •
  the merger will be fair, just and equitable.

        The application for DFI approval of the merger was submitted on December 20, 2003, and on January 30, 2003, the DFI approved the merger.

  Statutory Waiting Period

        Under federal banking laws, a 30-day waiting period must expire following the FRB's approval of the merger. Within that 30-day waiting period the Department of Justice may file objections to the merger under federal antitrust laws. The FRB may reduce the waiting period to 15 days with the concurrence of the Department of Justice. The Department of Justice could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger unless divestiture of an acceptable number of branches to a competitively suitable purchaser can be made. If the Department of Justice commences an action challenging the merger on antitrust grounds during either the 30-day or 15-day waiting periods, commencement of that action would stay the effectiveness of the regulatory approvals, unless a court of competent jurisdiction specifically orders otherwise.

        The merger cannot proceed in the absence of the regulatory approvals and the expiration of the statutory waiting period. United Security and Taft National are not aware of any reasons why regulatory approvals will not be received. United Security and Taft National have agreed to use their reasonable best efforts to obtain all necessary regulatory approvals. However, there can be no assurance that approvals will be obtained, nor can there be assurance as to the date of any approval. There also can be no assurance that any approvals will not contain unacceptable conditions or requirements.

Resale of United Security Common Stock

        The shares of United Security common stock that you receive as a result of the merger will be registered under the Securities Act of 1933, or the Securities Act. You may freely trade these shares of United Security common stock if you are not considered an "affiliate" of Taft National, as that term is defined in the federal securities laws. Generally, an "affiliate" of Taft National is any person or entity directly or indirectly controlling or who is controlled by Taft National. Taft National's affiliates generally include directors, certain executive officers and holders of 10% or more of Taft National's common stock.

        Taft National's affiliates may not sell their shares of United Security common stock acquired in the merger, unless those shares are registered under an effective registration statement under the Securities Act, or by complying with Securities Act Rule 145 or another applicable exemption from the registration requirements of the Securities Act. United Security may also place restrictive legends on certificates representing shares of United Security common stock issued to all persons considered "affiliates" of Taft National.

        Before United Security and Taft National complete the merger, the merger agreement requires each "affiliate" of Taft National to execute and deliver to United Security a letter acknowledging that such person or entity will not dispose of any United Security common stock in violation of the Securities Act or Securities Act Rule 145.

Certain Effects of the Merger

        The merger agreement requires Taft National to merge into United Security Bank, with United Security Bank as the surviving entity. After the merger, United Security Bank will continue to be United Security's wholly-owned subsidiary, and will continue to have its headquarters at 2151 West Shaw Avenue, Fresno, California 93710. United Security and United Security Bank will continue to operate with its present directors and executive officers.

        After the merger, there will be no more trading in Taft National's common stock. Each Taft National shareholder will receive instructions from United Security's exchange agent regarding exchanging Taft National stock certificates.

Interests of Certain Persons in the Merger

        Taft National's executive officers have interests in the merger in addition to their interests as Taft National shareholders. Taft National's Board of Directors was aware of these interests and considered them, among other matters, in approving the merger agreement. Under the merger agreement, United Security has agreed to enter into one year employment agreements with Dennis Tishma, Taft National's President and Chief Executive Officer, and Robert Morris, Taft National's Chief Credit Officer and Executive Vice President. The terms of both employment agreements provide that Messrs. Tishma and Morris will continue to receive their current salaries. Both agreements further provide that if Mr. Tishma or Mr. Morris is terminated by United Security without cause before the one year term of the agreement has expired, then United Security must pay Mr. Tishma or Mr. Morris, as the case may be, an amount of money equal to the salary that they would have earned had they not been terminated early.

        On December 18, 1991, Taft National entered into a Salary Continuation Agreement with its former President, Charles E. Smith. The Salary Continuation Agreement provides for the payment of $60,000 per year for fifteen (15) years beginning on the first month after Mr. Smith retires. Mr. Smith retired December 31, 2001, and Taft National thereafter began payments to Mr. Smith under the terms of the Salary Continuation Agreement. If Mr. Smith dies within fifteen (15) years after his retirement, Mr. Smith's designated beneficiary shall receive the balance of the payments. United Security Bank will assume Taft National's obligations under the Salary Continuation Agreement upon consummation of the merger.

        Taft National's bylaws provide Taft National's directors and officers with contractual rights to indemnification binding upon a successor. Please read the section entitled "Comparison of Shareholder Rights—Indemnification of Directors and Officers" for additional information.

        In settlement of a claim by Taft National against a former director, Taft National was assigned a twenty-five percent (25%) general partnership interest in a partnership that holds title to 523 Cascade Place, Taft, California, Taft National's current headquarters. The remaining seventy-five percent (75%) is owned by three of the directors of Taft National (25% each), Messrs. Beard, Hampton and Colston. The partnership has leased the 11,000 square foot building to Taft National on a long term triple net lease that began September 1, 1982, and will terminate on November 30, 2007. The current rent under the lease is $9,000 per month plus the landlord's cost of taxes, insurance and maintenance. Although the settlement agreement has been signed by all parties, the formal assignment document called for by the settlement agreement has not yet been signed by the former director. Upon consummation of the merger, United Security will succeed to Taft National's interest in the partnership.

        The discovery period for Taft National's policy of directors and officers liability insurance will be extended for up to 48 months with respect to all matters arising from facts or events which occurred before the effective time of the merger for which Taft National would have an obligation to indemnify its directors and officers. The cost of this extension shall not exceed $50,000 under the terms of the merger agreement; however, any premium cost in excess of $10,000 will be included in the $300,000 transaction cost ceiling for merger related expenses, above which the purchase price will be reduced dollar for dollar.

        Taft currently is indebted on five subordinated debentures each with a principal amount of $100,000, and are convertible at the option of the holder into common stock of Taft National. These notes were purchased by directors of Taft National to provide additional capital for it as required by the OCC. The directors who each hold one of the $100,000 subordinated debentures are

Messrs. Beard, Hampton, Colston, Hollingsworth, and Lloyd. Each debenture carries an interest rate of Western Edition Wall Street Journal Prime Rate plus 1%, with a term of 10 years ending on September 30, 2011, with principal payments beginning on December 31, 2006 and with an initial conversion price of $11.50. As consideration for the merger, the holders of the debentures have agreed not to convert those debentures into common stock of Taft National and United Security has agreed to pay all principal and accrued interest on the debentures on or before the effective time of the merger.

Dissenters' Rights of Taft National's Shareholders

        Dissenters' rights will be available to the Taft National shareholders in accordance with Section 214a(b) of Title 12 of the United States Code. The required procedure set forth in Section 214a(b) of the United States Code must be followed exactly or any dissenters' rights may be lost.

        The information set forth below is a general summary of dissenters' rights as they apply to Taft National shareholders and is qualified in its entirety by reference to Section 214a(b) of Title 12 of the United States Code which is attached to this proxy statement-prospectus as Appendix B.

  Fair Market Value of Shares

        If the merger is approved, Taft National shareholders who dissent from the merger by complying with the procedures set forth in Section 214a(b) of Title 12 of the United States Code will be entitled to receive an amount equal to the fair market value of their shares as of                        , 2004, the date of the shareholders' meeting.

  Voting Procedure

        In order to be entitled to exercise dissenters' rights, the shares of Taft National common stock which are outstanding and are entitled to be voted at the special shareholders' meeting must be voted "AGAINST" the merger by the holder of such shares, or the holder of such shares must give written notice to Taft National at or prior to the special meeting of shareholders that such shareholder dissents from the merger agreement. Thus, any Taft National shareholder who wishes to dissent and executes and returns a proxy in the accompanying form or votes at the special shareholders' meeting must vote "AGAINST" the merger. If the shareholder does not return a proxy or provide written notice of dissent, or returns a proxy without voting instructions or with instructions to vote "FOR" or "ABSTAIN" with respect to the merger, or votes in person or by proxy at the special shareholders' meeting "FOR" the merger, his or her shares will be counted as votes in favor of the merger and the shareholder will lose any dissenters' rights.

  Written Demand

        Furthermore, in order to preserve his or her dissenters' rights, a Taft National shareholder must make a written demand upon Taft National for the purchase of dissenting shares and payment to the shareholder of their fair market value, specifying the number of shares held of record by the shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of                        , 2004, the date of the special meeting of shareholders. The demand must be addressed to United Security Bank, 1525 East Shaw Avenue, Fresno, California 93710; Attention: Ken Donahue, Assistant Corporate Secretary, and the demand must be received by United Security Bank not later than 30 days after the date of completion of the merger. A vote "AGAINST" the merger does not constitute the written demand.

  Surrender of Certificates

        Within 30 days after the date of completion of the merger, the dissenting shareholder must surrender to United Security Bank, both the written demand and the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Taft National common stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

  Valuation of Shares and Payment

        The value of the shares of Taft National common stock will be determined by a committee of three persons, one to be selected by the majority vote of the dissenting shareholders entitled to received the value of their shares, one by the directors of United Security Bank and the third by the two so chosen. The valuation agreed upon by any two of the three appraisers shall be the value used for payment to the dissenters.

  Disagreement on Price and Comptroller Determination

        If the value decided by the appraisers is not satisfactory to a dissenting shareholder who has requested payment, such shareholder may within five days after being notified of the appraised value of his or her shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares. If within ninety days form the date of completion of the merger, for any reason one or more of the appraisers is not selected as provided above, or the appraisers fail to determine the value of the shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties.

  Withdrawal of Demand

        A dissenting shareholder may not withdraw his or her dissent or demand for payment unless Taft National consents to the withdrawal.

Opinion of Financial Advisor

        Taft National's Board of Directors retained James H. Avery Company, under the terms of an engagement letter dated September 24, 2002, to provide financial advisory services for the purposes of analyzing Taft National's strategic options including the rendering of a fairness opinion from a financial point of view to Taft National's shareholders in the event of a proposed merger. Taft National and James H. Avery Company provided this discussion of the review undertaken by James H. Avery Company.

        Taft National retained James H. Avery Company as investment analysts to determine the fairness, from a financial point of view, to the holders of shares of Taft National common stock of the consideration to be received by Taft National in the merger. Under the terms of the merger agreement, each holder of shares of Taft National common stock will receive from United Security, in exchange for his or her shares of Taft National common stock, shares of United Security common stock. The transaction is based on a minimum aggregate consideration of $5,349,620 less certain specified costs of the transaction incurred by Taft National in excess of $300,000. The share value for Taft National is to be exchanged based on the determined market value per share of United Security common stock for each share of Taft National common stock based on the average closing price of United Security during the 20 consecutive days of trading ending on the third trading day immediately preceding the date of closing of the merger with a maximum valuation of United Security common stock at $22.00 per share. Based on the analyses discussed below, James H. Avery Company determined that United Security's offer was fair to the Taft National shareholders from a financial standpoint.

        James H. Avery Company has acted for Taft National and for the board of directors of Taft National as financial advisor in this transaction and will receive a fee for its services, including rendering this opinion, equal to 2.00% of the aggregate consideration paid up to a maximum of $125,000.00 should the aggregate consideration paid equal $5,000,000.01 to $7,000,000.00. This fee shall be 2.50% of the aggregate consideration paid up to a maximum of $200,000.00 should the aggregate consideration paid exceed $7,000,000.00. It is expected that the total fee to be paid to James H. Avery Company will be $125,000. To date, $33,000 has been paid to James H. Avery Company and the balance of the fee is contingent upon the consummation of the merger. James H. Avery Company has not previously provided financial advisory services to Taft National. James H. Avery Company is not a market maker in shares of Taft National common stock nor do its principals or employees own, directly or indirectly, any shares of Taft National common stock. Taft National's board of directors selected James H. Avery Company to act as its financial advisor on the basis of James H. Avery Company's expertise and experience in the banking industry since 1968. James H. Avery Company is an independent financial advisor to the banking industry in California specializing in capital planning, mergers and acquisitions, the valuation of banks and their securities as well as additional related activities.

        No limitations were imposed by Taft National on James H. Avery Company in the investigations made or procedures followed in rendering its opinion. James H. Avery Company issued the Taft National fairness opinion on the consideration to be received by the shareholders of Taft National in the merger agreement as fair, from a financial point of view, to the holders of the shares of Taft National common stock on December 11, 2003.

        In arriving at the Taft National fairness opinion, James H. Avery Company has reviewed and analyzed, among other things, the following:

  •
  the merger agreement;

  •
  certain publicly available financial and other data with respect to Taft National, United Security and United Security Bank including the consolidated financial statements for recent years and interim periods to September 30, 2003;

  •
  certain other publicly available information concerning Taft National and United Security and internal information concerning Taft National;

  •
  publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature, terms and circumstances of certain other merger transactions James H. Avery Company believed to be relevant, in whole or in part, to its inquiry; and

  •
  evaluations and analysis prepared and presented to the board of directors of Taft National.

        James H. Avery Company has held discussions with senior management of Taft National concerning Taft National's past and current operations, financial condition and prospects, as well as the results of regulatory examinations. James H. Avery Company has reviewed with senior management of Taft National various operating projections for Taft National as a stand-alone entity, assuming the merger does not occur. Certain pro forma shareholder value comparative projections were derived by James H. Avery Company for United Security and for Taft National as a stand-alone entity based on historical data.

        In conducting the review and in arriving at the Taft National fairness opinion, James H. Avery Company relied upon and assumed the accuracy and completeness of the financial and other information provided to James H. Avery Company or was publicly available. James H. Avery Company has not assumed any responsibility for independent verification of this information. James H. Avery Company has relied upon the management of Taft National for various operating projections and assumed that such projections reflect the best currently available estimates and judgments of Taft National management. James H. Avery Company has also assumed, without assuming any responsibility for the independent verification of same, that the allowances for loan losses of United Security is adequate to cover its loan losses. James H. Avery Company has also assumed, without assuming any responsibility for the independent verification of same, that there are no active, pending or anticipated legal actions; no under or over market leases or owned fixed asset valuations; or any other under or over-evaluated assets or liabilities for either Taft National or United Security that would significantly change the financial condition for either company.

        James H. Avery Company has not made or obtained any evaluations or appraisals of the property of Taft National or United Security, nor has James H. Avery Company examined any individual loan credit files. For purposes of its opinion, James H. Avery Company has assumed that the merger will have the tax, accounting and legal effects described in the merger agreement and has assumed the accuracy of the disclosures in the merger agreement. The Taft National fairness opinion is limited to the fairness, from a financial point of view, to the holders of shares of Taft National common stock of the aggregate minimum consideration as described in the merger agreement and does not address Taft National's underlying decision to proceed with the merger.

        James H. Avery Company has considered the financial and other factors, as it has deemed appropriate under the circumstances, including among others the following:

  •
  the historical and current financial positions and results of operations of Taft National and United Security, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, noninterest income, noninterest expense, earnings, dividends, internal capital generation, book value, return on assets, return on shareholder's equity, capitalization, intangible assets, the amount and type of nonperforming assets, loan losses, all as set forth in the financial statements of Taft National and United Security;

  •
  the assets and liabilities of Taft National and United Security, including loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity, and

  •
  the nature, terms and conditions regarding other merger transactions involving banks and bank holding companies.

        James H. Avery Company has also taken into account its assessment of economic, market and financial conditions generally and specifically to the markets in which Taft National and United Security operate, as well as its experience in other transactions, in bank securities valuation and its knowledge of the banking industry generally. The Taft National fairness opinion is necessarily based only upon conditions as they exist and can be evaluated on the date of the opinion and the information made available to James H. Avery Company through the date of the opinion.

        James H. Avery Company performed financial analysis and peer-group comparisons with Taft National relating to overall performance and financial condition. James H. Avery Company analyzed other bank merger and acquisition transactions announced between December 5, 2002 and December 5, 2003 where the seller's assets were under $100 million. This asset size peer group was deemed comparable to the $52 million in assets reported by Taft National at September 30, 2003. In James H. Avery Company's opinion, the rural and agricultural nature of Taft National's market area and the lack of sufficient recent regional or California transactions in similar markets as Taft National's justified analysis of "peer group" banks nationwide. The transactions analyzed and defined in this section of this proxy statement-prospectus as the "peer group" were:

  1
  First Carolina State Bank by Capital Bancorp
  2
  Alliance Bank of Baton Rouge by IBERIABANK Corp
  3
  Midstate Bancorp by Shore Bancshares
  4
  FNB Bancshares by American Community Bancshares
  5
  BNW Bancorp by Pacific Financial Corp
  6
  Hawthorn Corp (Hawthorn Bank) by State Financial Services
  7
  PriVest Bank by America Bancshares
  8
  Abbeville Capital (Bank of Abbeville) by Community Capital Corp
  9
  South Texas Capital Group (Plaza Bank) by Sterling Bancshares
  10
  Auburn Community Bank by Western Sierra Bancorp
  11
  Village Bancorp by Wintrust Financial Corp
  12
  Community Bank of Grants Pass by Cascade Bancorp
  13
  North Oakland Community Bank by Community Central Bank
  14
  Ojai Valley Bank by Mid-State Bancshares
  15
  Hacienda Bank by Heritage Oaks Bancorp
  16
  Valley Bancorp by Marquette Financial
  17
  Kaweah National Bank by CVB Financial
  18
  Suburban Community Bank by Univest Corp
  19
  Random Lake Bancorp by Merchants and Manufacturers Bancorp
  20
  Pend Oreille Bancorp by Glacier Bancorp
  21
  Asiana Bank by Nara Bancorp
  22
  Southland Business Bank by Vineyard National Bancorp
  23
  DunC Bancshares by Blackhawk Bancorp
  24
  RVB Bancshares by Bank of the Ozarks
  25
  Centennial Bank by Crescent Financial Corp
  26
  Dalles Bancshares by Prosperity Bancshares
  27
  Abrams Centre National Bank by Prosperity Bancshares
  28
  Millennium Bank by Alabama National BanCorp.

Of the foregoing twenty-eight peer group banks, seven had a return on assets of less than 0.50% at the time the analysis was made.

        The analysis of these announced transactions included comparative financial data relating to income, return on assets, return on equity, equity to assets, loan loss reserves, purchase price announced as a multiple to book value, purchase price announced as a multiple of the last twelve months of net income, purchase price announced as a multiple of total assets and purchase price announced as a premium for "core deposits" over book value with "core deposits" defined as all domestic deposits less accounts of $100,000 or more. As discussed in this proxy statement-prospectus, Taft National's various financial ratios do not compare favorably with the peer group median ratios in the areas of loan loss reserves to non-current loans, return on equity and return on assets. Based on the peer group medians to Taft National's ratios in these comparisons, James H. Avery Company's analysis and judgment is that Taft National's value should be lower than the peer group median values.

        At September 30, 2003, Taft National's total equity was 6.65% of total assets. The range of peer group banks in terms of total equity to total assets was 6.33% to 14.85% with the median at 8.57%. The range of peer group banks with return on assets of under 0.50% in terms of total equity to total assets was 6.33% to 13.75% with the median at 9.17%. In this total equity to total assets comparison, the median of the peer group was 1.3 times Taft National's. The median for those banks with less than a 50% return on assets was 1.4 times Taft National's.

        At September 30, 2003, Taft National's loan loss reserves represented 160% of non-current loans. The range of peer group banks as to loan loss reserves to non-current loans was 35% to 5,045% with five banks having no non-current loans and with the median at 231%. The range of peer group banks with return on assets of under 0.50% as to loan loss reserves to non-current loans was 35% to 1,050% with one bank having no non-current loans and with the median at 185%. In this loan loss reserves to non-current loans comparison, the median of the peer group was 1.4 times Taft National's. The median for those banks with less than a 50% return on assets was 1.2 times Taft National's.

        At September 30, 2003, Taft National's annualized return on equity was 3.08% for the year, 2003. The range of peer group banks as to annualized year-to-date return on equity prior their respective announced transactions was -8.02%% to +31.30% with the median at 9.21%. The range of peer group banks with return on assets of under 0.50% as to annualized year-to-date return on equity prior their respective announced transactions was -8.02% to +7.03% with the median at 2.76%. In this comparison, the median of the peer group was 3.0 times Taft National's. The median for those banks with less than a 50% return on assets was 0.9 times Taft National's.

        At September 30, 2003, Taft National's annualized return on assets was 0.20% for the year, 2003. The range of peer group banks as to annualized year-to-date return on assets prior to their respective announced transactions was -0.74% to +2.19% with the median at 0.81%. The range of peer group banks with return on assets of under 0.50% as to annualized year-to-date return on assets prior to their respective announced transactions was -0.74% to +0.46% with the median at 0.25%. In this comparison, the peer group median was 4.1 times Taft National's. The median for those banks with less than a 50% return on assets was 1.3 times Taft National's.

        James H. Avery Company determined that no transaction reviewed was identical to the subject transaction and that, accordingly, any analysis of comparable transactions necessarily involves subjective considerations and judgments concerning differences in financial, operating and market characteristics of the parties to the transactions being compared.

        Set forth below is a brief summary of the considerations related to the fairness opinion rendered.

        Multiple of Book Value Method.    This valuation approach is formulated on the announced purchase prices and multiples of book values based on the announced transactions of Taft National's asset-size peer group and those peers with less than a 0.50% return on assets. The multiple of book value is but one methodology utilized in the determination of overall market value of Taft National.

        The peer group multiple factor ranged from 1.09 to 2.83 with the median at 1.84. Utilizing the Multiple of Book Value Method the minimum acquisition value, as of the Taft National fairness opinion report date, is as follows:

        $3,454,000 (Taft National's September 30, 2003 book value) X 1.84 (the peer group median) = $6,355,360.

        The peer group with less than a 0.50% return on assets multiple factor was from 1.22 to 2.09 with the median at 1.62. Utilizing the Multiple of Book Value Method the minimum acquisition value, as of the Taft National fairness opinion report date, is as follows:

        $3,454,000 (Taft National's September 30, 2003 book value) X 1.62 (the under 0.50% ROA peer median) = $5,595,480.

        Using the minimum merger consideration to be paid to Taft National's shareholders of $5,349,620 and Taft National's book value as of September 30, 2003, of $3,454,000, United Security's offer equates to 1.54 times Taft National's book value. Based on the price of United Security's common stock of $26.34 on December 10, 2003, the day before James H. Avery Company issued its fairness opinion, United Security's offer represented $6,405,000 in total merger consideration. Using $6,405,000 as the merger consideration to be paid to Taft National shareholders and Taft National's book value as of September 30, 2003, of $3,454,000, United Security's offer equates to 1.85 times Taft National's book value.

        Multiple of Income Method.    This valuation approach is formulated on the announced purchase prices and multiples of net income over the previous twelve months based on announced transactions of Taft National's asset-size peer group. Such income data for Taft National was based on call report data through September 30, 2003. The multiple of income is but one methodology utilized in the determination of overall market value of Taft National.

        The peer group multiple factor ranged from 11.91 to 63.19 with the median at 23.32. Utilizing the Multiple of Income Method (based on Taft National's twelve-month income through September 30, 2003) the acquisition value, as of the Taft National fairness opinion report date, is as follows:

        $187,000 (Taft National's last twelve months income) X 23.32 (the peer group median) = $4,360,840.

        Using the minimum merger consideration to be paid to Taft National's shareholders of $5,349,620 and Taft National's last twelve months of income of $187,000, United Security's offer equates to 28.50 times Taft National's income. Based on the price of United Security's common stock of $26.34 on December 10, 2003, the day before James H. Avery Company issued its fairness opinion, United Security's offer represented $6,405,000 in total merger consideration. Using $6,405,000 as the merger consideration to be paid to Taft National's shareholders and Taft National's last twelve months income of $187,000, United Security's offer equates to 34.25 times Taft National's income.

        The peer group with less than a 0.50% return on assets multiple factor was not considered as all but three of this group had a negative income during the period preceding their respective announcements. It is also noted that Taft National would have had a net loss during the period as well except for a one-time profit related to its sale of securities during the period.

        Percentage of Total Assets Method.    This valuation approach is formulated on the announced purchase prices as a percentage of total assets based on the announced transactions of Taft National's asset-size peer group. Such asset data for Taft National was based on call report data as of September 30, 2003. The percentage of total assets is but one methodology utilized in the determination of overall market value of Taft National.

        The peer group percentage factor ranged from 9.96% to 26.51% with the median at 17.10%. Utilizing the Percentage of Total Assets Method (based on Taft National's total assets as of September 30, 2003) the acquisition value, as of the Taft National fairness opinion report date, is as follows:

        $51,939,000 (Taft National's total assets at September 30, 2003) X 0.1710 (the peer group median) = $8,881,569.

        The peer group with less than a 0.50% return on assets multiple factor ranged from 9.96% to 18.28% with the median at 15.58%. Utilizing the Percentage of Total Assets Method (based on Taft National's total assets as of September 30, 2003) the acquisition value, as of the Taft National fairness opinion report date, is as follows:

        $51,939,000 (Taft National's total assets at September 30, 2003) X 0.1558 (the peer group median) = $8,092,096.

        Using the minimum merger consideration to be paid to Taft National's shareholders of $5,349,620 and Taft National's total assets as of September 30, 2003, of $51,939,000, United Security's offer equates to 10.26% of Taft National's total assets. Based on the price of United Security's common stock of $26.34 on December 10, 2003, the day before James H. Avery Company issued its fairness opinion, United Security's offer represented $6,405,000 in total merger consideration. Using $6,405,000 as the merger consideration to be paid to Taft National's shareholders and Taft National's total assets as of September 30, 2003, of $51,939,000, United Security's offer equates to 12.33% of Taft National's total assets.

        Core Deposits Premium over Book Value Method.    This valuation approach is formulated on the announced purchase prices and the percentage premium paid for core deposits over the book value based on the announced transactions of Taft National's asset-size peer group. Core deposits are all domestic bank deposits excluding accounts in excess of $100,000. Such deposit data for Taft National was based on call report data as of September 30, 2003. The core deposits premium is but one methodology utilized in the determination of overall market value of Taft National.

        The peer group premium on core deposits ranged from 1.53% to 22.40% with the median at 9.57%. Utilizing the Core Deposits Premium over Book Value Method (based on Taft National's book value and its core deposits as of September 30, 2003) the acquisition value, as of the Taft National fairness opinion report date, is as follows:

        $43,324,000 (Taft National's core deposits as of September 30, 2003) X .0957 (the peer group median) = $4,146,107 plus $3,454,000 (Taft National's book value as of September 30, 2003) = $7,600,107.

        The peer group with less than a 0.50% return on assets premium on core deposits ranged from 2.12% to 9.75% with the median at 7.33%. Utilizing the Core Deposits Premium over Book Value Method (based on Taft National's book value and its core deposits as of September 30, 2003) the acquisition value, as of the Taft National fairness opinion report date, is as follows:

        $43,324,000 (Taft National's core deposits as of September 30, 2003) X .0733 (the peer group median) = $3,175,649 plus $3,454,000 (Taft National's book value as of September 30, 2003) = $6,629,649.

        Using the minimum merger consideration to be paid to Taft National's shareholders of $5,349,620 and Taft National's core deposits as of September 30, 2003, of $43,324,000, and Taft National's book value as of September 30, 2003, of $3,454,000, United Security's offer equates to a core deposits premium of 4.32%. Based on the price of United Security's common stock of $26.34 on December 10, 2003, the day before James H. Avery Company issued its fairness opinion, United Security's offer represented $6,405,000 in total merger consideration. Using $6,405,000 as the merger consideration to be paid to Taft National's shareholders and Taft National's core deposits as of September 30, 2003, of $43,324,000, and Taft National's book value as of September 30, 2003, of $3,454,000, United Security's offer equates to a core deposits premium of 6.81%.

Valuation Summary using Median Comparative Values—All Peer Group Banks

Total Value
Multiple of Book Value Method	$6,355,360
Multiple of Income Method	$4,360,840
Percentage of Total Assets Method	$8,881,569
Core Deposits Premium over Book Value Method	$7,600,107
Mean Average	$6,799,469
Median Average	$6,977,734
Minimum Merger Consideration	$5,349,620
Merger Consideration based on United Security Stock price of $26.34 on December 10, 2003	$6,404,939

        As previously noted, financial comparisons of Taft National to the peer-group ratios indicate that the Taft National valuation should be somewhat below the peer group median valuations.

Valuation Summary using Median Comparative Values—Peer Group Banks with under 0.50% return on assets

Total Value
Multiple of Book Value Method	$5,595,480
Multiple of Income Method	Not calculated
Percentage of Total Assets Method	$8,092,096
Core Deposits Premium over Book Value Method	$6,629,649
Mean Average	$6,772,408
Median Average	$6,629,649
Minimum Merger Consideration	$5,349,620
Merger Consideration based on United Security Stock price of $26.34 on December 10, 2003	$6,404,939

        As previously noted, financial comparisons of Taft National to the peer-group with return on assets of less than 0.50% ratios indicate that the Taft National valuation should be somewhat below the peer group median valuations.

        A review of these comparable multiples, considering Taft National's financial condition relative to the peer group, indicates that the comparisons indicate that the merger consideration is fair.

Earnings Accretion Analysis

        James H. Avery Company reviewed and analyzed various projected earnings of Taft National made based on Taft National's continuing independent operation or on a "stand alone" basis. Using the year 2005, Taft National's most recent management projections show a pre-tax profit of $317,896. These projections were subsequently proved conservative based on November, 2003 pre-tax income being 27% ahead of projections. Much of this was due to the reduction of the loan loss provision which may not be sustainable. Nevertheless, we increased the 2005 management projection by approximately 20% to $381,000. Based on taxes at 44% of pre-tax earnings, our net profit projection is $214,000 or $0.80 per share using current shares outstanding of 267,481.

        As of September 30, 2003, United Security's earnings were $6,309,000 for the year 2003 exclusive of the increase in income as a result of restating 2002 income. United Security's last twelve months income was $8,564,000. Including the restatement of income in 2002, United Security's net income has averaged a 15.3% increase per year over the 2000 - 2002 periods. Projecting income at the above

$8,564,000 for 2003 and using a 15% annual increase in such income, United Security's 2005 net income is projected at $9,850,000 in 2004 and $11,330,000 in 2005 all projections being on a "stand alone" basis or without the proposed acquisition of Taft National.

        Based on conversations with Taft National management we are assuming that, in combining the earnings of Taft National and United Security, there will be a cost savings to the combined entity of approximately 25% of Taft National's stand alone projection of noninterest expenses in 2005 or approximately $716,000 with a net income after tax increase to the combination of $425,000. Thus, the projected combined income of the two entities in 2005 is $11,969,000. Based on the exchange value of United Security shares at $22.00 per share and the minimum value of the transaction at $5,349,620 Taft National shareholders will be issued 243,165 shares. Added to United Security's shares outstanding at September 30, 2003 (5,506,466 shares), the combined entities would have 5,749,631 shares outstanding and the earnings per share would be projected at $2.03. This is approximately 254% higher than that projected for Taft National on a stand alone basis.

        A review of the projected accretion of earnings to Taft National shareholders indicates substantially increased earnings to Taft National shareholders and, therefore, higher value to Taft National shareholders if the merger is completed.

Future Trading Value Analysis

        An analysis of per share earnings projected in 2005 for Taft National on a stand alone basis and on United Security on a combined entity basis was made by James H. Avery Company.

        Taft National's projected earnings in 2005 are $0.80 per share on a stand alone basis. The following California banks with assets under $200,000 were deemed comparable as to earnings per share relative to market value based on third quarter, 2003 reports of SNL Bank & Thrift Weekly: Mission Community Bank—San Luis Obispo, Mission Oaks National Bank—Temecula, First American Bank—Rosemead, Cuyamaca Bank—Santee, Summit Bancshares—Oakland, and Sonoma Valley Bank—Sonoma. These banks had price to last twelve months earnings ratios ranging from 12.4 to 23.9 with a median ratio of 17.0. The application of this median ratio to Taft National's projected earnings per share in 2005 indicated a future market value per share on a stand alone basis at $13.60.

        The combined entities of Taft National and United Security show projected earnings per share in 2005 of $2.03. The following California banks with assets of $400,000 to $700,000 were deemed comparable as to earnings per share relative to market value based on third quarter, 2003 reports of SNL Bank & Thrift Weekly: First Northern Community Bancorp—Dixon, FNB Bancorp—South San Francisco, Pacific Mercantile Bancorp—Costa Mesa, North Bay Bancorp—Napa, Pacific Crest Capital Inc.—Agoura Hills, First Regional Bancorp Inc.—Los Angeles, Redwood Empire Bancorp—Santa Rosa, BWC Financial Corp—Walnut Creek, Bank of Marin California—Corte Madera, Community Bancorp Inc.—Escondido, Foothill Independent Bancorp—Glendora, and North Valley Bancorp—Redding. These banks had price to last twelve months earnings ratios ranging from 13.4 to 23.1 with a median ratio of 16.0. The application of this median ratio to projected earnings per share of the combined entities in 2005 indicated a future market value per share on a combined basis at $32.48. This is approximately 239% higher than that projected for Taft National on a stand alone basis.

        A review of the projected future trading value to Taft National shareholders indicates substantially increased share value to Taft National shareholders and, therefore, higher value to Taft National shareholders if the merger is completed.

Future Merger Value Analysis

        An analysis of per share earnings projected in 2005 for Taft National on a stand alone basis and on United Security on a combined entity basis was made by James H. Avery Company.

        Taft National's projected earnings in 2005 are $0.80 per share on a stand alone basis. The following announced sales of California bank's with assets under $200,000, excluding banks with negative earnings during the twelve month period preceding their announced sales, were deemed comparable as to previous twelve months seller's earnings relative to announced acquisition values for 2002 and 2003: Kerman State Bank by Westamerica Bancorp, Upland Bank by First Community Bancorp, Marathon Bancorp by First Community Bancorp, Bank of Coronado by First Community Bancorp, North State National Bank by TriCo Bancshares, Harbor National Bank by First Community Bancorp, PriVest Bank by America Bancshares, Auburn Community Bank by Western Sierra Bancorp, First State Bancorp by Boston Private Financial Holdings, Ojai Valley Bank by Mid-State Bancshares, Hacienda Bank by Heritage Oaks Bancorp, Kaweah National Bank by CVB Financial Corp, Sun Country Bank by America Bancshares, Verdugo Banking Company by First Community Bancorp, and Central Sierra Bank by Western Sierra Bancorp. These banks had announced price to last twelve months earnings to sales price ratios ranging from 13.74 to 71.77 with a median ratio of 17.66. The application of this median ratio to Taft National's projected earnings per share in 2005 indicated a future market value per share on a stand alone basis at $14.13.

        The combined entities of Taft National and United Security show projected earnings per share in 2005 of $2.03. The following announced sales of California banks with assets of $200,000 to $1,000,000, excluding banks with negative earnings during the twelve month period preceding their announced sales, were deemed comparable as to previous twelve months seller's earnings relative to announced acquisition values for 2002 and 2003: Pacific Crest Capital, Inc. by Pacific Capital Bancorp, California Independent Bancorp by Humboldt Bancorp, First Continental Bank by UCBH Holdings, Central Valley Bancorp by 1867 Western Financial Corp, and Orange County Bancorp by LandAmerica Financial Group. These banks had announced price to last twelve months earnings to sales price ratios ranging from 6.88 to 20.12 with a median ratio of 17.52. The application of this median ratio to projected earnings per share of the combined entities in 2005 indicated a future market value per share on a combined basis at $35.57. This is approximately 252% higher than that projected for Taft National on a stand alone basis.

        A review of the projected future merger value to Taft National shareholders indicates substantially increased share value to Taft National shareholders and, therefore, higher value to Taft National shareholders if the merger is completed.

Shareholder Liquidity Considerations

        The last trade of Taft National's common stock per OTC Bulletin Board quotes was on July 17, 2003. No volume data was available. Taft National trades under the ticker symbol TFNB.PK. The Chief Executive Officer of Taft National believes that less than 500 shares have traded in the past year which is 0.19% of shares outstanding.

        United Security trades under the ticker symbol UBFO with a reported average daily volume of 2,727 shares at the date of the fairness opinion or approximately 700,000 shares annually representing approximately 13% of shares outstanding as of September 30, 2003.

        This analysis indicates that Taft National shareholders would, as a result of the proposed merger, enjoy greater liquidity as shareholders of United Security than now available as Taft National shareholders.

        In performing its analyses, James H. Avery Company made numerous assumptions about industry performance, general business and economic conditions and other matters, many of which are beyond the control of Taft National or United Security. The analyses performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by those analyses. The analyses were prepared solely as part of James H. Avery Company's analysis as to the fairness of the consideration to holders of shares of Taft National common stock in the merger. The analyses do not purport to be appraisals or to reflect the prices at which Taft National might actually be sold or the prices at which any securities may trade at the present time or in the future.

Consideration of Discounted Cash Flow Method.

        James H. Avery Company did not employ the discounted cash flow method in its analysis of the proposed merger even though it is aware that the discounted cash flow method is a commonly used valuation methodology. Discounted cash flow analysis is most appropriate for companies which show relatively steady or somewhat predictable streams of cash flow. Given the negative history of such cash flows, the uncertainty in estimating Taft National's future cash flows and a sustainable long-term growth rate, James H. Avery Company considered a discounted cash flow analysis as inappropriate in its valuation. In addition, James H. Avery Company believes that the provided methodologies proved adequate for determining the fairness of the consideration to Taft National's shareholders from a financial standpoint.

Conclusion

        James H. Avery Company provided the written Taft National fairness opinion dated December 11, 2003 regarding the fairness, from a financial point of view, of the consideration to be received by Taft National in the proposed merger, based on the information then available. As of December 11, 2003, James H. Avery Company is of the opinion that the consideration to be received by Taft National shareholders in the proposed merger is fair, from a financial standpoint.

        A copy of the fairness opinion of James H. Avery Company, dated as of December 11, 2003, which sets forth certain assumptions made, matters considered and limits on the review undertaken by James H. Avery Company, is attached as Appendix C to this proxy statement-prospectus. Shareholders of Taft National are urged to read the fairness opinion in its entirety.

Accounting Treatment

        United Security must account for the merger under the purchase method of accounting prescribed by accounting principles generally accepted in the United States. Under this method, United Security's purchase price will be allocated to Taft National's assets acquired and liabilities assumed based upon their estimated fair values as of the completion of the merger. Deferred tax assets and liabilities will be adjusted for the difference between the tax basis of the assets and liabilities and their estimated values. The excess, if any, of the total acquisition cost over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired, less liabilities assumed will be recorded as goodwill and periodically evaluated for impairment. United Security's financial statements issued after completion of the merger will reflect these values, but historical data are not restated retroactively to reflect the combined historical financial position or results of operations of United Security and Taft National. For additional information, please read the section entitled "Description of United Security—Management's Discussion and Analysis of Financial Condition and Results of Operations."

The Merger Agreement

  The Merger

        United Security and Taft National entered into the merger agreement on December 11, 2003. Under the merger agreement's terms, Taft National will merge with and into United Security Bank. The separate corporate existence of Taft National will cease, and United Security Bank will be the survivor. Each share of Taft National common stock issued and outstanding (other than shares with respect to which dissenters' rights have been perfected) will be converted into shares of United Security common stock.

        Each share of United Security common stock outstanding immediately before the merger closes will remain outstanding after the merger closes. Please read the sections entitled "The Merger—Calculation of Consideration to be Paid to Taft National Shareholders" and "—Dissenters' Rights" for additional information.

        United Security and Taft National have structured the merger to qualify as a tax-free reorganization from their perspectives. For more information, you are urged to read the section entitled "The Merger—Certain Federal Income Tax Consequences" for additional information.

  The Closing

        The merger will be effective at the date and time a short-form merger agreement is filed with the DFI, after having been filed with the California Secretary of State and previously approved by the DFI. At the closing the parties will exchange various documents, including officers' certificates, as required by the merger agreement. The merger agreement provides that the timing for the closing and the completion of the merger shall be mutually agreed upon by the parties and shall be held within 30 days after the last to occur of:

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  all conditions to the completion of the merger being satisfied or waived;

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  the receipt of all regulatory approvals; and

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  the expiration of all applicable waiting periods in connection with the regulatory approvals.

        Based upon the timing for Taft National's special shareholders' meeting and the present and anticipated timing of the regulatory approvals, it is presently anticipated that the merger will be closed on or about April 30, 2004. Neither United Security nor Taft National can assure you that the merger will close on that date.

  Exchange Procedures

        United Security's current transfer agent, Wells Fargo Shareowner Services, will be United Security's exchange agent to effect the exchange of shares of United Security common stock for shares of Taft National common stock. A letter of transmittal will be sent to you shortly after the merger is completed. If you do not exercise dissenters' rights, you must use the letter of transmittal to receive shares of United Security common stock in exchange for your shares of Taft National common stock.

        In order to promptly receive shares of United Security common stock, you must deliver to the exchange agent:

  •
  a properly completed letter of transmittal form;

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  your certificates representing former shares of Taft National common stock; and

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  any other required documents described in the letter of transmittal.

        Do not return your certificates representing shares of Taft National common stock with the enclosed proxy. The certificates should only be forwarded to the exchange agent with the letter of transmittal.

        Following the completion of the merger and upon surrender of all of the certificates representing former shares of Taft National common stock registered in your name, or a satisfactory indemnity if any of such certificates are lost, stolen or destroyed, together with a properly completed letter of election and transmittal, the exchange agent will mail to you the United Security common stock to which you are entitled, less the amount of any required withholding taxes.

  Representations and Warranties

        The merger agreement contains various customary representations and warranties that United Security and Taft National make for each other's benefit. The representations and warranties relate to, among other things:

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  corporate organization and similar corporate matters;

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  authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

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  conflicts under charter documents, required consents or approvals, and violations of any agreements or law;

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  capital structure;

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  the accuracy of documents filed with the Securities and Exchange Commission and bank regulatory agencies;

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  absence of certain material adverse events, changes, effects or undisclosed liabilities;

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  retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

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  litigation;

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  compliance with laws, including environmental laws;

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  tax returns and audits;

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  ownership of real property;

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  regulatory actions; and

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  labor matters.

        The foregoing is an outline of the types of representations and warranties made by United Security and Taft National contained in the merger agreement attached as Appendix A. You should carefully review the entire merger agreement, and in particular Articles 3 and 4, containing the detailed representations and warranties of the parties.

  Conduct of Business Before the Merger

        The merger agreement places restrictions on and requires commitments by United Security and Taft National regarding the conduct of their respective businesses between the date of the merger agreement and the closing. Taft National has agreed to make its books and records available to United Security for ongoing review. Additionally, Taft National has agreed to allow a representative from United Security to attend the meetings of its Board of Directors and loan committees. Both United Security and Taft National have agreed to use their best efforts to prepare and file the necessary regulatory applications and to obtain the approvals from the various regulatory agencies as well as to work together for the purpose of preparing this proxy statement-prospectus. Also, both United Security and Taft National have agreed to use their best efforts to prevent any material changes to their respective representations and warranties contained in the merger agreement.

        In addition, Taft National has agreed that until the closing and subject to certain exceptions, including United Security's prior approval, Taft National will not, other than in the ordinary and usual course of business:

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  declare or pay any dividend;

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  issue any stock options to acquire shares of Taft National common stock;

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  amend its Articles of Association or Bylaws;

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  authorize another acquisition proposal to acquire Taft National unless the Board of Directors of Taft National has determined that the proposal is more favorable to Taft National's shareholders and that the action is necessary for Taft National to comply with its fiduciary duties to shareholders under applicable law;

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  make, renew, or extend any loan if the aggregate indebtedness of the borrower exceeds or will exceed $100,000 if unsecured and $250,000 if secured;

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  make the credit underwriting policies less stringent than those in effect on December 31, 2002 or reduce the amount of the loan loss reserves;

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  take into other real estate owned any commercial property without an environmental report reporting no adverse environmental condition on the property; or

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  materially change its pricing practices on loans or deposit products.

        Until the closing, Taft National has agreed to use its best efforts to take certain actions and to:

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  maintain a reserve for loan losses at an adequate level and charge off all loans deemed uncollectible;

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  provide Taft National's monthly board reports, copies of all material reports filed with or received from any governmental entity, and monthly unaudited balance sheets, statements of income and changes in shareholders' equity to United Security; and

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  provide copies of each credit authorization package for credit of $250,000 or more for secured loans, $100,000 for unsecured loans, and renewals of any classified or criticized loans, concurrently with submission to Taft National's loan committee.

        Until the closing, subject to certain exceptions including Taft National's prior approval, United Security has agreed that it will not, other than in the ordinary and usual course of business, declare or pay any extraordinary dividend.

        The foregoing is a summary of some of the negative and affirmative covenants of the merger agreement. You are encouraged to carefully read the terms of the merger agreement attached as Appendix A, including the specific covenants contained in Articles 5 and 6.

  Discussions with Third Parties

        The merger agreement provides that Taft National shall not solicit or encourage third party proposals which would result in a merger, exchange offer, or other form of combination and requires that if such a proposal is received, notification must be given to United Security. Notwithstanding the prohibition on soliciting or encouraging such proposals, the merger agreement recognizes that an unsolicited third party proposal might be received. Moreover, the merger agreement permits Taft National engaging in discussions or negotiations with the third party if the proposal is determined, after consultation with counsel and a financial advisor, to be superior, from the shareholders' perspective, to the merger.

        In the event the merger agreement is terminated because Taft National elects to proceed with a third party transaction, Taft National will be obligated to pay a termination fee to United Security in the amount of $500,000.

        The foregoing is a summary of the provisions of the merger agreement regarding discussions with third parties. You are encouraged to read the terms of the merger agreement attached as Appendix A, including the specific provisions contained in Sections 6.2.5 and 8.5. of the merger agreement.

  Employee Benefits

        Immediately prior to the closing, Taft National shall terminate any employee benefit arrangement requested by United Security. After completion of the merger, all employees of Taft National at the date of the completion of the merger, shall be entitled to participate in all of United Security's and United Security Bank's employee benefit arrangements on the same basis as other similarly situated employees of United Security and United Security Bank. Each of these employees will be credited for eligibility, participation and vesting purposes with such employee's respective years of past service with Taft National as though they had been employees of United Security and United Security Bank, except with respect to United Security's Employee Stock Option Plan and 401(k) Plan.

  Conditions to the Parties' Obligations

        The obligations of United Security and Taft National to complete the merger are subject to certain mutual conditions, including, but not limited to the following:

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  approval of the principal terms of the merger by holders of two-thirds of the outstanding shares of Taft National common stock entitled to vote;

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  receipt of the regulatory approvals (without the imposition of burdensome conditions) required in connection with the merger;

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  absence of any statute, rule, regulation or order, being in effect and prohibiting completion of the merger;

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  the registration statement having become effective regarding the shares of United Security common stock to be issued upon completion of the merger;

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  the receipt and continued effectiveness of all qualifications or registrations under state securities laws necessary for the issuance of the shares of United Security common stock to be issued upon completion of the merger;

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  receipt of a tax opinion stating, among other things, that the merger will qualify as a tax-free reorganization for federal income tax purposes;

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  the holders of the five $100,000 convertible subordinated notes of Taft National shall not have converted the convertible subordinated notes into shares of Taft National common stock and United Security Bank shall have paid to the holders of the five $100,000 convertible subordinated notes of Taft National, the principal and any accrued and unpaid interest due on the notes at the date of completion of the merger; and

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  Dennis Tishma and United Security Bank shall have entered into an employment agreement providing for Mr. Tishma's employment with United Security Bank for a period of one year following completion of the merger, and Robert Morris and United Security Bank shall have entered into an employment agreement providing for Mr. Morris' employment with United Security Bank for a period of one year following completion of the merger.

        United Security's obligation to complete the merger is also subject to the fulfillment or waiver by United Security of certain conditions, including but not limited to the following:

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  Taft National's representations and warranties being and remaining true, accurate and correct in all material respects;

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  Taft National's performing, in all material respects, all of its required obligations contained in the merger agreement before the closing;

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  delivery of affiliate letters executed by each of Taft National's affiliates;

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  delivery of voting agreements executed by each of Taft National's directors, as well as other various and customary closing documents; and

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  the number of shares of Taft National common stock which are eligible to be dissenting shares under Section 214a of the National Bank Act shall not exceed an amount which, when combined with other cash amounts payable in connection with the merger, would result in the merger being disqualified from a tax free reorganization.

        In addition, Taft National's obligation to complete the merger is also subject to the fulfillment or waiver by Taft National of certain conditions, including but not limited to the following:

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  United Security's representations and warranties being and remaining true, accurate and correct in all material aspects;

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  United Security performing, in all material respects, all of its required obligations contained in the merger agreement before the closing;

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  receipt of a fairness opinion to the effect that the terms of the merger are fair, from a financial standpoint, to Taft National and its shareholders; and

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  the fairness opinion shall not have been withdrawn prior to the Taft National meeting.

        The foregoing is a summary of the conditions of the merger agreement. You are encouraged to read the terms of the merger agreement attached as Appendix A, including the specific provisions contained in Article 7 of the merger agreement.

  Termination

        United Security and Taft National can mutually agree to terminate the merger agreement and abandon the merger at any time.

        Under certain circumstances, either United Security or Taft National can terminate the merger agreement:

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  if the other party materially breaches any representation, warranty, covenant, or agreement contained in the merger agreement that is not cured prior to completion of the merger; or

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  if the merger has not closed by June 30, 2004; or

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  if there is a breach or default that would be reasonably likely to have, a material adverse effect upon the consummation of the merger.

        United Security can terminate the merger agreement if Taft National's Board of Directors approves a merger agreement with a party other than United Security or fails to publicly oppose an offer to acquire 25% of the outstanding shares of Taft National common stock.

        If the merger agreement is terminated by United Security or Taft National due to a material breach of any representation, warranty, covenant or agreement, the breaching party will owe the other party liquidated damages of $200,000. If United Security terminates the merger agreement due to lack of shareholder approval by Taft National's shareholders, Taft National will owe United Security liquidated damages of $200,000. In addition, if Taft National's Board of Directors approves an alternative merger or similar proposal within one year of United Security's termination of the merger agreement, Taft National will owe United Security an additional $300,000. The payment of these fees shall be made as reasonable liquidated damages and not as a penalty or forfeiture.

        The foregoing is a summary of the termination provisions of the merger agreement. You are encouraged to read the terms of the merger agreement attached as Appendix A, including the specific provisions contained in Article 8 of the merger agreement.

  Expenses

        The merger agreement provides that United Security and Taft National shall bear their own costs and expenses incurred in connection with the merger agreement and the merger, except that the costs associated with the conversion of the registration statement into electronic format for filing with the SEC, and printing and mailing this proxy statement-prospectus, shall be split by the parties. The total estimated cost of the merger is approximately $315,000. United Security will bear approximately $90,000 and Taft National will bear approximately $225,000. For example, United Security shall bear, among others, the expenses of:

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  preparation and delivery of the tax opinion from Vavrinek, Trine, Day & Co., LLP;

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  preparation of the registration statement, including filing fees;

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  filing fees and related costs of regulatory applications; and

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  any notifications and press releases to United Security shareholders, including printing expenses.

        Taft National shall bear, among others, the expenses of:

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  preparation of its proxy materials;

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  the fairness opinion and investment banking fee; and

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  any notifications and press releases to Taft National shareholders, including printing expenses.

  Director Voting Agreements

        United Security has entered into voting agreements with each of Taft National's directors who hold, in the aggregate, shares representing approximately 29.9% of Taft National common stock entitled to vote. The director's agreements, in the form attached as Exhibit 7.2.8 to the merger agreement, require each of Taft National's directors to vote in favor of the merger at Taft National's shareholders' meeting.

        Each director's agreement also provides that the directors will not take any action that will alter or affect in any way the director's right to vote his or her shares of Taft National common stock.

        The director's agreements bind the actions of the directors only in their capacity as Taft National shareholders. The directors are not and could not be contractually bound to abrogate their fiduciary duties as directors of Taft National. Accordingly, while the directors are contractually bound to vote as a Taft National shareholder in favor of the merger, their fiduciary duties as directors nevertheless require them to act in their capacities as directors in the best interests of Taft National when they consider the merger. In addition, the directors will continue to be bound by their fiduciary duties as Taft National's directors with respect to any further decisions they make in connection with the merger.

        The director's agreements also provide that for a period of two years after the completion of the merger, the director agrees not to compete with United Security through the ownership of more than 1% of, or be connected as an officer, director, employee, principal, agent or consultant to any financial institution whose deposits are insured by the FDIC that has its head offices or a branch office within 50 miles of the head office of Taft National.

        The director's agreements terminate at the earlier of two years following the completion of the merger or when the merger agreement terminates according to its terms.

Description of United Security

Business

        General.    United Security was incorporated under the laws of the State of California on February 21, 2001. United Security was organized under a plan of reorganization for the purpose of becoming the parent corporation of United Security Bank, and on June 12, 2001, the reorganization was effected and shares of United Security common stock were issued to the shareholders of United Security Bank for the common shares held by United Security Bank's shareholders. United Security is a registered bank holding company under the Bank Holding Company Act of 1956. United Security conducts its operations at the administrative offices of United Security Bank located at 1525 East Shaw Avenue, Fresno, California 93710.

        United Security Bank, N.A., predecessor to United Security Bank, originally commenced business as a national banking association on December 21, 1987. On February 1, 1999, United Security Bank was incorporated under the laws of the State of California, and on February 3, 1999, following its conversion from a national banking association, was licensed by the Commissioner of Financial Institutions and commenced operations as a California state-chartered bank. United Security Bank is a member of the Federal Reserve System and its deposits are insured to the maximum amount permitted by law by the FDIC. United Security Bank's head office is located at 2151 West Shaw Avenue, Fresno, California and its branch offices are located at 1041 East Shaw Avenue, Fresno, 13356 South Henderson, Caruthers, 145 East Durran Street, Coalinga, 1067 Oliver Street, Firebaugh, 8777 Main Street, San Joaquin, and 40074 Highway 49, Oakhurst. United Security Bank does not have any affiliates or subsidiaries. United Security Bank also has its administrative offices located at 1525 East Shaw Avenue, Fresno.

        Banking Services.    As an independent commercial bank, United Security Bank offers a full range of commercial banking services primarily to the business and professional community and individuals located in Fresno and Madera Counties.

        United Security Bank offers a wide range of deposit instruments including personal and business checking accounts and savings accounts, interest-bearing negotiable order of withdrawal accounts, money market accounts and time certificates of deposit. Most of United Security Bank's deposits are attracted from individuals and from small and medium-sized business-related sources.

        United Security Bank also engages in a full complement of lending activities, including real estate mortgage, commercial and industrial, real estate construction, as well as agricultural and consumer loans, with particular emphasis on short and medium-term obligations. United Security Bank's loan portfolio is not concentrated in any one industry, although approximately 70% of United Security Bank's loans are secured by real estate. A loan may be secured (in whole or in part) by real estate even though the purpose of the loan is not to facilitate the purchase or development of real estate. At December 31, 2003, United Security Bank had loans (net of unearned fees) outstanding of $344.8 million, which represented approximately 68% of United Security Bank's total deposits and approximately 78% of its total assets.

        Real estate mortgage loans are secured by deeds of trust primarily on commercial property. Repayment of real estate mortgage loans is generally from the cash flow of the borrower. Commercial and industrial loans have a high degree of industry diversification. A substantial portion of the commercial and industrial loans are secured by accounts receivable, inventory, leases or other collateral. The remainder are unsecured; however, extensions of credit are predicated on the financial capacity of the borrower. Repayment of commercial loans is generally from the cash flow of the borrower. Real estate construction loans consist of loans to residential contractors which are secured by single family residential properties. All real estate loans have established equity requirements. Repayment of real estate construction loans is generally from long-term mortgages with other lending institutions.

Agricultural loans are generally secured by land, equipment, inventory and receivables. Repayment of this loan category is from the cash flow of the borrower. At December 31, 2003 real estate mortgage loans, commercial and industrial loans, real estate construction loans, agricultural loans and lease financing loans constituted approximately 27.9%, 33.8%, 28.3%, 4.4% and 3.6%, respectively, of United Security Bank's total loan portfolio.

        In the normal course of business, United Security Bank makes various loan commitments and incurs certain contingent liabilities. At December 31, 2003, these financial instruments included commitments to extend credit of $140.3 million, and standby letters of credit of $2.0 million. Of the $140.3 million in loan commitments outstanding at December 31, 2003, $110.3 million were on loans with maturities of one year or less. Due to the nature of the business of United Security Bank's customers, there are no seasonal patterns or absolute predictability to the utilization of unused loan commitments; therefore United Security Bank is unable to forecast the extent to which these commitments will be exercised within the current year. United Security Bank does not believe that any such utilization will constitute a material liquidity demand.

        In addition to the loan and deposit services discussed above, United Security Bank also offers a wide range of specialized services designed to attract and service the needs of commercial customers and account holders. These services include cashier's checks, traveler's checks, money orders, and foreign drafts. United Security Bank does not operate a trust department; however, it makes arrangements with its correspondent bank to offer trust services to its customers on request. Most of United Security Bank's business originates from within Fresno and Madera Counties. Neither United Security Bank's business or liquidity is seasonal, and there has been no material effect upon United Security Bank's capital expenditures, earnings or competitive position as a result of federal, state or local environmental regulation.

        Employees.    At December 31, 2003, United Security and its subsidiaries employed 88 persons on a full-time equivalent basis. United Security believes its employee relations are excellent.

        Properties.    United Security owns its administrative headquarters located at 1525 East Shaw Avenue, Fresno, California. The building consists of approximately 10,000 square feet of interior floor space. The building also houses United Security Bank's administrative offices.

        United Security Bank's main office branch is located at 2151 West Shaw Avenue, Fresno, California. United Security Bank owns the building and leases the land under a sublease dated December 1, 1986 between Central Bank and United Security Bank. The current sublessor under the master ground lease is Bank of the West, which acquired the position through the purchase of Central Bank. The lessor under the ground lease (Master Lease) is Thomas F. Hinds. The lease expires on December 31, 2015 and United Security Bank has options to extend the term for four (4) ten-year periods and one seven (7) year period.

        United Security Bank occupies the premises of approximately 3,600 square feet for its East Shaw branch under a lease expiring February 28, 2004 with extensions to August 31, 2011.

        United Security Bank leases the Oakhurst branch located at 40074 Highway 49, Oakhurst, California, which consists of approximately 5,000 square feet of interior floor space in a stand alone building. United Security Bank is leasing this office from 41/49 Highway Junction Project, LTD., for an original term of 15 years beginning on April 21, 1999, with options to extend the lease for two additional five-year periods each.

        United Security Bank leases the Caruthers branch located at 13356 South Henderson, Caruthers, California which consists of approximately 5,000 square feet of floor space. The Caruthers branch lease expires in January, 2006 with extensions through January, 2021.

        United Security Bank leases its real estate construction offices located at 1535 East Shaw, Suite 105, Fresno, California which consists of approximately 2,100 square feet. The lease term began on March 1, 2001 and expires February 28, 2006.

        United Security Bank owns the San Joaquin branch which is located at 21574 Manning Avenue, San Joaquin, California and is approximately 2,100 square feet.

        United Security Bank owns the Firebaugh branch located at 1067 O Street, Firebaugh, California. The premises are comprised of approximately 6,198 square feet of interior floor space situated on land totaling approximately one-third of an acre.

        United Security Bank owns the Coalinga branch located at 145 East Durian, Coalinga, California. The Coalinga branch has 6,184 square feet of interior floor space situated on approximately 0.45 acres.

        Legal Proceedings.    From time to time, United Security and/or United Security Bank is a party to claims and legal proceedings arising in the ordinary course of business. United Security's management is not aware of any material pending litigation proceedings to which either it or United Security Bank is a party or has recently been a party, which will have a material adverse effect on the financial condition or results of operations of United Security and United Security Bank taken as a whole.

        Trust Preferred Securities Offerings.    On June 26, 2001, United Security formed a wholly-owned Connecticut statutory business trust, USB Capital Trust I. On July 25, 2001, United Security issued USB Capital Trust I Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2031 in the aggregate principal amount of $15,000,000. These debentures qualify as Tier 1 capital under Federal Reserve Board guidelines subject to limitations under Federal Reserve Board guidelines. In exchange for these debentures USB Capital Trust I paid United Security $15,000,000. USB Capital Trust I funded its purchase of debentures by issuing $15,000,000 in floating rate capital securities (capital securities), which were then pooled and sold to third parties. USB Capital Trust I secured the capital securities with debentures issued by United Security. The debentures are the only asset of USB Capital Trust I. The interest rate on both instruments is the same and is computed on actual days divided by 360 times the rate. The rate is the six-month LIBOR (London Interbank Offered Rate) plus 3.75% not to exceed 12.50% adjustable semiannually. The proceeds from the debentures were used to increase the level of risk-based capital with United Security Bank and to invest in an escrow title company.

        The debentures and capital securities accrue and pay distributions semi-annually based on the floating rate described above on the stated liquidation value of $1,000 per security. United Security has entered into contractual agreements which, taken collectively, fully and unconditionally guarantee payment of: (1) accrued and unpaid distributions required to be paid on the capital securities; (2) the redemption price with respect to any capital securities called for redemption by United Security Trust I, and (3) payments due upon voluntary or involuntary dissolution, winding up, or liquidation of United Security Trust I.

        The capital securities are mandatorily redeemable upon maturity of the debentures on July 25, 2031, or upon earlier redemption as provided in the indenture.

  Competition

        The banking business in California generally, and in the market areas served by United Security specifically, are highly competitive with respect to both loans and deposits. United Security competes for loans and deposits with other commercial banks, savings and loan associations, finance companies, money market funds, credit unions and other financial institutions, including a number that are much larger than United Security, operating within United Security's primary market areas in the San Joaquin Valley and Eastern Madera County. There has been increased competition for deposit and loan business over the last several years as a result of deregulation. Many of the major commercial banks operating in United Security's market areas offer certain services, such as trust and international banking services, which United Security does not offer directly. Additionally, banks with larger capitalization have larger lending limits and are thereby able to serve larger customers.

        In addition to competition from insured depository institutions, principal competitors for deposits and loans have been mortgage brokerage companies, insurance companies, brokerage houses, credit card companies and even retail establishments offering investment vehicles such as mutual funds, annuities and money market funds, as well as traditional bank-like services such as check access to money market funds, or cash advances on credit card accounts.

        In order to compete with the other financial institutions in its principal marketing area, United Security relies principally upon local promotional activities, personal contacts by its officers, directors and employees, and close connections with its community.

Supervision and Regulation

        United Security is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended ("BHCA"), and is registered as such with and is subject to the supervision of the FRB. Generally, a bank holding company is required to obtain the approval of the FRB before it may acquire all or substantially all of the assets of any bank, or ownership or control of the voting shares of any bank if, after giving effect to such acquisition of shares, the bank holding company would own or control more than 5% of the voting shares of such bank. The FRB's approval is also required for the merger or consolidation of bank holding companies.

        United Security is required to file reports with the FRB and provide such additional information as the FRB may require. The FRB also has the authority to examine United Security and each of its subsidiaries, as well as any arrangements between United Security and any of its subsidiaries, with the cost of any such examination to be borne by United Security.

        Banking subsidiaries of bank holding companies are also subject to certain restrictions imposed by federal law in dealings with their holding companies and other affiliates. Subject to certain restrictions set forth in the Federal Reserve Act, a bank can loan or extend credit to an affiliate, purchase or invest in the securities of an affiliate, purchase assets from an affiliate, or issue a guarantee, acceptance, or letter of credit on behalf of an affiliate; provided that the aggregate amount of the above transactions of the bank and its subsidiaries does not exceed 10 percent of the capital stock and surplus of the bank on a per affiliate basis or 20 percent of the capital stock and surplus of the bank on an aggregate affiliate basis. In addition, such transactions must be on terms and conditions that are consistent with safe and sound banking practices and, in particular, a bank and its subsidiaries generally may not purchase from an affiliate a low-quality asset, as that term is defined in the Federal Reserve Act. Such restrictions also prevent a bank holding company and its other affiliates from borrowing from a banking subsidiary of the bank holding company unless the loans are secured by marketable collateral of designated amounts. Further, United Security and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services.

        A bank holding company is prohibited from itself engaging in or acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company engaged in nonbanking activities. One of the principal exceptions to the prohibition is for activities found by the FRB by order or regulation to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making these determinations, the FRB considers whether the performance of such activities by a bank holding company would offer advantages to the public which outweigh possible adverse effects.

        Federal Reserve Regulation "Y" sets out those activities which are regarded as closely related to banking or managing or controlling banks, and thus, are permissible activities that may be engaged in by bank holding companies subject to approval in individual cases by the FRB. Most of these activities are now permitted for national banks. There has been litigation challenging the validity of certain activities authorized by the FRB for bank holding companies, and the FRB has various regulations in this regard still under consideration. The future scope of permitted activities is uncertain.

        United Security Bank, as a California state-chartered member bank whose deposits are insured by the FDIC up to the maximum legal limits thereof, is subject to regulation, supervision and regular examination by the Commissioner of Financial Institutions and the Federal Reserve Board. United Security Bank is also subject to provisions of the Federal Reserve Act and their regulations. The regulations of these various agencies govern most aspects of United Security Bank's business, including required reserves on deposits, investments, loans, certain of their check clearing activities, issuance of securities, payment of dividends, branching and numerous other matters. As a consequence of the extensive regulation of commercial banking activities in California and the United States, United Security Bank's business is particularly susceptible to changes in California and federal legislation and regulations which may have the effect of increasing the cost of doing business, limiting permissible activities or increasing competition.

Summary of Earnings

        The following consolidated Summary of Earnings of United Security and subsidiary for the three years ended December 31, 2003 has been derived from financial statements audited by Moss Adams LLP, independent certified public accountants, as described in their report included elsewhere in this proxy statement/prospectus. These statements should be read in conjunction with the Financial Statements and the Notes relating thereto which appear at the end of this proxy statement-prospectus.

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(in thousands, except per share data and ratios)
Interest income	$26,927	$28,716	$30,063	$28,941	$21,920
Interest expense	7,260	11,516	13,411	11,544	7,925

Net interest income	19,667	17,200	16,652	17,397	13,995
Provision for loan and lease losses	1,713	1,963	1,733	1,580	1,025

Net interest income after provision for loan and lease losses	17,954	15,237	14,919	15,817	12,970
Other noninterest income	6,271	5,368	4,277	2,538	2,781
Noninterest expense	11,855	10,860	9,818	8,648	7,898

Earnings before income taxes	12,370	9,745	9,378	9,707	7,853
Provision for income taxes(2)	4,664	2,912	3,185	3,450	2,930

Net Income	$7,706	$6,833	$6,193	$6,257	$4,923

Basic earnings per share	$1.41	$1.27	$1.14	$1.16	$0.95
Number of shares used in basic earnings per share calculation(3)	5,459,926	5,400,751	5,443,734	5,374,734	5,202,324
Diluted earnings per share	$1.40	$1.25	$1.11	$1.12	$0.89
Number of shares used in diluted earnings per share calculation(4)	5,511,670	5,487,038	5,563,855	5,587,292	5,514,544

(1)
See Notes to Financial Statements for a summary of significant accounting policies and other related data.

(2)
See Notes to Financial Statements for an explanation of income taxes.

(3)
Basic earnings per share information is based on the weighted average number of shares of common stock outstanding during each period.

(4)
Diluted earnings per share information is based on the weighted average number of shares of common stock and common stock equivalents outstanding during each period.

        The following table sets forth selected ratios for the periods indicated:

	Year Ended December 31,
	2003	2002	2001
	(Unaudited)
Net earnings to average shareholders' equity	17.80%	17.64%	17.25%
Net earnings to average total assets	1.51%	1.37%	1.55%
Total interest expense to total interest income	26.96%	40.10%	44.61%
Other operating income to other operating expense	52.90%	49.43%	43.57%
Allowance for credit losses to total loans	1.76%	1.59%	1.33%
Net loan charge-offs to total loans	0.34%	0.25%	0.31%

        The following is United Security's management's discussion and analysis of the significant changes in income and expense accounts presented in the Summary of Earnings for the years ended December 31, 2003, 2002 and 2001.

Management's Discussion and Analysis of Financial Condition and Results Of Operations

  Overview

        On June 12, 2001, the United Security Bank became the wholly-owned subsidiary of United Security through a tax free holding company reorganization, accounted for on a basis similar to the pooling of interest method. In the transaction, each share of United Security Bank stock was exchanged for a share of United Security stock on a one-to-one basis. No additional equity was issued as part of this transaction. In the following discussion, references to United Security are references to United Security Bancshares (including United Security Bank), except for periods prior to June 12, 2001, in which case, references to United Security are references to United Security Bank.

        On June 28, 2001, United Security Bancshares Capital Trust I (the "Trust") was formed as a Delaware business trust for the sole purpose of issuing Trust Preferred securities. On July 16, 2001, the Trust completed the issuance of $15 million in Trust Preferred securities, and concurrently, the Trust used the proceeds from that offering to purchase Junior Subordinated Debentures of United Security. United Security contributed $13.7 million of the $14.5 million in net proceeds received from the Trust to United Security Bank to increase its regulatory capital and used the rest for United Security's business.

        United Security currently has seven banking branches and one construction lending office, which provide financial services in Fresno and Madera counties. As a community-oriented bank, United Security continues to seek ways to better meet its customers' needs for financial services, and to expand its business opportunities in today's ever-changing financial services environment. United Security's strategy is to be a better low-cost provider of services to its customer base while enlarging its market area and corresponding customer base to further its ability to provide those services.

        On December 11, 2003, United Security announced that it has entered into a definitive agreement with Taft National under which Taft National will merge into United Security Bank. Taft National operates branch offices in Taft and Bakersfield serving small business and retail banking clients. As of September 30, 2003, Taft National had total assets of $52 million and deposits of $47 million. Upon completion of the merger, Taft National branches will operate as branches of United Security Bank.

        In the merger, United Security will issue shares of its stock in a tax free exchange for all of the Taft National shares. The value of the merger will vary depending on the market price of United Security stock at the time of the merger closing. The merger, which will be accounted for as a purchase transaction, is expected to be completed late in the first quarter or early in the second quarter of 2004. The merger is subject to certain conditions, including the approval of the shareholders of Taft National and regulatory approval. Upon consummation of the merger, former Taft National shareholders will own approximately 4.2% of United Security outstanding shares.

        Effective December 31, 2001, United Security Bank formed a subsidiary Real Estate Investment Trust ("REIT") through which preferred stock was offered to private investors, to raise capital for United Security Bank in accordance with the laws and regulations in effect at the time. The principal business purpose of the REIT was to provide an efficient and economical means to raise capital. The REIT also provided state tax benefits beginning in 2002. On December 31, 2003 the California Franchise Tax Board (FTB) announced certain tax transactions related to real estate investment trusts (REITs) and regulated investment companies (RICs) will be disallowed under the provisions of Senate Bill 614 and Assembly Bill 1601, which were signed into law in the 4th quarter of 2003.

        As a result, United Security reversed related net state tax benefits recorded in the first three quarters of 2003 and took no such benefit in the 4th quarter. United Security has recorded no state liability for 2002. United Security and its financial advisors believe that United Security's position has merit and United Security will pursue its tax claims and defend its use of these entities and transactions. United Security cannot predict at this time what the ultimate outcome will be.

  Trends Affecting Results of Operations and Financial Position

        United Security's overall operations are impacted by a number of factors, including not only interest rates and margin spreads, which impact results of operations, but also the composition of United Security's balance sheet. One of the primary strategic goals of United Security is to maintain a mix of assets that will generate a reasonable rate of return without undue risk, and to finance those assets with a low-cost and stable source of funds. Liquidity and capital resources must also be considered in the planning process to mitigate risk and allow for growth.

        The following table summarizes the year-to-date averages of the components of interest-bearing assets as a percentage of total interest bearing assets, and the components of interest-bearing liabilities as a percentage of total interest-bearing liabilities:

	YTD Average 12/31/03	YTD Average 12/31/02	YTD Average 12/31/01
Loans	75.39%	76.08%	81.76%
Investment securities	19.88%	19.24%	16.11%
Interest-bearing deposits in other banks	1.81%	0.67%	0.00%
Federal funds sold	2.92%	4.01%	2.13%

Total earnings assets	100.00%	100.00%	100.00%
NOW accounts	8.25%	7.22%	8.11%
Money market accounts	20.08%	16.03%	15.78%
Savings accounts	6.34%	5.32%	6.10%
Time deposits	57.79%	58.60%	56.47%
Other borrowings	3.53%	8.86%	11.23%
Trust Preferred Securities	4.01%	3.97%	2.31%

Total interest-bearing liabilities	100.00%	100.00%	100.00%

        United Security has modified its business plan over the past several years to better position itself for strategic growth in the future, while reducing potential risk levels. This is in response to the relative size and complexity of United Security, as well as economic and other market factors that may affect future operations and anticipated growth.

        After experiencing significant growth during 2001 and 2002, United Security reduced overall asset growth in 2003 while focusing efforts on strengthening the balance sheet to improve asset quality and enhance liquidity. During 2003, loan growth was curtailed in out-of-market-area participations, and certain liabilities including FHLB borrowings totaling $35 million, were paid off. As a result, loans declined during 2003 by approximately $3.3 million and excess funds obtained from deposit growth were used to pay down borrowings or were invested in short-term overnight investments to enhance liquidity.

        United Security continues to emphasize relationship banking and core deposit growth. As local economies began to improve during 2003, United Security focused greater attention on its market area of Fresno and Madera Counties. While overall loans increased $9.4 million between December 31, 2001 and December 31, 2003, the level of loan participations declined by more than $36.7 million during that two-year period. In addition, United Security also concentrated its resources during 2003 on asset improvement and developing a business culture that will enable United Security to better compete and expand in its market area. In the future, United Security will continue to emphasize its core lending strengths of commercial real estate and construction lending, as well as small business financing.

        Deposit growth totaled $16.5 million during 2003, as compared to $55.3 million during 2002. During those two years, steady increases were experienced in demand and savings deposits, which include NOW and money market accounts, savings accounts, and noninterest-bearing checking accounts. Growth in these deposit categories has been consistent during 2002 and 2003 as United Security continues to emphasize core deposit growth as part of it s relationship banking strategy. Growth in demand and savings deposits included increases in the total number of accounts during 2002 and 2003, as well as the average balances in certain categories such as money market accounts. Increases in demand and savings deposits were experienced in all branches during 2003, although approximately 54% of the growth was achieved in the immediate Fresno area. United Security will continue to emphasize these deposit categories throughout its market area during 2004 and beyond.

        Growth in time deposits has fluctuated over the past several years, as United Security has been able to control the level of these deposits to some degree with pricing strategies. Time deposits, including brokered and other out-of-market deposits were allowed to grow during 2002 as the funds were needed for loan growth, but then allowed to run-off as they matured during 2003 as the need for such deposits diminished. United Security will continue to use pricing strategies to control the overall level of time deposits as part of its growth and liquidity planning process.

        United Security will continue to evaluate its business plan as economic and market factors change in its market area. Growth and increased market share will be of primary importance during 2004 as United Security opens a new branch in Downtown Fresno, and completes the merger with Taft National Bank in Kern County, California.

  Results of Operations

        For the year ended December 31, 2003, United Security reported net income of $7.7 million or $1.41 per share ($1.40 diluted) as compared to $6.8 million or $1.27 per share ($1.25 diluted) for the year ended December 31, 2002, and $6.2 million or $1.14 per share ($1.11 diluted) for the year ended December 31, 2001. Net income for 2003 increased $873,000 from the previous year primarily as the result of increased volumes in earning assets combined with a substantial decrease in the cost of interest-bearing liabilities, which was reflected in an increase in United Security's net margin.

        United Security's return on average assets was 1.51% for the year ended December 31, 2003 as compared to 1.37% and 1.55% for the same twelve-month periods of 2002 and 2001, respectively. United Security's return on average equity was 17.80% for the year ended December 31, 2003 as compared to 17.64% and 17.25% for the same twelve-month periods of 2002 and 2001, respectively.

  Net Interest Income

        Net interest income, the most significant component of earnings, is the difference between the interest and fees received on earning assets and the interest paid on interest-bearing liabilities. Earning assets consist primarily of loans, and to a lesser extent, investments in securities issued by federal, state and local authorities, and corporations, as well as interest-bearing deposits and overnight funds with other financial institutions. These earning assets are funded by a combination of interest-bearing and noninterest-bearing liabilities, primarily customer deposits and short-term and long-term borrowings. Net interest income before provision for credit losses totaled $19.7 million for the year ended December 31, 2003 as compared to $17.2 million for the year ended December 31, 2002. This represents an increase of $2.5 million or 14.3% between the years ended December 31, 2002 and 2003, as compared to an increase of $548,000 or 3.3% between 2001 and 2002. The increase in net interest income between 2002 and 2003 is primarily the result of substantial growth in net average earning assets , combined with a decline in average interest-bearing liabilities, which more than offset the decline in average market rates of interest between those two twelve-month periods. Average interest-bearing liabilities declined during 2003 as the result of reductions in the other borrowings, which were not renewed as they matured. This was part of United Security's strategic plan to slow asset growth to allow reengineering of United Security's infrastructure to better prepare for growth in the future. This included reducing the total amounts of loan participations outside of United Security's market area and to focus on reducing the amount of nonperforming assets. For further discussion on changes in assets and liabilities, refer to the section entitled "Financial Condition". The increase in net interest income between 2001 and 2002 is primarily the result of substantial growth in net average earning assets and liabilities, which more than offset the decline in average market rates of interest between those two twelve-month periods.

 Distribution of Average Assets, Liabilities and Shareholders' Equity:
Interest rates and interest differentials
Years Ended December 31, 2003, 2002, and 2001

	2003			2002			2001
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans(1)	$353,562	$23,134	6.54%	$347,192	$24,521	7.06%	$297,653	$26,412	8.87%
Investment Securities—taxable	90,608	3,169	3.50%	84,904	3,617	4.26%	55,285	3,218	5.82%
Investment Securities—nontaxable(2)	2,613	132	5.05%	2,889	139	4.81%	3,357	155	4.62%
Interest on deposits in other banks	8,496	345	4.06%	3,048	138	4.53%	0	0	0.00%
Federal funds sold and reverse repos	13,714	147	1.07%	18,322	301	1.64%	7,766	278	3.58%
Total interest-earning assets	468,993	$26,927	5.74%	456,355	$28,716	6.29%	364,061	$30,063	8.26%
Allowance for possible loan losses	(5,375)			(5,372)			(4,114)
Noninterest-bearing assets:
Cash and due from banks	18,449			17,728			14,154
Premises and equipment, net	3,960			2,839			3,265
Accrued interest receivable	2,226			2,891			3,352
Other real estate owned	4,348			9,186			4,179
Other assets	17,690			15,580			13,863
Total average assets	$510,291			$499,207			$398,760
Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
NOW accounts	$30,840	$146	0.47%	$27,275	$208	0.76%	$24,382	$360	1.48%
Money market accounts	75,111	1,103	1.47%	60,573	1,131	1.87%	47,440	1,604	3.38%
Savings accounts	23,705	124	0.52%	20,106	165	0.82%	18,337	322	1.76%
Time deposits	216,127	4,563	2.11%	221,387	7,686	3.47%	169,720	8,917	5.25%
Other borrowings	13,206	540	4.09%	33,476	1,427	4.26%	33,752	1,667	4.94%
Trust Preferred securities	15,000	784	5.23%	15,000	899	5.99%	6,945	541	7.79%
Total interest-bearing liabilities	373,989	$7,260	1.94%	377,817	$11,516	3.05%	300,576	$13,411	4.46%
Noninterest-bearing liabilities:
Noninterest-bearing checking	89,713			79,974			59,389
Accrued interest payable	756			1,141			1,388
Other liabilities	2,539			1,544			1,504
Total average liabilities	466,997			460,476			362,857
Total average shareholders' equity	43,294			38,731			35,903
Total average liabilities and Shareholders' equity	$510,291			$499,207			$398,760
Interest income as a percentage of average earning assets			5.74%			6.29%			8.26%
Interest expense as a percentage of average earning assets			1.55%			2.52%			3.68%
Net interest margin			4.19%			3.77%			4.58%

(1)
Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis. Loan interest income includes loan fees of approximately $1,889,000, $1,352,000, and $1,468,000 for the years ended December 31, 2003, 2002, and 2001, respectively.

(2)
Applicable nontaxable securities yields have not been calculated on a tax-equivalent basis because they are not material to United Security's results of operations.

        As summarized in the following table, the increase in net interest income between the two twelve-month periods ended December 31, 2003 and 2002 is comprised of a decrease in total interest income of approximately $1.8 million, which was more than offset by a decrease in total interest expense of approximately $4.3 million. United Security Bank's net interest margin, as shown in the foregoing table, increased to 4.19% at December 31, 2003 from 3.77% at December 31, 2002, an increase of 42 basis points (100 basis points = 1%) between the two periods. Contrarily, the net margin reported during 2002 represents a decrease of 81 basis points from the 4.58% net margin realized by United Security during 2001. While assets have grown over the past three years and the balance sheet mix has changed, interest rate movements over those three years have played a significant role in net interest income trends. Market rates of interest decreased significantly between the years ended December 31, 2000 and 2001, and then rates remained stable throughout much of 2002 and 2003. During 2002 and 2003, United Security's liabilities continued to reprice. The prime rate, for example (the rate to which most of United Security's floating-rate loans are tied), increased by 100 basis point during 2000, but declined by an unprecedented 475 basis points between December 31, 2000 and December 31, 2001, then only decreased 50 basis points during the fourth quarter of 2002, and another 25 basis points during June 2003. As a result of the Federal Reserve's actions, the prime rate averaged 4.12% for the year ended December 31, 2003 as compared to 4.63% and 6.93% for the years ended December 31, 2002 and 2001, respectively.

        Both United Security's net interest income and net interest margin are affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as "volume change." Both are also affected by changes in yields on interest-earning assets and rates paid on interest-bearing liabilities, referred to as "rate change". The following table sets forth the changes in interest income and interest expense for each major category of interest-earning asset and interest-bearing liability, and the amount of change attributable to volume and rate changes for the years indicated. Changes in interest income and expense, which are not attributable specifically to either rate or volume, are allocated proportionately between the two variances based on the absolute dollar amounts of the change in each.

Rate and Volume Analysis

	2003 compared to 2002			2002 compared to 2001
	Total	Rate	Volume	Total	Rate	Volume
	(In thousands)
(Decrease) increase in interest income:
Loans	$(1,387)	$(1,830)	$443	$(1,891)	$(5,884)	$3,993
Investment securities	(455)	(677)	222	383	(1,010)	1,393
Interest-bearing deposits in other banks	207	10	197	138	0	138
Federal funds sold and securities purchased under agreements to resell	(154)	(89)	(65)	23	(209)	232

Total interest income	(1,789)	(2,586)	797	(1,347)	(7,103)	5,756
(Decrease) increase in interest expense:
Interest-bearing demand accounts	(90)	(336)	246	(625)	(998)	373
Savings accounts	(41)	(67)	26	(157)	(186)	29
Time deposits	(3,123)	(2,944)	(179)	(1,231)	(3,510)	2,279
Other borrowings	(887)	(56)	(831)	(240)	(226)	(14)
Trust Preferred securities	(115)	(115)	0	358	(149)	507

Total interest expense	(4,256)	(3,518)	(738)	(1,895)	(5,069)	3,174

Increase (decrease) in net interest income	$2,467	$932	$1,535	$548	$(2,034)	$2,582

        Total interest income decreased approximately $1.8 million or 6.2% for the year ended December 31, 2003 as compared to the previous year. The change is attributable primarily to an increase in the overall volume of earning assets, which was more than offset by a decrease in market rates of interest. Earning asset growth was mainly in loans, which are traditionally United Security's highest earning asset and, to a smaller degree, in investment securities and interest-bearing deposits. On average, loan growth totaled nearly $6.4 million or 1.8% during 2003. United Security continues to maintain a high percentage of loans in its earning asset mix with loans averaging 75.4% of total earning assets for the year ended December 31, 2003, as compared to 76.1% and 81.8% for the years ended December 31, 2002 and 2001, respectively.

        For the year ended December 31, 2002, total interest income decreased approximately $1.3 million or 4.5% as compared to the year ended December 31, 2001. As with 2003, this decrease is also attributable to an increase in the overall volume of earning assets, which was more than offset by a decrease in market rates of interest between 2001 and 2002. Earning asset growth was mainly in loans, which are traditionally United Security's highest earning asset and, to a smaller degree, in investment securities, interest-bearing deposits and federal funds sold. On average, loan growth totaled nearly $49.5 million or 16.6% during 2002.

        Total interest expense decreased approximately $4.3 million or 37.0% for the year ended December 31, 2003 as compared to the year ended December 31, 2002. As with the previous year, the decrease between these two periods is primarily the result of a substantial decrease in the average rates paid on all interest-bearing categories, which was combined with a decrease in average balances of time deposits and other borrowings during the year. Average time deposit balances decreased $5.3 million and average balances on other borrowings decreased $20.3 million during 2003, and the average rate paid on time deposits and other borrowings declined 136 and 17 basis points, respectively, when compared to the year ended December 31, 2001. All other interest bearing-liability categories experienced increases in average volumes during 2003, which were more than offset by the average rates paid on those liabilities.

        For the year ended December 31, 2002, total interest expense of $11.5 million represents a decrease of approximately $1.9 million or 14.1% as compared to the year ended December 31, 2001. The decrease between these two periods is primarily the result of a substantial decrease in the average rates paid on all interest-bearing categories, which more than offset the $77.2 million total increase in average balances during the year. Rate declines were the result of general declines in market rates of interest over that period. While average time deposit balances increased $51.7 million during 2002, the total cost of those time deposits declined $1.2 million and the average rate paid declined 178 basis points, when compared to the year ended December 31, 2001. All other interest bearing-liability categories experienced increases in average volumes during 2002, while realizing declines in interest expense and the average rates paid on those liabilities.

  Provision for Credit Losses

        Provisions for credit losses and the amount added to the allowance for credit losses is determined on the basis of management's continuous credit review of the loan portfolio, consideration of past loan loss experience, current and future economic conditions, and other pertinent factors. Such factors consider the allowance for credit losses to be adequate when it covers estimated losses inherent in the loan portfolio. Based on the condition of the loan portfolio, management believes the allowance is sufficient to cover risk elements in the loan portfolio. For the year ended December 31, 2003 the provision to the allowance for credit losses amounted to $1.7 million as compared to $2.0 and $1.7 million for the years ended December 31, 2002 and 2001, respectively. The provision made during the fourth quarter of 2003 totaled $841,000, or approximately 49.1% of the total provision made during 2003, while the provision made during the fourth quarter of 2002 totaled $744,000, or approximately 39.4% of the total provision made during that year. The additional provisions made during the fourth quarters of 2003 and 2002 were in response to increased levels of nonperforming loans. Specifically, additional provisions for credit losses taken during the fourth quarter of 2003 are primarily the result of a nonperforming lease portfolio totaling approximately $5.5 million. For further discussion, see "Asset quality and allowance for credit losses" included in the financial condition section of this Management's Discussion and Analysis of Financial Condition and Results of Operations. The additional provisions made during the fourth quarters of 2003 and 2002 were in response to increased levels of nonperforming loans. For further discussion, see the "Asset Quality and Allowance for Credit Losses" section of this financial review. The amount provided to the allowance for credit losses during 2003 brought the allowance to 1.76% of net outstanding loan balances at December 31, 2003, as compared to 1.59% of net outstanding loan balances at December 31, 2002, and 1.33% at December 31, 2001.

  Noninterest Income

        The following table summarizes significant components of noninterest income for the years indicted and the net changes between those years:

	Years Ended December 31,			Increase (decrease) during Year
	2003	2002	2001	2003	2002
	(In thousands)
Customer service fees	$3,789	$3,895	$3,086	$(106)	$809
(Loss) gain on sale of securities	(58)	485	770	(543)	(285)
Gain on sale of loans	21	103	0	(82)	103
Gain on sale of OREO	80	4	34	76	(30)
Gain on sale of interest-bearing deposits in other banks	186	0	0	186	0
Shared appreciation income	1,813	267	112	1,546	155
Other	440	614	275	(174)	339

Total	$6,271	$5,368	$4,277	$903	$1,091

        Noninterest income consists primarily of fees and commissions earned on services that are provided to United Security's banking customers and, to a lesser extent, gains on sales of United Security assets and other miscellaneous income. Noninterest income for the year ended December 31, 2003 increased $900,000 when compared to the previous year, and increased $1.2 million when compared to the year ended December 31, 2001. Shared appreciation income on commercial real estate increased $1.5 million between the two years ended December 31, 2003 and 2002, and was a major contributing factor to the overall increase in noninterest income during 2003. Shared appreciation income results from agreements between United Security and the borrower on certain construction loans where United Security agrees to receive interest on the loan at maturity rather than monthly and the borrower agrees to share in the profits of the project. The profit is determined by the appraised value of the completed project and subsequent refinancing or sale of the project. Due to the difficulty in calculating future values, shared appreciation income is recognized when received. Customer service fees declined by $106,000 during the year ended December 31, 2003, which is attributable to modest declines in checking service charges and overdraft fee income. Gain on sale of interest-bearing deposits in other banks totaled $186,000 during 2003, and resulted from the sale of investment CD's. In addition, and in contrast to previous years, losses on sales of securities were experienced during 2003 as securities were called prior to maturity.

        Total noninterest income for the year ended December 31, 2002 increased $1.1 million or 25.5% when compared to the year ended December 31, 2001. Increases in customer service fees accounted for $809,000 or 74.2% of the total increase in noninterest income between those two periods. Increases in customer service fees were attributable to growth in ATM fee income, as well as checking service charges and overdraft charges. United Security has not only increased its number of ATM's, but has also experienced an increase in transaction volume over the past several years. Gains from sales of available-for-sale securities accounted for $485,000 of the total noninterest income for the year ended December 31, 2002. Increases of $339,000 in other noninterest income were largely comprised of OREO income, and dividends paid from United Security's equity investment in a title company.

Noninterest Expense

        The following table sets forth the components of total noninterest expense in dollars and as a percentage of average earning assets for the years ended December 31, 2003, 2002 and 2001:

	2003		2002		2001
	Amount	% of Average Earning Assets	Amount	% of Average Earning Assets	Amount	% of Average Earning Assets
	(Dollars in thousands)
Salaries and employee benefits	$5,089	1.09%	$4,895	1.07%	$4,525	1.24%
Occupancy expense	1,658	0.35%	1,730	0.38%	1,731	0.48%
Data processing	515	0.11%	553	0.12%	544	0.15%
Professional fees	991	0.21%	965	0.21%	591	0.15%
Directors fees	184	0.04%	201	0.04%	202	0.06%
Amortization of intangibles	353	0.08%	360	0.08%	360	0.10%
Correspondent bank service charges	281	0.06%	289	0.06%	218	0.06%
Writedowns on OREO	403	0.09%	132	0.03%	19	0.01%
Other	2,381	0.51%	1,735	0.38%	1,628	0.45%

Total	$11,855	2.53%	$10,860	2.38%	$9,818	2.70%

        Noninterest expense, excluding provision for credit losses and income tax expense, totaled $11.9 million for the year ended December 31, 2003 as compared to $10.9 million and $9.8 million for the years ended December 31, 2002 and 2001, respectively. These figures represent an increase of $1.0 million or 9.2% between the years ended December 31, 2003 and 2002 and an increase of $1.0 million or 10.6% between the years ended December 31, 2002 and 2001. Expense increases between the three years presented are associated primarily with normal, anticipated growth of United Security. As a percentage of average earning assets, total noninterest expense has only experienced minor changes over the past three years as United Security has controlled overhead expenses while experiencing profitable growth. Noninterest expense amounted to 2.53% of average earning assets for the year ended December 31, 2002 as compared to 2.38% at December 31, 2002 and 2.70% at December 31, 2001.

        Increases in salaries and employee benefits over the three years presented were the result of additional staff to support United Security's strategic long-term growth objectives, as well as normal wage and benefit increases combined with increased medical insurance costs incurred. Professional fees increased over the three years presented as the result of additional legal expenses associated with impaired loans, increased audit fees, and the formation of United Security Bank's subsidiary REIT during 2002. Increases in other noninterest expense over the three years presented are associated with normal business growth and, include a number of items such as telephone, postage, insurance, and armored car expenses. Increases in other noninterest expense during 2003 included an additional $164,000 in expenses to maintain OREO properties.

Financial Condition

        Total assets decreased by $12.7 million or 2.5% during the year to $506.6 million at December 31, 2003, down from $519.3 million at the end of the same period last year, but up from the balance of $450.9 million at December 31, 2001. The asset decline experienced during 2003 was primarily the result of a decrease in funding sources. Maturing securities were utilized to fund loan growth and growth in federal funds sold, as well as the overall decline in liabilities, thus enhancing United Security's overall liquidity position. During the year ended December 31, 2003, net loans decreased $4.3 million, investment securities decreased $20.8 million, while federal funds sold and interest-bearing deposits in other banks increased $9.1 million. Total deposits of $444.4 million at December 31, 2003 increased $16.5 million or 3.9% from the balance reported at December 31, 2002, and increased $71.8 million or 19.5% from the balance of $368.7 million reported at December 31, 2001.

        Earning assets averaged approximately $469.0 million during the year ended December 31, 2003, as compared to $456.4 million and $364.1 million for the years ended December 31 2002 and 2001, respectively. Average interest-bearing liabilities decreased to $374.0 million for the year ended December 31, 2003, as compared to $377.8 million for the year ended December 31, 2002, but increased compared to $300.6 million for the year ended December 31, 2001.

  Loans

        United Security's primary business is that of acquiring deposits and making loans, with the loan portfolio representing the largest and most important component of its earning assets. Loans totaled $345.7 million at December 31, 2003, a decrease of $3.4 million or 1.0% when compared to the balance of $349.1 million at December 31, 2002, but an increase of $9.4 million or 2.8% when compared to the balance of $336.3 million reported at December 31, 2001. Average loans totaled $353.6 million, $347.2 million, and $297.7 million for the years ended December 31, 2003, 2002 and 2001, respectively. During 2003 average loans increased 1.8% when compared to the year ended December 31, 2002 and increased 18.8% compared to the year ended December 31, 2001.

        The following table sets forth the amounts of loans outstanding by category and the category percentages as of the year-end dates indicated:

	2003		2002		2001		2000		1999
	Dollar Amount	% of Loans	Dollar Amount	% of Loans	Dollar Amount	% of Loans	Dollar Amount	% of Loans	Dollar Amount	% of Loans
	(In thousands)
Commercial and industrial	$116,991	33.9%	$117,293	33.6%	$102,280	30.4%	$66,435	25.4%	$52,275	26.4%
Real estate—mortgage	96,381	27.9	100,417	28.9	111,425	33.1	113,140	43.3	77,694	39.2
Real estate—construction	97,930	28.3	95,024	27.2	92,764	27.6	61,038	23.4	55,574	28.0
Agricultural	15,162	4.4	16,877	4.8	12,987	3.9	7,240	2.8	7,003	3.5
Installment/other	6,617	1.9	7,811	2.2	6,647	2.0	10,291	3.9	5,723	2.9
Lease financing	12,581	3.6	11,632	3.3	10,184	3.0	3,225	1.2	0	0.0

Total Loans	$345,662	100.0%	$349,054	100.0%	$336,287	100.0%	$261,369	100.0%	$198,269	100.0%

        Loans declined during 2003 as part of United Security's plan to slow overall asset growth and better position itself for sustained and stable growth in the future. During this time loan participations in other market areas were curtailed and United Security began to focus more on its market area of Fresno and Madera Counties as local economies began to improve. Total loan participations declined from $79.5 million at December 31, 2001 to $63.8 million and $42.7 million at December 31, 2002 and 2003, respectively. As a result, commercial and industrial, real estate mortgage, and construction loans showed only minor changes between December 31, 2002 and December 31, 2003. In addition, United Security concentrated its resources on asset improvement and developing a business culture that will enable United Security to better compete in its market area. In the future, United Security will continue to focus on its core lending emphasis of commercial real estate and construction lending, as well as small business financing.

        Loan volume continues to be greatest in what has historically been United Security Bank's primary lending emphasis: commercial, real estate mortgage, and construction lending. The only loan growth experienced during 2003 occurred in real estate construction and lease financing loans, which increased by $3.0 million or 3.1%, and $949,000 or 8.2%, respectively, during the year. Modest decreases were experienced in all other loan categories during 2003. Much of the loan growth experienced during 2002 occurred in commercial and industrial loans, which increased by$15.0 million or 14.7% during that year. At December 31, 2003, approximately 77% of commercial and industrial loans have floating rates and, although some may be secured by real estate, many are secured by accounts receivable, inventory, and other business assets. Construction loans continues to be a significant focus for United Security and increased $3.0 million or 3.1% during 2003, increased $2.3 million or 2.4% during 2002, and increased $31.7 million or 52.0% during 2001. Construction loans are generally short-term, floating-rate obligations, which consist of both residential and commercial projects. Agricultural loans consisting of mostly short-term, floating rate loans for crop financing, decreased $1.7 million or 10.2% between December 31, 2002 and December 31, 2003, while installment loans decreased $1.2 million or 15.3% during that same period. Since 2000, United Security has done lease financing, with growth of $1.0 million or 8.2% experienced during 2003, as compared to $1.4 million or 14.5% and $7.0 million or 215.8% during the years ended December 31, 2002 and 2001, respectively.

        The real estate mortgage loan portfolio totaling $96.4 million at December 31, 2003 consists of commercial real estate, residential mortgages, and home equity loans. Commercial real estate is the core of this segment of the portfolio, with balances of $86.1 million, $82.6 million, and $83.3 million at December 31, 2003, 2002, and 2001, respectively. Commercial real estate loans are generally a mix of short to medium-term, fixed and floating rate instruments and, are mainly tied to commercial income and multi-family residential properties. United Security does not currently offer residential mortgage loans and, as a result, that portion of the portfolio generally has declined over time with balances of $5.2 million, $7.8 million, and $13.4 million at December 31, 2003, 2002 and 2001, respectively. United Security purchased a portfolio of fixed-rate jumbo mortgages during 2001, which accounted for $8.7 million of the outstanding mortgage loans at December 31, 2001. With substantial prepayments experienced during 2002, that jumbo mortgage portfolio declined during the year to a balance of $1.9 million at December 31, 2002. United Security began offering short to medium-term, fixed-rate, home equity loans early in 1997 and during the last three years balances have declined moderately, with $5.0 million at December 31, 2003, $10.0 million at December 31, 2002, and $14.8 million at December 31, 2001.

        The following table sets forth the maturities of United Security Bank's loan portfolio at December 31, 2003. Amounts presented are shown by maturity dates rather than repricing periods:

	Due in one year or less	Due after one Year through Five years	Due after Five years	Total
	(In thousands)
Commercial and agricultural	$59,433	$57,151	$15,569	$132,153
Real estate—construction	67,712	30,218	0	97,930
	127,145	87,369	15,569	230,083
Real estate—mortgage	5,941	63,291	27,149	96,381
All other loans	4,417	13,433	1,348	19,198

Total Loans	$137,503	$164,093	$44,066	$345,662

        The average yield on loans was 6.54% for the year ended December 31, 2003, representing a decrease of 52 basis points when compared to the year ended December 31, 2002 and was a result of a general decline in average market rates of interest between those two periods. For the year ended December 31, 2002, the overall average yield on the loan portfolio was 7.06%, representing a decrease of 181 basis points when compared to 8.87% for the same twelve-month period of 2001 and again was a result of a significant decrease in average market rates of interest during 2002. United Security Bank's loan portfolio is generally comprised of short-term or floating rate loans and is therefore susceptible to fluctuations in market rates of interest. At December 31, 2003, 2002 and 2001, approximately 66.5%, 68.7% and 65.2% of United Security Bank's loan portfolio consisted of floating rate instruments, with the majority of those tied to the prime rate.

        The following table sets forth the contractual maturities of United Security Bank's fixed and floating rate loans at December 31, 2003 . Amounts presented are shown by maturity dates rather than repricing periods, and do not consider renewals or prepayments of loans:

	Due in one year or less	Due after one Year through Five years	Due after Five years	Total
	(In thousands)
Accruing loans:
Fixed rate loans	$38,440	$49,035	$14,080	$101,555
Floating rate loans	95,031	100,634	29,786	225,451

Total accruing loans	133,471	149,669	43,866	327,006
Nonaccrual loans:
Fixed rate loans	306	8,029	0	8,335
Floating rate loans	3,726	6,395	200	10,321
Total nonaccrual loans	4,032	14,424	200	18,656

Total Loans	$137,503	$164,093	$44,066	$345,662

  Securities

        Following is a comparison of the amortized cost and approximate fair value of available-for-sale and held-to-maturity securities for the three years indicated:

	December 31, 2003				December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value (Carrying Amount)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value (Carrying Amount)
	(In thousands)
Available-for-sale:
U.S. Government agencies	$58,666	$613	$(354)	$58,925	$63,794	$1,570	$0	$65,364
U.S. Government agency collateralized mortgage obligations	54	0	0	54	84	4	0	88
Obligations of state and political subdivisions	2,613	201	0	2,814	2,795	178	0	2,973
Other investment securities	21,646	421	(125)	21,942	36,158	5	(21)	36,142

Total available-for-sale	$82,979	$1,235	$(479)	$83,735	$102,831	$1,757	$(21)	$104,567

	December 31, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Available-for-sale:
U.S. Government agencies	$42,341	$360	$(74)	$42,627
U.S. Government agency collateralized mortgage obligations	211	1	(2)	210
Obligations of state and political subdivisions	3,464	72	(4)	3,532
Other investment securities	17,164	0	(168)	16,996

Total available-for-sale	$63,180	$433	$(248)	$63,365

        Included in other debt securities at December 31, 2003 is a short-term government securities mutual fund totaling $7.9 million, a commercial asset-backed trust totaling $5.6 million, and Trust Preferred securities pools totaling $8.4 million. Included in other debt securities at December 31, 2002 is a short-term government securities mutual fund totaling $10.0 million, a money market mutual fund totaling $23.0 million, and a Trust Preferred securities pool totaling $3.1 million. The commercial asset-backed trust consists of fixed and floating rate commercial and multifamily mortgage loans. The short-term government securities mutual fund invests in debt securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities, with a maximum duration equal to that of a 3-year U.S. Treasury Note.

        Realized gains on securities available-for-sale totaled $11,000 during 2003, $509,000 during 2002, and $769,000 during 2001. Realized losses on securities available-for-sale totaled $69,000 during 2003 and $24,000 during 2002. There were no realized losses for such securities during 2001.

        Investment securities decreased $20.82 million between December 2002 and December 2003, as maturing securities were utilized to fund borrowing runoff. Excess funds were temporarily invested in overnight funds to enhance United Security's liquidity position. The decrease in securities during 2003 was primarily in other investment securities, and included the sale of a short-term money market mutual fund with Janus Investments totaling $23.0 million.

        Investment securities increased $41.2 million between December 2001 and December 2002, as deposits and borrowings grew faster than loans, and excess funds were utilized to enhance United Security's liquidity position. The increase was divided almost evenly between U.S. Government-sponsored agencies and other investment securities. Included in the increase in other investment securities was a short-term money market mutual fund with Janus Investments totaling $23.0 million, which can be liquidated as needed for loan growth or deposit runoff.

        The contractual maturities of investment securities as well as yields based on amortized cost of those securities at December 31, 2003 are shown below. Actual maturities may differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

			After one year to five years		After five years to ten years
	One year or less						After ten years
Total
	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)
	(Dollars in thousands)
Available-for-sale:
U.S. Government agencies	$—	—%	$49,522	3.41%	$—	—%	$9,403	5.24%	$58,925	3.70%
U.S. Government agency collateralized mortgage obligations	—	—	—	—	—	—	54	5.15%	54	5.15%
Obligations of state and political subdivisions	377	4.36%	402	4.45%	284	4.43%	1,751	4.91%	2,814	5.09%
Other investment securities	7,926	3.43%	4,950	2.53%	—	—	9,066	6.59%	21,942	4.59%

Total estimated fair value	$8,303	3.47%	$54,874	3.34%	$284	4.43%	$20,274	5.81%	$83,735	3.98%

(1)
Weighted average yields are not computed on a tax equivalent basis

        At December 31, 2003 and 2002, available-for-sale securities with an amortized cost of approximately $61.3 million and $65.0 million, respectively (fair value of $61.7 million and $66.7 million, respectively) were pledged as collateral for public funds, FHLB borrowings, and treasury tax and loan balances.

  Deposits

        United Security Bank attracts commercial deposits primarily from local businesses and professionals, as well as retail checking accounts, savings accounts and time deposits. Total deposits increased $16.5 million or 3.9% during the year to a balance of $440.4 million at December 31, 2003 and increased $55.3 million or 15.0% between December 31, 2001 and December 31, 2002. Core deposits, consisting of all deposits other than time deposits of $100,000 or more and brokered deposits, continue to provide the foundation for United Security Bank's principal sources of funding and liquidity. These core deposits amounted to 70.1%, 69.4% and 65.5% of the total deposit portfolio at December 31, 2003, 2002 and 2001, respectively.

        The following table sets forth the year-end amounts of deposits by category for the years indicated, and the dollar change in each category during the year:

	December 31,			Change during Year
	2003	2002	2001	2003	2002
	(In thousands)
Noninterest-bearing deposits	$94,597	$89,000	$72,413	$5,597	$16,587
Interest-bearing deposits:
NOW and money market accounts	120,375	100,199	83,316	20,176	16,883
Savings accounts	23,691	21,138	19,883	2,553	1,255
Time deposits:
Under $100,000	75,640	85,564	68,414	(9,924)	17,150
$100,000 and over	126,141	128,086	124,625	(1,945)	3,461

Total interest-bearing deposits	345,847	334,987	296,238	10,860	38,749

Total deposits	$440,444	$423,987	$368,651	$16,457	$55,336

        United Security continues to emphasize core deposits as part of its relationship banking strategy. As a result, deposits continue to grow in United Security's deposit categories of NOW and money market accounts, savings accounts, as well as noninterest-bearing checking accounts. Substantial increases have been experienced in these deposit categories during 2002 and 2003 as the result of both an increase in the total number of accounts as well as an increase in the average balance per account, particularly in money market accounts. With market rates of interest at historical lows, money market accounts, with their tiered interest-rate features, have become increasingly attractive to depositors. During 2003 total NOW, money market accounts, and noninterest-bearing checking accounts increased in all branches, with about 54% of that increase taking place in the immediate Fresno area.

        Deposit accounts of $100,000 or more, for of NOW and money market accounts, as well as noninterest-bearing checking accounts, increased approximately $33.7 million between December 31, 2001 and December 31, 2002, and increased $21.1 million between December 31, 2001 and December 31, 2002. On average, total NOW, money market accounts, and noninterest-bearing checking accounts of $100,000 or more increased $27.3 million during 2003 and increased $29.0 million during 2002.

        As mentioned previously, growth in time deposits has fluctuated over the past several years, as United Security has been able to control the level of these deposits to some degree with pricing strategies. Time deposits, including brokered and other out-of-market deposits were allowed to grow during 2002 as the funds were needed for loan growth, but then allowed to run-off as they matured during 2003 as the need for such deposits diminished. United Security will continue to use pricing strategies to control the overall level of time deposits as part of its growth and liquidity planning process.

        During the year ended December 31, 2003, increases were experienced in all deposit categories, except in time deposits, with the majority of the increase being in interest-bearing checking accounts. During the year ended December 31, 2002, increases were experienced in all deposit categories, with substantial increases in time deposits, as well as interest-bearing and noninterest-bearing checking accounts. Much of the increase in time deposits over the years presented has been the result of wholesale and brokered deposits, as well as time deposits from the State of California. United Security has utilized brokered deposits over the past several years to enhance its deposit growth, with brokered deposits totaling $27.1 million, $26.3 million and $51.3 million at December 31, 2003, 2002 and 2001, respectively. In addition, United Security has been able to obtain time deposits from the State of California, which totaled $40.0 million, $40.0 million, and $30.0 million at December 31, 2003, 2002 and 2001, respectively. The time deposits of the State of California are collateralized by pledged securities in United Security's investment portfolio.

        United Security's deposit base consists of two major components represented by noninterest-bearing (demand) deposits and interest-bearing deposits. Interest-bearing deposits consist of time certificates, NOW and money market accounts and savings deposits. Total interest-bearing deposits increased $10.9 million or 3.2% between December 31, 2002 and December 31, 2003, while noninterest-bearing deposits increased $5.6 million or 6.3% between the same two periods presented. Between December 31, 2001 and December 31, 2002, total interest-bearing deposits increased $38.7 million or 13.1%, while noninterest-bearing deposits increased $16.6 million or 22.9%.

        On a year-to-date average, United Security experienced an increase of $26.2 million or 6.4% in total deposits between the years ended December 31, 2002 and December 31, 2003. Between these two periods, average interest-bearing deposits increased $16.4 million or 5.0%, while total noninterest-bearing checking increased $9.7 million or 12.2% on a year-to-date average basis. On average, United Security experienced increases in all deposit categories between the years ended December 31, 2002 and December 31, 2003, except time deposits, which decreased $5.3 million on average during 2003. On a year-to-date average basis, total deposits increased $90.0 million or 28.2% between the years ended December 31, 2001 and December 31, 2002. Of that total, interest-bearing deposits increased by $69.5 million or 26.7%, while noninterest-bearing deposits increased $20.6 million or 34.7% during 2002. The most significant increases experienced in average deposits during 2002 were in time deposits, money market accounts, and noninterest bearing accounts.

        The following table sets forth the average deposits and average rates paid on those deposits for the years ended December 31, 2003, 2002 and 2001:

	2003		2002		2001
	Average Balance	Rate %	Average Balance	Rate %	Average Balance	Rate %
	(Dollars in thousands)
Interest-bearing deposits:
Checking accounts	$105,951	1.18%	$87,848	1.52%	$71,822	2.73%
Savings	23,705	0.52%	20,106	0.82%	18,337	1.76%
Time deposits(1)	216,127	2.11%	221,387	3.47%	169,720	5.25%
Noninterest-bearing deposits	89,713		79,974		59,389

(1)
Included at December 31, 2003, are $126.1 million in time certificates of deposit of $100,000 or more, of which $65.7 million matures in three months or less, $13.1 million matures in 3 to 6 months, $29.1 million matures in 6 to 12 months, and $18.2 million matures in more than 12 months.

  Short-term Borrowings

        United Security has the ability to obtain borrowed funds consisting of federal funds purchased, securities sold under agreements to repurchase ("repurchase agreements") and Federal Home Loan Bank ("FHLB") advances as alternatives to retail deposit funds. United Security has established collateralized and uncollateralized lines of credit with several correspondent banks, as well as a securities dealer, for the purpose of obtaining borrowed funds as needed. United Security may continue to borrow funds in the future as part of its asset/liability strategy, and may use these funds to acquire certain other assets as deemed appropriate by management for investment purposes and to better utilize the capital resources of United Security Bank. Federal funds purchased represent temporary overnight borrowings from correspondent banks and are generally unsecured. Repurchase agreements are collateralized by mortgage backed securities and securities of U.S. Government agencies, and generally have maturities of one to six months, but may have longer maturities if deemed appropriate as part of United Security's asset/liability management strategy. FHLB advances are collateralized by United Security's stock in the FHLB, securities, and certain qualifying mortgage loans. In addition, United Security has the ability to obtain borrowings from the Federal Reserve Bank of San Francisco, which would be collateralized by certain pledged loans in United Security's loan portfolio. The lines of credit are subject to periodic review of United Security's financial statements by the grantors of the credit lines. Lines of credit may be modified or revoked at any time if the grantors feel there are adverse trends in United Security's financial position.

        United Security had collateralized and uncollateralized lines of credit aggregating $130.6 million and $157.5 million, as well as FHLB lines of credit totaling $31.8 million and $36.7 million at December 31, 2003 and 2002, respectively. These lines of credit generally have interest rates tied to the Federal Funds rate or are indexed to short-term U.S. Treasury rates or LIBOR.

        The table below provides further detail of United Security's federal funds purchased, repurchase agreements and FHLB advances for the years ended December 31, 2003, 2002 and 2001:

	December 31,
	2003	2002	2001
	(Dollars in thousands)
At period end:
Federal funds purchased	$0	$0	$0
Repurchase agreements	0	0	5,300
FHLB advances	0	35,400	22,200

Total at period end	$0	$35,400	$27,500

Average ending interest rate—total	0.00%	4.17%	4.13%

Average for the year:
Federal funds purchased	$745	$77	$1,480
Repurchase agreements	0	218	12,048
FHLB advances	11,973	32,398	19,255

Total average for the year	$12,718	$32,693	$32,783

Average interest rate—total	4.04%	4.22%	4.82%

Maximum total borrowings outstanding at any month-end during the year:
Federal funds purchased	$0	$1,995	$19,870
Repurchase agreements/FHLB advances	35,400	35,400	24,350

Total	$35,400	$37,395	$44,220

  Asset Quality and Allowance for Credit Losses

        Lending money is United Security's principal business activity, and ensuring appropriate evaluation, diversification, and control of credit risks is a primary management responsibility. Implicit in lending activities is the fact that losses will be experienced and that the amount of such losses will vary from time to time, depending on the risk characteristics of the loan portfolio as affected by local economic conditions and the financial experience of borrowers.

        The allowance for credit losses is maintained at a level deemed appropriate by management to provide for known and inherent risks in existing loans and commitments to extend credit. The adequacy of the allowance for credit losses is based upon management's continuing assessment of various factors affecting the collectibility of loans and commitments to extend credit; including current economic conditions, past credit experience, collateral, and concentrations of credit. There is no precise method of predicting specific losses or amounts which may ultimately be charged off on particular segments of the loan portfolio. The collectibility of a loan is subjective to some degree, but must relate to the borrower's financial condition, cash flow, quality of the borrower's management expertise, collateral and guarantees, and the state of the local economy. When determining the adequacy of the allowance for credit losses, United Security follows, in accordance with GAAP, the guidelines set forth in the Interagency Policy Statement on the Allowance for Loan and Lease Losses ("Statement") issued jointly by banking regulators during July 2001. The Statement outlines characteristics that should be used in segmentation of the loan portfolio for purposes of the analysis including risk classification, past due status, type of loan, industry or collateral. It also outlines factors to consider when adjusting the loss factors for various segments of the loan portfolio. Securities and Exchange Commission Staff Accounting Bulletin No. 102 was also released at this time which represents the SEC staff's view relating to methodologies and supporting documentation for the Allowance for Loan and Lease Losses that should be observed by all public companies in complying with the federal securities laws and the Commission's interpretations. It is also generally consistent with the guidance published by the banking regulators.

        United Security segments the loan and lease portfolio into eleven (11) segments, primarily by loan class and type, that have homogeneity and commonality of purpose and terms for analysis under SFAS No. 5. Those loans which are determined to be impaired under SFAS No. 114 are not subject to the general reserve analysis under SFAS No. 5, and evaluated individually for specific impairment. The eleven segments of United Security's loan portfolio are as follows (subtotals are provided as needed to allow the reader to reconcile the amounts to United Security's loan classification reported elsewhere in these financial statements):

Loan Segments for Loan Loss Reserve Analysis

		Loan Balance at December 31,
		2003	2002	2001	2000	1999
		(dollars in 000's)
1	Commercial and Business Loans	$107,068	$105,513	$88,864	$55,993	$40,831
2	Government Program Loans	9,923	11,780	13,416	10,442	11,444

	Total Commercial and Industrial	116,991	117,293	102,280	66,435	52,275
3	Commercial Real Estate Term Loans	86,142	82,600	83,328	89,504	56,154
4	Single Family Residential Loans	5,240	7,827	13,363	6,147	7,764
5	Home Improvement/Home Equity Loans	4,999	9,990	14,734	17,489	13,776

	Total Real Estate Mortgage	96,381	100,417	111,425	113,140	77,694
6	Total Real Estate Construction Loans	97,930	95,024	92,764	61,038	55,574
7	Total Agricultural Loans	15,162	16,877	12,987	7,240	7,003
8	Consumer Loans	6,134	7,423	6,131	9,814	5,086
9	Overdraft protection Lines	341	221	341	289	412
10	Overdrafts	142	167	175	188	225

	Total Installment/other	6,617	7,811	6,647	10,291	5,723
11	Total Lease Financing	12,581	11,632	10,184	3,225	0

	Total Loans	$345,662	$349,054	$336,287	$261,369	$198,269

        United Security's methodology for assessing the adequacy of the allowance for credit losses consists of several key elements, which include:

  •
  the formula allowance,

  •
  specific allowances for problem graded loans ("classified loans")

  •
  and the unallocated allowance

        In addition, the allowance analysis also incorporates the results of measuring impaired loans as provided in:

  •
  Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and

  •
  118, "Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures."

        The formula allowance is calculated by applying loss factors to outstanding loans and certain unfunded loan commitments. Loss factors are based on United Security's historical loss experience and on the internal risk grade of those loans and, may be adjusted for significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date. Factors that may affect collectibility of the loan portfolio include:

  •
  Levels of, and trends in delinquencies and nonaccrual loans;

  •
  Trends in volumes and term of loans;

  •
  Effects of any changes in lending policies and procedures including those for underwriting, collection, charge-off, and recovery;

  •
  Experience, ability, and depth of lending management and staff;

  •
  National and local economic trends and conditions and;

  •
  Concentrations of credit that might affect loss experience across one or more components of the portfolio, including high-balance loan concentrations and participations.

        Management determines the loss factors for problem graded loans (substandard, doubtful, and loss), special mention loans, and pass graded loans, based on a loss migration model. The migration analysis incorporates loan losses over the past twelve quarters (three years) and loss factors are adjusted to recognize and quantify the loss exposure from changes in market conditions and trends in United Security's loan portfolio. For purposes of this analysis, loans are grouped by internal risk classifications which are "pass", "special mention", "substandard", "doubtful", and "loss". Certain loans are homogenous in nature and are therefore pooled by risk grade. These homogenous loans include consumer installment and home equity loans. Special mention loans are currently performing but are potentially weak, as the borrower has begun to exhibit deteriorating trends, which if not corrected, could jeopardize repayment of the loan and result in further downgrade. Substandard loans have well-defined weaknesses which, if not corrected, could jeopardize the full satisfaction of the debt. A loan classified as "doubtful" has critical weaknesses that make full collection of the obligation improbable. Classified loans, as defined by United Security, include loans categorized as substandard, doubtful, and loss.

        Loan participations are reviewed for allowance adequacy under the same guidelines as other loans in United Security's portfolio, with an additional participation factor added, if required, for specific risks associated with participations. In general, participations are subject to certain thresholds set by United Security, and are reviewed for geographic location as well as the well-being of the underlying agent bank.

        The formula allowance includes reserves for certain off-balance sheet risks including letters of credit, unfunded loan commitments, and lines of credit. Reserves for undisbursed commitments are generally formula allocations based on United Security's historical loss experience and other loss factors, rather than specific loss contingencies. The reserves for these off-balance sheet commitments are included in United Security's allowance for credit losses, rather than a separate liability on the balance sheet because the reserve amounts are considered to be immaterial in relation to total liabilities. At December 31, 2003, 2002 and 2001 the formula reserve allocated to undisbursed commitments totaled $399,000, $224,000 and $181,000, respectively.

        Specific allowances are established based on management's periodic evaluation of loss exposure inherent in classified loans, impaired loans, and other loans in which management believes there is a probability that a loss has been incurred in excess of the amount determined by the application of the formula allowance. Specific allowance amounts include those calculated under SFAS No. 114. Under SFAS No. 114, specific allowances are determined based on the collateralized value of the underlying properties, the net present value of the anticipated cash flows, or the market value of the underlying assets. Under SFAS No. 5, specific allowances, where required, are determined on the basis of additional risks involved with individual loans that may be in excess of risk factors associated with the loan portfolio as a whole. The specific allowance is different from the formula allowance in that the specific allowance is determined on a loan-by-loan basis based on risk factors directly related to a particular loan, as opposed to the formula allowance which is determined for a pool of loans with similar characteristics, based on past historical trends and other risk factors which may be relevant on an ongoing basis.

        The unallocated portion of the allowance is the result of both expected and unanticipated changes in various conditions that are not directly measured in the determination of the formula and specific allowances. The conditions may include, but are not limited to, general economic and business conditions affecting the key lending areas of United Security, credit quality trends, collateral values, loan volumes and concentrations, and other business conditions.

        United Security's methodology includes features that are intended to reduce the difference between estimated and actual losses. The specific allowance portion of the analysis is designed to be self-correcting by taking into account the current loan loss experience based on that portion of the portfolio. By analyzing the probable estimated losses inherent in the loan portfolio on a quarterly basis, management is able to adjust specific and inherent loss estimates using the most recent information available. In performing the periodic migration analysis, management believes that historical loss factors used in the computation of the formula allowance need to be adjusted to reflect current changes in market conditions and trends in United Security's loan portfolio. There are a number of other factors which are reviewed when determining adjustments in the historical loss factors. They include 1) trends in delinquent and nonaccrual loans, 2) trends in loan volume and terms, 3) effects of changes in lending policies, 4) concentrations of credit, 5) competition, 6) national and local economic trends and conditions, 7) experience of lending staff, 8) loan review and Board of Directors oversight, 9) high balance loan concentration, and 10) other business conditions. The ninth factor aboveforhigh balance loan concentrationwas added during 2002, and as a result, the impact to the allowance for credit losses for the inclusion of that factor amounted to approximately $183,000 and $132,000 for 2003 and 2002, respectively. Other than the added factor just mentioned, there were no changes in estimation methods or assumptions during 2003 that affected the methodology for assessing the overall adequacy of the allowance for credit losses.

        Management and United Security's lending officers evaluate the loss exposure of classified and impaired loans on a weekly/monthly basis and through discussions and officer meetings as conditions change. United Security's Loan Committee meets weekly and serves as a forum to discuss specific problem assets that pose significant concerns to United Security, and to keep the Board of Directors informed through committee minutes. All special mention and classified loans are reported quarterly on Criticized Asset Reports which are reviewed by senior management. With this information, the migration analysis and the impaired loan analysis are performed on a quarterly basis and adjustments are made to the allowance as deemed necessary.

        United Security considers a loan to be impaired when, based upon current information and events, it believes it is probable United Security will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans include nonaccrual loans, restructured debt, and currently performing loans in which full payment of principal or interest is not expected. Management bases the measurement of these impaired loans on the fair value of the loan's collateral or the expected cash flows on the loans discounted at the loan's stated interest rates. Cash receipts on impaired loans not performing to contractual terms and that are on nonaccrual status are used to reduce principal balances. Impairment losses are included in the allowance for credit losses through a charge to the provision, if applicable. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. The amount of impaired loans is not directly comparable to the amount of nonperforming loans disclosed later in this section. The primary differences between impaired loans and nonperforming loans are: i) all loan categories are considered in determining nonperforming loans while impaired loan recognition is limited to commercial and industrial loans, commercial and residential real estate loans, construction loans, and agricultural loans, and ii) impaired loan recognition considers not only loans 90 days or more past due, restructured loans and nonaccrual loans but also may include problem loans other than delinquent loans.

        At December 31, 2003 and 2002, United Security's recorded investment in loans for which impairment has been recognized totaled $18.7 million and $15.3 million, respectively. Included in total impaired loans at December 31, 2003, is $7.3 million of impaired loans for which the related specific allowance is $2.3 million, as well as $11.4 million of impaired loans that as a result of write-downs or the fair value of the collateral, did not have a specific allowance. Total impaired loans at December 31, 2002 included $8.4million of impaired loans for which the related specific allowance is $1.3 million, as well as $6.9 million of impaired loans that as a result of write-downs or the fair value of the collateral, did not have a specific allowance. The average recorded investment in impaired loans was $18.1 million, $11.3 million and $5.7 million during the years ended December 31, 2003, 2002 and 2001, respectively. In most cases, United Security uses the cash basis method of income recognition for impaired loans. In the case of certain troubled debt restructuring for which the loan is performing under the current contractual terms, income is recognized under the accrual method. For the year ended December 31, 2003, United Security recognized no income on such loans. For the years ended December 31, 2002and 2001 , United Security recognized $3,000and $23,000, respectively, of income on such loans.

        United Security focuses on competition and other economic conditions within its market area, which may ultimately affect the risk assessment of the portfolio. United Security continues to experience increased competition from major banks, local independents and non-bank institutions creating pressure on loan pricing. With interest rates at historical lows, the economic recovery has been slow in coming, however the recovery began to gain momentum during the last half of 2003. Both business and consumer spending improved during the third quarter of 2003, with GDP of more than 8.0% being reported during the quarter. GDP during the fourth quarter of 2003 was 4.0% and is expected to remain at that level throughout 2004. It is difficult to determine whether the Federal Reserve will adjust interest rates in an effort to control the economy, however interest rate increases are anticipated during the later part of 2004. It is likely that the business environment in California will continue to be influenced by these domestic as well as global events . The local market has improved economically during the current year while the rest of the state and the nation has experienced slowed economic growth. The local area market has not been as volatile as those of San Francisco and other areas, which should bode well for sustained growth in United Security's market areas of Fresno and Madera Counties. Local unemployment rates remain high primarily as a result of the areas' agricultural dynamics, however unemployment rates are expected to improve nationally during 2004. It is difficult to predict what impact this will have on the local economy. United Security believes that the Central San Joaquin Valley will continue to grow and diversify as property and housing costs remain reasonable relative to other areas of the state, although this growth may begin to slow as the Federal Reserve raises interest rates to control what it perceives as an acceleratingeconomy. Management recognizes increased risk of loss due to United Security's exposure from local and worldwide economic conditions, as well as potentially volatile real estate markets, and takes these factors into consideration when analyzing the adequacy of the allowance for credit losses.

        The following table provides a summary of United Security's allowance for credit losses, provisions made to that allowance, and charge-off and recovery activity affecting the allowance for the years indicated.

	December 31,
	2003	2002	2001	2000	1999
	(Dollars in thousands)
Total loans outstanding at end of period before Deducting allowances for credit losses	$344,797	$348,598	$335,620	$260,575	$197,876

Average net loans outstanding during period	$353,562	$347,192	$297,653	$230,305	$175,324

Balance of allowance at beginning of period	$5,556	$4,457	$3,773	$2,642	$1,907
Loans charged off:
Real estate	0	0	0	0	0
Commercial and industrial	(1,080)	(659)	(874)	(430)	(285)
Lease financing	(161)	(238)	(162)	(0)	(0)
Installment and other	(33)	(36)	(40)	(44)	(27)

Total loans charged off	(1,274)	(933)	(1,076)	(474)	(312)
Recoveries of loans previously charged off:
Real estate	0	0	0	0	0
Commercial and industrial	61	37	23	11	19
Lease financing	25	31	4	0	0
Installment and other	0	1	0	14	3

Total loan recoveries	86	69	27	25	22

Net loans charged off	(1,188)	(864)	(1,049)	(449)	(290)
Provision charged to operating expense	1,713	1,963	1,733	1,580	1,025

Balance of allowance for credit losses at end of period	$6,081	$5,556	$4,457	$3,773	$2,642

Net loan charge-offs to total average loans	0.34%	0.25%	0.35%	0.19%	0.17%
Net loan charge-offs to loans at end of period	0.34%	0.25%	0.31%	0.17%	0.15%
Allowance for credit losses to total loans at end of period	1.76%	1.59%	1.33%	1.45%	1.34%
Net loan charge-offs to allowance for credit losses	19.54%	15.55%	23.54%	11.90%	10.98%
Net loan charge-offs to provision for credit losses	69.35%	44.01%	60.53%	28.42%	28.29%

        Management believes that the 1.76% credit loss allowance to total loans at December 31, 2003 is adequate to absorb known and inherent risks in the loan portfolio. No assurance can be given, however, that the economic conditions which may adversely affect United Security's service areas or other circumstances will not be reflected in increased losses in the loan portfolio. Management is not currently aware of any conditions that may adversely affect the levels of losses incurred in United Security's loan portfolio.

        Although United Security does not normally allocate the allowance for credit losses to specific loan categories, an allocation to the major categories has been made for the purposes of this report as set forth in the following table. The allocations are estimates based on the same factors as considered by management in determining the amount of additional provisions to the credit loss allowance and the overall adequacy of the allowance for credit losses.

	2003		2002		2001		2000		1999
	Allowance for Loan Losses	% of Loans	Allowance for Loan Losses	% of Loans	Allowance For Loan Losses	% of Loans	Allowance for Loan Losses	% of Loans	Allowance for Loan Losses	% of Loans
	(Dollars in thousands)
Commercial and industrial	$1,755	33.9%	$3,080	33.6%	$1,951	30.4%	$1,328	25.4%	$1,028	26.4%
Real estate—mortgage	508	27.9%	803	28.9%	899	33.1%	1,141	43.3%	1,061	39.2%
Real estate—construction	1,067	28.3%	1,046	27.2%	893	27.6%	606	23.4%	436	28.0%
Agricultural	188	4.4%	229	4.8%	123	3.9%	65	2.8%	54	3.5%
Installment/other	97	1.9%	99	2.2%	102	2.0%	72	3.9%	63	2.9%
Lease financing	2,466	3.6%	298	3.3%	120	3.0%	82	1.2%	0	—
Not allocated	0	—	1	—	369	—	479	—	0	—

	$6,081	100.0%	$5,556	100.0%	$4,457	100.0%	$3,773	100.0%	$2,642	100.0%

        The increase in reserve allocations for lease financing loans between 2002 and 2003 is the result of the nonperformance of a purchased lease portfolio totaling $5.5 million. This lease portfolio is an impaired credit on non-accrual and has a specific allowance of $1.9 million allocated to it at December 31, 2003. The specific allowance was determined based on an estimate of expected future cash flows. The guarantor of those leases has entered court proceedings to discharge their guarantee based on the fact that many of the underlying leases were fraudulent. United Security, based upon advice from their counsel, does not believe it is probable the guarantors' fraud defense will prevail and intends to vigorously pursue the guarantee. United Security believes the specific allowance as determined under SFAS No. 114 is adequate to cover probable losses for this lease portfolio.

        During a recent regulatory examination, the lease portfolio in question was classified as doubtful by United Security Bank's regulators based upon state regulatory guidelines. California state statute No. 1951 requires that a credit where interest is past due and unpaid for more than one year, is not well secured and not in the process of collection be charged off. The regulators have requested that United Security Bank charge-off the principle balance in the first or second quarter of 2004 for regulatory purposes if the judge has not made a ruling or no principle payments have been made by these dates. United Security believes that under generally accepted accounting principles, a total loss of principal is not probable and the allowance calculated under SFAS No. 114 is adequate. At this time it is uncertain how much United Security will collect, however management believes United Security will collect part, if not all, of the amounts due.

        The allowance allocation attributable to commercial and industrial loans increased approximately $1.1 million between 2001 and 2002 primarily as the result of a single commercial loan totaling $700,000, which was classified as doubtful at December 31, 2002. The loan was subsequently charged-off during the first quarter of 2003, and a result the allowance allocation for that loan category declined during 2003.

        During 2003, United Security revised its methodology for allocating the total allowance for credit losses between the formula allowance and the specific allowance. Prior to 2003, the entire loan portfolio was reviewed under the guidelines set by SFAS No. 5 "Accounting for Contingencies". In addition, those loans considered to be impaired were also reviewed under standards required by SFAS No. 114, and specific reserves were calculated under those guidelines. For purposes of allocating the formula allowance and the specific allowance, loans identified as impaired under SFAS No. 114 were allocated a formula reserve as calculated under SFAS No. 5, and an additional specific allowance if required under SFAS No. 114. As a result, a portion of the allowance for impaired loans might be included in the formula allowance as calculated under SFAS No. 5, and the remainder would be designated a specific allowance, so that the entire allowance for impaired loans would be adequate under SFAS No. 114. Effective June 2003, United Security segregated those loans considered impaired under SFAS No. 114 from the loan portfolio and analyzed the remainder of the loan portfolio under SFAS No. 5. Then loans considered impaired under SFAS No. 114 were reviewed separately for specific allowance allocation. As a result, all allowance reserves allocated to impaired loans are now considered specific reserves for purposes of United Security's evaluation of the adequacy of the allowance for credit losses, rather than a combination of formula allowance and specific allowance.

        The following summarizes United Security's allowance for credit losses related to the specific, formula, and unallocated reserves for the year-ends shown (amounts shown prior to 2003 have been adjusted to reflect the revised methodology for allocating the total allowance between the formula allowance and the specific allowance as discussed above):

	December 31,
	2003	2002	2001	2000	1999
	(Dollars in 000's)
Formula allowance	$3,737	$4,216	$3,973	$3,160	$2,459
Specific allowance	2,344	1,339	115	134	104
Unallocated allowance	0	1	369	479	0

Total allowance	$6,081	$5,556	$4,457	$3,773	$2,642

        At December 31, 2003, United Security's allowance for credit losses was $6.1 million, consisting of $3.7 million in formula allowance, and $2.3 million in specific allowance. At December 31, 2003, the specific allowance consisted of $49,000 allocated to commercial and industrial loans, and $2.3 million to lease financing loans. At December 31, 2002 , United Security's allowance for credit losses was $5.6 million, consisting of $4.2 million in formula allowance , $1.3 million in specific allowance, and $1,000 in unallocated allowance. At December 31, 2002, $1.1 million of the specific allowance was allocated entirely to commercial and industrial loans, and the remaining $108,000 and $165,000 were allocated to real estate mortgage and lease financing loans, respectively.

        The total formula allowance decreased approximately $479,000 between 2002 and 2003, with decreases of $309,000 and $187,000 experienced in commercial and industrial loans and real estate mortgage loans, respectively. During 2003, United Security experienced, a decrease of $5.3 million in substandard loans, an increase of $3.9 million in special mention loans, a decrease of $700,000 in doubtful loans, and a decrease of approximately $2.0 million in "pass" loans.

        The formula allowance increased in all loan categories except mortgage and installment loans during 2002 as the result of increases in loan balances during the year, as well as increases in the level of classified loans. The formula allowance increased by approximately $243,000 between December 31, 2001 and December 31, 2002. The increase in the formula allowance during 2002 was the result of several factors including, an increase of $5.7 million in substandard loans, an increase of $677,000 in doubtful loans, and an increase of approximately $13.6 million in "pass" loans during 2002. Special mention loans decreased by about $506,000 between December 31, 2001 and December 31, 2002.

        Although in some instances, the downgrading of a loan resulting from the factors used by United Security in its allowance analysis has been reflected in the formula allowance, management believes that in some instances, the impact of material events and trends has not yet been reflected in the level of nonperforming loans or the internal risk grading process regarding these loans. Accordingly, United Security's evaluation of probable losses related to these factors may be reflected in the unallocated allowance. The evaluation of the inherent losses concerning these factors involve a higher degree of uncertainty because they are not identified with specific problem credits, and therefore United Security does not spread the unallocated allowance among segments of the portfolio. At December 31, 2003 United Security had no unallocated allowance, reflecting a decrease from the balance of $1,000 at

December 31, 2002, and $369,000 at December 31, 2001. Management's estimates of the unallocated allowance are based upon a number of underlying factors including 1) the effect of deteriorating national and local economic trends, 2) the effects of export market conditions on certain agricultural and manufacturing borrowers, 3) the effects of abnormal weather patterns on agricultural borrowers, as well as other borrowers that may be impacted by such conditions, 4) the effect of increased competition in United Security's market area and the resultant potential impact of more relaxed underwriting standards to borrowers with multi-bank relationships, 5) the effect of soft real estate markets, and 6) the effects of having a larger number of borrowing relationships which are close to United Security's lending limit, any one if which were not to perform to contractual terms, would have a material impact on the allowance.

        United Security's loan portfolio has concentrations in commercial real estate, commercial, and construction loans, however these portfolio percentages fall within United Security's loan policy guidelines.

        It is United Security's policy to discontinue the accrual of interest income on loans for which reasonable doubt exists with respect to the timely collectibility of interest or principal due to the inability of the borrower to comply with the terms of the loan agreement. Such loans are placed on nonaccrual status whenever the payment of principal or interest is 90 days past due or earlier when the conditions warrant, and interest collected is thereafter credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Management may grant exceptions to this policy if the loans are well secured and in the process of collection.

        The following table sets forth United Security's nonperforming assets as of the dates indicated:

	December 31,
	2003	2002	2001	2000	1999
	(Dollars in thousands, except footnote)
Nonaccrual loans(1)	$18,656	$15,432	$13,019	$2,810	$4,373
Restructured loans	9	0	0	0	2,401

Total nonperforming loans	18,665	15,432	13,019	2,810	6,774
Other real estate owned	2,718	9,685	5,390	2,959	663

Total nonperforming assets	$21,383	$25,117	$18,409	$5,769	$7,437

Loans, past due 90 days or more, still accruing	$0	$0	$0	$595	$0

Nonperforming loans to total gross loans	5.40%	4.42%	3.87%	1.08%	3.42%

Nonperforming assets to total gross loans	6.19%	7.20%	5.47%	2.21%	3.75%

(1)
There are no nonaccrual loans at December 31, 2003 which are restructured. Included in nonaccrual loans at December 31, 2002 and 2001 and 2000 are restructured loans totaling $21,400 and $37,600, respectively. The interest income that would have been earned on nonaccrual loans outstanding at December 31, 2003 in accordance with their original terms is approximately $1.6 million.

        The overall level of nonperforming assets has increased since 2000, primarily as the result of a small number of large lending relationships, which have become nonperforming during that period. During 2001, three large relationships totaling approximately $12.0 million were classified as nonaccrual, while approximately $2.9 million in nonaccrual loans were transferred to other real estate owned through foreclosure. During 2002, $5.0 million, representing one of the three large relationships that had become nonaccrual during the previous year, was foreclosed upon and transferred to other real estate owned through foreclosure. In addition during 2002, a nonperforming lease portfolio totaling $5.5 million was taken to nonaccrual status. Aside from the small number of large nonperforming relationships just discussed, United Security does not foresee an overall increase in nonperforming assets as a result of the condition of the loan portfolio, and in fact nonperforming levels have begun to decline. Continued high levels of nonperforming assets have the potential to impact the future earnings growth of United Security, however Management believes that with declining nonperforming balances combined with prudent lending policies, United Security will not experience any significant impact on earnings.

        The overall level of nonaccrual loans has increased between December 31, 2002 and December 31, 2003 as commercial and commercial real estate delinquencies have increased. A substantial portion of the nonaccrual loans at December 31, 2003 are collateralized by real estate. Other real estate owned through foreclosure has been reduced significantly during 2003 as the result of both sales, and transfers of properties for other uses. One property totaling more than $5.0 million was sold during the first quarter of 2003, while two additional properties totaling more than $2.7 million were transferred to bank premises during the second quarter of 2003. One of these transferred properties with a carrying value of $923,000 was subsequently sold during the fourth quarter of 2003. The remaining transferred property will be used in United Security's ongoing operations (see Note 4 to United Security's financial statements).

        Loans past due more than 30 days are receiving increased management attention and are monitored for increased risk. United Security continues to move past due loans to nonaccrual status in its ongoing effort to recognize loan problems at an earlier point in time when they may be dealt with more effectively. As impaired loans, nonaccrual and restructured loans are reviewed for specific reserve allocations and the allowance for credit losses is adjusted accordingly.

        Except for the loans included in the above table, there were no loans at December 31, 2003 where the known credit problems of a borrower caused United Security to have serious doubts as to the ability of such borrower to comply with the present loan repayment terms and which would result in such loan being included as a nonaccrual, past due or restructured loan at some future date.

Application of Critical Accounting Policies

        United Security's consolidated financial statements are prepared in accordance with generally accepted accounting principles and follow general practices within the industry in which it operates. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available. When third-party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal cash flow modeling techniques.

        The most significant accounting policies followed by United Security are presented in Note 1 to United Security's consolidated financial statements included in this proxy statement-prospectus. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses to be the accounting area that requires the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

  Allowance for Credit Losses

        The allowance for loan losses represents management's estimate of probable credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheet. Note 1 to the consolidated financial statements describes the methodology used to determine the allowance for loan losses and a discussion of the factors driving changes in the amount of the allowance for loan losses is included in the Asset Quality and Allowance for Credit Losses section of this financial review.

        If the loan portfolio were to increase by 10% proportionally throughout all loan classifications, the additional estimated provision to the allowance that would be required, based on the percentage allocations utilized at December 31, 2003, would be approximately $373,000 pretax ($220,000 net of tax). This includes an additional $80,000 ($47,000 net of tax) for criticized loans (those classified as special mention or worse and excluding those considered impaired under SFAS No. 114), and an additional $293,000 ($172,000 net of tax) for the remainder of the loan portfolio that is performing.

  Premises and Equipment

        Premises and equipment are carried at cost less accumulated depreciation. Depreciation expense is computed principally on the straight-line method over the estimated useful lives of the assets. The expected useful lives of certain assets including technological related hardware and software could be subject to change due to technological advances or new standards among computer, or other related equipment. Such equipment generally has a short depreciable life, and therefore changes in the useful lives of such equipment would not have a material impact on the net income of United Security.

  Other Real Estate Owned

        Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of the book value of the loan, or fair value of the property, less estimated costs to sell. The excess, if any, of the loan amount over the fair value is charged to the allowance for credit losses. Subsequent declines in the fair value of other real estate owned, along with related revenue and expenses from operations, are charged to noninterest expense. The valuation of such properties is subject to change as circumstances in United Security's market area, or general economic trends, change.

  Income Taxes

        Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of United Security's assets and liabilities. Deferred taxes are measured using current tax rates applied to such taxable income in the years in which those temporary differences are expected to be recovered. If United Security's future income is not sufficient to apply the deferred tax assets within the tax years to which they may be applied, the deferred tax asset may not be realized and United Security's income will be reduced.

        On December 31, 2003 the California Franchise Tax Board (FTB) announced certain tax transactions related to real estate investment trusts (REITs) and regulated investment companies (RICs) will be disallowed under the provisions of Senate Bill 614 and Assembly Bill 1601, which were signed into law in the 4th quarter of 2003. As a result, United Security reversed related net state tax benefits recorded in the first three quarters of 2003 and took no such benefit in the 4th quarter. United Security continues to review the information available from the FTB and its financial advisors and believe that United Security's position has merit. United Security will pursue its tax claims and defend its use of these entities and transactions. At this time, United Security cannot predict what the ultimate outcome will be; however, management believes it is not probable that these benefits will be reversed for the year ended December 31, 2002. If the FTB were to prevail against United Security in its defense of tax benefits taken during 2002, the negative effect to net income would be approximately $624,000.

  Stock-Based Compensation

        For all years presented in the Consolidated Financial Statements, United Security accounted for stock options under the provisions APB No. 25. Accordingly, no compensation expense related to the issuance of stock options is reflected in the income statements. Pro forma disclosures of the impact of compensation expense (and related tax benefit) associated with stock options are included in Note 1 in the Notes to the Consolidated Financial Statements. The pro forma amounts are calculated on the estimated fair value of the options at the date of the grant, based on assumptions made during the year of the grant. Those assumptions are outlined in Note 10. "Stock Options" in United Security's Notes to Financial Statements.

  Revenue recognition

        United Security's primary sources of revenue are interest income from loans and investment securities. Interest income is recorded on an accrual basis. Note 1 in the Notes to the Consolidated Financial Statements contains an explanation of the process for determining when the accrual of interest income is discontinued on impaired loans and under what circumstances loans are returned to an accruing status.

Liquidity and Asset/Liability Management

        The primary function of asset/liability management is to provide adequate liquidity and maintain an appropriate balance between interest-sensitive assets and interest-sensitive liabilities.

  Liquidity

        Liquidity management may be described as the ability to maintain sufficient cash flows to fulfill both on- and off-balance sheet financial obligations, including loan funding commitments and customer deposit withdrawals, without straining United Security's equity structure. To maintain an adequate liquidity position, United Security relies on, in addition to cash and cash equivalents, cash inflows from deposits and short-term borrowings, repayments of principal on loans and investments, and interest income received. United Security's principal cash outflows are for loan origination, purchases of investment securities, depositor withdrawals and payment of operating expenses. Other sources of liquidity not on the balance sheet at December 31, 2003 include unused collateralized and uncollateralized lines of credit from other banks, the Federal Home Loan Bank, and from the Federal Reserve Bank totaling $162.0 million.

        Liquidity risk arises from the possibility United Security may not be able to satisfy current or future financial commitments, or United Security may become unduly reliant on alternative funding sources. United Security maintains a liquidity risk management policy to address and manage this risk. The policy identifies the primary sources of liquidity, establishes procedures for monitoring and measuring liquidity, and establishes minimum liquidity requirements which comply with regulatory guidance The liquidity position is continually monitored and reported on a monthly basis to the Board of Directors.

        The policy also includes a contingency funding plan to address liquidity needs in the event of an institution-specific or a systemic financial market crisis. In addition to lines of credit from other banks totaling $162.0 million, the contingency plan includes steps that may be taken in the event the total liquidity ratio falls or is projected to fall below 15% for any extended period of time. United Security Bank ALCO committee shall take steps to correct this condition using one or more of the following methods as needed:

  1)
  Investments near maturity may be sold to meet temporary funding needs but may need to be replaced to maintain liquidity ratios within acceptable limits.

  2)
  Unsecured Fed Funds lines with correspondents may be used to fund short-term peaks in loan demand or deposit run-off. Other off-balance sheet funding sources such as credit lines at FHLB or the FRB may be used for longer periods.

  3)
  United Security Bank will not rely on brokered money as a primary source of funds. However, if may be prudent to utilize brokered deposits particularly at times when the interest costs are lower than could be obtained in the local market. However, the sum of all brokered deposits will not exceed 15% of the total deposits of United Security Bank.

  4)
  United Security Bank may elect to operate a Telemarketing Money Desk for the purpose of acquiring Certificates of Deposits from both the local market and national market. The Board of Directors and management recognize that deposits acquired through money desk operations may be considered a higher cost and more volatile type of deposit than traditional bank deposits.

  5)
  Selling whole loans or participation in loans or by increasing the amounts sold in existing participation loans are additional means for increasing liquidity.

  6)
  The State of California Treasurer is a reliable source of deposits. Banks can typically accept CD's from this source up to 90% of equity as long as it has sufficient collateral pledged.

  7)
  Marketing for CD's within our marketplace is another means for raising funds or through programs that post our rates on their Website, deposits from these sources should not exceed 15% of the bank's total deposits for extended periods beyond 90 days without board approval.

  8)
  Should United Security Bank become illiquid in spite of these steps, it will curtail its lending activities. The first step in this process will be to curtail credit marketing and tighten pricing guidelines. The second step will be to encourage loan payoffs on a selective basis where circumstances and loan documentation provide this opportunity. Only as a last resort will United Security Bank totally curtail lending activities to credit worthy customers.

        United Security continues to emphasize liability management as part of its overall asset/liability management strategy. Through the discretionary acquisition of short term borrowings, United Security has been able to provide liquidity to fund asset growth while, at the same time, better utilizing its capital resources, and better controlling interest rate risk. The borrowings are generally short-term and more closely match the repricing characteristics of floating rate loans, which comprise approximately 66.5% of United Security's loan portfolio at December 31, 2003 . This does not preclude United Security from selling assets such as investment securities to fund liquidity needs but, with favorable borrowing rates, United Security has maintained a positive yield spread between borrowed liabilities and the assets which those liabilities fund. If, at some time, rate spreads become unfavorable, United Security has the ability to utilize an asset management approach and, either control asset growth or, fund further growth with maturities or sales of investment securities.

        United Security's liquid asset base which generally consists of cash and due from banks, federal funds sold, securities purchased under agreements to resell ("reverse repos") and investment securities, is maintained at a level deemed sufficient to provide the cash outlay necessary to fund loan growth as well as any customer deposit runoff that may occur. Within this framework is the objective of maximizing the yield on earning assets. This is generally achieved by maintaining a high percentage of earning assets in loans, which historically have represented United Security's highest yielding asset. At December 31, 2003, United Security Bank had 66.9% of total assets in the loan portfolio and a loan to deposit ratio of 78.2%. Liquid assets at December 31, 2003 include cash and cash equivalents totaling $48.6 million as compared to $31.5 million at December 31, 2002.

        Liabilities used to fund liquidity sources include core and non-core deposits as well as short-term borrowings. Core deposits, which comprise approximately 70.1% of total deposits at December 31, 2003 , provide a significant and stable funding source for United Security. At December 31, 2003, unused lines of credit with the Federal Home Loan Bank and the Federal Reserve Bank totaling $144.4 million are collateralized in part by certain qualifying loans in United Security's loan portfolio. The carrying value of loans pledged on these unused borrowing lines totaled $150.1 million at December 31, 2003. For further discussion of United Security's borrowing lines, see "Short Term Borrowings" included in previously in the financial condition section of this financial review.

        The liquidity of the parent company, United Security , is primarily dependent on the payment of cash dividends by its subsidiary, United Security Bank, subject to limitations imposed by the Financial Code of the State of California. During 2003 and 2002, total dividends paid by United Security Bank to the parent company totaled $3.3 million and $4.4 million, respectively. As a bank holding company formed under the Bank Holding Act of 1956, United Security is to provide a source of financial strength for its subsidiary bank(s). To help provide financial strength, United Security's trust subsidiary, United Security Bancshares Capital Trust I completed a $15 million offering in Trust Preferred Securities during 2001, the proceeds of which were used to purchase Junior Subordinated Debentures of United Security. Of the $14.5 million in net proceeds received by United Security, $13.7 million in cash was contributed as capital to United Security Bank enhancing the liquidity and capital positions of United Security Bank, and the remainder provided liquidity to the holding company.

Contractual Obligations, Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements

        The following table presents, as of December 31, 2003, United Security's significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include any unamortized premiums or discounts, or other similar carrying value adjustments. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

		Payments Due In
	Note Reference	One Year Or Less	One to Three Years	Three to Five Years	Over Five Years	Total
	(In thousands)
Deposits without a stated maturity	6	$238,663	$—	$—	$—	$238,663
Time Deposits	6	171,929	27,750	1,486	506	201,781
Trust Preferred securities	8				15,000	15,000
Leveraged ESOP—line of credit	7	235	110			345
Operating Leases	12	204	341	223	693	1,461

        A schedule of significant commitments at December 31, 2003 follows:

(In thousands)
Commitments to extend credit:
Commercial and industrial	$36,769
Real estate—mortgage	173
Real estate—construction	90,236
Agricultural	10,439
Installment	2,158
Revolving home equity and credit card lines	481
Standby letters of credit	2,036

Further discussion of these commitments is included in Note 3 to the consolidated financial statements.

Regulatory Matters

  Capital Adequacy

        Capital adequacy for bank holding companies and their subsidiary banks has become increasingly important in recent years. Continued deregulation of the banking industry since the 1980's has resulted in, among other things, a broadening of business activities allowed beyond that of traditional banking products and services. Because of this volatility within the banking and financial services industry, regulatory agencies have increased their focus upon ensuring that banking institutions meet certain capital requirements as a means of protecting depositors and investors against such volatility.

        During July 2001, United Security completed an offering of Trust Preferred Securities in an aggregate amount of $15.0 million to enhance its regulatory base, while providing additional liquidity. Subsequent to the completion of the offering, United Security contributed $13.7 million of that offering to United Security Bank to enhance its capital position. Under applicable regulatory guidelines, the Trust Preferred Securities qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital. Any additional portion will qualify as Tier 2 capital. As shareholders' equity increases, the amount of Tier 1 capital that can be comprised of Trust Preferred Securities will increase.

        The Board of Governors of the Federal Reserve System ("Board of Governors") has adopted regulations requiring insured institutions to maintain a minimum leverage ratio of Tier 1 capital (the sum of common stockholders' equity, noncumulative perpetual preferred stock and minority interests in consolidated subsidiaries, minus intangible assets, identified losses and investments in certain subsidiaries, plus unrealized losses or minus unrealized gains on available for sale securities) to total assets. Institutions which have received the highest composite regulatory rating and which are not experiencing or anticipating significant growth are required to maintain a minimum leverage capital ratio of 3% Tier 1 capital to total assets. To be considered well capitalized, the institution must maintain a leverage capital ratio of 5%. All other institutions are required to maintain a minimum leverage capital ratio of at least 100 to 200 basis points above the minimum requirements.

        The Board of Governors has also adopted a statement of policy, supplementing its leverage capital ratio requirements, which provides definitions of qualifying total capital (consisting of Tier 1 capital and Tier 2 supplementary capital, including the allowance for loan losses up to a maximum of 1.25% of risk-weighted assets) and sets forth minimum risk-based capital ratios of capital to risk-weighted assets. The most highly rated insured institutions are required to maintain a minimum ratio of qualifying total capital to risk weighted assets of 8%, at least one-half (4%) of which must be in the form of Tier 1 capital. To be considered well capitalized, institutions must maintain a ratio of qualifying total capital to risk weighted assets of 10%, at least one-half (6%) of which must be in the form of Tier 1 capital.

        The following table sets forth United Security's and United Security Bank's actual capital positions at December 31, 2003 and the regulatory minimums for United Security and United Security Bank to be well capitalized under the guidelines discussed above:

	United Security	United Security Bank
	Actual Capital Ratios	Actual Capital Ratios	Regulatory Minimums— Well Capitalized
Total risk-based capital ratio	14.02%	15.41%	10.00%
Tier 1 capital to risk-weighted assets	12.58%	14.15%	6.00%
Leverage ratio	11.14%	10.92%	5.00%

        Under Federal Reserve guidelines, United Security and United Security Bank are required to maintain a total risk-based capital ratio of 10%, tier 1 capital to risk-weighted assets of 8%, and a leverage ratio of 7%, to be considered well capitalized. As is indicated by the above table, United Security and United Security Bank exceeded all applicable regulatory capital guidelines at December 31, 2003. Management believes that, under the current regulations, both will continue to meet their minimum capital requirements in the foreseeable future.

  Dividends

        Dividends paid to shareholders by United Security are subject to restrictions set forth in the California General Corporation Law. The California General Corporation Law provides that a corporation may make a distribution to its shareholders if retained earnings immediately prior to the dividend payout are at least equal the amount of the proposed distribution. The primary source of funds with which dividends will be paid to shareholders will come from cash dividends received by United Security from United Security Bank. During the year ended December 31, 2003, United Security received $3.3 million in cash dividends from United Security Bank, from which United Security declared $3.2 million in dividends to shareholders.

        United Security Bank as a state-chartered bank is subject to dividend restrictions set forth in California state banking law, and administered by the California Commissioner of Financial Institutions ("Commissioner"). Under such restrictions, United Security Bank may not pay cash dividends in an amount which exceeds the lesser of the retained earnings of United Security Bank or United Security Bank's net income for the last three fiscal years (less the amount of distributions to shareholders during that period of time). If the above test is not met, cash dividends may only be paid with the prior approval of the Commissioner, in an amount not exceeding United Security Bank's net income for its last fiscal year or the amount of its net income for the current fiscal year. Such restrictions do not apply to stock dividends, which generally require neither the satisfaction of any tests nor the approval of the Commissioner. Notwithstanding the foregoing, if the Commissioner finds that the shareholders' equity is not adequate or that the declarations of a dividend would be unsafe or unsound, the Commissioner may order the state bank not to pay any dividend. The FRB may also limit dividends paid by United Security Bank. This is not the case with United Security Bank. Year-to-date dividends of $3.2 million and $3.3 million paid to shareholders and United Security, respectively, through December 31, 2003 were well within the maximum allowed under those regulatory guidelines, without approval of the Commissioner.

  Stock Repurchase Plan

	For the Quarters Ended
	March 31,	June 30,	September 30,	December 31,	YTD
Shares repurchased—2003	16,613	7,348	11,000	0	34,961
Average price paid—2003	$17.08	$21.59	$22.63	N/A	$19.77
Shares repurchased—2002	22,776	12,300	2,000	27,600	64,676
Average price paid—2002	$16.74	$17.01	$17.24	$17.51	$17.13
Shares repurchased—2001	0	0	51,534	64,252	115,786
Average price paid—2001	0	0	$16.13	$16.38	$16.27

        On August 30, 2001 United Security announced that its Board of Directors approved a plan to repurchase, as conditions warrant, up to 280,000 shares of United Security's common stock on the open market or in privately negotiated transactions. The duration of the program was open-ended and the timing of purchases was dependent on market conditions. A total of 215,423 shares had been repurchased under that plan as of December 31, 2003, at a total cost of $3.7 million, and an average per share price of $17.10.

        Then, on February 25, 2004 United Security announced another stock repurchase plan under which the Board of Directors approved a plan to repurchase, as conditions warrant, up to 276,500 shares of United Security's common stock on the open market or in privately negotiated transactions. As with the first plan, the duration of the new program is open-ended and the timing of purchases will depend on market conditions.

        Concurrent with the approval of the new repurchase plan, the Board terminated the 2001 repurchase plan and canceled the remaining 64,577 shares yet to be purchased under the earlier plan.

  Reserve Balances

        United Security Bank is required to maintain average reserve balances with the Federal Reserve Bank. At December 31, 2003 United Security Bank's qualifying balance with the Federal Reserve was approximately $7.1 million, consisting of vault cash and balances.

  Interest Rate Sensitivity and Market Risk

        An interest rate-sensitive asset or liability is one that, within a defined time period, either matures or is subject to interest rate adjustments as market rates of interest change. Interest rate sensitivity is the measure of the volatility of earnings from movements in market rates of interest, which is generally reflected in interest rate spread. As interest rates change in the market place, yields earned on assets do not necessarily move in tandem with interest rates paid on liabilities. Interest rate sensitivity is related to liquidity in that each is affected by maturing assets and sources of funds. Interest rate sensitivity is also affected by assets and liabilities with interest rates that are subject to change prior to maturity.

        The object of interest rate sensitivity management is to minimize the impact on earnings from interest rate changes in the marketplace. In recent years, deregulation, causing liabilities to become more interest rate sensitive, combined with interest rate volatility in the capital markets, has placed additional emphasis on this principal. When management decides to maintain repricing imbalances, it usually does so on the basis of a well- conceived strategy designed to ensure that the risk is not excessive and that liquidity is properly maintained. United Security's interest rate risk management is the responsibility of the Asset/Liability Management Committee (ALCO) which reports to the Board of Directors on a periodic basis, based on its established operating policies and procedures.

        As part of its overall risk management, United Security pursues various asset and liability management strategies, which may include obtaining derivative financial instruments to mitigate the impact of interest fluctuations on United Security's net interest margin. During the second quarter of 2003, United Security entered into an interest rate swap agreement with the purpose of minimizing interest rate fluctuations on its interest rate margin and equity.

        Under the interest rate swap agreement, United Security receives a fixed rate and pays a variable rate based on the Prime Rate ("Prime"). The swap qualifies as a cash flow hedge under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, and is designated as a hedge of the variability of cash flows United Security receives from certain variable-rate loans indexed to Prime. In accordance with SFAS No. 133, the swap agreement is measured at fair value and reported as an asset or liability on the consolidated balance sheet. The portion of the change in the fair value of the swap that is deemed effective in hedging the cash flows of the designated assets are recorded in accumulated other comprehensive income and reclassified into interest income when such cash flow occurs in the future. Any ineffectiveness resulting from the hedge is recorded as a gain or loss in the consolidated statement of income as part of noninterest income. The amortizing hedge has a remaining notional value of $23.1 million and a duration of approximately 3.5 years. As of December 31, 2003, the maximum length of time over which United Security is hedging its exposure to the variability of future cash flows is approximately four and one-half years. As of December 31, 2003, the loss amounts in accumulated other comprehensive income associated with these cash flows totaled $424,000 (net of tax benefit of $201,000). During the year ended December 31, 2003, $123,000 was reclassified from other accumulated comprehensive income into earnings.

        Interest rate risk can be measured through various methods including gap, duration and market value analysis as well as income simulation models, which provides a dynamic view of interest rate sensitivity based on the assumptions of United Security's Management. United Security employs each of these methods and refines these processes to make the most accurate measurements possible. The information provided by these calculations is the basis for management decisions in managing interest rate risk.

        From the "Gap" report below, United Security is apparently subject to interest rate risk to the extent that its liabilities have the potential to reprice more quickly than its assets within the next year. At December 31, 2003, United Security had a cumulative 12-month Gap of -18.3 million or -4.1% of total earning assets. Management believes the Gap analysis shown below is not entirely indicative of United Security's actual interest rate sensitivity, because certain interest-sensitive liabilities would not reprice to the same degree as interest-sensitive assets. For example, if the prime rate were to change by 50 basis points, the floating rate loans included in the $205.1 million immediately adjustable category would change by the full 50 basis points. Interest bearing checking and savings accounts which are also included in the immediately adjustable column probably would move only a portion of the 50 basis point rate change and, in fact, might not even move at all. In addition, many of the floating rate time deposits are at their floors, or have repricing rates below their current floors, which means that they might act as fixed-rate instruments in either a rising or a declining rate environment (although there are only about $3.6 million of these floating-rate time deposits at December 31, 2003). The effects of market value risk have been mitigated to some degree by the makeup of United Security Bank's balance sheet. Loans are generally short-term or are floating-rate instruments. At December 31, 2003, $269.2 million or 82.3% of the loan portfolio matures or reprices within one year, and only 0.6% of the portfolio matures or reprices in more than 5 years.

        Total investment securities including call options and prepayment assumptions, have a combined duration of approximately 2.3 years. Nearly $340.1 million or 94.2% of interest-bearing liabilities mature or can be repriced within the next 12 months, even though the rate elasticity of deposits with no defined maturities may not necessarily be the same as interest-earning assets.

        The following table sets forth United Security's gap, or estimated interest rate sensitivity profile based on ending balances as of December 31, 2003, representing the interval of time before earning assets and interest-bearing liabilities may respond to changes in market rates of interest. Assets and liabilities are categorized by remaining interest rate maturities rather than by principal maturities of obligations.

Maturities and Interest Rate Sensitivity

	December 31, 2003
	Immediately	Next Day But Within Three Months	After Three Months Within 12 Months	After One Year But Within Five Years	After Five Years	Total
	(In thousands)
Interest Rate Sensitivity Gap:
Loans(1)	$205,082	$37,995	$26,138	$55,931	$1,860	$327,006
Investment securities		21,724	4,498	46,221	11,292	83,735
Interest bearing deposits in other banks			198	4,534	2,480	7,212
Federal funds sold and reverse repos	26,110					26,110

Total earning assets	$231,192	$59,719	$30,834	$106,686	$15,632	$444,063

Interest-bearing transaction accounts	120,375					120,375
Savings accounts	23,691					23,691
Time deposits(2)	4,275	98,735	77,658	21,069	44	201,781
Federal funds purchased/other borrowings	345					345
Trust Preferred securities			15,000			15,000

Total interest-bearing liabilities	$148,686	$98,735	$92,658	$21,069	$44	$361,192

Interest rate sensitivity gap	$82,506	$(39,016)	$(61,824)	$85,617	$15,588	$82,871
Cumulative gap	$82,506	$43,490	$(18,334)	$67,283	$82,871
Cumulative gap percentage to Total earning assets	18.6%	9.8%	(4.1)%	15.2%	18.7%

(1)
Loan balance does not include nonaccrual loans of $18.656 million.

(2)
See above for discussion of the impact of floating rate CD's.

        United Security utilizes a vendor-purchased simulation model to analyze net interest income sensitivity to movements in interest rates. The simulation model projects net interest income based on both a 100 and 200 basis point rise and a 100 and 200 basis point fall in interest rates ramped over a twelve month period, with net interest impacts projected out as far as twenty four months. The model is based on the actual maturity and repricing characteristics of United Security's interest-sensitive assets and liabilities. The model incorporates assumptions regarding the impact of changing interest rates on the prepayment of certain assets and liabilities. Projected net interest income is calculated assuming customers will reinvest maturing deposit accounts and United Security will originate new loans. The balance sheet growth assumptions utilized correspond closely to United Security's strategic growth plans and annual budget. Excess cash is invested in overnight funds or other short-term investments such as U.S. Treasuries. Cash shortfalls are covered through additional borrowing of overnight or short-term funds. The Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in net interest income of 12% and 15% in the event of a 100 BP and 200 BP increase or decrease in market interest rates over a twelve month period. Based on the information and assumptions utilized in the simulation model at December 31, 2003 , the resultant projected impact on net interest income falls within policy limits set by the Board of Directors for all rate scenarios simulated.

        United Security also utilizes the same vendor-purchased simulation model to project the impact of changes in interest rates on the underlying market value of all United Security's assets, liabilities, and off-balance sheet accounts under alternative interest rate scenarios. The resultant net value, as impacted under each projected interest rate scenario, is referred to as the market value of equity ("MV of Equity"). This technique captures the interest rate risk of United Security's business mix across all maturities. The market analysis is performed using an immediate rate shock of 200 basis points up and down calculating the present value of expected cash flows under each rate environment at applicable discount rates. The market value of loans is calculated by discounting the expected future cash flows over either the term to maturity for fixed rate loans or scheduled repricing for floating rate loans using the current rate at which similar loans would be made to borrowers with similar credit ratings. The market value of investment securities is based on quoted market prices obtained from reliable independent brokers. The market value of time deposits is calculated by discounting the expected cash flows using current rates for similar instruments of comparable maturities. The market value of deposits with no defined maturities, including interest-bearing checking, money market and savings accounts is calculated by discounting the expected cash flows at a rate equal to the difference between the cost of these deposits and the alternate use of the funds, federal funds in this case. Assumed maturities for these deposits are estimated using decay analysis and are generally assumed to have implied maturities of less than five years. For noninterest sensitive assets and liabilities, the market value is equal to their carrying value amounts at the reporting date. United Security's interest rate risk policy establishes maximum decreases in United Security's market value of equity of 12% and 15% in the event of an immediate and sustained 100 BP and 200 BP increase or decrease in market interest rates. As shown in the table below, the percentage changes in the net market value of United Security's equity are within policy limits for both rising and falling rate scenarios.

        The following sets forth the analysis of United Security's market value risk inherent in its interest-sensitive financial instruments as they relate to the entire balance sheet at December 31, 2003 and December 31, 2002 ($ in thousands). Fair value estimates are subjective in nature and involve uncertainties and significant judgment and, therefore, cannot be determined with absolute precision. Assumptions have been made as to the appropriate discount rates, prepayment speeds, expected cash flows and other variables. Changes in these assumptions significantly affect the estimates and as such, the obtained fair value may not be indicative of the value negotiated in the actual sale or liquidation of such financial instruments, nor comparable to that reported by other financial institutions. In addition, fair value estimates are based on existing financial instruments without attempting to estimate future business.

	December 31, 2003			December 31, 2002
Change in Rates	Estimated MV of Equity	Change in MV of Equity $	Change in MV Of Equity %	Estimated MV of Equity	Change in MV of Equity $	Change in MV Of Equity %
+ 200 BP	$45,919	$(2,301)	-4.77%	$42,571	$1,637	4.00%
+ 100 BP	47,563	(657)	-1.36%	42,175	1,241	3.03%
0 BP	48,220	0	0.00%	40,934	0	0.00%
-100 BP	48,430	210	0.43%	39,181	(1,753)	-4.28%
-200 BP	52,694	4,474	9.28%	42,370	1,436	3.51%

Certain Information Regarding United Security's Management and Principal Shareholders

        Information on Directors and Executive Officers.    The following table sets forth certain information, as of March 1, 2004, with respect to those persons who are directors and executive officers of United Security and United Security Bank:

Name and Title	Age	Year First Appointed Director	Principal Occupation During the Past Five Years
Robert G. Bitter, Pharm. D., Secretary	65	1986	Clinical Pharmacist at Madera Community Hospital, Owner of Berenda Creek Ranch and Partner in Selma Shopping Center.
Rhodlee A. Braa Senior Vice President President/CCO	62	1995	Senior Vice President and Chief Credit Officer of United Security Bank and United Security.
Stanley J. Cavalla Director	52	2000	Vice President of Suburban Steel, Inc. and Vice President of Tri State Stairway Corp.
Kenneth L. Donahue Senior Vice President/CFO	55	1995	Senior Vice President and Chief Financial Officer of United Security Bank and United Security.
Tom Ellithorpe Director	61	1986	Owner of Insurance Buying Service.
David L. Eytcheson Senior Vice President/COO	63	1991	Senior Vice President and Chief Operating Officer of United Security Bank and United Security.
Todd Henry Director	46	2003	Certified Public Accountant.
Ronnie D. Miller Vice Chairman	62	1986	President of Ron Miller Enterprises, Inc., dba Fresno Motor Sales and Fresno Commercial Lenders.
Walter Reinhard Director	74	1991	Retired. Former President of Reinhard's Cabinet.
John Terzian Director	71	1986	Retired. Former owner of Tollhouse Enterprises, Inc., dba Peacock Market.
Dennis R. Woods Chairman, President and Chief Executive Officer	56	1986	Chairman of the Board, President and Chief Executive Officer of United Security and United Security Bank.

  Shareholdings of Certain Beneficial Owners and Management

        Management of United Security knows of no person who owns, beneficially or of record, either individually or together with associates, five percent (5%) or more of the outstanding shares of United Security's common stock, except as set forth in the table below. The following table sets forth, as of March 1, 2004, the number and percentage of shares of United Security's outstanding common stock beneficially owned, directly or indirectly, by each of United Security's directors, named executive officers and principal shareholders and by the directors and executive officers of United Security as a group. The shares "beneficially owned" are determined under Securities and Exchange Commission Rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which the director, named executive officer or principal shareholder has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of March 1, 2004. Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned. Management is not aware of any arrangements which may, at a subsequent date, result in a change of control of United Security.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Directors and Named Executive Officers:
Robert G. Bitter, Pharm. D.	419,394	(2)	7.6
Rhodlee A. Braa	109,525	(3)	2.0
Stanley J. Cavalla	232,600	(4)	4.2
Kenneth L. Donahue	130,513	(5)	2.4
Tom Ellithorpe	99,024		1.8
David L. Eytcheson	383,805	(6)	7.0
Todd Henry	2,000		*
Ronnie D. Miller	413,970	(7)	7.5
Walter Reinhard	187,003		3.4
John Terzian	90,854	(8)	1.7
Dennis R. Woods	410,447	(9)	7.5
All Directors and Executive Officers as a Group (11 in all)	1,819,525	(10)	32.9
Principal Shareholder
Audry "Bobbi" Thomason	366,847	(11)	6.66

*
Less than one percent (1%).

(1)
Includes shares subject to options held by the directors and executive officers that were exercisable within 60 days of March 1, 2004. These are treated as issued and outstanding for the purpose of computing the percentage of each director, named executive officer and the directors and executive officers as a group, but not for the purpose of computing the percentage of class owned by any other person.

(2)
Dr. Bitter has shared voting and investment powers as to 329,805 shares in his capacity as a trustee of United Security Bank's Cash or Deferred 401(k) Stock Ownership Plan and United Security Bank's Employee Stock Ownership Plan. Dr. Bitter's address is c/o United Security Bancshares, 1525 East Shaw Avenue, Fresno, California 93710.

(3)
Mr. Braa has shared voting and investment powers as to 61,800 shares and has 30,000 shares acquirable by exercise of stock options. Mr. Braa also holds 13,285 shares in United Security Bank's Cash or Deferred 401(k) Stock Ownership Plan and United Security Bank's Employee Stock Ownership Plan.

(4)
Mr. Cavalla has 3,000 shares acquirable by exercise of stock options.

(5)
Mr. Donahue has shared voting and investment powers as to 60,096 shares and has 30,000 shares acquirable by exercise of stock options. Mr. Donahue also holds 39,462 shares in United Security Bank's Cash or Deferred 401(k) Stock Ownership Plan and United Security Bank's Employee Stock Ownership Plan.

(6)
Mr. Eytcheson has shared voting and investment powers as to 329,805 shares in his capacity as a trustee of United Security Bank's Cash or Deferred 401(k) Stock Ownership Plan and United

  Security Bank's Employee Stock Ownership Plan. Mr. Eytcheson also has shared voting and investment powers as to the remaining 54,000 shares. Mr. Eytcheson's address is c/o United Security Bancshares, 1525 East Shaw Avenue, Fresno, California 93710.

(7)
Mr. Miller has shared voting and investment powers as to 329,805 shares in his capacity as a trustee of United Security Bank's Cash or Deferred 401(k) Stock Ownership Plan and United Security Bank's Employee Stock Ownership Plan. Mr. Miller also has shared voting and investment powers as to an additional 75,169 shares. Mr. Miller's address is c/o United Security Bancshares, 1525 East Shaw Avenue, Fresno, California 93710.

(8)
Mr. Terzian has shared voting and investment powers as to 47,020 shares.

(9)
Mr. Woods' address is c/o United Security Bancshares, 1525 East Shaw Avenue, Fresno, California 93710. Mr. Woods also holds 27,123 shares in United Security Bank's Cash or Deferred 401(k) Stock Ownership Plan and United Security Bank's Employee Stock Ownership Plan.

(10)
Total includes 63,000 shares acquirable by exercise of stock options.

(11)
Ms. Thomason has shared voting and investment powers as to 10,220 shares. Ms. Thomason's address is c/o United Security Bancshares, 1525 East Shaw Avenue, Fresno, California 93710.

Section 16(a) Beneficial Ownership Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires United Security's directors and certain executive officers and persons who own more than ten percent of a registered class of United Security's equity securities (collectively, the "Reporting Persons"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The Reporting Persons are required by Securities and Exchange Commission regulation to furnish United Security with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of such forms received by it, or written representations from the Reporting Persons that no Forms 5 were required for those persons, United Security believes that, during 2003 the Reporting Persons complied with all filing requirements applicable to them.

        United Security's Board of Directors and Committees.    United Security's board of directors met twelve (12) times in 2003. None of United Security's directors attended less than 75 percent of all board of directors' meetings and committee meetings of which they were a member.

        United Security has an audit committee which meets as needed to review examinations of the Federal Reserve Board, the Department of Financial Institutions and Moss Adams LLP, United Security's auditor. The audit committee consists of Mr. Ellithorpe (chairman), Mr. Reinhard and Ms. Thomason. The audit committee met eight (8) times during 2003. The audit committee functions are to review all internal and external audits, report any significant findings to the board of directors, and ensure that the internal audit plans are met, programs are carried out, and weaknesses are promptly responded to. The audit committee meets annually to discuss and review the overall audit plan.

        United Security has a personnel committee which met two (2) times in 2003. The personnel committee consists of Mr. Ellithorpe (chairman) and Messrs. Cavalla, Miller and Woods. The purpose of the personnel committee is to set policies, review salary recommendations, grant stock options and approve other personnel matters which are in excess of management's authority.

        United Security also has a board evaluation/nominating committee which did not meet in 2003. The board evaluation/nominating committee consists of Mr. Ellithorpe (chairman) and Messrs. Cavalla, Miller and Woods. The purpose of the board evaluation/nominating committee is to evaluate the directors for various performance rating factors to determine each director's monthly director's fees and to make recommendations to the board of directors regarding nominees for election of directors.

Compensation of Directors and Executive Officers

  Director Compensation

        During 2003, directors of United Security and United Security Bank were compensated for monthly board meetings based on a performance rating structure ranging from a minimum of $800 per meeting up to $1,300 per meeting. In addition, the vice chairman received an additional $200 per meeting and the secretary received an additional $250 per meeting. Also, directors, other than Mr. Woods, were paid $200 for their attendance at committee meetings, other than loan committee meetings, and were paid $300 for their attendance at loan committee meetings, if such committee meeting was held on a day other than the regular board of directors' meeting. During 2004, the directors of United Security Bank will continue to be compensated.

        In September, 2000, Mr. Cavalla, a director of United Security, received a stock option under the United Security Bank 1995 Stock Option Plan to acquire 5,000 shares of common stock. The exercise price for these shares is $17.00 per share. This option is for a term of ten years expiring in September, 2010.

  Director Emeritus Plan

        During 1995, United Security Bank also established a Directors Emeritus Plan, which was amended in May, 2000. Those directors who (i) retire as directors of United Security Bank or (ii) retired as directors of Golden Oak Bank and who signed a shareholder's agreement, are eligible to participate in the Directors Emeritus Plan. Each Director Emeritus will be a lifetime position or until a Director Emeritus shall sell a majority of his or her ownership in United Security Bank. Directors Emeritus receive a monthly fee of $400, and receive preferential deposit and customer service with free checking as long as they serve as a Director Emeritus. Director Emeritus benefits terminate upon (i) the ultimate sale of United Security Bank, (ii) the sale of a majority of the Director Emeritus' shares of United Security Bank's common stock, or (iii) the finding by United Security Bank's board of directors that the Director Emeritus is engaging in activities or making statements which are detrimental to United Security Bank or United Security Bank's public image.

  Executive Compensation

        The persons serving as the executive officers of United Security received during 2003, and continued to receive in 2004, cash compensation in their capacities as executive officers of United Security Bank.

        The following Summary Compensation Table indicates the compensation of United Security's executive officers.

Summary Compensation Table

Long Term Compensation
Annual Compensation
								Awards		Payouts
(a)
	(b)	(c)			(d)		(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)			Bonus ($)		Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Options/ SARs	LTIP Payouts ($)	All Other Compensation ($)(3)
Dennis R. Woods President and Chief Executive Officer	2003 2002 2001	$ $ $	254,300 254,300 254,300	(1) (1) (1)	$ $ $	303,032 257,609 260,264	0 0 0	0 0 0	0 0 0	0 0 0	$ $ $	38,854 40,400 36,845
Kenneth L. Donahue Senior Vice President and Chief Financial Officer	2003 2002 2001	$ $ $	112,000 112,000 112,000		$ $ $	74,216 62,544 54,410	0 0 0	0 0 0	0 0 0	0 0 0	$ $ $	31,302 24,534 23,961
David L. Eytcheson Senior Vice President and Chief Operating Officer	2003 2002 2001	$ $ $	112,000 112,000 112,000		$ $ $	74,216 62,544 54,410	0 0 0	0 0 0	0 0 0	0 0 0	$ $ $	31,302 22,112 23,966
Rhodlee A. Braa Senior Vice President and Chief Credit Officer	2003 2002 2001	$ $ $	112,000 112,000 112,000		$ $ $	74,216 62,544 54,410	0 0 0	0 0 0	0 0 0	0 0 0	$ $ $	31,302 24,280 21,659

(1)
Includes $15,300 in directors fees.

(2)
This amount represents United Security Bank's contribution under United Security Bank's Cash or Deferred 401(k) Plan, United Security Bank's Employee Stock Ownership Plan and the cost of premiums for excess disability, medical and life insurance.

Option/SAR Exercises and Year-End Value Table
Aggregated Option/SAR Exercises in Last Fiscal Year and Year-End Option/SAR Value

(a)	(b)	(c)	(d)	(e)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options/SARs at Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In- the-Money Options/SARs at Year-End ($) Exercisable/ Unexercisable
Dennis R. Woods	82,500	$777,259	Options Only 0/0	Options Only $0/$0
Kenneth L. Donahue	0	N/A	Options Only 30,000/0	Options Only $474,300/$0
David L. Eytcheson	0	N/A	Options Only 0/0	Options Only $0/$0
Rhodlee A. Braa	600	$6,716	Options Only 30,000/0	Options Only $474,300/$0

        Mr. Woods has a salary continuation agreement with United Security Bank which provides that United Security Bank will pay him $100,000 per year for 15 years following his retirement from United

Security Bank at age 61 ("Retirement Age"). In the event of disability while Mr. Woods is actively employed prior to Retirement Age, he will have the option to take a benefit amount based on the vesting schedule below for 15 years beginning at the earlier of the time when he reaches age 61 or the date on which he is no longer entitled to disability benefits under his principal disability insurance policy. In the event Mr. Woods dies while actively employed by United Security Bank prior to Retirement Age, his beneficiary will receive from United Security Bank $100,000 per year for 15 years beginning one month after his death. In the event of termination without cause, early retirement, or voluntary termination, Mr. Woods shall receive a benefit amount based on the vesting schedule below for 15 years beginning with the month following the month in which Mr. Woods terminates employment and attains age 61. The vesting schedule is 25% for the first year of service beginning July 3, 1996, 15% for the second year of service, 10% for the third year of service, 6% per year of service for the following eight years of service and 2% for the twelfth year of service. In the event Mr. Woods is terminated for cause he will forfeit any benefits from the salary continuation agreement.

        In addition, Mr. Woods also has an agreement with United Security Bank for severance compensation in the event there is a change in control of United Security Bank. The agreement is for a term of five years beginning February 26, 2002. Under the terms of the agreement, in the event there is an acquisition (as defined in the agreement) of United Security Bank, then the resulting corporation shall pay Mr. Woods a lump sum amount in cash equal to the sum of (i) the last three (3) years of his total compensation, inclusive of his base annual salary and bonus and (ii) the amount necessary to cover any "golden parachute taxes" that may be assessed by Section 280G of the Internal Revenue Code. Mr. Woods would have been paid $1,573,335.36, assuming the agreement had been triggered on January 30, 2004.

        Mr. Donahue has a salary continuation agreement with United Security Bank which provides that United Security Bank will pay him $50,000 per year for 15 years following his retirement from United Security Bank at age 59 ("Retirement Age"). In the event of disability while Mr. Donahue is actively employed prior to Retirement Age, he will have the option to take a benefit amount based on the vesting schedule below for 15 years beginning at the earlier of the time when he reaches age 59 or the date on which he is no longer entitled to disability benefits under his principal disability insurance policy. In the event Mr. Donahue dies while actively employed by United Security Bank prior to Retirement Age, his beneficiary will receive from United Security Bank $50,000 per year for 15 years beginning one month after his death. In the event of termination without cause, early retirement, or voluntary termination, Mr. Donahue shall receive a benefit amount based on the vesting schedule below for 15 years beginning with the month following the month in which Mr. Donahue terminates employment and attains age 59. The vesting schedule is 8.33% for each year of service beginning January 1, 1997. In the event Mr. Donahue is terminated for cause he will forfeit any benefits from the salary continuation agreement.

        In addition, Mr. Donahue also has an agreement with United Security Bank for severance compensation in the event there is a change in control of United Security Bank. The agreement is for a term of five years beginning February 26, 2002. Under the terms of the agreement, in the event there is an acquisition (as defined in the agreement) of United Security Bank, then the resulting corporation shall pay Mr. Donahue a lump sum amount in cash equal to his last year's total compensation, inclusive of his base annual salary and bonus reduced by such amount, if any so that all benefits that are accelerated as a result of the acquisition will not be subject to any "golden parachute taxes" that may be assessed by Section 280G of the Internal Revenue Code. Mr. Donahue would have been paid $186,216, assuming the agreement had been triggered on January 30, 2004.

        Mr. Eytcheson has a salary continuation agreement with United Security Bank which provides that United Security Bank will pay him $50,000 per year for 15 years following his retirement from United Security Bank at age 68 ("Retirement Age"). In the event of disability while Mr. Eytcheson is actively employed prior to Retirement Age, he will have the option to take a benefit amount based on the vesting schedule below for 15 years beginning at the earlier of the time when he reaches age 68 or the date on which he is no longer entitled to disability benefits under his principal disability insurance policy. In the event Mr. Eytcheson dies while actively employed by United Security Bank prior to Retirement Age, his beneficiary will receive from United Security Bank $50,000 per year for 15 years beginning one month after his death. In the event of termination without cause, early retirement, or voluntary termination, Mr. Eytcheson shall receive a benefit amount based on the vesting schedule below for 15 years beginning with the month following the month in which Mr. Eytcheson terminates employment and attains age 68. The vesting schedule is 8.33% for each year of service beginning January 1, 1997. In the event Mr. Eytcheson is terminated for cause he will forfeit any benefits from the salary continuation agreement.

        In addition, Mr. Eytcheson also has an agreement with United Security Bank for severance compensation in the event there is a change in control of United Security Bank. The agreement is for a term of five years beginning February 26, 2002. Under the terms of the agreement, in the event there is an acquisition (as defined in the agreement) of United Security Bank, then the resulting corporation shall pay Mr. Eytcheson a lump sum amount in cash equal to his last year's total compensation, inclusive of his base annual salary and bonus reduced by such amount, if any so that all benefits that are accelerated as a result of the acquisition will not be subject to any "golden parachute taxes" that may be assessed by Section 280G of the Internal Revenue Code. Mr. Eytcheson would have been paid $186,216, assuming the agreement had been triggered on January 30, 2004.

        Mr. Braa has a salary continuation agreement with United Security Bank which provides that United Security Bank will pay him $50,000 per year for 15 years following his retirement from United Security Bank at age 66 ("Retirement Age"). In the event of disability while Mr. Braa is actively employed prior to Retirement Age, he will have the option to take a benefit amount based on the vesting schedule below for 15 years beginning at the earlier of the time when he reaches age 66 or the date on which he is no longer entitled to disability benefits under his principal disability insurance policy. In the event Mr. Braa dies while actively employed by United Security Bank prior to Retirement Age, his beneficiary will receive from United Security Bank $50,000 per year for 15 years beginning one month after his death. In the event of termination without cause, early retirement, or voluntary termination, Mr. Braa shall receive a benefit amount based on the vesting schedule below for 15 years beginning with the month following the month in which Mr. Braa terminates employment and attains age 66. The vesting schedule is 8.33% for each year of service beginning January 1, 1997. In the event Mr. Braa is terminated for cause he will forfeit any benefits from the salary continuation agreement.

        In addition, Mr. Braa also has an agreement with United Security Bank for severance compensation in the event there is a change in control of United Security Bank. The agreement is for a term of five years beginning February 26, 2002. Under the terms of the agreement, in the event there is an acquisition (as defined in the agreement) of United Security Bank, then the resulting corporation shall pay Mr. Braa a lump sum amount in cash equal to his last year's total compensation, inclusive of his base annual salary and bonus reduced by such amount, if any so that all benefits that are accelerated as a result of the acquisition will not be subject to any "golden parachute taxes" that may be assessed by Section 280G of the Internal Revenue Code. Mr. Braa would have been paid $186,216, assuming the agreement had been triggered on January 30, 2004.

  Certain Transactions

        Some of the directors and executive officers of United Security and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, United Security in the ordinary course of United Security's business, and United Security expects to have banking transactions with such persons in the future. In management's opinion, all loans and commitments to lend in such transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and in the opinion of management did not involve more than a normal risk of collectibility or present other unfavorable features.

Description of Capital Stock

        The authorized capital stock of United Security consists of 10,000,000 shares of common stock, no par value, of which 5,512,538 shares were outstanding as of March 1, 2004. In addition, 213,000 shares of United Security's common stock were reserved for issuance under United Security's stock option plans.

        Each share of United Security's common stock has the same rights, privileges and preferences as every other share and would share equally in United Security's net assets upon liquidation or dissolution. The shares of the common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions. Each share is entitled to one vote. In connection with the election of directors, shares may not be voted cumulatively. All of the outstanding shares of United Security's common stock are fully paid and nonassessable and each participates equally in dividends, which are payable when and as declared by United Security's Board of Directors out of funds legally available for the payment of dividends.

Available Information

        United Security is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. In accordance with the Exchange Act, United Security files reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may inspect these reports, proxy statements and other information United Security has filed with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may also retrieve these materials at the SEC's Internet website at http://www.sec.gov.

        United Security has filed a registration statement on Form S-4, including exhibits, with the SEC under the Securities Act of 1933, as amended, referred to as the Securities Act, covering the shares of United Security common stock issuable in the merger. This proxy statement-prospectus does not contain all the information contained in the registration statement. Any additional information may be obtained from the SEC's principal office in Washington, D.C. or through the SEC's Internet website. Statements contained in this proxy statement-prospectus as to the contents of any contract or other document referred to in this proxy statement-prospectus are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

Information About Taft National

General

        For purposes of this section captioned "Information About Taft National," references to "we" or "our" refer only to Taft National, and not to United Security or to United Security Bank.

        Taft National is a national bank chartered by the Office of the Comptroller of the Currency and operating in the state of California. We commenced operations on January 3, 1983.

        We are headquartered at 523 Cascade Place, Taft, California 93268, where we occupy an 11,000 square foot building in the city of Taft with an additional office at 3404 Coffee Road, Bakersfield, California.

        As a national bank in the state of California, we are subject to primary supervision, examination and regulation by the OCC. We are a member of the Federal Reserve system. We are also subject to certain other federal and state laws and regulations. Our deposits are insured by the FDIC up to the applicable limits thereof. On September 30, 2003, we had approximately $51.9 million in total assets, $27.5 million in total net loans, $47.4 million in total deposits and $3.5 million in total shareholders' equity.

        Our main office is located at 523 Cascade Place, Taft, California 93268, and our telephone number is (661) 763-5151.

Banking Services

        We engage in substantially all of the business operations customarily conducted by a California independent community bank. Our primary market area is Kern County. Our banking services include the acceptance of checking and savings deposits and the making of commercial, Small Business Administration, real estate, consumer, and other installment loans. We also offer traveler's checks, as well as notary service, and other customary banking services.

        Our deposits consist primarily of individual and small and medium-sized business-related accounts. We also attract deposits from several local governmental agencies. In connection with municipal deposits, we must generally pledge securities to obtain such deposits, except for the first $100,000 of such deposits, which are insured by the FDIC.

        The areas in which we have directed virtually all of our lending activities are (1) commercial loans, (2) real estate loans, (3) consumer loans, and (4) construction (residential and commercial) loans. As of September 30, 2003, these four categories accounted for approximately 39%, 39%, 10% and 12%, respectively, of our loan portfolio. A significant portion of our lending is real estate related, including mortgage lending and interim construction loans, as well as taking real estate as collateral for loans for other purposes.

        We have not engaged in any material research activities relating to the development of new services or the improvement of our existing services. We have no present plans regarding "a new line of business" requiring the investment of a material amount of total assets.

        Most of our business originates from Kern County, and there is no emphasis on foreign sources and application of funds. Our business, based upon performance to date, does not appear to be seasonal. We are not dependent upon a single customer or group of related customers for a material portion of our deposits. We are unaware of any material effect upon our capital expenditures, earnings or competitive position as a result of federal, state or local environmental regulation.

Employees

        As of September 30, 2003, Taft National had a total of 21 full-time equivalent employees. Taft National's management believes that its employee relations are satisfactory.

Competition

        The banking and financial services business in California generally, and in Taft National's service area specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers.

        Taft National's business is concentrated in its service area, which encompasses primarily Kern County. In order to compete with other financial institutions in its service area, Taft National relies principally upon local advertising programs; direct personal contact by officers, directors, employees, and shareholders; and specialized services such as courier pick-up and delivery of non-cash banking items. Taft National emphasizes to its customers the advantages of dealing with a locally owned and community oriented institution. Taft National also seeks to provide special services and programs for individuals in its primary service area who are employed in the agricultural, professional and business fields, such as loans for equipment, furniture, tools of the trade or expansion of practices or businesses. Larger banks may have a competitive advantage because of higher lending limits and major advertising and marketing campaigns. They also perform services, such as trust services, international banking, discount brokerage and insurance services, that Taft National is not authorized or prepared to offer currently. Taft National has made arrangements with its correspondent banks and with others to provide such services for its customers.

        Commercial banks compete with savings and loan associations, credit unions, other financial institutions, securities brokerage firms, and other entities for funds. For instance, yields on corporate and government debt securities and other commercial paper affect the ability of commercial banks to attract and hold deposits. Commercial banks also compete for loans with savings and loan associations, credit unions, consumer finance companies, mortgage companies and other lending institutions.

Effect of Government Policies and Recent Legislation

        Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by Taft National on its deposits and its other borrowings and the interest rate received by Taft National on loans extended to its customers and securities held in Taft National's portfolio comprise the major portion of Taft National's earnings. These rates are highly sensitive to many factors that are beyond the control of Taft National. Accordingly, the earnings and growth of Taft National are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

        The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact on Taft National of any future changes in monetary policies cannot be predicted.

        From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory and other professional agencies. See "Supervision and Regulation."

Supervision and Regulation

  General

        Taft National is extensively regulated under both federal and state law. Taft National as a national banking association, is regulated by the Office of the Comptroller of the Currency or OCC. Set forth below is a summary description of certain laws that relate to the regulation of Taft National. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

  Taft National Regulatory Agreement

        On March 21, 2001, Taft National entered into a formal written agreement with the Office of the Comptroller of the Currency. The agreement generally prohibits certain operations or practices deemed objectionable by the OCC and required Taft National to take several affirmative actions. The primary requirements of the agreement are as follows:

  •
  Taft National shall have and retain qualified staff;

  •
  Taft National shall develop and implement a written program to reduce criticized assets;

  •
  Taft National shall establish a program for the maintenance of an adequate allowance for loan losses;

  •
  Taft National shall develop and adhere to a program to maintain liquidity at an adequate level;

  •
  Taft National shall develop a written strategic plan covering the next three years of operations; and

  •
  Taft National shall maintain capital ratios required for well-capitalized status.

        Taft National has taken a number of steps to comply with the regulatory agreement, including hiring qualified executive officers, developing and implementing a plan to reduce criticized assets and improve the quality of the loan portfolio, developing and implementing a plan to maintain adequate liquidity, developing a strategic business plan covering a three year period, and infusing capital to maintain capital ratios for well-capitalized status. As far as Taft National is aware, the only matter in which it is not in compliance with the regulatory agreement is with respect to improvement of the quality of the loan portfolio. Specifically, the regulatory agreement requires Taft National to hire a qualified senior lending officer, which Taft has been unable to do despite earnest efforts. Taft National believes the public announcement of the merger with United Security has prevented Taft National from finding and hiring qualified personnel to fill the position. Apart from efforts to hire an additional senior lending officer, Taft National continues to strive to reduce the criticized assets in its loan portfolio.

        Failure to comply with the provisions included in the regulatory agreement noted above would expose Taft National to further regulatory sanctions that may include additional asset restrictions, restrictions on operations and growth, mandatory asset disposition, termination of deposit insurance and possible seizure.

        Taft National believes that upon the closing of the merger the regulatory agreement will terminate because United Security Bank is not regulated by the Office of the Comptroller of the Currency.

        Except as noted above, the management of Taft National believes it is in substantial compliance with the requirements of the agreement, although it acknowledges that the OCC believes that Taft National has not complied with some of the requirements. Taft National is working to correct these matters, the correction of which will be determined by the OCC.

  Use of Estimates in the Preparation of Financial Statements

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Description of the Properties

        Taft National conducts its banking operations from the following offices: 523 Cascade Place, Taft, California; and 3404 Coffee Road, Bakersfield, California.

        As of September 30, 2003, Taft National leased its Taft premises under a long-term, non-cancellable lease. The Bakersfield facility is owned by Taft National.

        Taft National believes that all of its properties are well maintained and are suitable for their respective present needs and operations.

  Legal Proceedings

        Taft National is, from time to time, subject to various pending and threatened legal actions which arise out of the normal course of its business. Taft National is not a party to any pending legal or administrative proceedings (other than ordinary routine litigation incidental to Taft National's business) and no such proceedings are known to be contemplated.

        There are no material proceedings adverse to Taft National to which any director, officer, affiliate of Taft National or 5% shareholder of Taft National, or any associate of any such director, officer, affiliate or 5% shareholder of Taft National is a party, and none of the above persons has a material interest adverse to Taft National.

  Submission of Matters to a Vote of Security Holders

        No matters were submitted to a vote of security holders during 2003 other than the regular election of the Board of Directors at the annual meeting held May 21, 2003.

Selected Financial Data

        The following selected financial data with respect to Taft National's balance sheets for the years ended December 31, 2003 and 2002 and its statements of operations for the years ended December 31, 2003 and 2002 have been derived from the audited financial statements included in this Proxy Statement. This information should be read in conjunction with such financial statements and the notes thereto. The summary financial data with respect to Taft National's balance sheets as of December 31, 2001, 2000 and 1999 and its statements of operations for the years then ended have been derived from the audited financial statements of Taft National, which are not presented in this proxy statement-prospectus.

	At or for the Year Ended December 31,
	2003	2002	2001	2000	1999
Summary of Operations:
Interest Income	$2,466	$2,835	$4,078	$4,367	$3,820
Interest Expense	207	378	1,085	1,140	1,304

Net Interest Income	2,259	2,457	2,993	3,497	2,516
Provision for Loan Losses	331	155	878	1,515	92

Net Interest Income After Provision for Loan Losses	1,928	2,302	2,115	1,982	2,424
Noninterest Income	1,000	883	668	549	432
Noninterest Expense	2,831	3,332	3,080	2,871	2,591

Income Before Income Taxes	97	(147)	(297)	(340)	265
Income Taxes (Benefit)	(100)	—	—	(144)	97

Net Income	$197	$(147)	$(297)	$(196)	$168

Cash Dividends	$—	$—	$—	$—	$—
Per Share Data:
Net Income—Basis	$0.74	$(0.55)	$(1.11)	$(0.73)	$0.63
Net Income—Diluted	$0.74	$(0.55)	$(1.11)	$(0.73)	$0.63
Book Value	$13.29	$12.87	$13.32	$14.43	$15.16
Balance Sheet Summary:
Total Assets	$50,393	$52,926	$53,038	$56,119	$48,695
Total Deposits	45,774	48,379	48,367	51,702	44,192
Investments	12,847	5,344	5,704	5,550	6,483
Loans, net of Deferred Fees	27,449	31,140	31,842	39,744	32,893
Allowance for Loan Losses	911	1,252	1,552	1,204	384
Total Shareholders' Equity	3,556	3,442	3,562	3,859	4,055
Selected Ratios:
Return on Average Assets	0.37%	(0.28)%	(0.53)%	(0.36)%	0.32%
Return on Average Equity	5.67%	(4.19)%	(7.84)%	(4.50)%	4.20%
Net Interest Margin	4.96%	5.85%	6.34%	7.64%	6.12%
Non-performing Loans to Total Loans	2.71%	2.52%	0.22%	1.54%	0.05%
Non-performing Assets to Total Assets	1.47%	1.54%	0.60%	1.70%	0.36%
ALLL to Non-performing Loans	122.61%	159.29%	2,217.14%	196.41%	2,133.33%
Shareholder's Equity to Assets	7.06%	6.50%	6.72%	6.88%	8.33%

Management's Discussion and Analysis of
Financial Condition and Results of Operations

        The following sections set forth a discussion of the significant operating changes, business trends, financial condition, earnings, capital position, and liquidity that have occurred in the year ended December 31, 2003, together with an assessment, when considered appropriate, of external factors that may affect Taft National in the future. This discussion should be read in conjunction with the financial statements and notes included in this proxy statement-prospectus.

  Earnings Summary

        Net income for the year ended December 31, 2003 was $197,000, or $0.74 per share compared to a loss of $(147,000), or $(0.55) per share for 2002. This increase in earnings of $344,000 was due to the combination of several factors. On the positive side, Taft National generated an additional $116,000 in noninterest income, was able to decrease noninterest expenses by $501,000 and recorded a income tax benefit of $100,000. These benefits were partially offset by a reduction of $198,000 in net interest income and a $176,000 increase in the provision for loan losses.

        For the year ended December 31, 2002, Taft National reported a net loss of $(147,000), or $(0.55) per share as compared to a loss of $(297,000), or $(1.11) per share in 2001. This increase in earnings of $150,000 was due to the combination of several factors. On the positive side, Taft National generated an additional $215,000 in noninterest income and reduced its provision for loan losses by $723,000. These benefits were partially offset by a reduction of $536,000 in net interest income and a $252,000 increase in noninterest expenses.

  Balance Sheet Summary

        Taft National's primary focus recently has been to improve asset quality and operational controls and efficiencies. Therefore, Taft National has experienced nominal growth and change in its balance sheet. As of December 31, 2003, total assets were $50.4 million; a $2.5 million or approximately 5% decrease from total assets of $52.9 million at December 31, 2002. Deposits also declined from $48.4 million at December 31, 2002 to $45.8 million at December 31, 2003. Loan experienced the greatest change as Taft National focused on collecting problem loans and minimized new loan growth. Total loans declined $3.7 million from $31.1 million at December 31, 2002 to $27.4 million at December 31, 2003. Shareholders' equity increased slightly from 2003 earning of $197,000 from $3.4 million at December 31, 2002 to $3.6 million at December 31, 2003.

        The following table sets forth several key operating ratios:

	Year Ended December 31,
	2003	2002
Return on Average Assets	0.37%	(0.28)%
Return on Average Equity	5.6%	(4.29)%
Average Shareholder's Equity to Average Total Assets	6.57%	6.78%

Distribution of Assets, Liabilities, and Shareholders' Equity

        The following tables present, for the periods indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-earning assets and the resultant yields, and the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and in rates. Nonaccrual loans are included in the calculation of the average balances of loans, and interest not accrued is excluded (dollar amounts in thousands).

	For the Year Ended December 31,
	2003			2002
	Average Balance	Interest Earned or Paid	Average Yield or Rate Paid	Average Balance	Interest Earned or Paid	Average Yield or Rate Paid
Assets
Interest-Earning Assets:
Investment Securities	$11,318	$219	1.93%	$5,525	$254	4.60%
Certificates of Deposits	1,210	36	2.98%	42	3	7.14%
Federal Funds Sold	4,152	46	1.11%	6,056	97	1.60%
Loans	28,879	2,165	7.50%	30,386	2,481	8.16%

Total Interest-Earning Assets	45,559	2,466	5.41%	42,009	2,835	6.75%
Cash and Due from Bank	6,154			9,511
Premises and Equipment	1,450			1,605
Other Real Estate Owned	5			140
Accrued Interest and Other Assets	1,649			1,564
Allowance for Loan Losses	(1,036)			(1,457)

Total Assets	$53,781			$53,372

Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Money Market, Savings and NOW	$20,997	26	0.12%	$20,366	35	0.17%
Time Deposits under $100,000	3,285	56	1.70%	4,815	132	2.74%
Time Deposits of $100,000 or More	5,111	100	1.96%	6,583	182	2.76%
Other Borrowings	500	25	5.00%	500	29	5.80%

Total Interest-Bearing Liabilities	29,893	207	0.69%	32,264	378	1.17%

Noninterest-Bearing Liabilities:
Demand Deposits	19,868			17,086
Other Liabilities	547			515
Shareholders' Equity	3,473			3,507

Total Liabilities and Shareholders' Equity	$53,781			$53,372

Net Interest Income		$2,259			$2,457

Net Yield on Interest-Earning Assets (Net Interest Margin			4.60%			5.85%

Earnings Analysis

  Net Interest Income

        A significant component of earnings is net interest income. Net interest income is the difference between the interest earned on loans and investments and the interest paid on deposits and other interest-bearing liabilities.

        Our net interest income is affected by changes in the amount and mix of our interest-earning assets and interest-bearing liabilities, referred to as a "volume change". It is also affected by changes in the yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a "rate change".

        The following table sets forth changes in interest income and interest expense for each major category of interest-earning asset and interest-bearing liability, and the amount of change attributable to volume and rate changes for the years indicated. Changes not solely attributable to rate or volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each (dollar amounts in thousands).

	Year Ended December 31, 2003 versus Year Ended December 31, 2002			Year Ended December 31, 2002 versus Year Ended December 31, 2001
	Increase (Decrease) Due To Change In			Increase (Decrease) Due To Change In
	Volume	Rate	Total	Volume	Rate	Total
Interest-Earning Assets:
Investment Securities	$167	$(202)	$(35)	$(4)	$(40)	$(44)
Certificate of Deposits	34	(1)	33	3	—	3
Federal Funds Sold	(25)	(26)	(51)	1	(120)	(119)
Loans	(119)	(197)	(316)	(485)	(598)	(1,083)

Total Interest Income	57	(426)	(369)	(485)	(758)	(1,243)
Interest-Bearing Liabilities:
Money Market, Savings and NOW	1	(10)	(9)	(1)	(225)	(226)
Time Deposits under $100,000	(35)	(41)	(76)	(73)	(125)	(198)
Time Deposits of $100,000 or More	(116)	34	(82)	(116)	(195)	(311)
Other Borrowings	—	(4)	(4)	29	(1)	28

Total Interest Expense	(150)	(21)	(171)	(161)	(546)	(707)

Net Interest Income	$207	$(405)	$(198)	$(324)	$(212)	$(536)

  2003 Compared to 2002

        Net interest income for 2003 was $2.3 million, a decrease of $198,000 or 8.1% compared to the $2.5 million reported in 2002. This decrease was due primarily to the significant decrease in the Taft National's net interest margin, which declined 89 basis points from 5.85% in 2002 to 4.96% in 2002. This decline in net interest margin reduced net interest income by $405,000. This decline in rate was partially offset by increases in total interest-earning assets, which increased from $42.0 million in 2002 to $45.6 million in 2003, an increase of $3.6 million or 8.6%. The increase in total interest-earning assets increased net interest income by $207,000.

        Interest income for 2003 was $2.5 million, a $369,000 or a 13.0% decrease over the $2.8 million recorded in 2002. The decrease in interest income was from the combination of volume increases in interest-earning assets discussed above and the declining interest rate environment. The average yield on interest-earning assets decreased 134 basis points in 2003 to 5.41% from 6.75% in 2002.

        Interest expense also declined in 2003 from $378,000 in 2002 to $207,000. The decrease in interest expense was from the declining interest rate environment as well as a reduction in the amount of total interest-bearing liabilities as Taft National was able to fund the asset growth discussed above by increasing noninterest bearing demand deposits. Average noninterest bearing deposits increased to $19.9 million in 2003 compared to $17.1 million in 2002, an increase of $2.8 million or 16.3%. The increase in noninterest-bearing deposits was generated by a bank-wide campaign to increase non-interest bearing deposits and reduce the higher costing time deposits. The average rates on interest-bearing liabilities decreased 42 basis points to 0.80% from 1.22% in 2002.

  2002 Compared to 2001

        Net interest income for 2002 was $2.5 million, a decrease of $536,000 or 17.9% compared to the $3.0 million reported in 2001. This decrease was due to the combination of a decrease in Taft National's net interest margin, which reduced net interest income by $212,000, and a reduction in total interest-earning assets, which reduced net interest income by $324,000. Taft National's net interest margin declined 49 basis points from 6.34% in 2001 to 5.85% in 2002. Total interest-earning assets declined by $5.2 million from $47.2 million in 2001 to $42.0 million in 2002. The significant decline in interest-earning assets was due to Taft National's operating focus of improving asset quality and eliminating classified and problem loans.

        Interest income for 2002 was $2.8 million, a decline of $1.2 million or 30.5% compared to the $4.0 million reported in 2001. The decrease in average interest-earning assets generated a $485,000 decrease in interest income. Declining interest rates also had a negative effect, reducing interest income $758,000 as the yield on interest-earning assets was reduced 188 basis points from 8.63% in 2001 to 6.75% in 2002.

        Interest expense also decreased from $1,085,000 in 2001 to $378,000 in 2002. The decrease was due primarily to declining interest rates, which created in a $546,000 reduction in total interest expense as the average cost of interest-bearing liabilities declined 182 basis points from 2.99% in 2001 to 1.17% in 2002. Taft National also decreased its average interest-bearing liabilities, which reduced total interest expense by $161,000. Average interest-bearing liabilities decreased from $36.2 million in 2001 to $32.3 million in 2002.

  Noninterest Income

        For 2003, noninterest income was $1million compared to $884,000 for 2002. This increase of $116,000 or 13.1% was comprised primarily of a $223,000 increase in service charges on deposit accounts as Taft National increased its service charges and aggressively collected these charges. This increase was partially offset by total gains from the sale of investment securities, which were $292,000 in 2002 and only $137,000 in 2003.

  Noninterest Expense

        Noninterest expense reflects our costs of products and services related to systems, facilities and personnel. The major components of noninterest expense stated as a percentage of average assets are as follows:

	Year Ended December 31,
	2003	2002
Salaries and Employee Benefits	2.20%	2.99%
Occupancy Expenses	0.53%	0.57%
Furniture and Equipment	0.47%	0.49%
Data Processing and Other
Professional Services	0.96%	0.95%
Stationary and Office Expenses	0.22%	0.35%
Advertising and Business
Promotion Expenses	0.10%	0.12%
Other Expenses	0.79%	0.79%

	5.26%	6.24%

        During 2003, total noninterest expense decreased from $3.3 million in 2002 to $2.8 million in 2003. The most significant area of decrease was salary and employee benefits, which decreased $413,000. Salary and benefits was $1.2 million in 2003, $1.6 million in 2002 and $1.4 million in 2001. During 2002, salary and benefits increased as Taft National staffed up to deal with its operational and credit quality issues. During 2003, Taft National began to lose employees through normal attrition as well as expectation in late 2003 that a sale of Taft National was likely. Taft National decided not to fill vacant positions unless absolutely necessary. As a result, full time equivalent employees dropped from 29 employees at December 31, 2002 to 24 employees at December 31, 2003.

        Included in other expenses in 2003 was $115,000 related to the proposed merger with USB, whereas no such expenses were incurred in 2002.

  Income Taxes

        Taft National has recorded no tax expense in 2002 due to its operating losses. For 2003, income tax expense resulting from operating earnings were offset by unused deferred tax assets and Taft National recognized its remaining unused deferred tax assets resulting in a $100,000 benefit.

Balance Sheet Analysis

  Investment Portfolio

        The following table summarizes the amounts and distribution of Taft National's investment securities held as of the dates indicated, and the weighted average yields as of December 31, 2003 (dollar amounts in thousands):

	December 31,
	2003			2002
	Amortized Cost	Market Value	Yield	Amortized Cost	Market Value
Available-for-Sale Securities
U.S. Treasury
Within One Year	$4,893	$4,892	1.19%	$—	$—
One to Five Years	399	400	1.94%	5,305	5,344

	5,292	5,292	1.25%	5,305	5,344
U.S. Government Agencies
Within One Year	—	—	—	—	—
One to Five Years	5,650	5,591	1.93%	—	—
Five to Ten Years	2,000	1,964	3.00%	—	—

	7,650	7,555	2.21%	—	—

	$12,942	$12,847	1.82%	$5,305	$5,344

        Securities may be pledged to meet security requirements imposed as a condition to receipt of deposits of public funds and other purposes. At December 31, 2003, the market value of securities pledged to secure public deposits, short-term borrowings and other purposes was $8,556,000. At December 31, 2002, the market value of securities pledged to secure public deposits, short-term borrowings and other purposes was $5,344,000.

  Loan Portfolio

        The following table sets forth the components of total net loans outstanding in each category at the date indicated (dollar amounts in thousands):

	December 31,
	2003	2002
Loans
Commercial	$11,671	$18,233
Real Estate—Construction	3,792	2,453
Real Estate—Other	10,426	6,473
Consumer	1,660	4,074
Net Deferred Loans Fees	(100)	(93)

Total Loans	27,449	31,140
Allowance for Loan Losses	(911)	(1,252)

Net Loans	$26,538	$29,888

Commitments
Letter of Credit	$903	$729
Undisbursed Loans and Commitments to Grant Loans	9,497	7,541

Total Commitments	$10,400	$8,270

        The following table shows the maturity distribution of the fixed rate portion of the loan portfolio and the repricing distribution of the variable rate portion of the loan portfolio as of December 31, 2003:

3 Months Or Less	Over 3 Months through 12 Months	Due After One Year to Five Years	Due After Five Years	Total
$16,329	$608	$4,892	$5,150	$26,979

	Loans on Non-Accrual			470

	Total Loans			$27,449

  Nonperforming Assets

        The following table provides information with respect to the components of our nonperforming assets at the dates indicated (dollar amounts in thousands):

	December 31,
	2003	2002
Loans 90 Days Past Due and Still Accruing	$273	$7
Nonaccrual Loans	470	779

Total Nonperforming Loans	743	786
Other Real Estate Owned	—	28

Total Nonperforming Assets	$743	$814

Nonperforming Loans as a Percentage of Total Loans	2.71%	2.52%
Allowance for Loan Loss as a Percentage of Nonperforming Loans	122.61%	159.29%
Nonperforming Assets as a Percentage of Total Assets	1.47%	1.54%

        Nonaccrual loans are generally past due 90 days or are loans that the interest on which may not be collectible. Loans past due 90 days will continue to accrue interest only when the loan is both well secured and in the process of collection.

        The Taft National's asset quality ratios have all declined slightly in 2003, although nonperforming assets in total have declined. Nonperforming loans to total loans decreased to 2.71% at December 31, 2003 from 2.52% at December 31, 2002 while the allowance to loan losses as a percentage of nonperforming loans decreased to 159.7% from 122.61% over the same period. Nonperforming assets to total assets improved slightly from 1.54% to 1.47%.

  Provision and Allowance for Loan Losses

        The allowance for loan losses is maintained at a level that is considered adequate to provide for the loan losses inherent in our loans. The provision for loan losses was $155,000 in 2002 and $331,000 for 2003. The additional provision in 2003 was due to increased charge-offs related to continued deterioration of several significant loans in the classified portion of Taft National's loan portfolio.

        The following table summarizes, for the years indicated, changes in the allowances for loan losses arising from loans charged-off, recoveries on loans previously charged-off, and additions to the allowance which have been charged to operating expenses and certain ratios relating to the allowance for loan losses (dollar amounts in thousands):

	For the Year Ended December 31,
	2003	2002
Outstanding Loans:
Average for the Year	$28,879	$30,386
End of the Year	$27,449	$31,140
Allowance For Loan Losses:
Balance at Beginning of Year	$1,252	$1,552
Actual Charge-Offs:
Commercial	781	327
Consumer	110	105
Real Estate	—	62

Total Charge-Offs	891	494
Less Recoveries:
Commercial	187	20
Consumer	32	19
Real Estate	—	—

Total Recoveries	219	39

Net Loans Charged-Off	672	455
Provision for Loan Losses	331	155

Balance at End of Year	$911	$1,252

Ratios:
Net Loans Charged-Off to Average Loans	2.33%	1.50%
Allowance for Loans Losses to Total Loans	3.32%	4.02%
Net Loans Charged-Off to Beginning Allowance for Loan Losses	53.67%	29.32%
Net Loans Charged-Off to Provision for Loan Losses	203.02%	293.55%
Allowance for Loan Losses to Nonperforming Loans	122.61%	159.29%

        Management believes that the allowance for loan losses is adequate. Quarterly detailed reviews are performed to identify the risks inherent in the loan portfolio, assess the overall quality of the loan portfolio and to determine the adequacy of the allowance for loan losses and the related provision for loan losses to be charged to expense. These systematic reviews follow the methodology set forth by the OCC in its 1993 policy statement on the allowance for loan losses.

        Taft National's analysis is comprised of two major components, the portion of the allowance allocated to classified loans and the portion of the allowance allocated to "acceptable" loans. As of December 31, 2003, Taft National had $3.3 million in loans classified as doubtful, substandard or special mention as compared to $4.7 million at December 31, 2002. Taft National's loan portfolio has been extensively reviewed in the last two years by bank regulators, outside consultants, Taft National's independent auditors and Management. Management believes Taft National has identified all of its significant classified loans as of December 31, 2003.

        The allowance allocated to these loans totaled $577,000 at December 31, 2003 and $857,000 at December 31, 2002, or 17.7% and 18.2% of the classified loans, respectively. This allocation is based on a loan-by-loan analysis of collateral present to support the loan as well as potential cash flow from other repayment sources. All of Taft National's nonperforming loans are included in the portion of the allowance. Management does not anticipate any significant increase in nonperforming loans in the near future.

        Loans included in the "acceptable" portion of the allowance totaled $24.3 million at December 31, 2003 and $26.4 million at December 31, 2002. During 2002 and 2003, Taft National has limited its origination of new loans and focused on improving its overall asset quality. Accordingly, this portion of the portfolio has remained fairly static with nominal changes in types of loans, concentrations, terms and product mix. The allowance allocated to this portion of the portfolio was $334,000 at December 31, 2003 and $395,00 as of December 31, 2002, or 1.4% and 1.5% of the acceptable loans, respectively. The allocation of allowance for acceptable loans is based on historical charge-offs adjusted for current economic events, changes in the portfolio and other qualitative factors. The allocation of 1.4% as of December 31, 2003 is slightly lower than the historical average losses of 2.3% in 2003 and 1.5% in 2002 as Management believes the historical losses are not representative of the losses present in the acceptable portion of the portfolio, as historical losses include the losses from the classified portion of the portfolio.

        The following table summarizes the allocation of the allowance for loan losses by loan type for the years indicated and the percent of loans in each category to total loans (dollar amounts in thousands):

	December 31,
	2003		2002
	Loan Amount	Percent	Loan Amount	Percent
Commercial	$768	42.5%	$1,091	58.6%
Construction	33	13.8%	15	7.9%
Real Estate	66	38.0%	72	20.8%
Consumer	44	1.6%	73	12.8%
Unallocated	—	N/A	1	N/A

	$911	100.0%	$1,252	100.0%

  Funding

        Deposits are the primary source of funds. During 2003, Taft National had an average deposit mix of 17.0% in time deposits, 42.6% in money market, savings and NOW deposits, and 40.4% in noninterest-bearing demand deposits. During 2002, Taft National had an average deposit mix of 23.3% in time deposits, 41.7% in money market, savings and NOW deposits, and 35.0% in noninterest-bearing demand deposits.

        The following table summarizes the distribution of average deposits and the average rates paid for the period indicated (dollar amounts in thousands):

	Year Ended December 31,
	2003		2002
	Average Balance	Average Rate	Average Balance	Average Rate
Money Market, Savings and NOW	$20,997	0.12%	$20,366	0.17%
Time Deposits under $100,000	3,285	1.70%	4,815	2.74%
Time Deposits of $100,000 or More	5,111	1.96%	6,583	2.76%

Total Interest-Bearing Deposits	29,393	0.62%	31,764	1.10%
Total Interest-Bearing Demand Deposits	19,868	N/A	17,086	N/A

Total Average Deposits	$49,261	0.37%	$48,850	0.71%

        The scheduled maturity distribution of Taft National's time deposits of $100,000 or greater, as of December 31, 2003, were as follows (dollar amounts in thousands):

Three Months or Less	$1,869
Over Three Months to One Year	1,415
Over One Year to Three Years	200

$3,484

  Liquidity and Interest Rate Sensitivity

        The objective of Taft National's asset/liability strategy is to manage liquidity and interest rate risks to ensure the safety and soundness of Taft National and its capital base, while maintaining adequate net interest margins and spreads to provide an appropriate return to the its shareholders. Overall liquidity, defined as the total of cash, due from banks, federal funds sold, investments compared to total deposits, has increased from 41% at December 31, 2002 to 45% at December 31, 2003. This increase has occurred as Taft National has minimized new loan originations and focused on improving asset quality. Management does not anticipate any significant changes in its liquidity level in the near future.

        Taft National manages interest rate risk exposure by limiting the amount of long-term fixed rate loans held for investment, increasing emphasis on shorter-term, higher yield loans for portfolio, increasing or decreasing the relative amounts of long-term and short-term borrowings and deposits and/or purchasing commitments to sell loans.

        The table below sets forth the interest rate sensitivity of Taft National's interest-earning assets and interest-bearing liabilities as of December 31, 2003, using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms (dollar amounts in thousands):

	Within Three Months	After Three Months But Within One Year	After One Year But Within Five Years	After Five Years	Total
Interest-Earning Assets:
Federal Funds Sold	$1,055	$—	$—	$—	$1,055
Certificates of Deposit	—	994	199	—	1,193
Investment Securities	3,099	1,793	5,991	1,964	12,847
Total Loans	16,799	608	4,892	5,150	27,449

	$20,953	$3,395	$11,082	$7,114	$42,544

Interest-Bearing Liabilities:
Money Market, Savings and NOW Deposits	$19,659	$—	$—	$—	$19,659
Time Deposits	2,948	2,236	308	—	5,492
Other Borrowings	—	—	—	500	500

	$22,607	$2,236	$308	$500	$25,651

Interest Rate Sensitivity Gap	$(1,654)	$1,159	$10,774	$6,614	$16,893
Cumulative Interest Rate Sensitivity Gap	$(1,654)	$(495)	$10,279	$16,893
Ratios Based on Total Assets:
Interest Rate Sensitivity Gap	(3.28%)	2.30%	21.38%	13.12%	33.52%
Cumulative Interest Rate Sensitivity Gap	(3.28%)	(0.98%)	20.40%	33.52%

        Liquidity refers to the ability to maintain a cash flow adequate to fund both on-balance sheet and off-balance sheet requirements on a timely and cost-effective basis. Potentially significant liquidity requirements include funding of commitments to loan clients and withdrawals from deposit accounts.

Capital Resources

        Shareholders' equity at December 31, 2003 was $3.6 million, a slight increase compared to $3.4 million at December 31, 2002.

        In 1990, the banking industry began to phase in new regulatory capital adequacy requirements based on risk-adjusted assets. These requirements take into consideration the risk inherent in investments, loans, and other assets for both on-balance sheet and off-balance sheet items. Under these requirements, the regulatory agencies have set minimum thresholds for Tier 1 capital, total capital and leverage ratios. Taft National's risk-based capital ratios, shown below as of December 31, 2003 and December 31, 2002 have been computed in accordance with regulatory accounting policies.

	Minimum Requirements	December 31, 2003	December 31, 2002
Tier 1 Capital to Average Assets	4.00%	6.56%	6.21%
Tier 1 Capital to Risk-Weighted Assets	4.00%	10.35%	9.04%
Total Capital to Risk-Weighted Assets	8.00%	13.12%	11.68%

Effects of Inflation

        The financial statements and related financial information presented in this proxy statement-prospectus have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or same magnitude as the price of goods and services.

Comparison of Shareholder Rights

        The following discusses some of the similarities and some of the differences in the rights of shareholders of Taft National and United Security. This discussion is applicable to those shareholders of Taft National who will receive United Security common stock in the merger and become shareholders of United Security.

Comparison of Corporate Structure

        Taft National has authorized 750,000 shares of common stock, $4.00 par value and United Security has authorized 10,000,000 shares of common stock, no par value. The shares of common stock of Taft National are fully paid and assessable by order of the Comptroller of the Currency, while the shares of common stock of United Security are fully paid and nonassessable. There are no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions.

        After completion of the merger, Taft National will cease to exist and will be merged into United Security Bank, a wholly-owned subsidiary of United Security. Thus, after completion of the merger, matters requiring the approval of United Security Bank's shareholders, such as amendments to United Security Bank's articles of incorporation or approval of a merger with another corporation, will be subject to the approval of United Security as United Security Bank's sole shareholder. Taft National's present shareholders who become shareholders of United Security will be entitled to vote on similar matters pertaining to United Security but will not be entitled to vote on matters affecting United Security Bank or United Security's other subsidiaries.

        With respect to their charter documents, under National Bank Law amendments to Taft National's articles of association require the approval of the OCC, in addition to any shareholder approvals which may be required. Amendments to United Security's articles of incorporation only require the approval of United Security's shareholders.

Voting Rights

        Taft National and United Security have different voting rights. Although as a general rule shareholders of Taft National and United Security are entitled to one vote for each share of common stock held, Taft National has supermajority voting provisions specific to national banks with respect to approval of certain corporate matters, including the vote on this merger, while United Security does not have any supermajority voting provisions.

Dividends

        One of the most important differences between Taft National and United Security involves dividends. Under California law, United Security would be prohibited from paying dividends unless: (1) its retained earnings immediately prior to the dividend payment equals or exceeds the amount of the dividend; or (2) immediately after giving effect to the dividend (i) the sum of United Security's assets would be at least equal to 125% of its liabilities, or, if the average of its earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of its interest expense for the two preceding fiscal years, the current assets of United Security would be at least equal to 125% of its current liabilities.

        Taft National as a national bank is subject to dividend restrictions set forth by the Comptroller. Under such restrictions, Taft National may not, without the prior approval of the Comptroller, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years, provided that Taft National's surplus fund is a least equal to its common capital. If the capital surplus falls below the balance of the common capital account, then further restrictions apply.

Number of Directors

        Taft National's bylaws provide for a range of five to twenty-five directors, with the exact number fixed by amendment to the bylaws or by resolution adopted by Taft National's Board of directors or shareholders. Taft National has currently fixed the number of its directors at seven. United Security's bylaws provide for a range of eight to fifteen directors, with the exact number fixed by amendment to the bylaws or by resolution adopted by United Security's Board of Directors or shareholders. United Security has currently fixed the number of its directors at eight.

Indemnification of Directors and Officers

        The articles of incorporation of United Security and bylaws of Taft National authorize indemnification of directors, officers and agents to the fullest extent permissible under California law, and authorize the purchase of liability insurance. In addition, United Security's articles of incorporation eliminate directors' liability for monetary damages to the fullest extent permissible under California law. Both Taft National and United Security have directors' and officers' liability insurance, and United Security has also entered into indemnification agreements with its directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling United Security under the foregoing provisions, United Security has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Supervision and Regulation

Introduction

        Banking is a complex, highly regulated industry. The primary goals of the regulatory scheme are to maintain a safe and sound banking system, protect depositors and the FDIC's insurance fund, and facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress and the states have created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the financial services industry. Consequently, the growth and earnings performance of United Security, United Security Bank and Taft National can be affected not only by management decisions and general economic conditions, but also by the requirements of applicable state and federal statutes, regulations and the policies of various governmental regulatory authorities, including:

  •
  the FRB;

  •
  the FDIC;

  •
  the Office of the Comptroller of the Currency, or OCC; and

  •
  the DFI.

        The system of supervision and regulation applicable to United Security, its banking subsidiaries, and Taft National governs most aspects of their business, including:

  •
  the scope of permissible business;

  •
  investments;

  •
  reserves that must be maintained against deposits;

  •
  capital levels that must be maintained;

  •
  the nature and amount of collateral that may be taken to secure loans;

  •
  the establishment of new branches;

  •
  mergers and consolidations with other financial institutions; and

  •
  the payment of dividends.

        The following summarizes the material elements of the regulatory framework that apply to United Security, United Security Bank, and Taft National. It does not describe all of the statutes, regulations and regulatory policies that are applicable. Also, it does not restate all of the requirements of the statutes, regulations and regulatory policies that are described. Consequently, the following summary is qualified in its entirety by reference to the applicable statutes, regulations and regulatory policies discussed in this proxy statement-prospectus. Any change in these applicable laws, regulations or regulatory policies may have a material effect on the business of United Security, United Security Bank and Taft National.

United Security

        United Security is a bank holding company within the meaning of the Bank Holding Company Act and is registered as such with, and subject to the supervision of, the Federal Reserve Board. United Security is required to file with the Federal Reserve Board quarterly and annual reports and such additional information as the Federal Reserve Board may require under the Bank Holding Company Act. The Federal Reserve Board may conduct examinations of bank holding companies and their subsidiaries.

        United Security is required to obtain the approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank or ownership or control of the voting shares of any bank if, after giving effect to such acquisition of shares, United Security would own or control more than 5% of the voting shares of such bank. Prior approval of the Federal Reserve Board is also required for the merger or consolidation of United Security and another bank holding company.

        United Security is prohibited by the Bank Holding Company Act, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging, directly or indirectly, in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, United Security may, subject to the prior approval of the Federal Reserve Board, engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be acceptable.

        The Federal Reserve Board may require that United Security terminate an activity or terminate control of or liquidate or divest subsidiaries or affiliates when the Federal Reserve Board determines that the activity or the control or the subsidiary of affiliates constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The Federal Reserve Board also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceiling and reserve requirements on such debt. Under certain circumstances, United Security must file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities.

        Under the Federal Reserve Boards' regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe and unsound manner. In addition, it is the Federal Reserve Board's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet it obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Boards's regulations or both.

        United Security is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and files reports and proxy statements under that Act with the Securities and Exchange Commission ("SEC").

United Security Bank and Taft National

  General

        United Security Bank, as a California-chartered bank which is a member of the Federal Reserve System, is subject to regulation, supervision, and regular examination by the DFI and the FRB. Taft National, as a nationally chartered banking association, is also a member of the Federal Reserve System and is subject to regulation, supervision and regular examination by the OCC. United Security Bank's and Taft National's deposits are insured by the FDIC up to the maximum extent provided by law. The regulations of these agencies govern most aspects of United Security Bank's and Taft National's business and establish a comprehensive framework governing their operations. California law exempts all banks from usury limitations on interest rates.

        United Security Bank is a member of the Federal Home Loan Bank System. Among other benefits, each Federal Home Loan Bank serves as a reserve or center bank for its members within its assigned region. Each Federal Home Loan Bank makes available to its members loans (i.e., advances)

in accordance with the policies and procedures established by the Board of Directors of the individual Federal Home Loan Bank.

        From time to time legislation is enacted which has the effect of increasing the cost of doing business and changing the competitive balance between banks and other financial and nonfinancial institutions. Various federal laws enacted over the past several years have provided, among other things, for:

  •
  the maintenance of mandatory reserves with the Federal Reserve Bank on deposits by depository institutions;

  •
  the phasing-out of the restrictions on the amount of interest which financial institutions may pay on certain types of accounts; and

  •
  the authorization of various types of new deposit accounts, such as "NOW" accounts, "Money Market Deposit" accounts and "Super NOW" accounts, designed to be competitive with money market mutual funds and other types of accounts and services offered by various financial and non-financial institutions.

        The lending authority and permissible activities of certain nonbank financial institutions such as savings and loan associations and credit unions have been expanded, and federal regulators have been given increased enforcement authority. These laws have generally had the effect of altering competitive relationships existing among financial institutions, reducing the historical distinctions between the services offered by banks, savings and loan associations and other financial institutions, and increasing the cost of funds to banks and other depository institutions.

  Recent Legislation

        Sarbanes-Oxley Act.    During July, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002. The purpose of the Sarbanes-Oxley Act is to protect investors by improving the accuracy and reliability of corporate disclosures made under the securities laws, and for other purposes.

        The Sarbanes-Oxley Act amends the Securities Exchange Act of 1934 to prohibit a registered public accounting firm from performing specified nonaudit services contemporaneously with a mandatory audit. The Sarbanes-Oxley Act also vests the audit committee of an issuer with responsibility for the appointment, compensation, and oversight of any registered public accounting firm employed to perform audit services. It requires each committee member to be a member of the board of directors of the issuer, and to be otherwise independent. The Sarbanes-Oxley Act further requires the chief executive officer and chief financial officer of an issuer to make certain certifications as to each annual or quarterly report.

        In addition, the Sarbanes-Oxley Act requires officers to forfeit certain bonuses and profits under certain circumstances. Specifically, if an issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer as a result of misconduct with any financial reporting requirement under the securities laws, the chief executive officer and chief financial officer of the issuer shall be required to reimburse the issuer for (1) any bonus or other incentive-based or equity-based compensation received by that person from the issuer during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying such financial reporting requirement; and (2) any profits realized from the sale of securities of the issuer during that 12-month period.

        The Sarbanes-Oxley Act also instructs the SEC to require by rule:

  •
  disclosure of all material off-balance sheet transactions and relationships that may have a material effect upon the financial status of an issuer; and

  •
  the presentation of pro forma financial information in a manner that is not misleading, and which is reconcilable with the financial condition of the issuer under generally accepted accounting principles.

        The Sarbanes-Oxley Act also prohibits insider transactions in United Security's stock during lock out periods of United Security's pension plans, and any profits on such insider transactions are to be disgorged. In addition, there is a prohibition of company loans to its executives, except in certain circumstances. The Sarbanes-Oxley Act also provides for mandated internal control report and assessment with the annual report and an attestation and a report on such report by United Security's auditor. The SEC also requires an issuer to institute a code of ethics for senior financial officers of the company. Further, the Sarbanes-Oxley Act adds a criminal penalty of fines and imprisonment of up to 10 years for securities fraud.

        Regulation W.    The FRB on October 31, 2002 approved a final Regulation W that comprehensively implements sections 23A and 23B of the Federal Reserve Act. Sections 23A and 23B and Regulation W restrict loans by a depository institution to its affiliates, asset purchases by a depository institution from its affiliates, and other transactions between a depository institution and its affiliates. Regulation W unifies in one public document the FRB's interpretations of sections 23A and 23B. Regulation W has an effective date of April 1, 2003.

        Regulatory Capital Treatment of Equity Investments.    In December of 2001 and January of 2002, the OCC, the FRB and the FDIC on the adopted final rules governing the regulatory capital treatment of equity investments in nonfinancial companies held by banks, bank holding companies and financial holding companies. The final rules became effective on April 1, 2002. The new capital requirements apply symmetrically to equity investments made by banks and their holding companies in nonfinancial companies under the legal authorities specified in the final rules. Among others, these include the merchant banking authority granted by the Gramm-Leach-Bliley Act and the authority to invest in small business investment companies ("SBICs") granted by the Small Business Investment Act. Covered equity investments will be subject to a series of marginal Tier 1 capital charges, with the size of the charge increasing as the organization's level of concentration in equity investments increases. The highest marginal charge specified in the final rules requires a 25 percent deduction from Tier 1 capital for covered investments that aggregate more than 25 percent of an organization's Tier 1 capital. Equity investments through SBICs will be exempt from the new charges to the extent such investments, in the aggregate, do not exceed 15 percent of the banking organization's Tier 1 capital. The new charges would not apply to individual investments made by banking organizations prior to March 13, 2000. Grandfathered investments made by state banks under section 24(f) of the Federal Deposit Insurance Act also are exempted from coverage.

        USA Patriot Act.    The terrorist attacks in September, 2001, have impacted the financial services industry and led to federal legislation that attempts to address certain issues involving financial institutions. On October 26, 2001, President Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

        Part of the USA Patriot Act is the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 ("IMLA"). IMLA authorizes the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks, bank holding companies, and/or other financial institutions. These measures may include enhanced recordkeeping and reporting requirements for certain financial transactions that are of primary money laundering concern, due diligence requirements concerning the beneficial ownership of certain types of accounts, and restrictions or prohibitions on certain types of accounts with foreign financial institutions.

        Among its other provisions, IMLA requires each financial institution to: (i) establish an anti-money laundering program; (ii) establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving foreign individuals and certain foreign banks; and (iii) avoid establishing, maintaining, administering, or managing correspondent accounts in the United States for, or on behalf of, a foreign bank that does not have a physical presence in any country. In addition, IMLA contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities. IMLA expands the circumstances under which funds in a bank account may be forfeited and requires covered financial institutions to respond under certain circumstances to requests for information from federal banking agencies within 120 hours. IMLA also amends the BHCA and the Bank Merger Act to require the federal banking agencies to consider the effectiveness of a financial institution's anti-money laundering activities when reviewing an application under these acts.

        IMLA became effective July 23, 2002. United Security Bank and Taft National have augmented their systems and procedures to comply with IMLA.

  Recent Accounting Developments

        In November 2002, the Financial Accounting Standards Board (the "FASB") issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No 34. FIN 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure provisions were effective for interim or annual periods ending after December 15, 2002. The recognition provisions were effective for all guarantees issued or modified subsequent to December 31, 2002. See Note 4, Loans, and Note 13, Financial Instruments Fair Value Disclosure, in the Notes to Consolidated Financial Statements, for additional discussion of United Security's financial guarantees as of December 31, 2003. The initial adoption of this Interpretation did not have a material impact on the financial condition or results of operations. Management does not believe the provisions will have a material impact on future operations of United Security.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (VIE), as amended and interpreted. It defined a VIE as a corporation, partnership, trust, or any other legal structure used for the business purpose that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. This interpretation will require a VIE to be consolidated or deconsolidated by a company generally based on the risk of loss or return. Most of the provisions of Interpretation No. 46 have been delayed until March 31, 2004. United Security has VIE's in the form of Trusts set up to issue Trust Preferred Securities and accordingly, the implementation of the Interpretation is expected to require the deconsolidation of the Trusts. United Security will adopt the Interpretation in the first quarter of 2004, and as a result, will deconsolidate the USB Trust. The application of Interpretation No. 46 is not anticipated to have a significant impact on United Security's financial position or results of operations.

        In April 2003, the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for contracts entered into or modified after June 30, 2003. Adoption of the Statement did not result in an impact on United Security's statement of financial position or results of operations.

        In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. Adoption of the Statement did not result in an impact on United Security's statement of financial position or results of operations.

  Impact of Monetary Policies

        Banking is a business which depends on rate differentials. In general, the difference between the interest rate paid by a bank on its deposits and its other borrowings and the interest rate earned by a bank on its loans, securities and other interest-earning assets comprises the major source of the bank's earnings. These rates are highly sensitive to many factors which are beyond the bank's control and, accordingly, the earnings and growth of the bank are subject to the influence of economic conditions generally, both domestic and foreign, including inflation, recession, and unemployment; and also to the influence of monetary and fiscal policies of the United States and its agencies, particularly the FRB. The FRB implements national monetary policy, such as seeking to curb inflation and combat recession, by:

  •
  its open-market dealings in United States government securities;

  •
  adjusting the required level of reserves for financial institutions subject to reserve requirements;

  •
  placing limitations upon savings and time deposit interest rates; and

  •
  adjustments to the discount rate applicable to borrowings by banks which are members of the Federal Reserve System.

        The actions of the FRB in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates. The nature and timing of any future changes in such policies and their impact on us cannot be predicted; however, depending on the degree to which our interest-earning assets and interest-bearing liabilities are rate sensitive, increases in rates would have a temporary effect of increasing our net interest margin, while decreases in interest rates would have the opposite effect. In addition, adverse economic conditions, including a downturn in the local or regional economy and rising energy prices, could make a higher provision for loan losses a prudent course and could cause higher loan charge-offs, thus adversely affecting our net income or other operating costs.

Validity of United Security's Common Stock

        The validity of the shares of United Security common stock to be issued in the merger has been reviewed by the firm of Gary Steven Findley & Associates, 1470 N. Hundley Street, Anaheim, California 92806. Such review should not be construed as constituting an opinion as to the merits of the offering made hereby, the accuracy or adequacy of the disclosures contained in this proxy statement-prospectus, or the suitability of United Security common stock for any of Taft National's shareholders.

Experts

        The audited consolidated financial statements of United Security as of December 31, 2002 and 2001, and for each of the years in the thee-year period ended December 31, 2002, have been included in this proxy statement-prospectus in reliance on the reports of Moss Adams LLP, independent certified public accountants, included in this proxy statement-prospectus, and upon the authority of said firms as experts in accounting and auditing. The audited financial statements of Taft National as of December 31, 2002 and 2001, and for each of the years in the two-year period ended December 31, 2002, have been included in this proxy statement-prospectus in reliance on the reports of Vavrinek, Trine, Day & Co., LLP, independent certified public accountants, included in this proxy statement-prospectus, and upon the authority of said firms as experts in accounting and auditing.

Moss Adams LLP

Certified Public Accountants

INDEPENDENT AUDITOR'S REPORT

To The Board of Directors and Shareholders United Security Bancshares

        We have audited the accompanying consolidated balance sheets of United Security Bancshares and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Security Bancshares and Subsidiaries at December 31, 2003 and 2002, and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

                      /s/ Moss Adams LLP

Stockton, California
January 9, 2004

United Security Bancshares and Subsidiaries

Consolidated Statements of Condition—Balance Sheets

December 31, 2003 and 2002

	December 31, 2003	December 31, 2002
	(in thousands except shares)
Assets
Cash and due from banks (Note 14)	$22,480	$16,750
Federal funds sold and securities purchased under agreements to resell	26,110	14,735

Cash and cash equivalents	48,590	31,485
Interest-bearing deposits in other banks	7,212	9,449
Investment securities available for sale (Note 2)	83,735	104,567
Loans and leases (Note 3)	345,662	349,054
Unearned fees	(865)	(456)
Allowance for credit losses	(6,081)	(5,556)

Net loans	338,716	343,042
Accrued interest receivable	2,110	2,437
Premises and equipment—net (Note 4)	4,567	2,647
Other real estate owned	2,718	9,685
Intangible assets	1,947	2,300
Cash surrender value of life insurance (Note 11)	2,621	2,518
Investment in limited partnership (Note 5)	4,689	2,584
Deferred income taxes (Note 9)	3,135	1,638
Other assets	6,548	6,964

Total assets	$506,588	$519,316

Liabilities & Shareholders' Equity
Liabilities
Deposits (Note 6)
Noninterest bearing	$94,597	$89,000
Interest bearing	345,847	334,987

Total deposits	440,444	423,987
Federal funds purchased and securities sold under agreements to repurchase (Note 7)	0	35,400
Other borrowings (Notes 7 and 11)	345	650
Accrued interest payable	800	1,203
Accounts payable and other liabilities	4,963	2,515
Company obligated mandatorily redeemable cumulative trust preferred securities of subsidiary trust holding solely junior subordinated debentures (Trust Preferred securities) (Note 8)	15,000	15,000

Total liabilities	461,552	478,755
Commitments and Contingent Liabilities (Note 12)
Shareholders' Equity (Notes 10, 14 and 19)
Common stock, no par value 10,000,000 shares authorized, 5,512,538 and 5,406,666 issued and outstanding, in 2003 and 2002, respectively	18,227	17,553
Retained earnings	27,093	22,576
Unearned ESOP shares (Note 11)	(313)	(609)
Accumulated other comprehensive income (Note 17)	29	1,041

Total shareholders' equity	45,036	40,561

Total liabilities and shareholders' equity	$506,588	$519,316

See notes to financial statements

 United Security Bancshares and Sudsidiaries

Consolidated Statements of Income and Comprehensive Income

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
	(in thousands except shares and EPS)
Interest Income
Loans, including fees	$23,134	$24,521	$26,412
Investment securities—AFS—taxable	3,169	3,617	3,016
Investment securities—HTM—taxable	0	0	202
Investment securities—AFS—nontaxable	132	139	155
Federal funds sold and securities purchased under agreements to resell	147	301	278
Interest on deposits in other banks	345	138	0

Total interest income	26,927	28,716	30,063
Interest Expense
Interest on deposits	5,936	9,190	11,203
Interest on other borrowed funds	1,324	2,326	2,208

Total interest expense	7,260	11,516	13,411
Net Interest Income Before Provision for Credit Losses	19,667	17,200	16,652
Provision for Credit Losses (Note 3)	1,713	1,963	1,733

Net Interest Income	17,954	15,237	14,919
Noninterest Income
Customer service fees	3,789	3,895	3,086
(Loss) gain on sale of securities	(58)	485	770
Gain on sale of loans	21	103	0
Gain on sale of other real estate owned	80	4	34
Gain on sale of interest-bearing deposits in other banks	186	0	0
Shared appreciation income	1,813	267	112
Other	440	614	275

Total noninterest income	6,271	5,368	4,277
Noninterest Expense
Salaries and employee benefits	5,089	4,895	4,525
Occupancy expense	1,658	1,730	1,731
Data processing	515	553	544
Professional fees	991	965	591
Director fees	184	201	202
Amortization of intangibles	353	360	360
Correspondent bank service charges	281	289	218
Writedown on OREO	403	132	19
Other	2,381	1,735	1,628

Total noninterest expense	11,855	10,860	9,818
Income Before Taxes on Income	12,370	9,745	9,378
Taxes on Income	4,664	2,912	3,185

Net Income	$7,706	$6,833	$6,193

Other comprehensive income, net of tax (Note 14):
Unrealized (loss) gain on available for sale securities and interest rate swaps—net income tax (benefit) of $(593), $620, and $(150)	(1,012)	931	(226)

Comprehensive Income	$6,694	$7,764	$5,967

Net Income per common share (Note 10)
Basic	$1.41	$1.27	$1.14

Diluted	$1.40	$1.25	$1.11

Weighted shares on which net income per common share were based (Note 10)
Basic	5,459,926	5,400,751	5,443,734

Diluted	5,511,670	5,487,038	5,563,855

See notes to financial statements

 United Security Bancshares and Subsidiaries

Consolidated Statements of Changes in Shareholders' Equity

Periods Ended December 31, 2003

	Common stock
					Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Amount	Retained Earnings	Unearned ESOP Shares		Total
	(in thousands except shares)
Balance January 1, 2001	5,419,487	$19,178	$14,916	$(682)	$337	$33,749
Director/Employee stock options exercised	104,830	806				806
Tax benefit of stock options exercised		145				145
Net changes in unrealized gain (loss) on available for sale securities (net of income tax benefit of $150)					(226)	(226)
Dividends on common stock ($0.46 per share)			(2,527)			(2,527)
Repurchase and cancellation of common shares	(115,786)	(1,884)				(1,884)
Unearned ESOP shares purchased	(23,185)	0				(399)
Release of unearned ESOP shares	11,952	(6)		208		202
Net Income			6,193			6,193

Balance December 31, 2001	5,397,298	18,239	18,582	(873)	111	36,059
Director/Employee stock options exercised	58,800	416				416
Tax benefit of stock options exercised		7				7
Net changes in unrealized gain (loss) on available for sale securities (net of income tax benefit of $620)					930	930
Dividends on common stock ($0.52 per share)			(2,839)			(2,839)
Repurchase and cancellation of common shares	(64,676)	(1,107)				(1,107)
Release of unearned ESOP shares	15,244			264		262
Net Income			6,833			6,833

Balance December 31, 2002	5,406,666	17,553	22,576	(609)	1,041	40,561
Director/Employee stock options exercised	123,800	1,293				1,293
Tax benefit of stock options exercised		63				63
Net changes in unrealized gain (loss) on available for sale securities (net of income tax benefit of $392)					(588)	(588)
Net changes in unrealized gain (loss) on interest rate swaps (net of income tax benefit of $201)					(424)	(424)
Dividends on common stock ($0.58 per share)			(3,189)			(3,189)
Repurchase and cancellation of common shares	(34,961)	(691)				(691)
Release of unearned ESOP shares	17,033	9		296		305
Net Income			7,706			7,706

Balance December 31, 2003	5,512,538	$18,227	$27,093	$(313)	$29	$45,036

See notes to financial statements

 United Security Bancshares and Subsidiaires

Consolidated Statements of Cash Flows

Periods Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
	(in thousands)
Cash Flows From Operating Activities:
Net income	$7,706	$6,833	$6,193
Adjustments to reconcile net earnings to cash provided by operating activities:
Provision for credit losses	1,713	1,963	1,733
Depreciation and amortization	980	1,199	1,207
Amortization of investment securities	265	369	394
Loss (gain) on sale of securities	58	(485)	(770)
Decrease (increase) in accrued interest receivable	327	1,314	(206)
(Decrease) increase in accrued interest payable	(403)	(67)	26
Increase (decrease) in unearned fees	409	(211)	(127)
Increase (decrease) in income taxes payable	1,489	197	(564)
Deferred income taxes	(904)	(527)	(339)
(Increase) decrease in accounts payable and accrued liabilities	(119)	704	256
Write-down of other investments	0	40	0
Write-down of other real estate owned	403	132	19
Gain on sale of other real estate owned	(80)	(4)	(34)
Gain on sale of loans	(21)	(103)	0
Gain on sale of interest-bearing deposits with banks	(186)	0	0
(Loss) gain on sale of assets	14	(10)	(8)
Increase in surrender value of life insurance	(103)	(107)	(109)
Loss in limited partnership interest	276	210	247
Net decrease (increase) in other assets	293	(198)	146

Net cash provided by operating activities	12,117	11,249	8,064
Cash Flows From Investing Activities:
Net decrease (increase) in interest-bearing deposits with banks	2,237	(9,449)	0
Purchases of available-for-sale securities	(68,763)	(107,172)	(83,303)
Net redemption (purchase) of FHLB/FRB and other bank stock	1,026	(718)	(1,042)
Maturities and calls of available-for-sale securities	55,292	51,563	41,594
Maturities and calls of held-to-maturity securities	0	(1)	10,250
Proceeds from sales of available-for-sale securities	33,000	16,074	28,099
Investment in limited partnership	(2,381)	23	(903)
Investment in title company	0	0	(1,500)
Net increase in loans	(532)	(20,465)	(78,407)
Cash proceeds from sales of loans	5,529	1,602	0
Cash proceeds from sales of foreclosed leased assets	643	95	0
Cash proceeds from sales of other real estate owned	391	325	150
Capital expenditures for premises and equipment	(744)	(431)	(514)
Cash proceeds from sales of premises and equipment	1,034	15	23

Net cash provided by (used in) investing activities	26,732	(68,539)	(85,553)
Cash Flows From Financing Activities:
Net increase in demand deposit and savings accounts	28,326	34,725	42,225
Net (decrease) increase in certificates of deposit	(11,869)	20,611	54,564
Net (decrease) increase in repurchase agreements	(35,400)	7,900	2,606
Net decrease in federal funds purchased	0	0	(22,630)
Proceeds from company obligated manditorily redeemable preferred securities of subsidiary trust holding solely junior subordinated debentures	0	0	14,505
Director/Employee stock options exercised	1,293	416	806
Repurchase and retirement of common stock	(691)	(1,108)	(1,884)
Proceeds from ESOP borrowings	0	0	399
Repayment of ESOP borrowings	(305)	(269)	(176)
Purchase of unearned ESOP shares	0	0	(399)
Payment of dividends on common stock	(3,098)	(2,755)	(2,448)

Net cash (used in) provided by financing activities	(21,744)	59,520	87,568

Net increase (decrease) in cash and cash equivalents	17,105	2,230	10,079
Cash and cash equivalents at beginning of period	31,485	29,255	19,176

Cash and cash equivalents at end of period	$48,590	$31,485	$29,255

See notes to financial statements

 Notes to Consolidated Financial Statements

Years Ended December 31, 2003, 2002, and 2001

1.     Organization and Summary of Significant Accounting and Reporting Policies

        Basis of Presentation—The consolidated financial statements include the accounts of United Security Bancshares, and its wholly owned subsidiaries, United Security Bank and subsidiary (the "Bank"), and United Security Bancshares Capital Trust I (the "Trust"), (collectively the "Company" or "USB"). Intercompany accounts and transactions have been eliminated in consolidation. In the following notes, references to the Bank are references to United Security Bank. References to the Company are references to United Security Bancshares, (including the Bank), except for periods prior to June 12, 2001, in which case, references to the Company are references to the Bank. United Security Bancshares operates as one business segment providing banking services to commercial establishments and individuals primarily in the San Joaquin Valley of California.

        Nature of Operations—United Security Bancshares is a bank holding company, incorporated in the state of California for the purpose of acquiring all the capital stock of the Bank through a holding company reorganization (the "Reorganization") of the Bank. The Reorganization, which was accounted for in a manner similar to a pooling of interests, was completed on June 12, 2001. Management believes the Reorganization will provide the Company greater operating and financial flexibility and will permit expansion into a broader range of financial services and other business activities.

        United Security Bancshares Capital Trust I, a subsidiary of United Security Bancshares, is a Delaware statutory business trust formed for the exclusive purpose of issuing and selling Trust Preferred Securities. The Trust was formed on June 28, 2001 (See Note 8. "Trust Preferred Securities").

        USB Investment Trust Inc was incorporated effective December 31, 2001as a special purpose real estate investment trust ("REIT") under Maryland law. The REIT is a subsidiary of the Bank and was funded with $133.0 million in real estate-secured loans contributed by the Bank. USB Investment Trust will give the Bank flexibility in raising capital, and will reduce the expenses associated with holding the assets contributed to USB Investment Trust (See Note 9. "Income Taxes").

        The Bank was founded in 1987 and currently operates seven branches and one construction lending office in an area from eastern Madera County to western Fresno County. The Bank's primary source of revenue is providing loans to customers, who are predominantly small and middle-market businesses and individuals. The Bank engages in a full compliment of lending activities, including real estate mortgage, commercial and industrial, real estate construction, agricultural and consumer loans, with particular emphasis on short and medium term obligations.

        The Bank offers a wide range of deposit instruments. These include personal and business checking accounts and savings accounts, interest-bearing negotiable order of withdrawal ("NOW") accounts, money market accounts and time certificates of deposit. Most of the Bank's deposits are attracted from individuals and from small and medium-sized business-related sources.

        The Bank also offers a wide range of specialized services designed to attract and service the needs of commercial customers and account holders. These services include cashiers checks, travelers checks, money orders, and foreign drafts. In addition, the Bank recently began to offer Internet banking services to its commercial and retail customers. The Bank does not operate a trust department, however it makes arrangements with its correspondent bank to offer trust services to its customers upon request.

        Neither the Company's business or liquidity is seasonal, and there has been no material effect upon the Company's capital expenditures, earnings or competitive position as a result of federal, state or local environmental regulation.

        Use of Estimates in the Preparation of Financial Statements—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change, relate to the determination of the allowance for loan losses, deferred income taxes, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

        Significant Accounting Policies—The accounting and reporting policies of the Company conform to generally accepted accounting principles and to prevailing practices within the banking industry. The following is a summary of significant policies:

  a.
  Cash and cash equivalents—Cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and repurchase agreements. Generally, federal funds sold and repurchase agreements are sold for one-day periods. Repurchase agreements are with a registered broker-dealer affiliated with a correspondent bank and work much like federal funds sold, except that the transaction is collateralized by various investment securities. The securities collateralizing such transactions generally consist of U.S. Treasuries, U.S. Government and U.S. Government-sponsored agencies. The Bank did not have any repurchase agreements during 2003, nor at December 31, 2002 or December 31, 2001. All cash and cash equivalents have maturities of three months or less.

  b.
  Securities—Debt and equity securities classified as available for sale are reported at fair value, with unrealized gains and losses excluded from net income and reported, net of tax, as a separate component of comprehensive income and shareholders' equity. Debt securities classified as held to maturity are carried at amortized cost. Gains and losses on disposition are reported using the identified certificate method for the adjusted basis of the securities sold.

  The Company classifies its securities as available for sale or held to maturity, and periodically reviews its investment portfolio on an individual security basis. Securities that are to be held for indefinite periods of time (including, but not limited to, those that management intends to use as part of its asset/liability management strategy, those which may be sold in response to changes in interest rates, changes in prepayments or any such other factors) are classified as securities available for sale. Securities which the Company has the ability and intent to hold to maturity are classified as held to maturity.

  Declines in fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary are recognized by write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

  c.
  Loans—Interest income on loans is credited to income as earned and is calculated by using the simple interest method on the daily balance of the principal amounts outstanding. Loans are placed on non-accrual status when principal or interest is past due for 90 days and/or when management believes the collection of amounts due is doubtful. For loans placed on nonaccrual status, the accrued and unpaid interest receivable may be reversed at management's discretion based upon management's assessment of collectibility, and interest is thereafter credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan.

  Nonrefundable fees and related direct costs associated with the origination or purchase of loans are deferred and netted against outstanding loan balances. The net deferred fees and costs are generally amortized into interest income over the loan term using a method which approximates the interest method. Other credit-related fees, such as standby letter of credit fees, loan placement fees and annual credit card fees are recognized as noninterest income during the period the related service is performed.

  Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or as a practical expedient at the loan's observable market rate or the fair value of the collateral if the loan is collateral dependent.

  d.
  Allowance for Credit Losses—The allowance for credit losses is maintained to provide for losses that can reasonably be anticipated. The allowance is based on ongoing quarterly assessments of the probable losses inherent in the loan portfolio, and to a lesser extent, unfunded loan commitments.

  The allowance for credit losses is increased by provisions charged to operations during the current period and reduced by loan charge-offs net of recoveries. Loans are charged against the allowance when management believes that the collection of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the probability of collection. In evaluating the probability of collection, management is required to make estimates and assumptions that affect the reported amounts of loans, allowance for credit losses and the provision for credit losses charged to operations. Actual results could differ significantly from those estimates. These evaluations take into consideration such factors as the composition of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. The Company's methodology for assessing the adequacy of the allowance for credit losses consists of several key elements, which include the formula allowance, specific allowances, and the unallocated allowance.

  The formula allowance is calculated by applying loss factors to outstanding loans and certain unfunded loan commitments. Loss factors are based on the Company's historical loss experience and may be adjusted for significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date. The Company determines the loss factors for problem graded loans (substandard, doubtful, and loss), special mention loans, and pass graded loans, based on a loss migration model. The migration analysis incorporates the Company's losses over the past twelve quarters (three years) and loss factors are adjusted to recognize and quantify the loss exposure from changes in market conditions and trends in the loan portfolio. For purposes of this analysis, loans are grouped by internal risk classifications which are "pass", "special mention", "substandard", "doubtful", and "loss". Certain loans are homogenous in nature and are therefore pooled by risk grade. These homogenous loans include consumer installment and home equity loans. Special mention loans are currently performing but are potentially weak, as the borrower has begun to exhibit deteriorating trends, which if not corrected, could jeopardize repayment of the loan and result in further downgrade. Substandard loans have well-defined weaknesses which, if not corrected, could jeopardize the full satisfaction of the debt. A loan classified as "doubtful" has critical weaknesses that make full collection of the obligation improbable. Classified loans, as defined by the Company, include loans categorized as substandard, doubtful, and loss.

  Specific allowances are established based on management's periodic evaluation of loss exposure inherent in classified loans, impaired loans, and other loans in which management believes there is a probability that a loss has been incurred in excess of the amount determined by the application of the formula allowance.

  The unallocated portion of the allowance is based upon management's evaluation of various conditions that are not directly measured in the determination of the formula and specific allowances. The conditions may include, but are not limited to, general economic and business conditions affecting the key lending areas of the Company, credit quality trends, collateral values, loan volumes and concentration, and other business conditions.

  The allowance analysis also incorporates the results of measuring impaired loans as provided in Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS 118, "Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures". A loan is considered impaired when management determines that it is probable that the Company will be unable to collect all amounts due according to the original contractual terms of the loan agreement. Impairment is measured by the difference between the original recorded investment in the loan and the estimated present value of the total expected cash flows, discounted at the loan's effective rate, or the fair value of the collateral, if the loan is collateral dependent. Any differences in the specific allowance amounts calculated in the impaired loan analysis and the migration analysis are reconciled by management and changes are made to the allowance as deemed necessary.

  e.
  Premises and Equipment—Premises and equipment are carried at cost less accumulated depreciation. Depreciation expense is computed principally on the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows:

Buildings 31 Years	Furniture and equipment 3-7 Years
  f.
  Other Real Estate Owned—Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of the book value of the loan, or fair value of the property, less estimated costs to sell. The excess, if any, of the loan amount over the fair value is charged to the allowance for credit losses. Subsequent declines in the fair value of other real estate owned, along with related revenue and expenses from operations, are charged to noninterest expense.

  g.
  Intangible Assets—Intangible assets are comprised of core deposit intangibles and goodwill acquired in branch acquisitions in which the fair value of the liabilities assumed exceeded the fair value of the assets acquired. Core deposit intangibles of $748,000 and $963,000 (net of accumulated amortization of $1,386,000 and $1,172,000) at December 31, 2003 and 2002 are amortized over the estimated useful lives of the existing deposit bases (7 years) using a method which approximates the interest method. Goodwill, resulting from the purchase of certain bank branches in prior years, of $1.2 million and $1.3 million (net accumulated amortization of $948,000 and $809,000) at December 31, 2003 and 2002 is being accounted for under the provisions of SFAS No. 72 "Accounting for Acquisitions of Certain Financial Institutions", and is being amortized using a method which approximates the interest method over a period of 15 years.

  In October 2002, the Financial Accounting Standards Board issued SFAS No. 147, "Accounting for Acquisitions of Certain Financial Institutions". This statement is effective October 1, 2002 and amends FASB Statements No. 72 and 144 and FASB Interpretation No. 9. SFAS No. 147 stipulates that the acquisition of all or part of a financial institution will now be accounted for under SFAS No. 141 and 142 if that transaction was a business combination as defined. SFAS No. 147 also stipulated that that under a business combination, the core deposit intangible assets related to the acquisition of financial institutions, will now be subjected to the impairment testing requirements of SFAS No. 144. The Company has reviewed the guidelines under SFAS No. 147 and has determined that the branch purchases consummated during 1997 did not constitute a business combination because the purchased branches were not self-sustaining and thus were not a business as defined. As a result, the Company continues to amortize the intangible assets resulting from those branch acquisitions under SFAS No. 72. The provisions of SFAS No. 147 did not have a material impact on results of operations, financial position, or liquidity.

  h.
  Income Taxes—Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities using the liability method, and are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled.

  i.
  Net Income per Share—Basic income per common share is computed based on the weighted average number of common shares outstanding. Diluted income per share includes the effect of stock options and other potentially dilutive securities. ESOP shares are only considered outstanding for earnings per share calculations when they are committed to be released (Note 16).

  j.
  Cash Flow Reporting—For purposes of reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks, federal funds sold and securities purchased under agreements to resell. Federal funds and securities purchased under agreements to resell are generally sold for one-day periods.

  k.
  Stock Based Compensation—At December 31, 2003, the Company has a stock-based employee compensation plan, which is described more fully in Note 10. The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees", and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure an amendment of FASB Statement No. 123".

	Years Ended December 31,
	2003	2002	2001
	(In thousands except earnings per share)
Net income, as reported	$7,706	$6,833	$6,193
Deduct: Total stock-based employee Compensation expense determined under fair Value based method for all awards, net of Related tax effects	(12)	(27)	(53)

Pro forma net income	$7,694	$6,806	$6,140

Earnings per share:
Basic—as reported	$1.41	$1.27	$1.14

Basic—pro forma	$1.41	$1.26	$1.13

Diluted—as reported	$1.40	$1.25	$1.11

Diluted—pro forma	$1.40	$1.24	$1.10

  l.
  Long-Lived Assets—The Company periodically evaluates the carrying value of long-lived assets to be held and used, including goodwill and other intangible assets in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". It does not apply to financial instruments, long-term customer relationships of a financial institution (i.e. core deposit intangibles), mortgage and other servicing rights, or deferred tax assets. Based on such evaluation, the Bank determined that there is no impairment loss to be recognized in 2003, 2002 or 2001.

  m.
  Employee Stock Ownership Plan ("ESOP")—The Bank accounts for shares acquired by its ESOP in accordance with the guidelines established by the American Institute of Certified Public Accounts Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). Under SOP 93-6, the Bank recognizes compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Bank's ESOP shares committed to be released differ from the cost of those shares, the differential is charged or credited to equity. The ESOP is externally leveraged and, as such, the ESOP debt is recorded as a liability and interest expense is recorded on that debt. The ESOP shares not yet committed to be released are accounted for as a reduction of shareholders' equity.

  n.
  Derivative Financial Instruments—All derivative instruments (including certain derivative instrument's embedded in other contracts) are recognized in the consolidated balance sheet at fair value. The Company's policy is that the accounting treatment for gains or losses from changes in the derivative instrument's fair value is contingent on whether the derivative instrument qualifies as a hedge. On the date the Company enters into a derivative contract, the Company designates the derivative instruments as (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge) or (3), a hedge for trading, customer accommodation or not qualifying for hedge accounting (free-standing derivative instruments). For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability or of an unrecognized firm commitment attributable to the hedged risk are recorded in current period net income. For a cash flow hedge, changes in the fair value of the derivative instrument to the extent that it is effective are recorded in other comprehensive income, net of tax, within shareholders' equity and subsequently reclassified to net income in the same period(s) that the hedged transaction impacts net income. For free-standing derivative instruments, changes in the fair values are reported in current period net income. The Company formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking any hedge transaction. This process includes relating all derivative instruments that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific forecasted transactions. The Company also formally assesses both at the inception of the hedge and on an ongoing basis, whether the derivative instruments used are highly effective in offsetting changes in fair values or cash flows of hedged items. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting is discontinued.

  o.
  Federal Home Loan Bank stock and Federal Reserve Stock—As a member of the Federal Home Loan Bank (FHLB), the Company is required to maintain an investment in capital stock of the FHLB. In addition, as a member of the Federal Reserve Bank (FRB), the Company is required to maintain an investment in capital stock of the FRB. The investments in both the FHLB and the FRB are carried at cost in the accompanying consolidated statements of condition under other assets.

  p.
  New Accounting Standards:

  In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No 34. FIN 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure provisions were effective for interim or annual periods ending after December 15, 2002. The recognition provisions were effective for all guarantees issued or modified subsequent to December 31, 2002. See Note 4, Loans, and Note 13, Financial Instruments Fair Value Disclosure, in the Notes to Consolidated Financial Statements, for additional discussion of the Company's financial guarantees as of December 31, 2003. The initial adoption of this Interpretation did not have a material impact on the financial condition or results of operations. Management does not believe the provisions will have a material impact on future operations of the Company.

  In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (VIE), as amended and interpreted. It defined a VIE as a corporation, partnership, trust, or any other legal structure used for the business purpose that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. This interpretation will require a VIE to be consolidated or deconsolidated by a company generally based on the risk of loss or return. Most of the provisions of Interpretation No. 46 have been delayed until March 31, 2004. The Company has VIE's in the form of Trusts set up to issue Trust Preferred Securities and accordingly, the implementation of the Interpretation is expected to require the deconsolidation of the Trusts. The Company will adopt the Interpretation in the first quarter of 2004, and as a result, will deconsolidate the USB Trust. The application of Interpretation No. 46 is not anticipated to have a significant impact on the Company's financial position or results of operations.

  In April 2003, the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for contracts entered into or modified after June 30, 2003. Adoption of the Statement did not result in an impact on the Company's statement of financial position or results of operations.

  In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. Adoption of the Statement did not result in an impact on the Company's statement of financial position or results of operations.

  q.
  Reclassifications—Certain reclassifications have been made to the 2002 and 2001 financial statements to conform to the classifications used in 2003.

2.     Investment Securities

        Following is a comparison of the amortized cost and approximate fair value of investment securities for the years ended December 31, 2003 and December 31, 2002:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value (Carrying Amount)
	(In thousands)
December 31, 2003:
Securities available for sale:
U.S. Government agencies	$58,666	$613	$(354)	$58,925
U.S. Government agency collateralized mortgage obligations	54	0	0	54
Obligations of state and political subdivisions	2,613	201	0	2,814
Other investment securities	21,646	421	(125)	21,942

Total securities available for sale	$82,979	$1,235	$(479)	$83,735

December 31, 2002:
Securities available for sale:
U.S. Government agencies	$63,794	$1,570	$0	$65,364
U.S. Government agency collateralized mortgage obligations	84	4	0	88
Obligations of state and political subdivisions	2,795	178	0	2,973
Other investment securities	36,158	5	(21)	36,142

Total securities available for sale	$102,831	$1,757	$(21)	$104,567

        Included in other investment securities at December 31, 2003 is a short-term government securities mutual fund totaling $7.9 million, a commercial asset-backed trust totaling $5.6 million, and Trust Preferred securities pools totaling $8.4 million. Included in other debt securities at December 31, 2002 is a short-term government securities mutual fund totaling $10.0 million, a money market mutual fund totaling $23.0 million, and a Trust Preferred securities pool totaling $3.1 million. The commercial asset-backed trust consists of fixed and floating rate commercial and multifamily mortgage loans. The short-term government securities mutual fund invests in debt securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities, with a maximum duration equal to that of a 3-year U.S. Treasury Note.

        The following summarizes temporarily impaired investment securities at December 31, 2003:

	Less than 12 Months		12 Months or More		Total
	Fair Value (Carrying Amount)	Unrealized Losses	Fair Value (Carrying Amount)	Unrealized Losses	Fair Value (Carrying Amount)	Unrealized Losses
	(In thousands)
December 31, 2003:
Securities available for sale:
U.S. Government agencies	$31,836	$(354)	$0	$0	$31,836	$(354)
U.S. Government agency collateralized mortgage Obligations	0	0	0	0	0	0
Obligations of state and political subdivisions	0	0	0	0	0	0
Other investment securities	12,874	(125)	0	0	12,874	(125)

Total temporarily impaired secrurities	$44,710	$(479)	$0	$0	$44,710	$(479)

        Temporarily impaired securities at December 31, 2003 are comprised of eleven U.S. government agency securities and two other investment securities with a total weighted average life of 1.7 years. The majority of temporarily impaired securities were purchased during the second half of 2003, and reflect unrealized losses as the result of fluctuating yields during the later part of the year.

        There were gross realized gains on sales of available-for-sale securities totaling $11,000, $509,000, and $770,000 during the years ended December 31, 2003, 2002, and 2001, respectively. There were gross realized losses on available-for-sale securities totaling $69,000 and $24,000 during the years ended December 31, 2003 and 2002, respectively. There were no losses on available-for-sale securities during 2001.

        The amortized cost and fair value of securities available for sale at December 31, 2003, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties. Contractual maturities on collateralized mortgage obligations cannot be anticipated due to allowed paydowns.

	December 31, 2003
	Amortized Cost	Fair Value (Carrying Amount)
	(In thousands)
Due in one year or less	$8,371	$8,303
Due after one year through five years	54,837	54,874
Due after five years through ten years	261	284
Due after ten years	19,456	20,220
Collateralized mortgage obligations	54	54

	$82,979	$83,735

        At December 31, 2003 and 2002, available-for-sale securities with an amortized cost of approximately $61.3 million and $65.0 million (fair value of $61.7 million and $66.7 million) were pledged as collateral for public funds, treasury tax and loan balances, and repurchase agreements.

        The Company had no held-to-maturity or trading securities at December 31, 2003 or 2002.

3.     Loans

        Loans are comprised of the following:

	December 31,
	2003	2002
	(In thousands)
Commercial and industrial	$116,991	$117,293
Real estate—mortgage	96,381	100,417
Real estate—construction	97,930	95,024
Agricultural	15,162	16,877
Installment	6,617	7,811
Lease financing	12,581	11,632

Total Loans	$345,662	$349,054

        The Company's loans are predominantly in the San Joaquin Valley, and the greater Oakhurst/East Madera County area, although the Company does participate in loans with other financial institutions, primarily in the state of California.

        Commercial and industrial loans represent 33.8% of total loans at December 31, 2003 and have a high degree of industry diversification. A substantial portion of the commercial and industrial loans are secured by accounts receivable, inventory, leases or other collateral including real estate. The remainder are unsecured; however, extensions of credit are predicated upon the financial capacity of the borrower. Repayment of commercial loans is generally from the cash flow of the borrower.

        Real estate mortgage loans, representing 27.9% of total loans at December 31, 2003, are secured by trust deeds on primarily commercial property. Repayment of real estate mortgage loans is generally from the cash flow of the borrower.

        Real estate construction loans, representing 28.3% of total loans at December 31, 2003, consist of loans to residential contractors, which are secured by single family residential properties. All real estate loans have established equity requirements. Repayment on construction loans is generally from long-term mortgages with other lending institutions.

        Agricultural loans represent 4.4% of total loans at December 31, 2003 and are generally secured by land, equipment, inventory and receivables. Repayment is from the cash flow of the borrower.

        Lease financing loans, representing 3.6% of total loans at December 31, 2003, consist of loans to small businesses, which are secured by commercial equipment. Repayment of the lease obligation is from the cash flow of the borrower.

        There were no loans over 90 days past due and still accruing at December 31, 2003 or 2002. Nonaccrual loans totaled $18.7 million and $15.4 million at December 31, 2003 and 2002, respectively. There were no remaining undisbursed commitments to extend credit on nonaccrual loans at December 31, 2003. The interest income that would have been earned on nonaccrual loans outstanding at December 31, 2003 in accordance with their original terms is approximately $1.6 million. There was no interest income recorded on such loans during the year ended December 31, 2003.

        The Company has, and expects to have, lending transactions in the ordinary course of its business with directors, officers, principal shareholders and their affiliates. These loans are granted on substantially the same terms, including interest rates and collateral, as those prevailing on comparable transactions with unrelated parties, and do not involve more than the normal risk of collectibility or present unfavorable features.

        Loans to directors, officers, principal shareholders and their affiliates are summarized below:

	December 31,
	2003	2002
	(In thousands)
Aggregate amount outstanding, beginning of year	$349	$3,161
New loans or advances during year	625	636
Repayments during year	(359)	(648)
Other(1)	—	(2,800)

Aggregate amount outstanding, end of year	$615	$349

Loan commitments	$793	$395

(1)
During 2002, one of the Company's directors resigned from the Board of Directors. This figure represents the removal of their outstanding balances at December 31, 2002.

  An analysis of changes in the allowance for credit losses is as follows:

	Years Ended December 31,
	2003	2002	2001
	(In thousands)
Balance, beginning of year	$5,556	$4,457	$3,773
Provision charged to operations	1,713	1,963	1,733
Losses charged to allowance	(1,274)	(933)	(1,076)
Recoveries on loans previously charged off	86	69	27

Balance at end-of-period	$6,081	$5,556	$4,457

        The allowance for credit losses represents management's estimate of the risk inherent in the loan portfolio based on the current economic conditions, collateral values and economic prospects of the borrowers. Significant changes in these estimates might be required in the event of a downturn in the economy and/or the real estate market in the San Joaquin Valley, and the greater Oakhurst and East Madera County area.

        At December 31, 2003 and 2002, the Company's recorded investment in loans for which impairment has been recognized totaled $18.7 million and $15.3 million, respectively. Included in total impaired loans at December 31, 2003 is $7.3 million of impaired loans for which the related specific allowance is $2.3 million, as well as $11.4 million of impaired loans that as a result of write-downs or the fair value of the collateral, did not have a specific allowance. At December 31, 2002, total impaired loans included $8.4 million for which the related specific allowance is $1.3 million, as well as $6.9 million of impaired loans that as a result of write-downs or the fair value of the collateral did not have a specific allowance. The average recorded investment in impaired loans was $18.1 million, $11.3 million and $5.7 million for the years ended December 31, 2003, 2002 and 2001, respectively. In most cases, the Company uses the cash basis method of income recognition for impaired loans. In the case of certain troubled debt restructuring for which the loan is performing under the current contractual terms, income is recognized under the accrual method. For the year ended December 31, 2003, the Company recognized no income on such loans. For the years ended December 31, 2002 and 2001, the Company recognized $3,000 and $23,000 on such loans, respectively.

        In the normal course of business, the Company is party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. At December 31, 2003 and 2002 these financial instruments include commitments to extend credit of $140.3 million and $114.2 million, respectively, and standby letters of credit of $2.0 million and $814,000, respectively. These instruments involve elements of credit risk in excess of the amount recognized on the balance sheet. The contract amounts of these instruments reflect the extent of the involvement the bank has in off-balance sheet financial instruments.

        The Company's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies as it does for on-balance sheet instruments.

        Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Substantially all of these commitments are at floating interest rates based on the Prime rate. Commitments generally have fixed expiration dates. The Company evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation. Collateral held varies but includes accounts receivable, inventory, leases, property, plant and equipment, residential real estate and income-producing properties.

        Standby letters of credit are generally unsecured and are issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

4.     Premises and Equipment

  The components of premises and equipment are as follows:

	December 31,
	2003	2002
	(In thousands)
Land	$254	$254
Buildings and improvements	4,206	2,312
Furniture and equipment	6,108	5,465

	10,568	8,031
Less accumulated depreciation and amortization	(6,001)	(5,384)

Total premises and equipment	$4,567	$2,647

        During the second quarter of 2003, two OREO properties totaling $2.7 million were transferred to bank premises to be utilized to enhance bank operations. One of the properties with a carrying value of $923,000 was subsequently sold during the fourth quarter of 2003. The Company's administrative headquarters will be relocated to the second location to provide additional space for current operations and allow for future expansion.

        Total depreciation expense on Company premises and equipment totaled $623,000, $836,000, and $844,000 for the years ended December 31, 2003, 2002 and 2001, respectively, and is included in occupancy expense in the accompanying consolidated statements of income.

5.     Investment in Limited Partnership

        During the fourth quarter of 1997, the Bank purchased a limited interest in a private limited partnership that acquires affordable housing properties in California that generate Low Income Housing Tax Credits under Section 42 of the Internal Revenue Code of 1986, as amended. During 2001 and then again in 2003, the Bank purchased additional limited partnership interests totaling $939,000 and $2.4 million, respectively. Certain properties may also be eligible for state tax credits under various sections of the California Revenue and Taxation Code. The Bank's limited partnership investment is accounted for under the equity method. The Bank's noninterest expense associated with the utilization and expiration of these tax credits for the year ended December 31, 2003, 2002 and 2001 was $276,000, $210,000 and $247,000, respectively. The limited partnership investments are expected to generate remaining tax credits of approximately $4.0 million over the life of the investment. The tax credits expire between 2009 and 2014. Tax credits utilized for income tax purposes for the years ended December 31, 2003 and 2002 totaled $355,000 and $392,000, respectively.

6.     Deposits

  Deposits include the following:

	December 31,
	2003	2002
	(In thousands)
Noninterest-bearing deposits	$94,597	$89,000
Interest-bearing deposits:
NOW and money market accounts	120,375	100,199
Savings accounts	23,691	21,138
Time deposits:
Under $100,000	75,640	85,564
$100,000 and over	126,141	128,086

Total interest-bearing deposits	345,847	334,987

Total deposits	$440,444	$423,987

  At December 31, 2003, the scheduled maturities of all certificates of deposit and other time deposits are as follows:

(In thousands)
One year or less	$171,929
More than one year, but less than or equal to two years	19,994
More than two years, but less than or equal to three years	7,756
More than three years, but less than or equal to four years	611
More than four years, but less than or equal to five years	875
More than five years	616

$201,781

        The Company may occasionally obtain brokered deposits as an additional source of funding. At December 31, 2003, the Company held brokered time deposits totaling $32.4 million with an average rate of 1.47%. Of this balance, $26.8 million is included in time deposits of $100,000 or more, and the remaining $5.6 million is included in time deposits of less than $100,000. Included in brokered time deposits are balances totaling $6.3 million maturing in three to six months, $21.9 million maturing in six to twelve months, and $4.2 million maturing in more than one year.

        Deposits of directors, officers and other related parties to the Bank totaled $4.1 million and $8.1 million at December 31, 2003 and 2002, respectively. The rates paid on these deposits were those customarily paid to the Bank's customers in the normal course of business.

7.     Short-term Borrowings/Other Borrowings

        The Company had collateralized and uncollateralized lines of credit with the Federal Reserve Bank of San Francisco and other correspondent banks aggregating $130.6 million, as well as Federal Home

Loan Bank ("FHLB") lines of credit totaling $31.8 million at December 31, 2003. At December 31, 2003, the Company had no advances on its lines of credit. These lines of credit generally have interest rates tied to the Federal Funds rate or are indexed to short-term U.S. Treasury rates or LIBOR. FHLB advances are collateralized by all of the Company's stock in the FHLB and certain qualifying mortgage loans. As of December 31, 2003, $51.6 million in real estate-secured loans were pledged as collateral for FHLB advances. Additionally, $150.1 million in real estate-secured loans were pledged at December 31, 2003 as collateral for unused borrowing lines with the Federal Reserve Bank totaling $112.6 million. All lines of credit are on an "as available" basis and can be revoked by the grantor at any time.

        The Company had collateralized and uncollateralized lines of credit aggregating $157.5 million, as well as FHLB lines of credit totaling $36.7 million at December 31, 2002. The Company had outstanding FHLB advances of $35.4 million at December 31, 2002.

        The table below provides further detail of the Company's repurchase agreements and FHLB advances for the years ended December 31, 2003 and 2002:

	December 31,
	2003	2002
	(Dollars in thousands)
Outstanding:
Average for the period—Repos	$0	$218
Average for the period—FHLB advances	$11,973	$32,398
Maximum during the period—total borrowings	$35,400	$35,400
Interest rates:
Average for the period—Repos	—%	1.96%
Average for the period—FHLB advances	4.18%	4.24%
Average at period end—Repos	—%	0.00%
Average at period end—FHLB advances	—%	4.17%

        On June 20, 2000, the Company's ESOP entered into an agreement with a correspondent bank to establish a $1.0 million unsecured line of credit with a variable rate of prime plus 100 basis points and maturity of June 20, 2005. The loan is guaranteed by the Company. Advances on the line totaled $345,000 at December 31, 2003.

8.     Trust Preferred Securities

        On July 16, 2001, the Company's wholly owned special-purpose trust subsidiary, United Security Bancshares Capital Trust I (the "Trust") issued $15 million in cumulative Trust Preferred Securities. The securities bear a floating rate of interest of 3.75% over the six month LIBOR rate, payable semi-annually. Concurrent with the issuance of the Trust Preferred Securities, the Trust used the proceeds from the Trust Preferred Securities offering to purchase a like amount of Junior Subordinated Debentures of the Company. The Subordinated Debentures are the sole assets of the Trust and are eliminated, along with the related income statement effects, in the consolidated financial statements. The Company will pay interest on the Junior Subordinated Debentures to the Trust, which represents the sole revenues and sole source of dividend distributions to the holders of the Trust Preferred Securities. The Company has the right, assuming no default has occurred, to defer payments of interest on the Junior Subordinated Debentures at any time for a period not to exceed 20 consecutive quarters. The Trust Preferred Securities will mature on July 25, 2031, but can be redeemed after July 25, 2006 at a premium, and can be redeemed after July 25, 2011 at par. The obligations of the Trust are fully and unconditionally guaranteed, on a subordinated basis, by the Company.

        The Company received $14.5 million from the Trust upon issuance of the Junior Subordinated Debentures, of which $13.7 million was contributed by the Company to the Bank to increase its capital. The remainder was utilized by the Company for general corporate purposes. Under applicable regulatory guidelines, the Company expects that a portion of the Trust Preferred Securities will qualify as Tier I Capital, and the remainder as Tier II Capital. Issuance costs of $495,000 related to the Trust Preferred Securities have been deferred and will be amortized over the 30-year life of the securities. Interest expense on the Trust Preferred Securities totaled $767,000 and $883,000, and amortization expense totaled $17,000 for both the years ended December 31, 2003 and 2002.

9.     Taxes on Income

        The tax effects of significant items comprising the Company's net deferred tax assets (liabilities) are as follows:

	December 31,
	2003	2002
	(In thousands)
Deferred tax assets:
Credit losses not currently deductible	$2,213	$1,912
State franchise tax	448	36
Deferred compensation	443	395
Amortization of core deposit intangible	190	161
Depreciation	109	60
OREO write-down	220	0
Unrealized holding gain on interest rate swap	200	0
Other	18	86

Total deferred tax assets	3,841	2,650
Deferred tax liabilities:
Depreciation	—	—
FHLB dividend	(119)	(125)
Unrealized holding gain on AFS securities	(302)	(693)
Prepaid expenses	(285)	(194)

Total deferred tax liabilities	(706)	(1,012)

Net deferred tax assets	$3,135	$1,638

        Taxes on income for the years ended December 31 consist of the following:

	Federal	State	Total
	(In thousands)
2003:
Current	$4,255	$1,313	$5,568
Deferred	(734)	(170)	(904)

	$3,521	$1,143	$4,664

2002:
Current	$3,332	$107	$3,439
Deferred	(212)	(315)	(527)

	$3,120	$(208)	$2,912

2001:
Current	$2,728	$796	$3,524
Deferred	(266)	(73)	(339)

	$2,462	$723	$3,185

        A reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:

	Years Ended December 31,
	2003	2002	2001
Statutory federal income tax rate	34.0%	34.0%	34.0%
State franchise tax, net of federal income tax benefit	7.2	1.0	7.2
Tax exempt interest income	(1.0)	(1.2)	(1.4)
Low Income Housing — federal credits	(3.8)	(3.7)	(4.3)
Other	1.3	(0.2)	(1.6)

	37.7%	29.9%	33.9%

        The change in the effective rate for the State franchise tax, net of federal income tax benefit, during 2002 was the result of state tax benefits related the Company's subsidiary Real Estate Investment Trust ("REIT") subsidiary. The REIT was formed effective December 31, 2001 and based on a tax opinion letter provided to the Company state tax benefits were recognized for the year ended December 31, 2002.

        On December 31, 2003 the California Franchise Tax Board (FTB) announced certain tax transactions related to real estate investment trusts (REITs) and regulated investment companies (RICs) will be disallowed pursuant to Senate Bill 614 and Assembly Bill 1601, which were signed into law in the 4th quarter of 2003. As a result, the Company reversed related net state tax benefits recorded in the first three quarters of 2003 and took no such benefit in the 4th quarter.

        The Company continues to review the information available from the FTB and its financial advisors and believe that the Company's position has merit. The Company will pursue its tax claims and defend its use of these entities and transactions. At this time, the Company cannot predict what the ultimate outcome will be; however, management believes it is not probable that these benefits will be reversed for the year ended December 31, 2002.

10.   Stock Options

        Options have been granted to officers and key employees at an exercise price equal to estimated fair values at the date of grant as determined by the Board of Directors. During 1995, the Board of Directors and shareholders of the Company approved the adoption of the 1995 Stock Option Plan. The 1987 Plan was terminated as to the granting of additional options under that plan, and all remaining options under that plan were exercised by December 31, 2000. The options granted under the 1995 Stock Option Plan are exercisable 20% each year commencing one year after the date of grant and expire ten years after the date of grant. The maximum number of shares which can be granted under the 1995 Plan is 690,000. A total of 130,000 shares remain reserved under the 1995 Stock Option Plan.

  Options outstanding, exercisable, exercised and forfeited are as follows:

	1995 Plan	Weighted Average Exercise Price
Options outstanding January 31, 2001	348,430	$9.11
Granted during the year	30,000	$17.50
Exercised during the year	(104,830)	$7.69

Options outstanding December 31, 2001	273,600	$10.57
Exercised during the year	(58,800)	$7.08
Canceled or expired during the year	(3,000)	$5.21

Options outstanding December 31, 2002	211,800	$11.62
Exercised during the year	(123,800)	$10.45
Canceled or expired during the year	(5,000)	$17.50

Options outstanding December 31, 2003	83,000	$13.01

        Included in total outstanding options at December 31, 2003, are 66,000 exercisable shares under the 1995 plan, at a weighted average price of $11.87. Included in total outstanding options at December 31, 2002, are 184,800 exercisable shares under the 1995 plan, at a weighted average price of $10.77.

  Additional information regarding options as of December 31, 2003 is as follows:

Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Avg Remaining Contract Life(yrs)	Weighted Avg Exercise Price	Number Exercisable	Weighted Avg Exercise Price
$11.33	60,000	3.6	$11.33	60,000	$11.33
$17.00 to $17.50	23,000	7.1	$17.39	6,000	$17.25

Total	83,000			66,000

        As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

        Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure an amendment of FASB Statement No. 123", requires the disclosure of pro forma net income and earnings per share. Under SFAS 148, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions for expected life: 60 months following vesting for 2001, 24 months following vesting for 2000, 77 months following vesting for 1997, and 64 months following vesting for 1996 and 1995. Assumptions for stock volatility were 12.41% in 2001 and 2000, 15.88% in 1997, 7.08% in 1996 and 6.59% in 1995. Risk free interest rates used were 5.1% in 2001, 6.0% in 2000, 6.2% in 1997, 6.9% in 1996 and 6.4% in 1995. Expected dividends range from 1.7% to 3.8% during the expected term of the options. See Note 1 for pro forma net income calculations pursuant to SFAS No. 148.

11.   Employee Benefit Plans

  Employee Stock Ownership Plan

        The Company has an Employee Stock Ownership Plan and Trust, (the "ESOP"), designed to enable eligible employees to acquire shares of common stock. ESOP eligibility is based upon length of service requirements. The Bank contributes cash to the ESOP in an amount determined at the discretion of the Board of Directors. The trustee of the ESOP uses such contribution to purchase shares of common stock currently outstanding, or to repay debt on the leveraged portion of the ESOP. The shares of stock purchased by the trustee are allocated to the accounts of the employees participating in the ESOP on the basis of total relative compensation. Employer contributions vest over a period of six years.

        During June of 2000, the Company's Employee Stock Ownership Plan ("ESOP") established an unsecured five-year variable-rate line of credit ("the loan") in the amount of $1.0 million for the purpose of purchasing common stock of the Company. The loan is with a correspondent bank and is guaranteed by the plan's sponsor, United Security Bancshares.

        The ESOP used the proceeds of the loan to acquire shares of the Company's common stock which will be held in a suspense account by the ESOP. At the end of each year, shares will be released for allocation to the accounts of the individual ESOP participants in proportion to the principal and interest paid on the loan during the year. The ESOP loan is recorded as a liability of the Company and the unreleased shares purchased with the loan are reported as unearned ESOP shares in shareholders' equity. Unreleased shares are not recognized as outstanding for earnings per share and capital computations. Dividends on unallocated ESOP shares will be used to pay debt service on the ESOP loan and, as such, are recorded as a reduction of debt and accrued interest. Dividends on unallocated ESOP shares used to pay debt service on the ESOP loan amounted to $22,000, $28,000 and $29,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

        No ESOP shares were purchased during 2003 or 2002. During the year ended December 31, 2001, the ESOP purchased 23,185 shares of common stock on the open market under the revolving line of credit for a total cost of $399,000 (average cost of $17.20 per share). During the year ended December 31, 2000, the leveraged ESOP purchased 46,861 shares of common stock on the open market for a total cost of $817,000 (average cost of $17.43 per share), and purchased an additional 8,126 shares prior to June 2000 when the Company leveraged its ESOP Plan. Compensation expense totaled $282,000, $273,000 and $246,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Interest expense incurred on the ESOP loan totaled $26,000, $45,000 and $88,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

        Allocated, committed-to-be-released, and unallocated ESOP shares as of December 31, 2003, 2002 and 2001 were as follows:

	2003	2002	2001
Allocated	128,307	111,857	103,035
Committed-to-be-released	16,692	15,585	11,952
Unallocated	18,075	34,767	50,352

Total ESOP shares	163,074	162,209	165,339

Fair value of unreleased shares	$493,086	$620,591	$855,984

  401K Plan

        The Company has a Cash or Deferred 401(k) Stock Ownership Plan (the "401(k) Plan") organized under Section 401(k) of the Code. All employees of the Company are initially eligible to participate in the 401(k) Plan upon the first day of the month after date of hire. Under the terms of the plan, the participants may elect to make contributions to the 401(k) Plan as determined by the Board of Directors. Participants are automatically vested 100% in all employee contributions. Participants may direct the investment of their contributions to the 401(k) Plan in any of several authorized investment vehicles. The Company contributes funds to the Plan up to 5% of the employees' eligible annual compensation. Company contributions are subject to certain vesting requirements over a period of six years. Contributions made by the Company are invested in Company stock. During 2003, 2002 and 2001, the Company contributed a total of $170,000, $161,000, and $139,000, respectively, to the Deferral Plan.

  Salary Continuation Plan

        The Company has established a non-qualified Salary Continuation Plan for five of the Company's key employees, which provides additional compensation benefits upon retirement for a period of 15 years. Future compensation under the Plan is earned by the employees for services rendered through retirement and vests over a period of 12 years. The Company accrues for the salary continuation liability based on anticipated years of service and vesting schedules provided under the Plan. At December 31, 2003 and 2002, $1.1 million and $881,000, respectively, had been accrued to date and is included in other liabilities. In connection with the implementation of the Salary Continuation Plans, the Company purchased single premium universal life insurance policies on the life of each of the key employees covered under the Plan. The Company is the owner and beneficiary of these insurance policies. The cash surrender value of the policies was $2.6 million and $2.5 million at December 31, 2003 and 2002, respectively. The assets of the Plan, under Internal Revenue Service regulations, are the property of the Company and are available to satisfy the Company's general creditors.

12.   Commitments and Contingent Liabilities

        The Company leases land and premises for its branch banking offices and administration facilities. The initial terms of these leases expire at various dates through 2015. Under the provisions of most of these leases, the Company has the option to extend the leases beyond their original terms at rental rates adjusted for changes reported in certain economic indices or as reflected by market conditions. The total expense on land and premises leased under operating leases was $275,000, $267,000, and $247,000 during 2003, 2002, and 2001, respectively.

        Future minimum rental commitments under existing leases as of December 31, 2003 are as follows:

(In thousands)
2004	$204
2005	200
2006	140
2007	114
2008	110
Thereafter	693

$1,461

13.   Financial Instruments Fair Value Disclosure

        The following summary disclosures are made in accordance with the provisions of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," which requires the disclosure of fair value information about both on- and off- balance sheet financial instruments where it is practicable to estimate that value. Fair value is defined in SFAS No. 107 as the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. It is not the Company's intent to enter into such exchanges.

        In cases where quoted market prices were not available, fair values were estimated using present value or other valuation methods, as described below. The use of different assumptions (e.g., discount rates and cash flow estimates) and estimation methods could have a significant effect on fair value amounts. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. Because SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of the Company.

	December 31, 2003		December 31, 2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)
Financial Assets:
Cash and cash equivalents	$48,590	$48,590	$31,485	$31,485
Interest-bearing deposits	7,212	7,745	9,449	9,518
Investment securities	83,735	83,735	104,567	104,567
Loans, net	344,797	344,706	348,598	349,143
Interest rate swap contracts	(424)	(424)	—	—
Financial Liabilities:
Deposits	440,444	439,413	423,987	422,398
Borrowings	345	348	36,050	35,396
Trust Preferred Securities	15,000	14,999	15,000	14,995
Commitments to extend credit	—	—	—	—

        The following methods and assumptions were used in estimating the fair values of financial instruments:

        Cash and Cash Equivalents—The carrying amounts reported in the balance sheets for cash and cash equivalents approximate their estimated fair values.

        Interest-bearing Deposits—Interest bearing deposits in other banks consist of fixed-rate certificates of deposits. Accordingly, fair value has been estimated based upon interest rates currently being offered on deposits with similar characteristics and maturities.

        Investments—Fair values for investment securities, including collateralized mortgage obligations, are based on quoted market prices.

        Loans—Fair values of variable rate loans which reprice frequently and with no significant change in credit risk are based on carrying values. Fair values for all other loans are estimated using discounted cash flows over their remaining maturities, using interest rates at which similar loans would currently be offered to borrowers with similar credit ratings and for the same remaining maturities.

        Deposits—In accordance with SFAS No. 107, fair values for transaction and savings accounts are equal to the respective amounts payable on demand at December 31, 2003 and 2002 (i.e., carrying amounts). The Company believes that the fair value of these deposits is clearly greater than that prescribed by SFAS No. 107. Fair values of fixed-maturity certificates of deposit were estimated using the rates currently offered for deposits with similar remaining maturities.

        Borrowings—Borrowings consist of federal funds sold, securities sold under agreements to repurchase, and other short-term borrowings. Fair values of borrowings were estimated using the rates currently offered for borrowings with similar remaining maturities.

        Trust Preferred Securities—Trust preferred securities reprice semiannually. Consequently, fair values were estimated using the rates currently offered for borrowings with similar remaining repricing characteristics.

        Off-balance sheet Instruments—Off-balance sheet instruments consist of commitments to extend credit, credit card arrangements, standby letters of credit and derivative contracts. Fair values of commitments to extend credit are estimated using the interest rate currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present counterparties' credit standing. Fair values of standby letters of credit are based on fees currently charged for similar agreements. There was no material difference between the contractual amount and the estimated value of commitments to extend credit at December 31, 2003 and 2002. The Company records interest rate swap contracts at fair value on the balance sheet. The fair value of interest rate swap contracts is based on the discounted net present value of the swap using third party dealer quotes.

14.   Regulatory Matters

        Capital Guidelines—The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements adopted by the Board of Governors of the Federal Reserve System ("Board of Governors"). Failure to meet minimum capital requirements can initiate certain mandates and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

        Quantitative measures established by regulation to ensure capital adequacy require insured institutions to maintain a minimum leverage ratio of Tier 1 capital (the sum of common stockholders' equity, noncumulative perpetual preferred stock and minority interests in consolidated subsidiaries, minus intangible assets, identified losses and investments in certain subsidiaries, plus unrealized losses or minus unrealized gains on available for sale securities) to total assets. Institutions which have received the highest composite regulatory rating and which are not experiencing or anticipating significant growth are required to maintain a minimum leverage capital ratio of 3% of Tier 1 capital to total assets. All other institutions are required to maintain a minimum leverage capital ratio of at least 100 to 200 basis points above the 3% minimum requirement.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In thousands)
As of December 31, 2003 (Company):
Total Capital (to Risk Weighted Assets)	$56,645	14.02%	$36,010	8.00%	$45,012	10.00%
Tier 1 Capital (to Risk Weighted Assets)	63,116	12.58%	18,005	4.00%	27,007	6.00%
Tier 1 Capital (to Average Assets)	63,116	11.14%	15,260	3.00%	25,043	5.00%
As of December 31, 2003 (Bank):
Total Capital (to Risk Weighted Assets)	$55,563	15.41%	$31,403	8.00%	$39,254	10.00%
Tier 1 Capital (to Risk Weighted Assets)	60,484	14.15%	15,702	4.00%	23,552	6.00%
Tier 1 Capital (to Average Assets)	60,484	10.92%	15,264	3.00%	25,440	5.00%
As of December 31, 2002—(Company):
Total Capital (to Risk Weighted Assets)	$57,735	13.08%	$35,302	8.00%	$44,127	10.00%
Tier 1 Capital (to Risk Weighted Assets)	49,625	11.25%	17,651	4.00%	26,476	6.00%
Tier 1 Capital (to Average Assets)	49,625	9.40%	15,832	3.00%	26,386	5.00%
As of December 31, 2002—(Bank):
Total Capital (to Risk Weighted Assets)	$55,593	12.65%	$35,159	8.00%	$43,948	10.00%
Tier 1 Capital (to Risk Weighted Assets)	50,099	11.40%	17,579	4.00%	26,369	6.00%
Tier 1 Capital (to Average Assets)	50,099	9.52%	15,785	3.00%	26,308	5.00%

        The Board of Governors has also adopted a statement of policy, supplementing its leverage capital ratio requirements, which provides definitions of qualifying total capital (consisting of Tier 1 capital and supplementary capital, including the allowance for loan losses up to a maximum of 1.25% of risk-weighted assets) and sets forth minimum risk-based capital ratios of capital to risk-weighted assets. Insured institutions are required to maintain a ratio of qualifying total capital to risk weighted assets of 8%, at least one-half of which must be in the form of Tier 1 capital. Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

        As of December 31, 2003 and 2002, the most recent notifications from the Bank's regulators categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total capital and Tier 1 capital (as defined) to risk-based assets (as defined), and a minimum leverage ratio of Tier 1 capital to average assets (as defined) as set forth in the proceeding discussion. There are no conditions or events since the notification that management believes have changed the institution's category.

        Under regulatory guidelines, the $15 million in Trust Preferred Securities issued in July of 2001 qualifies as Tier 1 capital up to 25% of Tier 1 capital. Any additional portion of Trust Preferred Securities qualifies as Tier 2 capital.

        Dividends—Subsequent to the Reorganization on June 12, 2001, dividends paid to shareholders will be paid by the bank holding company, subject to restrictions set forth in the California General Corporation Law. The primary source of funds with which dividends will be paid to shareholders will come from cash dividends received by the Company from the Bank. Year-to-date as of December 31, 2003, the Company received $3.3 million in cash dividends from the Bank, from which the Company has declared or paid $3.2 million in dividends to shareholders.

        Under California state banking law, the Bank may not pay cash dividends in an amount which exceeds the lesser of the retained earnings of the Bank or the Bank's net income for the last three fiscal years (less the amount of distributions to shareholders during that period of time). If the above test is not met, cash dividends may only be paid with the prior approval of the California State Department of Financial Institutions, in an amount not exceeding the greater of: (i) the Bank's retained earnings; (ii) its net income for the last fiscal year; or (iii) its net income for the current fiscal year. As of December 31, 2003, approximately $8.9 million was available to the Bank for cash dividend distributions without prior approval. Year-to-date, the Bank has paid dividends of $3.3 million to the Company.

        Cash Restrictions—The Bank is required to maintain average reserve balances with the Federal Reserve Bank. At December 31, 2003, the Bank's qualifying balance with the Federal Reserve Bank was $7.1 million consisting of vault cash and balances.

15.   Supplemental Cash Flow Disclosures

	Years Ended December 31,
	2003	2002	2001
	(In thousands)
Cash paid during the period for:
Interest	$7,663	$10,764	$13,385
Income Taxes	4,019	3,237	3,943
Noncash investing activities:
Loans transferred to foreclosed property	1,554	5,113	2,980
Dividends declared not paid	802	710	625

16.   Net Income Per Share

        The following table provides a reconciliation of the numerator and the denominator of the basic EPS computation with the numerator and the denominator of the diluted EPS computation:

	Years Ended December 31,
	2003	2002	2001
	(In thousands, except earnings per share data)
Net income available to common shareholders	$7,706	$6,833	$6,193

Weighted average shares issued	5,487	5,444	5,499
Less: unearned ESOP shares	(27)	(43)	(55)

Weighted average shares outstanding	5,460	5,401	5,444
Add: dilutive effect of stock options	52	86	120

Weighted average shares outstanding adjusted for potential dilution	5,512	5,487	5,564

Basic earnings per share	$1.41	$1.27	$1.14

Diluted earnings per share	$1.40	$1.25	$1.11

17.   Other Comprehensive Income

        The following table provides a reconciliation of the amounts included in comprehensive income:

	Years Ended December 31
	2003	2002	2001
	(In thousands)
Unrealized (loss) gain on available-for-sale securities:
Unrealized (loss) gain on sale securities—net income tax (benefit) of $(415), $815, and $157	$(623)	$1,222	$(235)
Less: Reclassification adjustment for loss (gain) on sale of available-for-sale securities included in net income —
Net income tax (benefit) of $(23), $194, and $307	35	(292)	(461)

Net unrealized (loss) gain on available-for-sale securities—net income tax (benefit) of $(392), $620, and $(150)	$(588)	$930	$(226)

Unrealized loss on interest rate swaps:
Unrealized losses arising during period—net income tax benefit of $201	$(301)	—	—
Less: reclassification adjustments to interest income	(123)	—	—

Net change in unrealized loss on interest rate swaps—net of income tax benefit $201	$(424)	—	—

18.   Derivative Financial Instruments and Hedging Activities

        As part of its overall risk management, the Company pursues various asset and liability management strategies, which may include obtaining derivative financial instruments to mitigate the impact of interest fluctuations on the Company's net interest margin. During the second quarter of 2003, the Company entered into an interest rate swap agreement with the purpose of minimizing interest rate fluctuations on its interest rate margin and equity.

        Under the interest rate swap agreement, the Company receives a fixed rate and pays a variable rate based on the Prime Rate ("Prime"). The swap qualifies as a cash flow hedge under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, and is designated as a hedge of the variability of cash flows the Company receives from certain variable-rate loans indexed to Prime. In accordance with SFAS No. 133, the swap agreement is measured at fair value and reported as an asset or liability on the consolidated balance sheet. The portion of the change in the fair value of the swap that is deemed effective in hedging the cash flows of the designated assets are recorded in accumulated other comprehensive income and reclassified into interest income when such cash flow occurs in the future. Any ineffectiveness resulting from the hedge is recorded as a gain or loss in the consolidated statement of income as part of noninterest income.

        The amortizing hedge has a remaining notional value of $23.1 million and a duration of approximately 3.5 years. As of December 31, 2003, the maximum length of time over which the Company is hedging its exposure to the variability of future cash flows is approximately four and one half years. As of December 31, 2003, the loss amounts in accumulated other comprehensive income associated with these cash flows totaled $424,000 (net of tax benefit of $201,000). During the year ended December 31, 2003, $123,000 was reclassified from other accumulated comprehensive income into earnings. As of December 31, 2003, the amounts in accumulated OCI associated with these cash flows that are expected to be reclassified into interest income within the next 12 months total $198,000.

19.   Common Stock Repurchase Plan

        During August 2001, the Company's Board of Directors approved a plan to repurchase, as conditions warrant, up to 280,000 shares of the Company's common stock on the open market or in privately negotiated transactions. The duration of the program is open-ended and the timing of the purchases will depend on market conditions. During the years ended December 31, 2003, 2002 and 2001, the Company repurchased 34,961, 64,676 and 115,786 shares for a total of $691,000, $1.1 million and $1.9 million, respectively. The repurchased shares were subsequently retired.

20.   Parent Company Only Financial Statements

        The following are the condensed financial statements of United Security Bancshares and should be read in conjunction with the consolidated financial statements:

United Security Bancshares—(parent only)
Balance Sheet—December 31, 2003 and 2002

	2003	2002
	(In thousands)
Assets
Cash and equivalents	$1,513	$1,283
Investment in bank subsidiary	57,665	53,441
Investment in nonbank entity	1,500	1,500
Other assets	457	471

Total assets	$61,135	$56,695

Liabilities & Shareholders' Equity
Liabilities:
Junior subordinated debt securities	$15,000	$15,000
Accrued interest payable	327	374
Other liabilities	772	760

Total liabilities	16,099	16,134
Shareholders' Equity:
Common stock, no par value 10,000,000 shares authorized, 5,512,538 and 5,406,666 issued and outstanding, in 2003 and 2002	18,227	17,553
Retained earnings	27,093	22,576
Unearned ESOP shares	(313)	(609)
Accumulated other comprehensive income	29	1,041

Total shareholders' equity	45,036	40,561

Total liabilities and shareholders' equity	$61,135	$56,695

United Security Bancshares—(parent only)
Income Statement

	Years Ended December 31,
	2003	2002
	(In thousands)
Income
Dividends from subsidiaries	$3,300	$4,385
Other income	124	150

Total income	3,424	4,535
Expense
Interest expense	784	899
Other expense	232	233

Total expense	1,016	1,132

Income before taxes and equity in undistributed income of subsidiary	2,408	3,403
Income tax benefit	(367)	(308)
Equity in undistributed income of subsidiary	4,931	3,122

Net Income	$7,706	$6,833

United Security Bancshares—(parent only)
Statement of Cash Flows

	Years Ended December 31,
	2003	2002
	(In thousands)
Cash Flows From Operating Activities
Net income	$7,706	$6,833
Adjustments to reconcile net earnings to cash provided by operating activities:
Equity in undistributed income of subsidiaries	(4,931)	(3,122)
Amortization of issuance costs	17	17
Net change in other liabilities	(66)	242

Net cash provided by operating activities	2,726	3,970
Cash Flows From Investing Activities
Capital contribution to subsidiary	0	0
Investment in nonbank entity	0	0

Net cash used in investing activities	0	0
Cash Flows From Financing Activities
Proceeds from stock options exercised	1,293	416
Repurchase and retirement of common stock	(691)	(1,107)
Payment of dividends on common stock	(3,098)	(2,755)

Net cash provided by financing activities	(2,496)	(3,446)
Net increase in cash and cash equivalents	230	524
Cash and cash equivalents at beginning of period	1,283	759

Cash and cash equivalents at end of period	$1,513	$1,283

Supplemental cash flow disclosures
Noncash financing activities:
Dividends declared not paid	$802	$710

21.   Quarterly Financial Data (unaudited)

        Selected quarterly financial data for the years ended December 31, 2003 and 2002 are presented below:

	2003				2002
	4th	3rd	2nd	1st	4th	3rd	2nd	1st
	(In thousands except per share data)
Interest income	$6,819	$6,987	$6,365	$6,756	$7,263	$7,413	$7,196	$6,844
Interest expense	1,579	1,630	1,873	2,178	3,310	2,796	2,697	2,713

Net interest income	5,240	5,357	4,492	4,578	3,953	4,617	4,499	4,131
Provision for credit losses	841	371	256	245	774	325	244	620
(Loss) gain on sale of securities	(34)	0	(24)	0	509	(2)	(22)	0
Other noninterest income	1,402	2,304	1,515	1,108	1,150	1,315	1,099	1,319
Noninterest expense	2,813	3,477	2,718	2,847	2,654	2,928	2,583	2,695

Income before income tax expense	2,954	3,813	3,009	2,594	2,184	2,677	2,749	2,135
Income tax expense	1,753	1,165	886	860	664	801	828	619

Net income	$1,201	$2,648	$2,123	$1,734	$1,520	$1,876	$1,921	$1,516

Net income per share:
Basic	$0.22	$0.49	$0.39	$0.32	$0.28	$0.35	$0.36	$0.28

Diluted	$0.22	$0.48	$0.39	$0.32	$0.28	$0.34	$0.35	$0.28

Dividends declared per share	$0.145	$0.145	$0.145	$0.145	$0.13	$0.13	$0.13	$0.13

Average shares outstanding
For net income per share:
Basic	5,460	5,443	5,432	5,424	5,401	5,397	5,382	5,387

Diluted	5,512	5,498	5,494	5,484	5,487	5,488	5,483	5,487

22.   Proposed Merger

        On December 11, 2003, United Security Bancshares announced that it has entered into a definitive Agreement and Plan of Reorganization and Merger with Taft National Bank pursuant to which Taft National Bank will merge into United Security Bancshares. Taft National Bank operates branch offices in Taft and Bakersfield serving small business and retail banking clients. As of September 30, 2003, Taft National Bank had total assets of $52 million and deposits of $47 million. Upon completion of the merger, Taft National Bank branches will operate as branches of United Security Bank, a wholly owned subsidiary of United Security Bancshares.

        In the merger, United Security Bancshares ("USB") will issue shares of its stock in a tax free exchange for all of the Taft National Bank shares. The value of the merger will vary depending on the market price of USB stock at the time of the merger closing. The merger, which will be accounted for as a purchase transaction, is expected to be completed late in the first quarter or early in the second quarter of 2004. The merger is subject to certain conditions, including the approval of the shareholders of Taft National Bank and regulatory approval. Upon consummation of the merger, former Taft National Bank shareholders will own approximately 4.2% of United Security Bancshares outstanding shares.

 INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Taft National Bank

        We have audited the accompanying balance sheets of Taft National Bank as of December 31, 2003 and 2002, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Taft National Bank as of December 31, 2003 and 2002, and the results of its operations, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

VAVRINEK, TRINE, DAY & CO., LLP

Laguna Hills, California
January 8, 2004

 TAFT NATIONAL BANK

BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002
ASSETS
Cash and Due from Banks	$5,692,424	$4,098,872
Federal Funds Sold	1,055,000	9,340,000

Total Cash and Cash Equivalents	6,747,424	13,438,872
Time Deposits—Other Financial Institutions	1,192,552	1,093,251
Investment Securities Available for Sale	12,846,747	5,344,395
Loans, Net of Deferred Loan Fees	27,448,820	31,140,153
Allowance for Loan Losses	(911,265)	(1,251,569)

Net Loans	26,537,555	29,888,584
Bank Premises and Equipment, net	1,357,729	1,512,278
Other Real Estate Owned	—	28,214
Cash Surrender Value of Life Insurance	692,137	673,176
Federal Reserve Bank Stock, at cost	63,900	63,900
Accrued Interest Receivable and Other Assets	955,356	883,751

Total Assets	$50,393,400	$52,926,421

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-Bearing Demand Deposits	$20,621,366	$18,844,316
Money Market, NOW, and Savings	19,659,382	19,165,943
Time Deposits Under $100,000	2,009,198	4,130,685
Time Deposits $100,000 and Over	3,483,756	6,237,567

Total Deposits	45,773,702	48,378,511
Accrued Interest Payable and Other Liabilities	564,102	606,154
Long-term Debt	500,000	500,000

Total Liabilities	46,837,804	49,484,665
Commitments—Notes 4 and 8	—	—
Stockholders' Equity:
Common Stock—$4 Par Value; Authorized 750,000 Shares; Issued and Outstanding, 267,481 Shares	1,070,000	1,070,000
Additional Paid-In Capital	1,058,453	1,058,453
Retained Earnings	1,483,846	1,287,113
Accumulated Other Comprehensive Income—Net Unrealized gains on available-for-sale securities, net of taxes of $39,000 in 2003 and $18,200 in 2002	(56,703)	26,190

Total Stockholders' Equity	3,555,596	3,441,756

Total Liabilities and Stockholders' Equity	$50,393,400	$52,926,421

The accompanying notes are an integral part of these financial statements.

 TAFT NATIONAL BANK

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2003 and 2002

	2003	2002
Interest Income
Interest and Fees on Loans	$2,165,009	$2,480,577
Interest on Investment Securities	219,096	257,574
Other Interest Income	81,428	97,322

Total Interest Income	2,465,533	2,835,473
Interest Expense
Interest on Deposits	181,581	349,001
Interest on Other Borrowings	24,948	29,744

Total Interest Expense	206,529	378,745

Net Interest Income	2,259,004	2,456,728
Provision for Loan Losses	331,200	155,185

Net Interest Income After Provision for Loan Losses	1,927,804	2,301,543
Other Income
Service Charges on Deposit Accounts	665,297	441,812
Gain on Sale of Investment Securities	136,894	292,271
Earnings on Life Insurance Policies	36,629	36,817
Other Income	161,607	112,813

	1,000,427	883,713
Other Expenses
Salaries and Employee Benefits	1,181,694	1,595,288
Occupancy Expenses	287,081	301,644
Furniture and Equipment Expenses	251,888	260,647
Office Supplies, Telephone and Postage	120,667	186,654
Data Processing and Other Professional Services	514,321	506,149
Advertising and Promotion Expenses	51,511	61,615
Merger Related Expenses	114,854	—
Other Expenses	309,482	420,035

	2,831,498	3,332,032

Income (Loss) Before Income Taxes	96,733	(146,776)
Income Taxes (Benefit)	(100,000)	—

Net Income (Loss)	$196,733	$(146,776)

Earnings Per Share
Net Income (Loss)—Basic	$0.74	$(0.55)

The accompanying notes are an integral part of these financial statements.

 TAFT NATIONAL BANK

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the Years Ended December 31, 2003 and 2002

	Shares Outstanding	Common Stock	Paid-In Capital	Comprehensive Income	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance at January 1, 2002	267,481	$1,070,000	$1,058,453		$1,433,889	$—	$3,562,342
Comprehensive Income:
Net loss for the year				$(146,776)	(146,776)	—	(146,776)
Change in unrealized gain on available- for-sale securities, net of taxes of $18,200				26,190		26,190	26,190

Total Comprehensive Income				$(120,586)

Balance at December 31, 2002	267,481	1,070,000	1,058,453		1,287,113	26,190	3,441,756
Comprehensive Income:
Net income for the year				$196,733	196,733		196,733
Less reclassification of gains included in net income, net of taxes of $56,000				(80,894)		(80,894)	(80,894)
Change in unrealized gain on available- for-sale securities, net of taxes of $1,200				(1,999)		(1,999)	(1,999)

Total Comprehensive Income				$113,840

Balance at December 31, 2003	267,481	$1,070,000	$1,058,453		$1,483,846	$(56,703)	$3,555,596

The accompanying notes are an integral part of these financial statements.

 TAFT NATIONAL BANK

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2003 and 2002

	2003	2002
Cash Flows From Operating Activities
Net Income (Loss)	$257,587	$(146,776)
Adjustments to Reconcile Net Income (Loss) to Net
Cash Provided by Operating Activities:
Depreciation and Amortization	198,221	226,419
Provision for Loan Losses	331,200	155,185
Deferred Income Taxes	(101,000)	146,200
Gain on Sale of Securities	(136,894)	(292,271)
Net Change in Other Assets and Liabilities	(34,447)	(70,284)

Net Cash Provided by Operating Activities	514,667	18,473
Cash Flows From Investing Activities
Increase in Time Deposits	(99,301)	(1,093,251)
Proceeds From Sales and Maturities of Investment Securities	21,284,915	5,784,976
Purchase of Investment Securities Available for Sale	(28,791,291)	(5,105,001)
Net Decrease in Loans	3,019,829	220,974
Proceeds From Sale of OREO	28,214	193,345
Expenditures For Bank Premises and Equipment	(43,672)	(70,812)

Net Cash Used by Investing Activities	(4,601,306)	(69,769)
Cash Flows From Financing Activities
Net Change in Demand Deposits, Money Market, NOW and Savings Accounts	2,270,489	3,937,543
Net Change in Certificates of Deposit	(4,875,298)	(3,926,061)

Net Cash Provided (Used) by Financing Activities	(2,604,809)	11,482

Decrease in Cash and Cash Equivalents	(6,691,448)	(39,814)
Cash and Cash Equivalents, Beginning of Year	13,438,872	13,478,686

Cash and Cash Equivalents, End of Year	$6,747,424	$13,438,872

Supplemental Disclosures of Cash Flow Information
Interest Payments	$232,487	$394,677
Income Tax Payments (Refunds)	$(149,060)	$—

The accompanying notes are an integral part of these financial statements.

 TAFT NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2003 and 2002

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

        Taft National Bank has been organized and operates as a single operating segment. The Bank maintains two branches, one in Taft and one in Bakersfield, California. The Bank's primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and individuals.

Use of Estimates in the Preparation of Financial Statements

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Cash and Due From Banks

        Banking regulations require that all banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Bank complied with the reserve requirements as of December 31, 2003.

        The Bank maintains amounts due from banks, which exceed federally insured limits. The Bank has not experienced any losses in such accounts.

Investment Securities

        Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," addresses the accounting for investments in equity securities that have readily determinable fair values and for investments in all debt securities. Pursuant to SFAS No. 115, securities are classified in three categories and accounted for as follows: debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity and are measured at amortized cost; debt and equity securities bought and held principally for the purpose of selling in the near term are classified as trading securities and are measured at fair value, with unrealized gains and losses included in earnings; debt and equity securities not classified as either held-to-maturity or trading securities are deemed available-for-sale and are measured at fair value, with unrealized gains and losses, net of applicable taxes, reported in a separate component of stockholders' equity.

Loans and Interest on Loans

        Loans are reported at the principal amount outstanding, net of any deferred loan origination fee income and deferred direct loan origination costs, and net of any unearned interest on discounted loans. Deferred loan origination fee income and direct loan origination costs are amortized to interest income over the life of the loan using the interest method. Interest on loans is accrued to income daily based upon the outstanding principal balances.

        Loans for which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on such loans is discontinued when there exists a reasonable doubt as to the full and timely collection of either principal or interest. Income on such loans is then only recognized to the extent that cash is received and where the future collection of principal is probable. Accrual of interest is resumed only when principal and interest are brought fully current and when such loans are considered to be collectible as to both principal and interest.

        For impairment recognized in accordance with Financial Accounting Standards Board (FASB) SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, the entire change in the present value of expected cash flows is reported as either provision for loan losses in the same manner in which impairment initially was recognized, or as a reduction in the amount of provision for loan losses that otherwise would be reported.

Allowance For Loan Losses

        The allowance for loan losses is established by a provision charged to current period income. Loan losses are charged against the allowance when the loan's principal is deemed uncollectible. Loan recoveries are only recognized to the extent that cash is received. The allowance is maintained at a level considered adequate, in management's judgment, to provide for loan losses that can be reasonably anticipated. The evaluation of the adequacy of the allowance takes into consideration several factors including but not exclusively, current economic conditions, historical loan loss experience, and factors affecting collectibility on specific borrowers based upon regular credit reviews.

Premises and Equipment

        Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which ranges from three to ten years for furniture and fixtures and forty years for buildings. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter. Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

Advertising Costs

        The Bank expenses the costs of advertising in the year incurred.

Income Taxes

        Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the consolidated financial statements.

Other Real Estate Owned

        Other real estate owned, which represents real estate acquired by foreclosure, is recorded at the lesser of the outstanding loan balance or the fair value of the property at time of foreclosure. Any valuation adjustments required at the time of foreclosure are charged to the allowance for loan losses. Any subsequent valuation adjustments, operating expenses or income, and gains and losses on disposition of such properties are recognized in current operations.

Comprehensive Income

        SFAS No. 130, "Reporting Comprehensive Income," requires the disclosure of comprehensive income and its components. Changes in unrealized gain or loss on available-for-sale securities net of income taxes is the only component of accumulated other comprehensive income for the Bank.

Earnings Per Shares (EPS)

        Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The Bank had no dilutive securities as of December 31, 2003 and 2002 and therefore only reported basic EPS.

Stock-Based Compensation

        SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Bank accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options will be measured as the excess, if any, of the quoted market price of the Bank's stock at the date of the grant over the amount an employee must pay to acquire the stock.

        As of December 31, 2003 and 2002, the Bank had no outstanding stock options.

Disclosure of Fair Value of Financial Instruments

        In December 1996, the FASB issued SFAS No. 126, "Exemption from Certain Required Disclosures about Financial Instruments for Certain Nonpublic Entities," an amendment of FASB Statement No. 107. SFAS No. 126 is effective for fiscal years ending after December 15, 1996. In accordance with SFAS No. 126, the Bank is exempt from the disclosure requirements of SFAS No. 107 and has therefore elected not to disclose fair value information for financial instruments.

Reclassifications

        Certain reclassifications were made to prior years' presentations to conform to the current year.

NOTE 2—INVESTMENTS

        The amortized cost and fair values of investment securities available for sale at December 31, 2003 were:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury Securities	$5,292,450	$666	$(807)	$5,292,309
U.S. Government Agencies	7,650,000	—	(95,562)	7,554,438

	$12,942,450	$666	$(96,369)	$12,846,747

        The Bank had no investment securities that have been in a continuous unrealized-loss position for more than twelve months as of December 31, 2003.

        The amortized cost and fair values of investment securities available for sale at December 31, 2002 were:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury Securities	$5,304,875	$44,390	$—	$5,344,395

        The amortized cost and fair values of investment securities at December 31, 2003, by expected maturity, are shown below.

	Securities Available for Sale
	Amortized Cost	Fair Value
Due in One Year or Less	$4,892,909	$4,892,149
Due After One Year but Less Than Five Years	6,049,541	5,990,838
Due After Five Years but Less Than Ten Years	2,000,000	1,963,760

	$12,942,450	$12,846,747

        On October 17, 2002, the Bank sold off the majority of its remaining investment securities in the held-to-maturity category. The proceeds from this transaction totaled $5,784,976 and the Bank reported a gross gain on sale of $292,271. Recognition of the gain from the sale of these securities helped the Bank to maintain the required capital levels as required in its Regulatory Order with the Comptroller of the Currency discussed in Note 11. Based on these transactions, the Bank transferred the one remaining investment security to the available-for-sale category and classified all subsequent investment purchases as available for sale.

        During 2003, the Bank received proceeds from the sale of investment securities in the amount of $13,384,915 and reported gross gains of $136,894.

        Securities with a carrying value of approximately $8,556,000 and $5,344,000 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits, short-term borrowings and lines-of-credit, or other items required by law.

NOTE 3—LOANS AND THE RELATED ALLOWANCE FOR LOAN LOSSES

        The Bank's loan portfolio consists primarily of loans to borrowers within Kern County. Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and oil and gas production are among the principal industries in the Bank's market area and, as a result, the Bank's loan and collateral portfolios are, to some degree, concentrated in those industries.

        The following is a summary of the major components of loans outstanding at December 31:

	2003	2002
Commercial Loans	$11,671,400	$18,232,609
Real Estate Loans—Construction Financing	3,791,566	2,453,658
Real Estate Loans—Other	10,425,877	6,472,738
Consumer Loans	1,659,830	4,073,967

Total Loans	27,548,673	31,232,972
Net Deferred Loan Fees	(99,853)	(92,819)

Loans, Net of Deferred Loan Fees	$27,448,820	$31,140,153

        Changes in the allowance for loan losses as of December 31:

	2003	2002
Balance at Beginning of Year	$1,251,569	$1,552,496
Provisions Charged to Operating Expense	331,200	155,185
Recovery of Principal on Loans Previously Charged Off	219,238	38,694
Principal on Loans Charged Off	(890,742)	(494,806)

Balance at End of Year	$911,265	$1,251,569

        The following is a summary of the investment in impaired loans, the related allowance for loan losses, and income recognized thereon and information pertaining to loans on Nonaccrual and certain past due loans as of December 31:

	2003	2002
Recorded Investment in Impaired Loans	$470,000	$779,000
Related Allowance for Loan Losses	$235,000	$382,000
Average Recorded Investment in Impaired Loans	$645,000	$617,000
Interest Income Recognized for Cash Payments	$—	$—
Total Loan on Nonaccrual	$470,000	$779,000
Total Loans Past Due 90 Days or More and Still Accruing	$273,000	$7,000

NOTE 4—BANK PREMISES AND EQUIPMENT

        Bank premises and equipment at December 31 consist of the following:

	2003	2002
Land	$220,355	$220,355
Bank Premises	871,140	871,140
Leasehold Improvements	64,586	64,586
Furniture, Fixtures and Equipment	1,681,573	1,657,075
Bank Automobiles	39,427	20,254

	2,877,081	2,833,410
Less: Accumulated Depreciation and Amortization	(1,519,352)	(1,321,132)

	$1,357,729	$1,512,278

        The Bank leases its Taft branch under a noncancelable long-term operating leases from West Side Developers, a partnership including certain members of the Banks Board of Directors, expiring on November 30, 2007. At December 31, 2003, the approximate future minimum rental commitments under this lease is as follows:

2004	$108,000
2005	108,000
2006	108,000
2007	99,000

Total	$423,000

        Rental payments, including short-term equipment rentals, charged to operating expense amounted to approximately $112,000 and $108,000 for the years ended December 31, 2003 and 2002, respectively.

NOTE 5—DEPOSITS

        At December 31, 2003, the scheduled maturities of certificates of deposit are as follows:

Due in One Year	$5,184,574
Due After One Year But Less Than Three Years	83,294
Due After Three Years	225,086

$5,492,954

        Interest expense on deposits as of December 31, is as follows:

	2003	2002
Interest on Money Market and NOW Accounts	$13,069	$23,245
Interest Savings Accounts	12,700	11,686
Interest on Certificates of Deposit Under $100,000	56,298	131,928
Interest on Certificates of Deposit of $100,000 or More	99,514	182,142

	$181,581	$349,001

NOTE 6—INCOME TAXES

        The provisions for income tax for the years ended December 31, 2003 and 2002, were as follows:

	2003	2002
Current
Federal	$200	$(147,000)
State	800	800

	1,000	(146,200)
Deferred	(101,000)	146,200

	$(100,000)	$—

        During 2003, the Bank recognized an income tax benefit of $100,000 comprised of a $198,000 reduction in the valuation allowance against net deferred tax established in prior years reduced by $98,000 of taxes accrued on current operating earnings. The tax benefit related to the 2002 operating loss was not recognized, as its realization was dependent upon future operating income.

        The following is a summary of the components of the net deferred tax assets included in other assets on the balance sheet:

	2003	2002
Deferred Tax Assets:
Allowance for Loan Losses Due to Tax Limitations	$237,000	$363,000
Deferred Compensation	180,000	188,000
Unrecognized Loss on Available-for-Sale Investment Securities	39,000	—
Other Assets/Liabilities	88,000	78,000

	544,000	629,000
Deferred Tax Liabilities:
Depreciation Differences on Bank Premises and Equipment	(57,000)	(68,000)
Cash Basis of Income Tax Reporting	(89,000)	(127,000)
Unrecognized Gain on Available-for-Sale Investment Securities	—	(18,000)
Other Assets/Liabilities	(31,000)	(9,000)

	(177,000)	(222,000)

Valuation Allowance	—	(198,000)

Net Deferred Taxes	$367,000	$209,000

NOTE 7—LONG-TERM DEBT

        On December 19, 2002, the Bank issued Subordinated Debentures to five investors who are also members of the Bank's Board of Directors, in the total sum of $500,000 ("Debentures"). The Debentures include quarterly payment of interest at prime plus 1% (initial rate of 5.75%) and quarterly principal installments of $5,000 commencing on December 31, 2006 until paid in full on September 30, 2011. These Debentures are convertible, at the option of the investor, at any time into common stock at an initial conversion price of $11.50 per share. The holders of the Debentures have waived this conversion feature as a condition of the merger discussed in Note 14.

        The Debentures, which are subordinated to the right of payment to depositors and other creditors, qualify as Tier 2 Capital and were issued to ensure that the Bank remained in compliance with the capital requirements of the Agreement discussed in Note 11.

        The Bank may borrow up to $2,000,000 overnight on an unsecured basis from two of its primary correspondent banks. As of December 31, 2003, no amounts were outstanding under these arrangements.

NOTE 8—COMMITMENTS AND CONTINGENCIES

        In the normal course of business, the Bank is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and standby and commercial letters of credit. To varying degrees, these instruments involve elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position.

        The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2003 and 2002, the Bank had commitments of approximately $10,400,000 and $8,270,000, respectively.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing commercial properties, residential properties and properties under construction.

        Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

        The Bank is involved in various litigations. In the opinion of management and the Bank's legal counsel, the disposition of all litigation pending will not have a material effect on the Bank's financial statements.

NOTE 9—EMPLOYEE BENEFITS

        The Bank has a salary continuation plan with a former executive. A Salary Continuation Plan ("SCP") is a non-qualified, executive benefit plan in which the Bank agreed to pay the executive additional benefits at retirement. The SCP is an unfunded plan, which means that the executive has no rights under the agreement beyond those of a general creditor of the Bank, and there are no specific assets set aside by the Bank in connection with the establishment of the Plan.

        The accounting rules concerning deferred compensation plans, including Salary Continuation Plans, require that the Bank accrue sufficient expenses so that the Bank reflects the present value of the benefits to be paid to the executive as a liability. The accrued salary continuation liability was approximately $438,000 and $456,000 and the related annual expense was approximately $42,000 and $46,000 for the years ended December 31, 2003 and 2002.

NOTE 10—TRANSACTIONS WITH DIRECTORS AND OFFICERS

        In the ordinary course of business, the Bank has granted loans to certain officers, directors and the companies with which they are associated. In the Bank's opinion, all loans and loan commitments to such parties are made on substantially the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The balance of these loans outstanding was approximately $1,445,000 and $1,475,000 at December 31, 2003 and 2002, respectively. Deposits from executive officers, directors and their related interests with which they are associated held by the Bank at December 31, 2003 amounted to $1,071,000.

        During 2003 the Bank accepted a 25% interest in West Side Developers, a partnership, in settlement of certain outstanding loans from a former director. As discussed in Note 4, West Side Developers is the lessor of the Bank's Taft branch location. The Bank's interest in the partnership was recorded at its appraised value of $200,000 and is included in other assets. Distributions from West Side Developers are reported as noninterest income when received.

NOTE 11—AGREEMENT WITH THE OCC

        On March 21, 2002, the Bank entered into a formal written agreement (the "Agreement") with the Office of the Comptroller of the Currency ("OCC"), the Bank's principal regulator. The Agreement generally prohibits certain operations or practices deemed objectionable by the OCC and required the Bank to take several affirmative actions. The primary requirements of the Agreement are as follows:

  •
  The Bank shall have and retain qualified staff

  •
  The Bank shall develop and implement a written program to reduce criticized assets

  •
  The Bank shall establish a program for the maintenance of an adequate allowance for loan losses

  •
  The Bank shall develop and adhere to a program to maintain liquidity at an adequate level

  •
  The Bank shall develop a written strategic plan covering the next three years of operations

  •
  The Bank shall maintain capital ratios required for well-capitalized status

        Management believes it is substantially in compliance with the primary requirements of the Agreement, although compliance with the Agreement will be determined by the OCC as part of its examinations of the Bank.

NOTE 12—REGULATORY MATTERS

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).

        The OCC most recently categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action, despite the fact that the Bank's actual ratios exceed those required to be "well-capitalized". The mere existence of the Agreement discussed in Note 11 automatically reduces the Bank to the adequately capitalized classification. To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the table below and be released from the Agreement discussed in Note 11. The following table also sets forth the Bank's actual capital amounts and ratios (dollar amounts in thousands):

			Amount of Capital Required
	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2003:
Total Capital (to Risk-Weighted Assets)	$4,364	13.12%	$2,637	8.0%	$3,297	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$3,442	10.35%	$1,319	4.0%	$1,978	6.0%
Tier 1 Capital (to Average Assets)	$3,442	6.56%	$2,080	4.0%	$2,601	5.0%
As of December 31, 2002:
Total Capital (to Risk-Weighted Assets)	$4,287	11.68%	$2,937	8.0%	$3,671	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$3,318	9.04%	$1,468	4.0%	$2,203	6.0%
Tier 1 Capital (to Average Assets)	$3,318	6.21%	$2,137	4.0%	$2,671	5.0%

        The Bank is restricted as to the amount of dividends, which can be paid. Dividends declared by national banks that exceed the net income (as defined) for the current year plus retained net income for the preceding two years must be approved by the OCC. The Bank may not pay dividends that would result in its capital levels being reduced below the minimum requirements shown above

NOTE 13—STOCK OPTION PLAN

        During 2002, the shareholders of the Bank approved the establishment of a stock option plan. The plan provides stock option up to 65,000 shares of the Bank's common stock. All employees and Directors of the Bank are eligible to participate in the plan. As of December 31, 2003 and 2002, no options had been granted under this plan.

Note 14—PROPOSED MERGER WITH UNITED SECURITY BANCSHARES

        On December 11, 2003, the Bank announced the signing of a definitive merger agreement with United Security Bancshares. Under the terms of the agreement, Taft National Bank will merge into United Security Bank, a wholly owned subsidiary of United Security Bancshares. In the merger, United Security Bancshares ("USB") will issue shares of its stock in a tax-free exchange for all of the shares of Taft National Bank. The value of the merger will depend on the price of the USB stock at the time of the merger. The merger is subject to standard conditions, including the approval of the shareholders of the Taft National Bank and bank regulatory agencies. The transaction is expected to close in the second quarter of 2004.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

        This Agreement and Plan of Reorganization and Merger (the "Agreement") is entered into as of December 11, 2003, by and among United Security Bancshares, a California corporation ("Bancshares"); United Security Bank, a California banking corporation and wholly-owned subsidiary of Bancshares ("USB") and Taft National Bank, a national banking association ("Taft").

RECITALS:

        WHEREAS, the respective Boards of Directors of Taft and Bancshares have determined that it is in the best interests of Taft and Bancshares and their respective shareholders for Taft to be merged with USB, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the California Corporations Code, the California Financial Code, national banking laws and other applicable laws;

        WHEREAS, each of the Boards of Directors of Taft, USB and Bancshares have approved this Agreement and the transactions contemplated hereby;

        WHEREAS, Taft's Board of Directors has resolved to recommend approval of the Merger of Taft and USB to its shareholders;

        WHEREAS, upon the consummation of the Merger of Taft with and into USB, USB shall remain a wholly-owned subsidiary of Bancshares; and

        WHEREAS, it is the intension of the parties to the Agreement that the business combination contemplated hereby be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, in consideration of these premises and the representations, warranties and agreements herein contained, Taft, USB and Bancshares hereby agree as follows:

ARTICLE 1.    DEFINITIONS

        As used in this Agreement, the following terms shall have the meanings set forth below:

        "Acquisition Event" shall mean any of the following:

  (a)
  Taft's Board of Directors shall have approved or Taft shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered or announced an intention to enter into a letter of intent, an agreement-in-principle or a definitive agreement with any Person (other than Bancshares or any of its respective Subsidiaries) to effect, an Acquisition Transaction or failed to publicly oppose a Tender Offer or an Exchange Offer (as defined below). As used herein, the term "Acquisition Transaction" shall mean (i) a merger, consolidation or similar transaction involving Taft, (ii) the disposition, by sale, lease, exchange, dissolution or liquidation, or otherwise, of all or substantially all of the assets of Taft or any asset or assets of Taft the disposition or lease of which would result in a material change in the business or business operations of Taft; or (iii) the issuance, sale or other disposition by Taft (including, without limitation, by way of merger, consolidation, share exchange or any similar transaction) of shares of Taft Common Stock or other Equity Securities, or the grant of any option, warrant or other right to acquire shares of Taft Common Stock or other Equity Securities, representing directly, or on an as-exercised, as-exchanged or as-converted basis (in the case of options, warrants, rights or exchangeable or convertible Equity Securities), 25% or more of the voting securities of Taft; or

  (b)
  Prior to termination of this Agreement (i) any Person (other than a person who is a party to a Director Shareholder Agreement) shall have increased the number of shares of Taft Common Stock over which such person has beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by a number that is greater than 5% of the then outstanding shares of Taft Common Stock if, after giving effect to such increase, such Person owns, beneficially, more than 10% of the outstanding shares of Taft Common Stock, or (ii) any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 10% of the then outstanding shares of Taft Common Stock.

  "Acquisition Proposal" shall have the meaning given such term in Section 6.2.5.

  "Affected Party" shall have the meaning given to it in Section 5.7.

  "Affiliate" or "affiliate" shall mean, with respect to any other Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

  "Affiliate Agreements" shall have the meaning given such term in Section 5.3.3.

  "Average Closing Price" shall mean the average of the daily closing price of a share of Bancshares Common Stock reported on the NASDAQ National Market System during the 20 consecutive trading days ending at the end of the third trading day immediately preceding the Effective Time; provided, however, in no event shall the Average Closing Price exceed $22.00 per share.

  "Bancshares" shall mean United Security Bancshares.

  "Bancshares Common Stock" shall mean the common stock, no par value per share, of Bancshares.

  "Bancshares Filings" shall have the meanings given such term in Section 4.5.

  "Bancshares Financial Statements" means the audited consolidated financial statements (balance sheets, statements of income, statements of cash flow and statements of changes in financial position) and notes thereto of Bancshares and the related opinions thereon for the years ended December 31, 2000, 2001 and 2002 and the unaudited consolidated statements of financial condition and statements of operations and cash flow of Bancshares for the nine months ended September 30, 2003.

  "Benefit Arrangement" shall have the meaning given such term in Section 3.21.4.

  "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

  "Business Day" shall mean any day, other than a Saturday, Sunday or any other day, such as a legal holiday, on which California state banks in California are not open for substantially all their banking business.

  "CDFI" shall mean the California Department of Financial Institutions.

  "California Corporations Code" shall mean the General Corporation Law of the State of California.

  "California Financial Code" shall mean the Financial Code of the State of California.

  "Classified Assets" shall have the meaning given to such term in Section 6.1.14.

  "Closing" shall have the meaning given to such term in Section 2.1.

  "Closing Date" shall have the meaning given to such term in Section 2.1.

  "Confidential Information" means all information exchanged heretofore or hereafter between Taft and its affiliates and agents, on the one hand, and Bancshares and USB, their affiliates and agents, on the other hand, which is information related to the business, financial position or operations of the Person responsible for furnishing the information or an Affiliate of such Person (such information to include, by way of example only and not of limitation, client lists, company manuals, internal memoranda, strategic plans, budgets, forecasts/ projections, computer models, marketing plans, files relating to loans originated by such Person, loans and loan participations purchased by such Person from others, investments, deposits, leases, contracts, employment records, minutes of board of directors meetings (and committees thereof) and stockholder meetings, legal proceedings, reports of examination by any Governmental Entity, and such other records or documents such Person may supply to the other Party pursuant to the terms of this Agreement or as contemplated hereby). Notwithstanding the foregoing, "Confidential Information" shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the recipients or any of their officers, directors, employees or other representatives or agents), (ii) was available to the recipients on a nonconfidential basis from a source other than Persons responsible for furnishing the information, provided that such source is not and was not bound by a confidentiality agreement with respect to the information, or (iii) has been independently acquired or developed by the recipients without violating any obligations under this Agreement.

  "Core Deposits" shall mean all deposits shown on the books and records of Taft except for certificates of deposit of $100,000 or more and public funds.

  "Default" shall mean, as to any party to this Agreement, a failure by such party to perform, in any material respect, any of the agreements or covenants of such party contained in Articles 5 or 6.

  "Derivatives Contract" shall have the meaning given such term in Section 3.25.

  "Determination Date" shall mean the last business day of the calendar month immediately preceding the calendar month in which the Effective Time occurs.

  "Director-Shareholder Agreement" shall have the meaning given such term in Section 7.2.8.

  "Dissenting Shares" shall mean shares of Taft Common Stock held by "dissenting shareholders" within the meaning of Section 214a of the NBA.

  "Effective Time" shall have the meaning given such term in Section 2.1.

  "Employee Plan" shall have the meaning given such term in Section 3.21.3.

  "Environmental Laws" shall mean and include any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Entity pertaining to health or to the environment, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act Amendments, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Hazardous Materials Transportation Act of 1975, as amended, the Safe Drinking Water Act, as amended, and the Toxic Substances Control Act, as amended.

  "Equity Securities" shall have the meaning given to such term in the Exchange Act.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "Exchange Agent" shall mean Wells Fargo Shareowner Services or such other Person as Bancshares shall have appointed to perform the duties set forth in Section 2.5.3.

  "Exchange Offer" shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of an exchange offer or the filing by any Person of a registration statement under the Securities Act with respect to an exchange offer to purchase any shares of Taft Common Stock such that, upon consummation of such offer, such Person would own or control 15% or more of the then outstanding shares of Taft Common Stock.

  "Exchange Ratio" means the number of shares of Bancshares Common Stock into which a share of Taft Common Stock shall be converted which shall be equal to the amount (carried out to eight places) determined by dividing the Average Closing Price of Bancshares Common Stock into $5,349,620 (such $5,349,620 being reduced dollar for dollar for any Taft Merger Related Expenses in excess of $300,000 in the aggregate) with the resulting quotient then divided by the number of shares of Taft Common Stock outstanding as of the date of this Agreement ("Exchange Ratio").

  "FDIC" shall mean the Federal Deposit Insurance Corporation.

  "FDI Act" shall mean the Federal Deposit Insurance Act.

  "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System.

  "GAAP" shall mean generally accepted accounting principles accepted in the United States of America.

  "Governmental Entity" shall mean any court, federal, state, local or foreign government or any administrative agency or commission or other governmental authority or instrumentality whatsoever.

  "Hazardous Substances" shall have the meaning given such term in Section 3.23.4.

  "IRC" shall mean the Internal Revenue Code of 1986, as amended.

  "Proxy Statement/Prospectus" shall have the meaning given to such term in Section 3.7.2.

  "Knowledge" shall mean, with respect to any representation or warranty contained in this Agreement, the actual knowledge, after reasonable inquiry, of any director or executive officer of Taft, USB or Bancshares.

  "Last Regulatory Approval" shall mean the final Requisite Regulatory Approval required, from any Governmental Entity under applicable federal laws of the United States and laws of any state having jurisdiction over the Merger, to permit the parties to consummate the Merger.

  "Material Adverse Effect" shall mean a material adverse effect: (i) on the business, assets, results of operations, financial condition or prospects of a Person and its subsidiaries, if any, taken as a whole (unless specifically indicated otherwise); or (ii) on the ability of a Person that is a party to this Agreement to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

  "Merger" shall have the meaning set forth in Section 2.1.

  "Merger Agreement" shall have the meaning given to such term in Section 2.1.

  "NBA" means the National Bank Act.

  "OCC" shall mean the Office of the Comptroller of the Currency.

  "OREO" shall have the meaning given such term in Section 3.13.

  "Perfected Dissenting Shares" shall mean Dissenting Shares as to which the recordholder has made demand on USB in accordance with paragraph (b) of Section 214a of the NBA.

  "Persons" or "persons" shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, Governmental Entity or any other legal entity whatsoever.

  "Registration Statement" shall have the meaning given to such term in Section 3.7.2.

  "Regulatory Authority" shall mean any Governmental Entity, the approval of which is legally required for consummation of the Merger.

  "Requisite Regulatory Approvals" shall have the meaning set forth in Section 7.1.2.

  "Returns" shall mean all returns, declarations, reports, statements, and other documents required to be filed with respect to federal, state, local and foreign Taxes, and the term "Return" means any one of the foregoing Returns.

  "SEC" shall mean the Securities and Exchange Commission.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Subsidiary" shall mean, with respect to any corporation (the "parent"), any other corporation, association or other business entity of which more than 50% of the shares of the Voting Stock are owned or controlled, directly or indirectly, by the parent or by one or more Subsidiaries of the parent, or by the parent and one or more of its Subsidiaries.

  "Surviving Corporation" shall have the meaning given to such term in Section 2.1.

  "Taft" shall mean Taft National Bank.

  "Taft Collateralizing Real Estate" shall have the meaning given such term in Section 3.23.1.

  "Taft Common Stock" shall mean the common stock, $5.00 par value, of Taft.

  "Taft Convertible Debentures" shall mean the five $100,000 convertible subordinated notes listed in Schedule 2.10.

  "Taft Fairness Opinion" shall have the meaning given to such term in Section 7.3.3.

  "Taft Filings" shall have the meaning given such term in Section 3.6.

  "Taft Financial Statements" means the audited financial statements (balance sheets, statements of income, statements of cash flow and statements of changes in financial position) and notes thereto of Taft and the related opinions thereon for the years ended December 31, 2000, 2001 and 2002 and the unaudited statements of financial condition and statements of operations and cash flow of Taft for the nine months ended September 30, 2003.

  "Taft Merger Related Expenses" means attorneys', accountants' and advisors' fees, meeting costs, and printing and mailing costs to the extent provided in section 5.5.1, that are incurred in connection with the Merger, specifically including the expense for D&O insurance provided for in section 6.3.7, but only to the extent such expense exceeds $10,000.

  "Taft Properties" shall have the meaning given such term in Section 3.23.1.

  "Taft Superior Proposal" shall have the meaning set forth in Section 6.2.5.

  "Taxes" shall mean all federal, state, local and foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

  "Tax Filings" shall mean any applications, reports, statements or other Returns related to any Persons taxes required to be filed with any local, state or federal Governmental Entity before the Merger may become effective.

  "Tender Offer" shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of a tender offer or the filing by any person of a registration statement under the Securities Act with respect to, a tender offer to purchase any shares of Taft Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding voting securities of Taft.

  "Understanding" shall have the meaning set forth in Section 6.1.5.

  "Updated Schedules" shall mean the schedules provided by Taft to Bancshares, and the schedules provided by Bancshares to Taft, immediately prior to the Closing as set forth in Section 5.7.

  "USB" shall mean United Security Bank.

  "Voting Securities" or "Voting Stock" shall mean the stock or other securities or any other interest entitling the holders thereof to vote in the election of the directors, trustees or Persons performing similar functions of the Person in question, including, without limitation, nonvoting securities that are convertible or exchangeable into voting securities, but shall not include any stock or other interest so entitling the holders thereof to vote only upon the happening of a contingency (other than a conversion or exchange thereof into voting securities), whether or not such contingency has occurred.

ARTICLE 2.    THE MERGER

        Section 2.1    The Merger.    Subject to the terms and conditions of this Agreement, as promptly as practicable following the receipt of the Last Regulatory Approval and the expiration of all applicable waiting periods, Taft shall be merged with USB, with USB being the Surviving Corporation of the merger, all pursuant to the Agreement of Merger attached to this Agreement as Exhibit 2.1 (the "Merger Agreement") and in accordance with the applicable provisions of the California Financial Code and the California Corporations Code (the "Merger"). The closing of the Merger (the "Closing") shall take place at a location and time and Business Day to be designated by Bancshares and reasonably concurred to by Taft (the "Closing Date") which shall be as soon as practicable and not later than thirty (30) days after receipt of the Last Regulatory Approval, expiration of all applicable waiting periods and Taft shareholder approval. The Merger shall be effective when the Merger Agreement (together with any other documents required by law to effectuate the Merger) shall have been filed with the Secretary of State of the State of California and the CDFI. When used in this Agreement, the term "Effective Time" shall mean the time of filing of the Merger Agreement with the Secretary of State and the CDFI, and "Surviving Corporation" shall mean USB.

        Section 2.2    Effect of Merger.    By virtue of the Merger and at the Effective Time, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of Taft and USB shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of Taft and USB, including all debts due to either of them, shall be as effectively the property of the Surviving Corporation as they were of Taft and USB immediately prior to the Effective Time, and the title to any real estate vested by deed or otherwise in either Taft or USB shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of Taft and USB shall be preserved unimpaired and all debts, liabilities and duties of Taft and USB shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Merger.

        Section 2.3    Articles of Incorporation and Bylaws.    The Articles of Incorporation and Bylaws of USB in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until amended and the name of the Surviving Corporation shall be "United Security Bank."

        Section 2.4    USB Stock.    The authorized and issued capital stock of USB immediately prior to the Effective Time, on and after the Effective Time, pursuant to the Merger Agreement and without any further action on the part of USB shall remain unchanged and shall be held by Bancshares.

        Section 2.5    Conversion of Taft Common Stock.

          2.5.1 Conversion of Taft Common Stock.

        At the Effective Time the conversion of each outstanding share of Taft Common Stock shall proceed as follows:

            (a)   Subject to the exceptions and limitations in Section 2.5.1(b), each outstanding share of Taft Common Stock shall, without any further action on the part of Taft or the holders of any such shares be converted into shares of Bancshares Common Stock in accordance with the Exchange Ratio.

            (b)   Certain Exceptions and Limitations. (A) Taft Perfected Dissenting Shares shall not be converted into shares of Bancshares Common Stock, but shall, after the Effective Time, be entitled only to such rights as are granted them by Section 214a of the NBA (each dissenting shareholder who is entitled to payment for his shares of Taft Common Stock shall receive such payment in an amount as determined pursuant to Section 214a of the NBA), and (B) no fractional shares of Bancshares Common Stock shall be issued in the Merger and, in lieu thereof, each holder of Taft Common Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to eight places) obtained by multiplying such fractional share interest by the Average Closing Price.

            (c)   The holders of certificates formerly representing shares of Taft Common Stock shall cease to have any rights as shareholders of Taft, except such rights, if any, as they may have pursuant to national banking laws. Except as provided above, until certificates representing shares of Taft Common Stock are surrendered for exchange, the certificates of each holder shall, after the Effective Time, represent for all purposes only the right to receive shares of Bancshares Common Stock in accordance with the Exchange Ratio.

          2.5.2 Reservation of Shares. Prior to the Effective Time, the Board of Directors of Bancshares shall reserve for issuance a sufficient number of shares of Bancshares Common Stock for the purpose of issuing its shares to the shareholders of Taft in accordance herewith.

          2.5.3 Exchange of Taft Common Stock.

            (a)   As soon as reasonably practicable after the Effective Time, holders of record of certificates formerly representing shares of Taft Common Stock ("Certificates") shall be instructed to tender such Certificates to the Exchange Agent pursuant to a letter of transmittal that Bancshares shall deliver or cause to be delivered to such holders. Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by Bancshares or the Exchange Agent.

            (b)   After the Effective Time, each holder of a Certificate that surrenders such Certificate to Bancshares or the Exchange Agent will, upon acceptance thereof by Bancshares or the Exchange Agent, be entitled to receive shares of Bancshares Common Stock in accordance with Section 2.5.1 hereof.

            (c)   Bancshares or the Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Bancshares or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Bancshares or the Exchange Agent may reasonably require.

            (d)   Each outstanding Certificate, other than those representing Perfected Dissenting Shares, shall until duly surrendered to Bancshares or the Exchange Agent be deemed to evidence the right to receive shares of Bancshares Common Stock in accordance with Section 2.5.1 hereof.

            (e)   After the Effective Time, holders of Certificates shall cease to have rights with respect to the Taft Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Perfected Dissenting Shares) shall be to exchange such Certificates for shares of Bancshares Common Stock in accordance with Section 2.5.1 hereof. At the Effective Time, Taft shall deliver a certified copy of a list of its shareholders to Bancshares or the Exchange Agent. After the Effective Time, there shall be no further transfer of Certificates on the records of Taft, and if such Certificates are presented to Taft for transfer, they shall be canceled against delivery of the shares of Bancshares Common Stock in accordance with Section 2.5.1 hereof. Bancshares shall not be obligated to deliver any shares of Bancshares Common Stock to any holder of Taft Common Stock until such holder surrenders the Certificates as provided herein. No dividends declared will be remitted, nor any voting rights granted, to any person entitled to receive Bancshares Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such Bancshares Common Stock, at which time such dividends on whole shares of Bancshares Common Stock with a record date on or after the Effective Time shall be remitted to such person, without interest and less any taxes that may have been imposed thereon, and voting rights will be restored. Certificates surrendered for exchange by any person constituting an "affiliate" of Taft for purposes of Rule 145 under the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act") shall not be exchanged for certificates representing Bancshares Common Stock until Bancshares has received a written agreement from such person as specified in Section 5.3. Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of Taft Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Bancshares and the Exchange Agent shall be entitled to rely upon the stock transfer books of Taft to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Bancshares or the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

            (f)    If any shares of Bancshares Common Stock are to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to Bancshares or the Exchange Agent any required transfer or other taxes or establish to the satisfaction of Bancshares or the Exchange Agent that such tax has been paid or is not applicable.

            (g)   In the event any Certificate shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Certificate shall deliver to Bancshares or the Exchange Agent an affidavit stating such fact, in form satisfactory to Bancshares, and, at Bancshares' discretion, a bond in such reasonable sum as Bancshares or the Exchange Agent may direct as indemnity against any claim that may be made against Bancshares or Taft or its successor or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed. Upon such delivery, the owner shall have the right to receive the shares of Bancshares Common Stock in accordance with Section 2.5.1 hereof with respect to the shares represented by the lost, stolen or destroyed Certificate.

        2.6    Dissenters' Rights.    Shares of Taft Common Stock, the holders of which have lawfully dissented from the Merger in accordance with Section 214a of the NBA and have timely filed with USB a written demand for purchase of his or her shares and have surrendered his or her stock certificates pursuant to paragraph (b) of Section 214a of the NBA, are herein called "Dissenting Shares." Dissenting Shares, the holders of which have not effectively withdrawn or lost their dissenters' rights under paragraph (b) of Section 214a of the NBA ("Perfected Dissenting Shares"), shall not be converted pursuant to Section 2.5 but the holders thereof shall be entitled only to such rights as are granted by paragraph (b) of Section 214a of the NBA. Each holder of Perfected Dissenting Shares who is entitled to payment for his or her Taft Common Stock pursuant to the provisions of paragraph (b) of Section 214a of the NBA shall receive payment therefor from USB (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions).

        Section 2.7    Board of Directors of Bancshares and USB following the Effective Time.    At the Effective Time, the then existing Board of Directors of Bancshares shall remain the Board of Directors, each to serve until the next annual meeting of shareholder of Bancshares and until such successors are elected and qualified. At the Effective Time, the then existing Board of Directors of USB shall remain the Board of Directors of the Surviving Corporation, each to serve until the next annual meeting of shareholder of USB and until such successors are elected and qualified.

        Section 2.8    Executive Officers of Bancshares and USB following the Effective Time.    At the Effective Time, the then existing executive officers of Bancshares shall remain the executive officers of Bancshares. At the Effective Time, the then existing executive officers of USB shall remain the executive officers of USB.

        Section 2.9    Change of Structure.    Bancshares and Taft agree that Bancshares may change the structure of the Merger so long as the consideration received by Taft shareholders under Section 2.5 hereof is not modified and the Closing of the Merger is not materially delayed.

        Section 2.10    Payoff of Taft Convertible Debentures.    At the Effective Time, USB shall pay to the holders of the Taft Convertible Debentures the entire principal amount of such Debentures plus any accrued and unpaid interest due on such Debentures.

ARTICLE 3.    REPRESENTATIONS AND WARRANTIES OF TAFT

        Taft represents and warrants to Bancshares as follows:

        Section 3.1    Organization; Corporate Power; Etc.    Taft is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement. Taft has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as it is being conducted on the date of this Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on Taft or the ability of Taft to consummate the transactions contemplated by this Agreement. Taft has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all requisite Regulatory Approvals, Taft will have the requisite corporate power and authority to perform its respective obligations hereunder with respect to the consummation of the transactions contemplated hereby.

        Section 3.2    Licenses and Permits.    Except as disclosed on Schedule 3.2, Taft has all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of its business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on Taft or on the ability of Taft to consummate the transactions contemplated by this Agreement. The properties, assets, operations and businesses of Taft are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

        Section 3.3    Subsidiaries.    Other than as set forth on Schedule 3.3, there is no corporation, partnership, joint venture or other entity in which Taft owns, directly or indirectly (except as pledgee pursuant to loans or stock or other interest held as the result of or in lieu of foreclosure pursuant to pledge or other security arrangement) any equity or other voting interest or position.

        Section 3.4    Authorization of Agreement; No Conflicts.

          3.4.1 The execution and delivery of this Agreement and the Merger Agreement by Taft, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Taft, subject only to the approval of this Agreement, the Merger Agreement and the Merger by Taft's shareholders. This Agreement has been duly executed and delivered by Taft and constitutes a legal, valid and binding obligation of Taft, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California Corporations Code and the California Financial Code, will constitute a legal, valid and binding obligation of Taft, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D).

          3.4.2 Except as disclosed on Schedule 3.4, the execution and delivery of this Agreement and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Articles of Association or Bylaws of Taft, any material mortgage, indenture, lease, agreement or other material instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Taft or any of its assets or properties, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on Taft, or on Bancshares following consummation of the Merger; or (ii) will be cured or waived prior to the Effective Time.

        Section 3.5    Capital Structure.    The authorized capital stock of Taft consists of 750,000 shares of Taft Common Stock, $4.00 par value per share. On the date of this Agreement, 267,481 shares of Taft Common Stock were outstanding. All outstanding shares of Taft Common Stock are validly issued, fully paid and nonassessable (except as set forth in 12 U.S.C. 55) and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person. Except for the Taft Convertible Debentures, Taft does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which Taft is a party or by which it is bound obligating Taft to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Taft or obligating Taft to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

        Section 3.6    Taft Filings.    Except as disclosed on Schedule 3.6, since January 1, 2000, Taft has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the OCC; or (b) any other applicable federal, state or local governmental or regulatory authority. All such reports, registrations and filings, and all reports sent to Taft's shareholders during the three-year period ended December 31, 2002 (whether or not filed with any Regulatory Authority), are collectively referred to as the "Taft Filings". Except to the extent prohibited by law, copies of the Taft Filings have been made available to Bancshares. As of their respective filing or mailing dates, each of the past Taft Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 3.7    Accuracy of Information Supplied.

          3.7.1 No representation or warranty of Taft contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of Taft to Bancshares in connection herewith and none of the information supplied or to be supplied by Taft to Bancshares hereunder contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          3.7.2 None of the information supplied or to be supplied by Taft or relating to Taft and approved by Taft which is included or incorporated by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Bancshares in connection with the issuance of shares of Bancshares Common Stock in the Merger (including the Proxy Statement of Taft and the Prospectus of Bancshares ("Proxy Statement/Prospectus") constituting a part thereof, the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of Taft through the date of the meeting of shareholders of Taft to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or "blue sky" authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of Bancshares Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to Bancshares and its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          3.7.3 Taft has delivered or will deliver to Bancshares copies of the Taft Financial Statements, and Taft will hereafter until the Closing Date deliver to Bancshares copies of additional financial statements of Taft as provided in Sections 5.1.1(iii) and 6.1.11(iii). The Taft Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of Taft as of the respective dates indicated and the results of operations, cash flows and changes in shareholders' equity at the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount). In addition, Taft has delivered or made available to Bancshares copies of all management or other letters delivered to Taft by its independent accountants in connection with any of the Taft Financial Statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of Taft issued at any time since January 1, 2000, and will make available for inspection by Bancshares or its representatives, at such times and places as Bancshares may reasonably request, reports and working papers produced or developed by such accountants or consultants.

        Section 3.8    Compliance with Applicable Laws.    Except as disclosed on Schedule 3.8, to the Knowledge of Taft, the respective businesses of Taft are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on Taft. Except as set forth in Schedule 3.8, to the Knowledge of Taft no investigation or review by any Governmental Entity with respect to Taft, other than regular bank examinations, is pending or threatened, nor has any Governmental Entity indicated to Taft an intention to conduct the same.

        Section 3.9    Litigation.    Except as set forth in Schedule 3.9, to the Knowledge of Taft there is no suit, action or proceeding or investigation pending or threatened against or affecting Taft which, if adversely determined, would have a Material Adverse Effect on Taft; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Taft that has, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect. Schedule 3.9 contains a true, correct and complete list, including identification of the applicable insurance policy covering such litigation, if any, subject to reservation of rights, if any, the applicable deductible and the amount of any reserve therefor, of all pending litigation in which Taft is a named party of which Taft has Knowledge, and except as disclosed on Schedule 3.9, all of the litigation shown on such Schedule is adequately covered by insurance in force, except for applicable deductibles, or has been adequately reserved for in accordance with Taft's prior business practices.

        Section 3.10    Agreements with Banking Authorities.    Except as set forth in Schedule 3.10, Taft is not a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity.

        Section 3.11    Insurance.    Taft has in full force and effect policies of insurance with respect to their assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for their businesses, operations, properties and assets. Schedule 3.11 contains a list of all policies of insurance and bonds carried and owned by Taft. Taft is not in default under any such policy of insurance or bond such that it can be canceled and all material current claims outstanding thereunder have been filed in timely fashion. Taft has filed claims with, or given notice of claim to, their insurers or bonding companies in timely fashion with respect to all material matters and occurrences for which they believe they have coverage.

        Section 3.12    Title to Assets other than Real Property.    Except as disclosed on Schedule 3.12, Taft has good and marketable title to or a valid leasehold interest in all properties and assets (other than real property which is the subject to Section 3.13), used in its business, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for: (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) encumbrances as set forth in the Taft Financial Statements; (c) current Taxes (including assessments collected with Taxes) not yet due which have been fully reserved for; (d) encumbrances, if any, that are not substantial in character, amount or extent and do not detract materially from the value, or interfere with present use, or the ability of Taft or its Subsidiary to sell or otherwise dispose of the property subject thereto or affected thereby; and (e) other matters as described in Schedule 3.12. To Taft's Knowledge, all such properties and assets are, and require only routine maintenance to keep them, in good working condition, normal wear and tear excepted.

        Section 3.13    Real Property.    Schedule 3.13 is an accurate list and general description of all real property owned or leased by Taft, including Other Real Estate Owned ("OREO"). Taft has good and marketable title to the real properties that it owns, as described in such Schedule, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) current Taxes (including assessments collected with Taxes) not yet due and payable; (c) encumbrances, if any, that are not substantial in character, amount or extent and do not materially detract from the value, or interfere with present use, or the ability of Taft to dispose, of Taft's interest in the property subject thereto or affected thereby; and (d) other matters as described in Schedule 3.13. Taft has valid leasehold interests in the leaseholds they respectively hold, free and clear of all mortgages, liens, security interest, charges, claims, assessments and encumbrances, except for (a) claims of lessors, co-lessees or sublessees in such matters as are reflected in a written lease; (b) title exceptions affecting the fee estate of the lessor under such leases; and (c) other matters as described in Schedule 3.13. To the best of Taft's Knowledge, the activities of Taft with respect to all real property owned or leased by them for use in connection with their operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Entity. Except as set forth in Schedule 3.13, Taft enjoys quiet possession under all material leases to which they are the lessees and all of such leases are valid and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. To Taft's Knowledge, materially all buildings and improvements on real properties owned or leased by Taft are in good condition and repair, and do not require more than normal and routine maintenance, to keep them in such condition, normal wear and tear excepted.

        Section 3.14    Taxes.

          3.14.1 Filing of Returns. Except as set forth on Schedule 3.14.1, Taft has duly prepared and filed or caused to be duly prepared and filed all federal, state, and local Returns (for Tax or informational purposes) which were required to be filed by or in respect of Taft or any of their properties, income and/or operations on or prior to the Closing Date. As of the time they were filed, the foregoing Returns accurately reflected the material facts regarding the income, business, asset, operations, activities, status, and any other information required to be shown thereon. Except as set forth on Schedule 3.14.1, no extension of time within which Taft may file any Return is currently in force.

          3.14.2 Payment of Taxes. Except as disclosed on Schedule 3.14.2 with respect to all amounts in respect of Taxes imposed on Taft or for which Taft is or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been or will be fully complied with in all material respects, and all such amounts required to be paid by or on behalf of Taft to taxing authorities or others on or before the date hereof have been paid.

          3.14.3 Audit History. Except as disclosed on Schedule 3.14.3, there is no review or audit by any taxing authority of any Tax liability of Taft currently in progress of which Taft has Knowledge. Except as disclosed on Schedule 3.14.3, Taft has not received any written notices within the three years preceding the Closing Date of any pending or threatened audit, by the Internal Revenue Service or any state, local or foreign agency, for any Returns or Tax liability of Taft for any period. Taft currently has no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of Taft or any Subsidiaries filed for fiscal years ended on or after December 31, 1999 through the Closing

  Date, nor to the Knowledge of Taft is there reason to believe that any material deficiency will be assessed.

          3.14.4 Statute of Limitations. Except as disclosed on Schedule 3.14.4, no agreements are in force or are currently being negotiated by or on behalf of Taft for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax. No closing agreements or compromises exist concerning Taxes of Taft.

          3.14.5 Withholding Obligations. Except as set forth on Schedule 3.14.5, Taft has withheld from each payment made to any of their respective officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld therefrom by any Tax law and have paid the same to the proper taxing authorities within the time required under any applicable Tax law.

          3.14.6 Tax Liens. There are no Tax liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any assets owned by Taft except for liens for Taxes that are not yet due and payable.

          3.14.7 Tax Reserves. Taft has made full and adequate provision and reserve for all federal, state, local or foreign Taxes for the current period for which Tax and information returns are not yet required to be filed. The Taft Financial Statements contain fair and sufficient accruals for the payment of all Taxes for the periods covered by the Taft Financial Statements and all periods prior thereto.

          3.14.8 IRC Section 382 Applicability. Taft, including any party joining in any consolidated return to which Taft is not a member, has not undergone an "ownership change" as defined in IRC Section 382(g) within the "testing period" (as defined in IRC Section 382) ending immediately before the Effective Time, and not taking into account any transactions contemplated by this Agreement.

          3.14.9 Disclosure Information. Within 45 days of the date of this Agreement, Taft will deliver to Bancshares a schedule setting forth the following information with respect to Taft and as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (a) Taft's basis in its assets; (b) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Taft; and (c) the amount of any deferred gain or loss allocable to Taft and arising out of any deferred intercompany transactions.

        Section 3.15    Performance of Obligations.    Except as disclosed on Schedule 3.15, Taft has performed all material obligations required to be performed by it to date and Taft is not in material default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which any is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on Taft. To the Knowledge of Taft, and except as disclosed on Schedule 3.15 or in the portion of Schedule 3.16 that identifies 90-day past due or classified or nonaccrual loans, no party with whom Taft has an agreement that is of material importance to the businesses of Taft is in default thereunder.

        Section 3.16    Loans and Investments.    Except as set forth on Schedule 3.16, all loans, leases and other extensions of credit, and guaranties, security agreements or other agreements supporting any loans or extensions of credit, and investments of Taft are, and constitute, in all material respects, the legal, valid and binding obligations of the parties thereto and are enforceable against such parties in accordance with their terms, except as the enforceability thereof may be limited by applicable law and otherwise by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as described on Schedule 3.16, as of December 31, 2002, no loans or investments held by Taft are: (i) more than ninety (90) days past due with respect to any scheduled payment of principal or interest, other than loans on a nonaccrual status; (ii) classified as "loss," "doubtful," "substandard" or "specially mentioned" by Taft or any banking regulators; or (iii) on a nonaccrual status in accordance with Taft's loan review procedures. Except as set forth on Schedule 3.16, none of such assets (other than loans) are subject to any restrictions, contractual, statutory or other, that would materially impair the ability of the entity holding such investment to dispose freely of any such assets at any time, except restrictions on the public distribution or transfer of any such investments under the Securities Act and the regulations thereunder or state securities laws and pledges or security interests given in connection with government deposits. All loans, leases or other extensions of credit outstanding, or commitments to make any loans, leases or other extensions of credit made by Taft to any Affiliates of Taft are disclosed on Schedule 3.16. For outstanding loans or extensions of credit where the original principal amounts are in excess of $100,000 and which by their terms are either secured by collateral or supported by a guaranty or similar obligation, the security interests have been duly perfected in all material respects and have the priority they purport to have in all material respects, other than by operation of law, and, in the case of each guaranty or similar obligation, each has been duly executed and delivered to Taft and to Taft's Knowledge, is still in full force and effect.

        Section 3.17    Brokers and Finders.    Except as set forth on Schedule 3.17, Taft is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement, or the Merger Agreement, nor the consummation of the transactions provided for herein or therein, will result in any liability to any broker or finder. Taft agrees to indemnify and hold harmless Bancshares and its affiliates, and to defend with counsel selected by Bancshares and reasonably satisfactory to Taft, from and against any liability, cost or expense, including attorneys' fees, incurred in connection with a breach of this Section 3.17.

        Section 3.18    Material Contracts.    Schedule 3.18 to this Agreement contains a complete and accurate written list of all agreements, obligations or understandings exceeding $10,000, written and oral, to which Taft is a party as of the date of this Agreement, except for loans and other extensions of credit made by Taft in the ordinary course of its business and those items specifically disclosed in the Taft Financial Statements.

        Section 3.19    Absence of Material Adverse Effect.    Since December 31, 2002, the business of Taft has been conducted only in the ordinary course, in the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which to Taft's Knowledge has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on Taft.

        Section 3.20    Undisclosed Liabilities    Except as disclosed on Schedule 3.20, to Taft's Knowledge Taft has no liabilities or obligations, either accrued, contingent or otherwise, that are material to Taft and that have not been: (a) reflected or disclosed in the Taft Financial Statements; or (b) incurred subsequent to December 31, 2002 in the ordinary course of business. Taft has no Knowledge of any basis for the assertion against Taft of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on Taft that is not fully and fairly reflected and disclosed in the Taft Financial Statements or on Schedule 3.20.

        Section 3.21    Employees; Employee Benefit Plans; ERISA

          3.21.1 All material obligations of Taft for payment to trusts or other funds or to any Governmental Entity or to any individual, director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to unemployment compensation benefits, profit-sharing, pension or retirement benefits or social security benefits, whether arising by operation of law, by contract or by past custom, have been properly accrued for the periods covered thereby on the Taft Financial Statements and paid when due. To Taft's Knowledge, and except as disclosed on Schedule 3.21.1, all material obligations of Taft, whether arising by operation of law, by contract or by past custom for vacation or holiday pay, bonuses and other forms of compensation which are payable to their respective directors, officers, employees or agents have been properly accrued on the Taft Financial Statements for the periods covered thereby and paid when due. To Taft's Knowledge, there are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or, to the Knowledge of Taft, attempts to unionize or controversies threatened between Taft or any of its Affiliates and or relating to, any of their employees that are likely to have a Material Adverse Effect on Taft, taken as a whole. Taft is not a party to any collective bargaining agreement with respect to any of their employees and, except as set forth on Schedule 3.21.1, Taft is not a party to a written employment contract with any of its employees and there are no understandings with respect to the employment of any officer or employee of Taft which are not terminable by Taft without liability on not more than thirty (30) days' notice. Except as disclosed in the Taft Financial Statements for the periods covered thereby, all material sums due for employee compensation have been paid and all employer contributions for employee benefits, including deferred compensation obligations, and all material benefit obligations under any Employee Plan (as defined in Section 3.21.3 hereof) or any Benefit Arrangement (as defined in Section 3.21.4 hereof) have been duly and adequately paid or provided for in accordance with plan documents. Except as set forth on Schedule 3.21.1, no director, officer or employee of Taft is entitled to receive any payment of any amount under any existing agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement or the Merger Agreement. To Taft's Knowledge, Taft has materially complied with all applicable federal and state statutes and regulations which govern workers' compensation, equal employment opportunity and equal pay, including, but not limited to, all civil rights laws, Presidential Executive Order 1124, the Fair Labor Standards Act of 1938, as amended, and the Americans with Disabilities Act.

          3.21.2 Taft has delivered as Schedule 3.21.2 a complete list of:

            (a)   All current employees of Taft together with each employee's tenure with Taft, title or job classification, and the current annual rate of compensation anticipated to be paid to each such employee; and

            (b)   All Employee Plans and Benefit Arrangements, including all plans or practices providing for current compensation or accruals for active employees, including, but not limited to, all employee benefit plans, all pension, profit-sharing, retirement, bonus, stock option, incentive, deferred compensation, severance, long-term disability, medical, dental, health, hospitalization, life insurance or other insurance plans or related benefits.

          3.21.3 Except as disclosed on Schedule 3.21.3, Taft does not maintain, administer or otherwise contribute to any "employee benefit plan," as defined in Section 3(3) of ERISA, which is subject to any provisions of ERISA and covers any employee, whether active or retired, of Taft or any of its Subsidiaries (any such plan being herein referred to as an "Employee Plan"). True and complete copies of each such Employee Plan, including amendments thereto, have been previously delivered or made available to Bancshares, together with (i) all agreements regarding plan assets with respect to such Employee Plans, (ii) a true and complete copy of the annual reports for the most recent three years (Form 5500 Series including, if applicable, Schedules A and B thereto) prepared in connection with any such Employee Plan, (iii) a true and complete copy of the actuarial valuation reports for the most recent three years, if any, prepared in connection with any such Employee Plan covering any active employee of Taft or its Subsidiaries, (iv) a copy of the most recent summary plan description of each such Employee Plan, together with any modifications thereto, and (v) a copy of the most recent favorable determination letter (if applicable) from the Internal Revenue Service for each Employee Plan. None of the Employee Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA or a "multiple employer plan" as covered in Section 412(c) of the IRC, and none of Taft has been obligated to make a contribution to any such multiemployer or multiple employer plan within the past five years. None of the Employee Plans of Taft is, or for the last five years has been, subject to Title IV of ERISA. Each Employee Plan that is intended to be qualified under Section 401(a) of the IRC is so qualified and each trust maintained pursuant thereto is exempt from income tax under Section 501(a) of the IRC, and Taft is not aware of any fact which has occurred that would cause the loss of such qualification or exemption.

          3.21.4 Except as disclosed in Schedule 3.21.4, Taft does not maintain (other than base salary and base wages) any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, retirement or incentive plan or arrangement for the benefit of any director, officer or employee, whether active or retired, of Taft or for any class or classes of such directors, officers or employees. Except as disclosed in Schedule 3.21.4, Taft does not maintain any group or individual health insurance, welfare or similar plan or arrangement for the benefit of any director, officer or employee of Taft, whether active or retired, or for any class or classes of such directors, officers or employees. Any such plan or arrangement described in this Section 3.21.4, copies of which have been delivered or made available to Bancshares, shall be herein referred to as a "Benefit Arrangement."

          3.21.5 To Taft's Knowledge, all Employee Plans and Benefit Arrangements are operated in material compliance with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the IRC, applicable to such plans or arrangements, and plan documents relating to any such plans or arrangement, materially comply with or will be amended to materially comply with applicable legal requirements. Neither Taft, nor any Employee Plan nor any trusts created thereunder, nor any trustee, administrator nor any other fiduciary thereof has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, that could subject Taft or Bancshares to liability under Section 409 or 502(i) of ERISA or Section 4975 of the IRC or that would adversely affect the qualified status of such plans; each "plan official" within the meaning of Section 412 of ERISA of each Employee Plan is bonded to the extent required by such Section 412; with respect to each Employee Plan, to Taft's Knowledge, no employee of Taft, nor any fiduciary of any Employee Plan, has engaged in any breach of fiduciary duty as defined in Part 4 of Subtitle B of Title I of ERISA which could subject Taft or any of its Subsidiaries to liability if Taft or any such Subsidiary is obligated to indemnify such Person against liability. Except as disclosed in Schedule 3.21.5, Taft has not failed to make any material contribution or pay any amount due and owing as required by law or the terms of any Employee Plan or Benefit Arrangement.

          3.21.6 Except as set forth on Schedule 3.21.6, no Employee Plan or Benefit Arrangement has any material liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local or foreign taxes, interest or penalty other than liability for claims arising in the course of the administration of each such Employee Plan. Except as set forth on Schedule 3.21.6, to Taft's Knowledge there is no pending or threatened legal action, proceeding or investigation against any Employee Plan that could result in material liability to such Employee Plan, other than routine claims for benefits, and there is no basis for any such legal action, proceeding or investigation.

          3.21.7 To Taft's Knowledge, each Benefit Arrangement which is a group health plan (within the meaning of such term under IRC Section 4980B(g)(2)) materially complies and has materially complied with the requirements of Section 601 through 608 of ERISA or Section 4980B of the IRC governing continuation coverage requirements for employee-provided group health plans.

          3.21.8 Except as disclosed in Schedule 3.21.8, Taft does not maintain any Employee Plan or Benefit Arrangement pursuant to which any benefit or other payment will be required to be made by Taft or Affiliates or pursuant to which any other benefit will accrue or vest in any director, officer or employee of Taft or Affiliate thereof, in either case as a result of the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

        Section 3.22    Powers of Attorney    No power of attorney or similar authorization given by Taft thereof is presently in effect or outstanding other than powers of attorney given in the ordinary course of business with respect to routine matters.

        Section 3.23    Hazardous Materials    Except as set forth on Schedule 3.23:

          3.23.1 Except for ordinary and necessary quantities of cleaning, pest control and office supplies, and other small quantities of Hazardous Substances that are used in the ordinary course of the respective businesses of Taft and in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in and de minimus quantities discharged from motor vehicles in their ordinary operation on any of the Taft Properties (as defined below), Taft has not engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or the disposal, of Hazardous Substances other than as permitted by and only in compliance with applicable law. To Taft's Knowledge, no material amount of Hazardous Substances has been released, emitted or disposed of, or otherwise deposited, on, in or from any real property which is now or has been previously owned since January 1, 2000, or which is currently or during the past three years was leased, by Taft, including OREO (collectively, the "Taft Properties"), or to Taft's Knowledge, on or in any real property in which Taft now holds any security interest, mortgage or other lien or interest ("Taft Collateralizing Real Estate"), except for (i) matters disclosed on Schedule 3.23; and (ii) ordinary and necessary quantities of cleaning, pest control and office supplies used and stored in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in, and de minimus quantities discharged from, motor vehicles in their ordinary operation on such Taft Properties. To Taft's Knowledge, no activity has been undertaken on any of the Taft Properties since January l, 2000, and to the Knowledge of Taft no activities have been or are being undertaken on any of the Taft Collateralizing Real Estate, that would cause or contribute to:

            (a)   any of the Taft Properties or Taft Collateralizing Real Estate becoming a treatment, storage or disposal facility within the meaning of RCRA or any similar state law or local ordinance;

            (b)   a release or threatened release of any Hazardous Substances under circumstances which would violate any Environmental Laws; or

            (c)   the discharge of Hazardous Substances into any soil, subsurface water or ground water or into the air, or the dredging or filling of any waters, that would require a permit or any other approval under the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, as amended, 42 U.S.C. §7401 et seq., or any similar federal or state law or local ordinance; the cumulative effect of which would have a material adverse effect on the Taft Property or Taft Collateralizing Real Estate involved.

          3.23.2 Except as disclosed on Schedule 3.23, to the Knowledge of Taft, there are not, and never have been, any underground storage tanks located in or under any of the Taft Properties or the Taft Collateralizing Real Estate.

          3.23.3 Taft has not received any written notice of, and to the Knowledge of Taft has not received any verbal notice of, any pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or responsive actions or for compensation, with respect to any of the Taft Properties or Taft Collateralizing Real Estate, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law and none of the Taft Properties or Taft Collateralizing Real Estate is listed on the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites, or, to the Knowledge of Taft, any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.

          3.23.4 "Hazardous Substances" shall mean any hazardous, toxic or infectious substance, material, gas or waste which is regulated by any local, state or federal Governmental Entity, or any of their agencies.

        Section 3.24    Parachute Payments    The consummation of the Merger will not entitle any director, officer or employee of Taft to any payment that would constitute a parachute payment under IRC 280G.

        Section 3.25    Risk Management Instruments    Neither Taft nor any Subsidiary of Taft is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (i) are referred to generally as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business consistent with safe and sound banking practices and regulatory guidance and previously disclosed to Bancshares.

        Section 3.26    Liability Under Regulation C, Truth in Lending Law and HMDA    To Taft's Knowledge, and except as disclosed in Schedule 3.26, Taft has no liabilities or obligations either accrued, contingent or otherwise, that have a Material Adverse Effect on Taft with respect to Regulation C, Truth in Lending Law and HMDA disclosures.

        Section 3.27    Bank Secrecy Act    Taft has not been advised of any supervisory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. §5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

        Section 3.28    Community Reinvestment Act    Taft received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Taft has not been advised of any concerns regarding compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

        Section 3.29    Accounting Records    Taft maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Taft which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

        Section 3.30    Corporate Records    The minute books of Taft accurately reflect all material actions taken by the respective shareholders, board of directors and committees of Taft.

        Section 3.31.    Accounting and Tax Matters    Taft has not through the date hereof taken or agreed to take any action that would prevent Taft from qualifying the Merger as a reorganization within the meaning of Section 368 of the IRC.

ARTICLE 4.    REPRESENTATIONS AND WARRANTIES OF BANCSHARES

        Bancshares and USB, jointly and severally, represent and warrant to Taft that:

        Section 4.1    Organization; Corporate Power; Etc.    Each of Bancshares and USB is a California corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement. Bancshares is a bank holding company registered under the BHCA. Each of Bancshares' Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as it is being conducted on the date of this Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on Bancshares taken as a whole or the ability of Bancshares to consummate the transactions contemplated by this Agreement. Bancshares has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all Requisite Regulatory Approvals, Bancshares will have the requisite corporate power and authority to perform its respective obligations hereunder with respect to the consummation of the transactions contemplated hereby. Bancshares is the sole shareholder of USB. USB is a state chartered banking corporation licensed to conduct banking business in California. USB is a member of the Federal Reserve System. USB's deposits are insured by the FDIC in the manner and to the full extent provided by law.

        Section 4.2    Licenses and Permits.    Except as disclosed on Schedule 4.2, Bancshares and USB have all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on Bancshares taken as a whole, or on the ability of Bancshares to consummate the transactions contemplated by this Agreement.

        Section 4.3    Authorization of Agreement; No Conflicts.

          4.3.1 The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Bancshares and USB. No approval from the shareholders of Bancshares of this Agreement, the Merger Agreement, or the transactions contemplated in those agreements is required. This Agreement has been duly executed and delivered by Bancshares and USB, and constitutes a legal, valid and binding obligation of Bancshares and USB, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California Corporations Code and the California Financial Code, will constitute a legal, valid and binding obligation of Bancshares and USB, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

          4.3.2 Except as discussed on Schedule 4.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of Bancshares and USB, or any material mortgage, indenture, lease, agreement or other material instrument, or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Bancshares or any of its assets or properties or any of its Subsidiaries, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on Bancshares taken as a whole; or (ii) will be cured or waived prior to the Effective Time.

        Section 4.4    Capital Structure of Bancshares.    The authorized capital stock of Bancshares consists of 10,000,000 shares of Bancshares Common Stock, no par value per share. On December 1, 2003, 5,530,613 shares of Bancshares Common Stock were outstanding and 83,000 shares of Bancshares Common Stock have been granted and are unexercised pursuant to employee stock option and other employee stock plans (the "Bancshares Stock Plans"). All outstanding shares of Bancshares Common Stock are validly issued, fully paid and nonassessable and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person. The issuance of the shares of Bancshares Common Stock proposed to be issued pursuant to this Agreement at the Effective Time will have been duly authorized by all requisite corporate action of Bancshares, and such shares, when issued as contemplated by this Agreement, will constitute duly authorized, validly issued, fully paid and nonassessable shares of Bancshares Common Stock, and will not have been issued in violation of any preemptive or similar rights of any Person. As of the date of this Agreement, and except for this Agreement and the Bancshares Stock Plans, Bancshares does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which Bancshares is a party or by which it is bound obligating Bancshares to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Bancshares or obligating Bancshares to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

        Section 4.5    Bancshares Filings.    Since January 1, 2000, Bancshares has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the Federal Reserve or any Federal Reserve Bank; (b) the CDFI; (c) the SEC; and (d) any other applicable federal, state or local governmental or regulatory authority. All such reports, registrations and filings including the Bancshares Financial Statements are collectively referred to as the "Bancshares Filings". Except to the extent prohibited by law, copies of the Bancshares Filings have previously been made available to Taft. As of their respective filing or mailing dates, each of the past Bancshares Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 4.6    Accuracy of Information Supplied.

          4.6.1 No representation or warranty of Bancshares and USB contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of Bancshares or any of its Subsidiaries to Taft in connection herewith and none of the information supplied or to be supplied by Bancshares to Taft hereunder contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          4.6.2 None of the information supplied or to be supplied by Bancshares or relating to Bancshares which is included or incorporated by reference in (i) the Registration Statement in connection the issuance of shares of Bancshares Common Stock in the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of Taft through the date of the meeting of shareholders of Taft to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or "blue sky" authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of Bancshares Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement (except for such portions thereof that relate only to Taft) will comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

          4.6.3 Bancshares has delivered or will deliver to Taft copies of the Bancshares Financial Statements. The Bancshares Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of Bancshares and its Subsidiaries as of the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount).

        Section 4.7    Compliance With Applicable Laws.    Except as disclosed on Schedule 4.7, to the best of Bancshares' Knowledge, the respective businesses of Bancshares and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on Bancshares and its Subsidiaries, taken as a whole. No investigation or review by any Governmental Entity with respect to Bancshares is pending or, to the Knowledge of Bancshares, threatened, nor has any Governmental Entity indicated to Bancshares an intention to conduct the same, other than regular bank examinations and those the outcome of which, as far as can be reasonably foreseen, will not have a Material Adverse Effect on Bancshares and its Subsidiaries, taken as a whole.

        Section 4.8    Performance of Obligations.    Each of Bancshares and USB has performed all material obligations required to be performed by them to date, and each of Bancshares and USB is not in material default under or in material breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on Bancshares. To the best Knowledge of Bancshares, and except as disclosed on Schedule 4.8, no party with whom Bancshares or its Subsidiaries has an agreement that is of material importance to the business of Bancshares is in default thereunder.

        Section 4.9    Absence of Material Adverse Effect.    Since December 31, 2002, no event or circumstance has occurred or is expected to occur which to Bancshares' Knowledge has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on Bancshares and its Subsidiaries, taken as a whole.

        Section 4.10    Undisclosed Liabilities.    Except as disclosed on Schedule 4.10, none of Bancshares or any of its Subsidiaries to Bancshares' Knowledge has any liabilities or obligations, either accrued, contingent or otherwise, that are material to Bancshares and its Subsidiaries, taken as a whole, and that have not been: (a) reflected or disclosed in the Bancshares Financial Statements; or (b) incurred subsequent to December 31, 2002 in the ordinary course of business. Bancshares has no Knowledge of any basis for the assertion against Bancshares or any of its Subsidiaries, of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on Bancshares and its Subsidiaries, taken as a whole, that is not fairly reflected in the Bancshares Financial Statements or on Schedule 4.10.

        Section 4.11    Litigation.    Except as set forth in Schedule 4.11, to the Knowledge of Bancshares there is no suit, action or proceeding or investigation pending or threatened against or affecting Bancshares which, if adversely determined, would have a Material Adverse Effect on Bancshares, taken as a whole; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Bancshares or its Subsidiaries, that has, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect. Schedule 4.11 contains a true, correct and complete list, including identification of the applicable insurance policy covering such litigation, if any, subject to reservation of rights, if any, the applicable deductible and the amount of any reserve therefor, of all pending litigation in which Bancshares or its Subsidiaries, is a named party of which Bancshares has Knowledge, and except as disclosed on Schedule 4.11, all of the litigation shown on such Schedule is adequately covered by insurance in force, except for applicable deductibles, or has been adequately reserved for in accordance with Bancshares' prior business practices.

        Section 4.12    Agreements with Banking Authorities.    Neither Bancshares nor USB is a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity, nor is any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity threatened.

        Section 4.13    Bank Secrecy Act.    Neither Bancshares nor USB has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act (31 U.S.C. § 5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

        Section 4.14.    Brokers and Finders.    Except as set forth on Schedule 4.14, neither Bancshares nor USB is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement, or the Merger Agreement, nor the consummation of the transactions provided for herein or therein, will result in any liability to any broker or finder. Bancshares agrees to indemnify and hold harmless Taft, and to defend with counsel selected by Taft and reasonably satisfactory to Bancshares, from and against any liability, cost or expense, including attorneys' fees, incurred in connection with a breach of this Section 4.14.

        Section 4.15.    Community Reinvestment Act.    USB received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Neither Bancshares nor USB has been advised of any concerns regarding compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

        Section 4.16.    Accounting Records.    Each of Bancshares and USB maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Bancshares or USB which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

        Section 4.17.    Nasdaq Listing.    As of the date hereof, Bancshares Common Stock is quoted on the Nasdaq National Market. Bancshares has taken no action to delist Bancshares Common Stock and, to the best of Bancshares' knowledge, there are no existing orders nor pending investigations by a Governmental Entity or any stock exchange which might lead to the delisting of Bancshares Common Stock.

        Section 4.18.    Accounting and Tax Matters.    Bancshares and USB have not through the date hereof taken or agreed to take any action that would prevent Bancshares from qualifying the Merger as a reorganization within the meaning of Section 368 of the IRC.

        Section 4.19.    Corporate Records.    The minute books of Bancshares and USB accurately reflect all material actions taken by the respective shareholders, board of directors and committees of Bancshares and USB.

ARTICLE 5.    ADDITIONAL AGREEMENTS

        Section 5.1 Access to Information

          5.1.1 Upon reasonable notice, Taft shall permit Bancshares and its accountants, counsel and other representatives reasonable access to their officers, employees, properties, books, contracts, commitments and records and from the date hereof through the Effective Time, and shall furnish or provide access to Bancshares as soon as practicable, (i) a copy of each of Taft's Filings filed subsequent to the date of this Agreement promptly after such document has been filed with the appropriate Governmental Entity, provided, however, that copies of any Returns relating to Taxes of Taft shall be furnished to Bancshares at least 7 Business Days prior to the proposed date of filing thereof and shall not be filed without the prior approval of Bancshares, which approval shall not be unreasonably withheld or delayed; (ii) unless otherwise prohibited by law, a copy of each report, schedule and other documents filed or received by Taft during such period with any Regulatory Authority or the Internal Revenue Service, as to documents other than related to employees or customers and other than those distributed to banks generally; (iii) as promptly as practicable following the end of each calendar month after the date hereof, a balance sheet of Taft as of the end of such month; and (iv) all other information concerning Taft's business, properties, assets, financial condition, results of operations, liabilities, personnel and otherwise as Bancshares may reasonably request.

          5.1.2 Until the Effective Time, a representative of Bancshares shall be entitled and shall be invited to attend meetings of the Board of Directors of Taft and of the Loan Committee of Taft, and at least five (5) days' prior written notice of the dates, times and places of such meetings shall be given to Bancshares except that in the case of special meetings Bancshares shall receive the same number of days' prior notice as Taft's directors receive for such meetings; provided, however, that such representative shall excuse himself or herself from any portion of any such meetings that (i) relate to approval of, or the exercise of any rights under, this Agreement by Taft, (ii) involve discussions between such Board of Directors or such Loan Committee and legal counsel for Taft that are entitled to be protected from disclosure under an attorney-client privilege which would be lost due to the presence of such representative of Bancshares, or (iii) constitute the Executive Session of any Board of Directors meeting.

          5.1.3 Bancshares and USB shall furnish or provide access to Taft as soon as practicable, (i) a copy of each of Bancshares' or USB's Filings filed subsequent to the date of this Agreement promptly after such document has been filed with the appropriate Governmental Entity, provided, however, that copies of any Returns relating to Taxes of Bancshares shall be furnished to Taft prior to the proposed date of filing thereof and shall not be filed without the prior approval of Taft, which approval shall not be unreasonably withheld or delayed; (ii) unless otherwise prohibited by law, a copy of each report, schedule and other documents filed or received by Bancshares or USB during such period with any Regulatory Authority, as to documents other than related to employees or customers and other than those distributed to banks generally; (iii) as promptly as practicable following the end of each calendar month after the date hereof, a balance sheet of Bancshares as of the end of such month; and (iv) all other information concerning Bancshares' and USB's business, properties, assets, financial condition, results of operations, liabilities, personnel and otherwise as Taft may reasonably request.

          5.1.4 Bancshares and Taft each agrees to keep confidential and not divulge to any other party or Person (other than to the employees, attorneys, accountants and consultants of each who have a need to receive such information and other than as may be required by law) any information received from the other, unless and until such documents and other information otherwise becomes publicly available or unless the disclosure of such information is authorized by each party. In the event of termination of this Agreement for any reason, the parties shall promptly return, or at the election of the other party destroy, all nonpublic documents obtained from the other and any copies or notes of such documents (except as otherwise required by law) and, upon the request of the other party, confirm such destruction to the other in writing.

        Section 5.2    Shareholder Approval.    Taft shall promptly call a meeting of its shareholders to be held at the earliest practicable date after the date on which the initial Registration Statement is declared effective by the SEC, but in no event later than February 15, 2004, for the purpose of approving this Agreement and authorizing the Merger Agreement and the Merger. Subject to its fiduciary duties, Taft's Board of Directors will recommend to the shareholders approval of this Agreement, the Merger Agreement and the Merger.

        Section 5.3    Taking of Necessary Action.

          5.3.1 Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws and the fiduciary duties of Taft's or Bancshares' Boards of Directors, as advised in writing by their respective counsel, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, the delivery of any certificate or other document reasonably requested by counsel to a party to this Agreement. Without limiting the foregoing, Bancshares and Taft will use their reasonable efforts to obtain all consents of third parties and Government Entities necessary or, in the reasonable opinion of Bancshares or Taft advisable for the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the Merger Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Taft, the proper officers or directors of Bancshares, USB or Taft, as the case may be, shall take all such necessary action.

          5.3.2 The obligations of Taft contained in Section 6.2.5 of this Agreement shall continue to be in full force and effect despite any Default under Section 6.2.5 or Taft's receipt of a Taft Superior Proposal (defined below) and any Default under Section 6.2.5 by Taft shall entitle Bancshares to such legal or equitable remedies as may be provided in this Agreement or by law notwithstanding that any action or inaction of the Board of Directors or officers of the defaulting party which is required to enable such party to fulfill such obligations may be excused based on the continuing fiduciary obligations of such party's Board of Directors and officers to its shareholders.

          5.3.3 Taft shall use its best efforts to cause each director, executive officer and other person who is an "Affiliate" of Taft (for purposes of Rule 145 under the Securities Act) to deliver to Bancshares, on the date of this Agreement, a written agreement in the form attached hereto as Exhibit 5.3 (the "Affiliates Agreement").

        Section 5.4    Registration Statement and Applications.

          5.4.1 Bancshares and Taft will cooperate and jointly prepare and file as promptly as practicable the Registration Statement, the statements, applications, correspondence or forms to be filed with appropriate State securities law regulatory authorities, and the statements, correspondence or applications to be filed to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement. Each of Bancshares and Taft shall use all reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Taft shall thereafter mail the Proxy Statement/Prospectus to the shareholders of Taft. Each party will furnish all financial or other information, certificates, consents and opinions of counsel concerning it and its Subsidiaries received by such party.

          5.4.2 Each party shall provide to the other at the request of the other party: (i) immediately prior to the filing thereof, copies of all material statements, applications, correspondence or forms to be filed with state securities law regulatory authorities, the SEC and other appropriate regulatory authorities to obtain the Requisite Regulatory Approvals; (ii) promptly after delivery to, or receipt from, such regulatory authorities all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement; and (iii) written summaries of all oral communications between the other party and any state securities law regulatory authorities, the SEC or other appropriate bank regulatory authorities regarding the Requisite Regulatory Approvals.

        Section 5.5    Expenses.

          5.5.1 Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same, except that the costs associated with EDGARization of the Registration Statement, printing of the Proxy Statement/Prospectus and mailing of the Proxy Statement/Prospectus shall be split by the parties.

          5.5.2 Taft shall use its best efforts to ensure that its attorneys, accountants, financial advisors, investment bankers and other consultants engaged by them in connection with the transaction contemplated by this Agreement submit full and final bills on or before the Closing Date and that such expenses are properly reflected on the books of Taft.

        Section 5.6    Notification of Certain Events.

          5.6.1 Taft shall provide to Bancshares, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Sections 6.1 and 6.2, which notice shall provide reasonable detail as to the subject matter thereof.

          5.6.2 Bancshares shall provide to Taft, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Section 6.3 and 6.4, which notice shall provide reasonable detail as to the subject matter thereof.

          5.6.3 Each party shall promptly advise the others in writing of any change or event which could reasonably be expected to have a Material Adverse Effect on such party or on its ability to consummate the transactions contemplated by this Agreement or the Merger Agreement.

          5.6.4 Taft and Bancshares shall immediately notify the other in writing in the event that such party becomes aware that the Registration Statement or Proxy Statement/Prospectus at any time contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading or that the Registration Statement or the Proxy Statement/Prospectus otherwise is required to be amended and supplemented, which notice shall specify, in reasonable detail, the circumstances thereof. Bancshares shall promptly amend and supplement such materials and disseminate the new or modified information so as to fully comply with the Securities Act. If the amendment or supplement so required relates to information concerning or provided by Taft, the out-of-pocket costs and expenses of preparing, filing and disseminating such amendment or supplement shall be borne by Taft.

        Section 5.7    Updated Schedules.    Taft has delivered to Bancshares on or before the date of this Agreement all of the Schedules to this Agreement which Taft is required to deliver to Bancshares hereunder (the "Taft Schedules"). Bancshares has delivered to Taft on or before the date of this Agreement all of the Schedules to this Agreement which Bancshares is required to deliver to Taft hereunder (the "Bancshares Schedules"). Immediately prior to the Closing Date, Taft shall have prepared updates of the Taft Schedules provided for in this Agreement and shall deliver to Bancshares revised schedules containing the updated information (or a certificate signed by Taft's Chief Executive Officer stating that there have been no changes on the applicable schedules); and Bancshares shall have prepared updates of the Bancshares Schedules provided for in this Agreement and shall deliver to Taft revised Schedules containing updated information (or a certificate signed by Bancshares' Chief Executive Officer stating that there has been no change on the applicable schedules).

        Section 5.8    Additional Accruals/Appraisals.    Immediately prior to the Closing Date, at Bancshares' request, Taft shall, consistent with GAAP and applicable banking regulations, establish such additional accruals and reserves as may be necessary to conform Taft's accounting and credit and OREO loss reserve practices and methods to those of Bancshares, provided, however, that no accrual or reserve made by Taft pursuant to this Section 5.8, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on Taft resulting from Taft's compliance with this Section 5.8, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

        Section 5.9    Employee Plans.    Immediately prior to the Closing Date, at Bancshares' request, Taft shall terminate any Employment Plan or Benefit arrangement, provided, however, that no accrual or reserve made by Taft as a result of a termination requested by Bancshares pursuant to this Section 5.9, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on Taft resulting from Taft's compliance with this Section 5.9, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

ARTICLE 6.    CONDUCT OF BUSINESS

        Section 6.1    Affirmative Conduct of Taft.    During the period from the date of execution of this Agreement through the Effective Time, Taft shall carry on its business, and shall cause each of its respective Subsidiaries to carry on its business, in the ordinary course in substantially the manner in which heretofore conducted, subject to changes in law applicable to all national banking associations and directives from regulators, and use all commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, (other than terminations in the ordinary course of business) and preserve its relationships with customers, depositors, suppliers and others having business dealings with it; and, to these ends, shall fulfill each of the following:

          6.1.1 Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

          6.1.2 Advise Bancshares promptly in writing of any change that would have a Material Adverse Effect on it, or of any matter which would make the representations and warranties set forth in Article 3 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

          6.1.3 Keep in full force and effect all of its existing material permits and licenses and those of its Subsidiaries;

          6.1.4 Use its commercially reasonable efforts to maintain insurance or bonding coverage on all material properties for which it is responsible and on its business operations, and carry not less than the same coverage for fidelity, public liability, personal injury, property damage and other risks equal to that which is in effect as of the date of this Agreement; and notify Bancshares in writing promptly of any facts or circumstances which could affect its ability, or that of any of its Subsidiaries, to maintain such insurance or bonding coverage;

          6.1.5 Perform its contractual obligations and not breach or come into default on any of such obligations, and not amend, modify, or, except as they may be terminated in accordance with their terms, terminate any material contract, agreement, understanding, commitment, or offer, whether written or oral, (collectively referred to as an "Understanding") or materially default in the performance of any of its obligations under any Understanding where such default would have a Material Adverse Effect on Taft;

          6.1.6 Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on Taft;

          6.1.7 Duly and timely file as and when due all reports and Returns required to be filed with any Governmental Entity;

          6.1.8 Maintain its tangible assets and properties in good condition and repair, normal wear and tear excepted in accordance with prior practices;

          6.1.9 Promptly advise Bancshares in writing of any event or any other transaction within the Knowledge of Taft, whereby any Person or related group of Persons acquires, or proposes to acquire, after the date of this Agreement, directly or indirectly, record or beneficial ownership (as defined in Rule 13d-3 promulgated by the SEC pursuant to the Exchange Act) or control of 5% or more of the outstanding shares of Taft Common Stock either prior to or after the record date fixed for the Taft shareholders' meeting or any adjourned meeting thereof to approve the transactions contemplated herein;

          6.1.10 (a) Maintain a reserve for loan and lease losses ("Loan Loss Reserve") at a level that is consistent with Taft's past practices and methodology as in effect on the date of the execution of this Agreement and in accordance with GAAP and applicable regulatory accounting principles and banking laws and regulations;

            (b)   Charge off all loans, receivables and other assets, or portions thereof, deemed by Taft, its outside loan portfolio reviewer, the OCC, or its independent auditors, to be uncollectible in accordance with GAAP, regulatory accounting principles, and applicable law or regulation, or which have been classified as "loss" or as directed by any regulatory authority, unless such classification or direction has been disregarded in good faith by Taft, Taft has submitted in writing to such regulatory authority the basis upon which it has so disregarded such classification or direction, and such regulatory authority retracts its direction requiring such charge-off;

          6.1.11 Furnish to Bancshares, as soon as practicable, and in any event within fifteen (15) days after it is prepared: (i) a copy of any report submitted to the Board of Directors of Taft and access to the working papers related thereto, provided, however, that Taft need not furnish Bancshares any materials relating to deliberations of Taft's Board of Directors with respect to its approval of this Agreement, communications of Taft's legal counsel with the Board of Directors or officers of Taft regarding Taft's rights against or obligations to Bancshares or its Subsidiaries under this Agreement, or books, records and documents covered by the attorney-client privilege or which are attorneys' work product; (ii) copies of all material reports, renewals, filings, certificates, statements, correspondence and other documents specific to Taft or filed with or received from the OCC or any Governmental Entity; (iii) monthly unaudited balance sheets, statements of income and changes in shareholders' equity for Taft and quarterly unaudited balance sheets, statements of income and changes in shareholders' equity for Taft, in each case prepared on a basis consistent with past practice; and (iv) such other reports as Bancshares may reasonably request (which are otherwise deliverable under this Section 6.1.11) relating to Taft;

          6.1.12 Taft agrees that through the Effective Time, as of their respect dates, (i) each Taft Filing will be true and complete in all material respects; and (ii) each Taft Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such Taft Filings that is intended to present the financial position of Taft during the periods involved to which it relates will fairly present in all material respects the financial position of Taft and will be prepared in accordance with GAAP or consistent with applicable regulatory accounting principles and banking law and banking regulations, except as stated therein;

          6.1.13 Maintain reserves for contingent liabilities in accordance with GAAP or applicable regulatory accounting principles and consistent with past practices;

          6.1.14 Inform Bancshares of the amounts and categories of any loans, leases or other extensions of credit, or other assets, that have been classified by any bank regulatory authority as "Specially Mentioned," "Renegotiated," "Substandard," "Doubtful," "Loss" or any comparable classification ("Classified Assets"). Taft will furnish to Bancshares, as soon as practicable, and in any event within fifteen (15) days after the end of each calendar month, schedules including the following: (i) Classified Assets by type (including each credit or other asset in an amount equal to or greater than $10,000), and its classification category; (ii) nonaccrual credits by type (including each credit in an amount equal to or greater than $10,000); (iii) renegotiated loans by type (loans on which interest has been renegotiated to lower than market rates because of the financial condition of the borrowers); (iv) delinquent credits by type (including each delinquent credit in an amount equal to or greater than $10,000), including an aging into 30-89 and 90+ day categories; (v) loans or leases or other assets charged off, in whole or in part, during the previous month by type (including each such loan or lease or other asset in an amount equal to or greater than $10,000); and (vi) OREO or assets owned stating with respect to each its type;

          6.1.15 Furnish to Bancshares, upon Bancshares' request, schedules with respect to the following: (i) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the loan or lease type; (ii) loans or leases (including any commitments) by Taft to any director or officer (at or above the Vice President level) of Taft or to any Person holding 5% or more of the capital stock of Taft, including, with respect to each such loan or lease, the identity and, to the best Knowledge of Taft, the relation of the borrower to Taft, the loan or lease type and the outstanding and undrawn amounts; and (iii) standby letters of credit, by type, (including each letter of credit in a face amount equal to or greater than $10,000); and

          6.1.16 Make available to Bancshares copies of each credit authorization package, consisting of all applications for and financial information regarding loans, renewals of loans or other extensions of credit of $250,000 or more (on a noncumulative basis) for secured loans or secured extensions of credit, $100,000 in the case of unsecured loans or unsecured extensions of credit, and renewals of any classified or criticized loans which are considered by Taft after the date of this Agreement, concurrently with submission to Taft's loan committee.

        Section 6.2    Negative Covenants of Taft    Between the date hereof and the Effective Time, except as contemplated by this Agreement, and subject to requirements of law and regulation generally applicable to banks, Taft shall not, without prior written consent of Bancshares (which consent shall not be unreasonably withheld and which consent [except with respect to subparagraph (10) of this Section 6.2] shall be deemed granted if within five (5) Business Days of Bancshares' receipt of written notice of a request for prior written consent, written notice of objection is not received by Taft):

          6.2.1 (a) Declare or pay any dividend or make any other distribution in respect of any of its capital stock; (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (c) repurchase or otherwise acquire any shares of its capital stock;

          6.2.2 Take any action that would or might result in any of the representations and warranties of Taft set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;

          6.2.3 Issue, deliver, sell, or grant, or authorize the issuance, delivery, sale or grant of, or purchase, any shares of the capital stock of Taft or any securities convertible or exercisable into or exchangeable for such capital stock, or any rights, warrants or options, including options under any stock option plans or enter into any agreements to do any of the foregoing;

          6.2.4 Amend its Articles of Association or Bylaws, except as required by applicable law or by the terms of this Agreement;

          6.2.5 Authorize or knowingly permit any of its representatives, directly or indirectly, to solicit or encourage any Acquisition Proposal (as hereinafter defined) or participate in any discussions or negotiations with, or provide any nonpublic information to, any Person or group of persons (other than Bancshares, and its representatives) concerning any such solicited Acquisition Proposal. Taft shall notify Bancshares immediately if any inquiry regarding an Acquisition Proposal is received by Taft, including the terms thereof. For purposes of this Section 6.2.5, "Acquisition Proposal" shall mean any (a) proposal pursuant to which any Person other than Bancshares would acquire or participate in a merger or other business combination or reorganization involving Taft; (b) proposal by which any Person or group, other than Bancshares, would acquire the right to vote ten percent (10%) or more of the capital stock of Taft entitled to vote for the election of directors; (c) acquisition of the assets of Taft other than in the ordinary course of business; or (d) acquisition in excess of ten percent (10%) of the outstanding capital stock of Taft, other than as contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Taft or Taft's Board of Directors from (i) furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity, or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders of Taft, if and only to the extent that (A) the Board of Directors of Taft has determined and believes in good faith (after consultation with and the concurrence of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction materially more favorable, from a financial point of view, to Taft's shareholders than the transaction contemplated by this Agreement (any such more favorable

  Acquisition Proposal being referred to in this Agreement as a "Taft Superior Proposal") and Taft's Board of Directors has determined in good faith, after consultation with and based on written advice from its outside legal counsel, that such action is necessary for Taft to comply with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person or entity, Taft's Board of Directors has received from such person or entity an executed confidentiality agreement, with terms no more favorable to such party than those contained in the Confidentiality Agreement between Taft and Bancshares, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, if such Rule is applicable thereto;

          6.2.6 Acquire or agree to acquire by merging, consolidating with, or by purchasing all or a substantial portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material to Taft, other than in the ordinary course of business consistent with prior practice;

          6.2.7 Sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to Taft, except in the ordinary course of business consistent with prior practice and after Notice to and consultation with Bancshares. Bancshares shall respond to Taft within five (5) business days of Notice by Taft which contains all appropriate documents;

          6.2.8 Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of Taft or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice;

          6.2.9 Enter into any Understanding, except: (a) deposits incurred, and short-term debt securities (obligations maturing within one year) issued, in its ordinary course of business consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; (b) commitments to make loans or other extensions of credit in the ordinary course of business consistent with prior practice; and (c) loan sales in the ordinary course of business, without any recourse, provided that no commitment to sell loans shall extend beyond the Effective Time;

          6.2.10 Make or enter into a commitment to make any loan or other extension of credit in a secured amount in excess of $250,000, and an unsecured amount in excess of $100,000 and a renewal of any criticized or classified loan; provided further for purposes of this Section 6.2.10, if Bancshares has not provided written objection to Taft within two (2) days of Notice by Taft, Bancshares shall have consented to such commitment, loan or extension of credit. Notice by Taft for this Section 6.2.10 shall mean Bancshares' receipt of all written material presented to Taft's loan committee or other persons authorized to approve such loans. Any objection of Bancshares for any loan or extension of credit under this Section 6.2.10 shall be in writing and shall include a full description of the rationale for objection. Further provided that Bancshares shall not object to any commitment, loan or extension of credit that is made by Taft in the ordinary course of business and consistent with safe and sound underwriting practices. In case of any disagreement with respect to approval of a loan or extension of credit made under this Section 6.2.10, the disagreement shall be referred to Taft's third party loan review consultant, whose decision shall bind the parties;

          6.2.11 Except in the ordinary course of business consistent with prior practice or as required by an existing contract, and provided prior disclosure thereof has been made in Schedule 6.2.11, grant any general or uniform increase in the rates of pay of employees or employee benefits or any increase in salary or employee benefits of any officer, employee or agent or pay any bonus to any Person;

          6.2.12 Sell, transfer, mortgage, encumber or otherwise dispose of any assets or other liabilities except in the ordinary course of business consistent with prior practice or as required by any existing contract;

          6.2.13 Make the credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, or the Loan Loss Reserve policies, less stringent than those in effect on December 31, 2002 or reduce the amount of the Loan Loss Reserves or any other reserves for potential losses or contingencies;

          6.2.14 Make any capital expenditures, or commitments with respect thereto, except those in the ordinary course of business which do not exceed $10,000 individually or $30,000 in the aggregate;

          6.2.15 Renew, extend or amend any existing employment contract or agreement, enter into any new employment contract or agreement or make any bonus or any special or extraordinary payments to any Person;

          6.2.16 Acquire any investment security except for federal funds or obligations of the United States Treasury; or in the ordinary course of business and consistent with past or established practices;

          6.2.17 Except as otherwise required to correct a prior filing, compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency except in a form previously approved by Bancshares, which approval will not be unreasonably withheld, in writing, or file or amend any federal, foreign, state or local Tax Return or report or make any tax election or change any method or period of accounting unless required by GAAP or applicable law and, then, only after submitting such Tax return or report or proposed Tax election or change in any method or period of accounting, to Bancshares for its approval, which it shall not unreasonably withhold or delay;

          6.2.18 Except as contemplated in this Agreement, terminate any Employee Plan or Benefit Arrangement;

          6.2.19 Change its fiscal year or methods of accounting in effect at December 31, 2002, except as required by changes in GAAP or regulatory accounting principles as concurred to by Taft's independent public accountants or by Section 5.8 of this Agreement;

          6.2.20 Take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the IRC as a tax-free reorganization;

          6.2.21 Take or cause to be taken into OREO any commercial property without an environmental report reporting no adverse environmental condition on such property, with a copy of such report delivered to Bancshares prior to taking such property into OREO;

          6.2.22 Make any new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the assets owned by Taft. Bancshares shall be deemed to have consented in writing to any election Taft shall desire to make if: (i) the electing Person shall have notified the Chief Executive Officer of Bancshares in writing of its desire to make such election, including in such notice a reasonably complete summary of the election it desires to make and the reasons it desires to make such election at least 20 Business Days prior to the due date (including extensions thereof) for filing such election; and (ii) Bancshares shall not have responded in writing to such notice by the fifth Business Day prior to the due date (including extensions thereof) for filing such election; or

          6.2.23 Materially change its pricing practices on loans or deposit products.

        Section 6.3    Affirmative Conduct of Bancshares    During the period from the date of execution of this Agreement through the Effective Time, Bancshares shall carry on its business in a reasonable manner consistent with applicable laws and use all commercially reasonable efforts to preserve intact its business organization and preserve its relationships with customers; and, to these ends, shall fulfill each of the following:

          6.3.1 Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

          6.3.2 Advise Taft promptly in writing of any change that would have a Material Adverse Effect on it or of any matter which would make the representations and warranties set forth in Article 4 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

          6.3.3 Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on Bancshares or USB;

          6.3.4 Duly and timely file as and when due all material regulatory reports and Returns required to be filed with any Governmental Entity;

          6.3.5 File all necessary applications with the OCC, Federal Reserve and CDFI for the transaction as soon as possible, but no later than December 15, 2003 and furnish to Taft, as soon as practicable, and in any event within fifteen days after it has prepared all applications to be submitted to the OCC, Federal Reserve and CDFI for approval of the Merger;

          6.3.6 Bancshares agrees that through the Effective Time, as of their respect dates, (i) each Bancshares Filing will be true and complete in all material respects; and (ii) each Bancshares Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such Bancshares Filings that is intended to present the financial position of Bancshares during the periods involved to which it relates will fairly present in all material respects the financial position of Bancshares and will be prepared in accordance with GAAP or consistent with applicable regulatory accounting principles and banking law and banking regulations, except as stated therein;

          6.3.7 Insurance.

            (a)   Bancshares and USB shall permit Taft to use commercially reasonable efforts to (i) extend the discovery period of its directors' and officers' liability insurance for a period of up to 48 months with respect to all matters arising from facts or events which occurred before the Effective Time for which Taft would have had an obligation to indemnify its directors and officers or (ii) buy "peace of mind" coverage from the California Bankers' Association; provided, however, that the total costs to Taft, Bancshares and USB of the premiums for either of such alternatives shall not exceed $50,000. If Taft is unable to maintain or obtain the insurance called for by this Section 6.3.7 as a result of the preceding provision, Taft shall use commercially reasonable efforts to obtain as much comparable insurance as is available for $50,000 with respect to acts or omissions occurring prior to the Effective Time of the Merger by such directors and officers in their capacities as such. If Bancshares shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Bancshares shall assume the obligations set forth in this Section 6.3.7. The provisions of the penultimate sentence of this Section are intended to be for the benefit of each director or officer of Taft and shall be enforceable by such director or officer and his or her heirs and representatives.

            (b)   For a period of four years after the Effective Time, Bancshares shall, and shall cause its subsidiaries to, maintain and preserve the rights to indemnification of officers and directors provided for in the Articles of Association and Bylaws of Taft, or any indemnification agreement, as in effect on the date hereof with respect to indemnification for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing prior to the Effective Time, including, without limitation, the Merger and the other transactions contemplated by this Agreement, to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal laws or regulatory authorities.

            (c)   The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each director or officer of Taft and his or her heirs and representatives.

          6.3.8 Rule 144 Compliance. From and after the Effective Time of the Bank Merger, Bancshares shall file timely all reports with the SEC necessary to permit the shareholders of Taft who may be deemed "underwriters" (within the meaning of Rule 145 under the Securities Act) of Taft Common Stock to sell Bancshares Common Stock received by them in connection with the Bank Merger pursuant to Rules 144 and 145(d) under the 1933 Act if they would otherwise be so entitled; provided, however, that Bancshares is otherwise obligated to file such reports with the SEC.

          6.3.9 Blue Sky. Bancshares agrees to use commercially reasonable efforts to have the shares of Bancshares Common Stock to be issued in connection with the Merger qualified or registered for offer and sale, to the extent required, under the securities laws of each jurisdiction in which shareholders of Taft reside.

          6.3.10 Reservation, Issuance and Registration of Bancshares Common Stock. Bancshares shall reserve and make available for issuance in connection with the Merger and in accordance with the terms and conditions of this Agreement such number of shares of Bancshares Common Stock to be issued to the shareholders of Taft in the Merger pursuant to Article 2 hereof.

          6.3.11 Nasdaq Listing. Bancshares shall use its commercially reasonable efforts to cause the shares of Bancshares Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market System, subject to official notice of issuance, prior to the Effective Time of the Merger.

          6.3.12 Compliance with Rules. Bancshares and USB shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition or results of operations or prospects of Bancshares and USB.

          6.3.13 Agreement of Merger. As soon as practicable, Bancshares and USB shall execute the Agreement of Merger.

          6.3.14 Taft Employees. Within seventy-five (75) days from the date of this Agreement, Bancshares shall provide written notice to Taft of Bancshares' intentions with regard to its retention of Taft employees. Bancshares shall use its best efforts to retain (whether through reassignment or otherwise) Taft employees, and in particular shall retain all branch and loan center personnel.

          6.3.15 Approval by Bancshares. In its capacity as the sole shareholder of USB, Bancshares shall formally approve this Agreement and further agreements and transactions contemplated by this

  Agreement. Such approval shall be granted by vote at a properly convened meeting of the sole shareholder of USB or by unanimous written consent.

        Section 6.4    Negative Covenants of Bancshares    During the period from the date of execution of this Agreement through the Effective Time, Bancshares agrees that without Taft's prior written consent, it shall not and its Subsidiaries shall not:

          6.4.1 Declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of Bancshares, or split, combine or reclassify any shares of its capital stock, Bancshares Common Stock, or other Equity Securities of Bancshares, except for cash dividends payable by Bancshares to its shareholders in accordance with past practice;

          6.4.2 Take any action that would or might result in any of the representations and warranties of Bancshares or USB set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied or otherwise materially delay or impair completion of the Merger, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;

          6.4.3 Take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the IRC as a tax-free reorganization;

          6.4.4 Change its fiscal year or methods of accounting in effect at December 31, 2002, except as required by changes in GAAP or regulatory accounting principles as concurred to by Bancshares' independent public accountants or by Section 5.8 of this Agreement; or

          6.4.5. Take any action which would or is reasonably likely to (i) adversely affect the ability of Bancshares or USB to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Bancshares' or USB's ability to perform their covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Bancshares' or USB's obligations hereunder, as set forth in Article 7 herein, not being satisfied

        Section 6.5    Access to Operations and Employees.

          6.5.1 Within fifteen (15) Business Days of the Closing Date, Taft shall afford to USB and its authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to Taft for the sole purpose of assuring an orderly transition of operations, including the data processing conversion, in the Merger. USB shall give reasonable notice for access to Taft, and the date and time of such access with then be mutually agreed to by USB and Taft. USB's access shall be conducted in a manner which does not unreasonably interfere with Taft's normal operations, customers and employee relations and which does not interfere with the ability of Taft to consummate the transactions contemplated by this Agreement.

          6.5.2 USB shall have the right but not the obligation within fifteen (15) Business Days of the Closing Date, to provide training to employees of Taft who will become employees of USB. Such training shall be at the expense of USB and shall be conducted during normal business hours, or, if the foregoing is not possible, after business hours at a location reasonably requested by USB. At the request of USB, USB shall compensate employees, in accordance with Taft's customary policies and practices, for the employee's time spent being trained by USB. Taft shall cooperate with USB to make such employees available for such training prior to the Closing. Training shall not exceed 40 hours per employee. All travel and other reimbursable expense incurred by the employee for training are USB's responsibility. Nothing in this Section 6.5.2 is intended, nor shall it be construed, to confer any rights or benefits upon any persons other than USB, Bancshares or Taft.

ARTICLE 7.    CONDITIONS PRECEDENT TO CLOSING

        Section 7.1    Conditions to the Parties' Obligations    The obligations of all the parties to this Agreement to effect the Merger shall be subject to the fulfillment of the following conditions:

          7.1.1 This Agreement, the Merger Agreement and the Merger shall have been validly approved by the holders of two-thirds of the outstanding shares of Taft Common Stock entitled to vote;

          7.1.2 All permits, approvals and consents required to be obtained, and all waiting periods required to expire, prior to the consummation of the Merger under applicable federal laws of the United States or applicable laws of any state having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement shall have been obtained or expired, as the case may be (all such permits, approvals and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), without the imposition of any condition which in the reasonable good faith judgment of any party to be affected by such condition is materially burdensome upon such party or its respective Affiliates or the Surviving Corporation;

          7.1.3 There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Government Entity which: (i) makes the consummation of the Merger illegal; (ii) requires the divestiture by Bancshares of any material asset or of a material portion of the business of Bancshares; or (iii) imposes any condition upon Bancshares or its Subsidiaries (other than general provisions of law applicable to all banks and bank holding companies) which in the judgment of Bancshares and Taft would be materially burdensome;

          7.1.4 The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and shall remain in effect. No legal, administrative, arbitration, investigatory or other proceeding by any Governmental Entity or any other Person shall have been instituted and, at what otherwise would have been the Effective Time, remain pending by or before any Governmental Entity to restrain or prohibit the transactions contemplated hereby;

          7.1.5 Bancshares and Taft shall have received an opinion from Moss Adams LLP, dated the Effective Time, subject to assumptions and exceptions normally included, and in form and substance reasonably satisfactory to Bancshares and Taft, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and that Bancshares, USB and Taft will each be a party to that reorganization within the meaning of Section 368(b) of the IRC;

          7.1.6 The holders of the Taft Convertible Debentures shall not have converted the Taft Convertible Debentures into Taft Common Stock and USB shall have paid to the holders of the Taft Convertible Debentures, the principal and any accrued and unpaid interest due on the notes at the Effective Time;

          7.1.7 No action, suit or proceeding shall have been instituted or threatened by any Governmental Entity before any court or governmental body seeking to challenge or restrain the transactions contemplated by this Agreement or the Merger Agreement which presents a substantial risk that such transactions will be restrained or that either party hereto may suffer material damages or other relief as a result of consummating such transactions;

          7.1.8 The sale of Bancshares Common Stock resulting from the Merger shall have been qualified or registered with the appropriate State securities law or "blue sky" regulatory authorities of all States in which qualification or registration is required under the State securities laws, and such qualifications or registration shall not have been suspended or revoked; and

          7.1.9 Dennis Tishma and USB shall have entered into an employment agreement providing for Mr. Tishma's employment with USB for a period of one year following the Merger, and Robert Morris and USB shall have entered into an employment agreement providing for Mr. Morris' employment with USB for a period of one year following the Merger.

        Section 7.2    Conditions to Bancshares' Obligations.    The obligations of Bancshares to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by Bancshares) of each of the following conditions:

          7.2.1 Except as otherwise provided in this Section 7.2, (a) the representations and warranties of Taft contained in Article 3 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated hereby; (b) Taft shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on Taft, or upon the consummation of the transactions contemplated hereby; (c) none of the events or conditions entitling Bancshares to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) Taft shall have delivered to Bancshares certificates dated the date of the Effective Time and signed by the President and Chief Executive Officer and Chief Financial Officer to the effect set forth in Subsections 7.2.1(a), (b) and (c);

          7.2.2 There shall have been obtained, without the imposition of any material burden or restriction on any of the parties hereto not in existence on the date hereof, each consent to the consummation of the Merger required to be obtained from any Person under any agreement, contract or license to which Taft is a party or by or under which it is bound or licensed, the withholding of which might have a Material Adverse Effect on Taft, the Surviving Corporation or Bancshares at or following the Effective Time, or on the transactions contemplated by this Agreement;

          7.2.3 Taft shall have delivered its Updated Schedules to Bancshares on the day immediately preceding the Closing Date and none of such Updated Schedules shall reflect any item that was not on the Taft Schedules (or in the Taft Financial Statements) delivered on the date of execution of this Agreement that has had, would have, or could be reasonably likely to have, a Material Adverse Effect on the business, conditions, properties or capitalization of Taft, the Surviving Corporation or Bancshares at or after the Effective Time, or on the consummation of the transactions contemplated hereby;

          7.2.4 Between the date of this Agreement and the Effective Time, no event or circumstance shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on Taft, and Bancshares shall have received a certificate signed on behalf of Taft by the President and Chief Executive Officer of Taft to such effect;

          7.2.5 Bancshares shall have received an opinion of counsel for Taft in substantially the form previously agreed to by the parties as set forth in Exhibit 7.2.5, dated as of the Closing Date;

          7.2.6 Taft shall have delivered to Bancshares not later than the date of this Agreement all of the executed Affiliate Agreements in the form attached hereto as Exhibit 5.3;

          7.2.7 Taft shall deliver resignations of all of the directors and executive officers of Taft effective at the Effective Time;

          7.2.8 All of Taft's director-shareholders shall have delivered to Bancshares on the date of this Agreement the Director-Shareholder Agreements in the form attached hereto as Exhibit 7.2.8; and

          7.2.9 The number of shares of Taft Common Stock which are eligible to be Perfected Dissenting Shares pursuant to Section 214a of the NBA shall not exceed an amount which, when combined with other cash amounts payable in connection with the Merger, would result in the Merger being disqualified from a tax free reorganization pursuant to Section 368 of the IRC.

        Section 7.3    Conditions to Taft's Obligations.    The obligations of Taft to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by Taft) of each of the following conditions:

          7.3.1 Except as otherwise provided in this Section 7.3, (a) the representations and warranties of Bancshares contained in Article 4 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on the business, conditions, capitalization or properties of Bancshares or upon consummation of the transactions contemplated hereby; (b) Bancshares shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with it prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on the business, conditions, capitalization or properties of Bancshares, taken as a whole, or upon the consummation of the transactions contemplated hereby; (c) none of the events or conditions entitling Taft to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) Bancshares shall have delivered to Taft certificates dated the date of the Effective Time and signed by the Chief Executive Officer and Chief Financial Officer of Bancshares and USB to the effect set forth in Subsections 7.3.1(a), (b) and (c);

          7.3.2 Bancshares shall have delivered its Updated Schedules to Taft on the day immediately preceding the Closing Date and none of such Updated Schedules shall reflect any item that was not on the Bancshares Schedules (or in the Bancshares Financial Statements) delivered on the date of execution of this Agreement that has had, or would have, or could be reasonably likely to have, a Material Adverse Effect on the business, conditions, properties or capitalization of Bancshares and its Subsidiaries, taken as a whole, at or after the Effective Time, or on the consummation of the transactions contemplated hereby;

          7.3.3 The fairness opinion (the "Taft Fairness Opinion") commissioned by Taft's Board of Directors shall provide as of the date of mailing the Proxy Statement/Prospectus to Taft's shareholders that the terms of the Merger, from a financial standpoint, are fair to the shareholders of Taft, and shall not have been revoked, at any time prior to the meeting of Taft's shareholders at which the Merger is to be voted on. Bancshares shall be provided immediate notification by Taft of the revocation of the Taft Fairness Opinion; and

          7.3.4 Taft shall have received an opinion of counsel for Bancshares in substantially the form previously agreed to by the parties as set forth in Exhibit 7.3.4, dated as of the Closing Date.

ARTICLE 8. TERMINATION, AMENDMENTS AND WAIVERS

        8.1    Termination of Agreement.    Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby including the Merger may be terminated at any time before the Effective Time, whether before or after approval by the shareholders of Taft as follows, and in no other manner:

          8.1.1 By mutual consent of Bancshares and USB, on the one hand, and Taft, on the other;

          8.1.2 By Bancshares or Taft, (i) if any conditions set forth in Section 7.1 shall not have been met by June 30, 2004, or (ii) upon the expiration of 20 Business Days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transaction contemplated by this Agreement unless, within said 20 Business Day period after such denial or refusal, all Parties hereto agree to resubmit the application to the Governmental Entity that has denied, or refused to grant the approval, consent or authorization requested;

          8.1.3 By Bancshares, if any conditions set forth in Section 7.2 shall not have been met, or by Taft, if any conditions set forth in Section 7.3 shall not have been met, by June 30, 2004, or such earlier time as it becomes apparent that such condition cannot be met;

          8.1.4 By Bancshares if there shall have been (i) a breach of any of the representations or warranties of Taft set forth in this Agreement, (ii) a default in the observance or in the due and timely performance of any of its covenants and agreements herein contained, which breach or default, in the reasonable opinion of Bancshares, by its nature cannot be cured or is not cured prior to the Closing and which breach or default would, in the reasonable opinion of Bancshares, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Taft or upon the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing sentence, the occurrence of any of the following shall be deemed to have had a Material Adverse Effect on Taft:

            (a)   a decline of more than 15% in the amount of Taft's Core Deposits as determined from the Taft Financial Statements as of September 30, 2003 to the amount on the books and records of Taft for the month end immediately preceding the Effective Time,

            (b)   the amount of Taft's total equity capital (determined in accordance with GAAP excluding accruals for all Expenses, as defined in section 8.5.5, whether or not such Expenses are payable prior to, at or after Closing, and FASB 115 adjustments) on the books and records of Taft for the month end immediately preceding the Effective Time is less than Taft's total equity capital (determined in accordance with GAAP excluding Expenses actually accrued and FASB 115 adjustments) as of December 31, 2002, or

            (c)   the dollar amount of any pending or threatened litigation, less the policy limits of any insurance coverage for such litigation, is in excess of 15% of Taft's total equity capital (determined in accordance with GAAP) as of December 31, 2002;

          8.1.5 By Taft if there shall have been (i) a breach of any of the representations or warranties of Bancshares or USB set forth in this Agreement, (ii) a default in the observance or in the due and timely performance of any of their covenants and agreements herein contained, which breach or default, in the reasonable opinion of Taft, by its nature cannot be cured or is not cured prior to the Closing and which breach or default would, in the reasonable opinion of Taft, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Bancshares, USB or upon the consummation of the transactions contemplated hereby; or

          8.1.6 By Bancshares or Taft, if an Acquisition Event involving Taft shall have occurred.

        8.2    Effect of Termination.    In the event that this Agreement shall be terminated pursuant to Section 8.1 hereof, all further obligations of the Parties hereto under this Agreement shall terminate without further liability of any Party to another; provided, however, that no termination of this Agreement under Section 8.1 for any reason or in any manner shall release, or be construed as so releasing, any Party from its obligations under Sections 8.5, 10.5 or 10.6, hereof and notwithstanding the foregoing if such termination shall result from the willful failure of a Party to fulfill a condition to the performance of the obligations of any other Party or to perform a covenant of such Party in this Agreement, such Party shall, subject to the provision of Section 8.5, be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys' fees sustained or incurred by the other Party or Parties in connection with negotiating and implementing the transactions contemplated in this Agreement).

        8.3    Waiver of Conditions.    If any of the conditions specified in Section 7.2 have not been satisfied, Bancshares and USB may nevertheless, at their election, proceed with the transactions contemplated in this Agreement. If any of the conditions specified in Section 7.3 have not been satisfied, Taft may nevertheless, at its election, proceed with the transactions contemplated in this Agreement. If any Party elects to proceed pursuant to the provisions hereof, the conditions that are unsatisfied immediately prior to the Effective Time shall be deemed to be satisfied, as evidence by a certificate delivered by the electing Party.

        8.4    Force Majeure.    Bancshares and Taft agree that, notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war or of terror, and provided neither Party has materially failed to observe the obligations of such Party under this Agreement, neither Party shall be obligated to the other Party to this Agreement for any expenses or otherwise be liable hereunder.

        8.5    Expenses.

          8.5.1 Taft hereby agrees that if this Agreement is terminated by Bancshares (i) pursuant to Section 8.1.2, because of the failure of Taft shareholders to approve the Agreement and the transactions contemplated hereby following the withdrawal or modification in any manner adverse to Bancshares of the Board of Directors of Taft's recommendation of the Agreement and the transactions contemplated hereby, (ii) pursuant to Section 8.1.3 because of the failure of the condition set forth in Section 7.2, (iii) pursuant to Section 8.1.4, or (iv) pursuant to Section 8.1.6, Taft shall promptly, and in any event within seven Business Days after such termination, pay Bancshares all Expenses (as defined below) of Bancshares and USB but not to exceed $200,000.

          8.5.2 Bancshares and USB hereby agree that if this Agreement is terminated by Taft (i) pursuant to Section 8.1.3 because of the failure of the condition set forth in Section 7.3, or (ii) pursuant to Section 8.1.5, Bancshares and USB shall promptly, and in any event within seven Business Days after such termination, pay Taft all Expenses (as defined below) of Taft but not to exceed $200,000. The payment obligations of Bancshares and USB set forth in the preceding sentence shall be deemed to be joint and several.

          8.5.3 Taft hereby agrees that if this Agreement is terminated (a) by Taft or Bancshares pursuant to Section 8.1.6, and (b) during the twelve (12) month period immediately following termination of this Agreement an Acquisition Event with Taft is consummated, then, within seven (7) Business Days after the Acquisition Event is consummated, Taft shall, in addition to any payment due under Section 8.5.1, pay Bancshares in immediately available funds $300,000, which amount the parties acknowledge as representing (i) Bancshares and USB's direct costs and expenses incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement; (ii) Bancshares and USB's indirect costs and expenses incurred in connection with the transactions contemplated by this Agreement and (iii) Bancshares and USB's loss as a result of the transactions contemplated by this Agreement not being consummated.

          8.5.4 Except as otherwise provided herein and in Section 5.5.1, all Expenses incurred by Bancshares/USB or Taft in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by either of the Parties or its affiliates, shall be borne solely and entirely by the Party which has incurred the same.

          8.5.5 "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the Party and its Affiliates) incurred by the Party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

        Section 8.6    Effect of Termination; Survival.    Except as provided in Section 8.5, no termination under Section 8.1 for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Sections 5.1.3, 5.5, 8.5 or 9.5 hereof or from any liability or damage to any other party hereto arising out of, in connection with, or otherwise relating to, directly or indirectly, said party's material breach, Default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement.

ARTICLE 9. EMPLOYEE BENEFITS AND INSURANCE

        Section 9.1    Employee Benefits.    All employees of Taft at the Effective Time, shall be entitled to participate in all Bancshares and USB Benefit Arrangements on the same basis as other similarly situated employees of Bancshares and USB. Each of these employees will be credited for eligibility, participation and vesting purposes with such employee's respective years of past service with Taft (or other prior service so credited by Taft) as though they had been employees of Bancshares and USB, except with respect to Bancshares' Employee Stock Option Plan and 401(k) Plan.

        Section 9.2    Salary Continuation Agreements.    Bancshares and USB agree that they will honor and assume the obligations to make the payments required by the terms of those certain Salary Continuation Agreements listed on Schedule 9.2.

ARTICLE 10. GENERAL PROVISIONS

        Section 10.1    Nonsurvival of Representations and Warranties.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time or to a termination of this Agreement.

        Section 10.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent by confirmed overnight courier or telecopied (with electronic confirmation and verbal confirmation for the person to whom such telecopy is addressed), on the date such notice is so delivered, mailed or sent, as the case may be, to the parties at the following addresses (or any such other address for a party as shall be specified by like notice):

If to Taft at:	Taft National Bank 523 Cascade Place Taft, California 93268 Fax No. (661) 765-4340 Attention: Dennis Tishma, Interim President
with a copy to:	Reitner & Stuart 1319 Marsh Street San Luis Obispo, California 93401 Fax No. (805) 545-8599 Attention: Barnet Reitner, Esq.
If to Bancshares at:	United Security Bancshares 1525 E. Shaw Avenue Fresno, California 93710 Fax No. (559) 248-5088 Attention: Dennis R. Woods, Chairman, President/CEO
with a copy to:	Gary Steven Findley & Associates 1470 North Hundley Street Anaheim, California 92806 Fax No. (714) 630-7910 Attention: Gary Steven Findley, Esq.

        Section 10.3    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 10.4    Entire Agreement/No Third Party Rights/Assignment.    This Agreement (including the documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (c) shall not be assigned by a party, by operation of law or otherwise, without the consent of the other parties; and (d) subject to the foregoing, shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

        Section 10.5    Nondisclosure of Agreement.    Bancshares and Taft agree, except as required by law or the rules of the NASDAQ, so long as this Agreement is in effect, not to issue any public notice, disclosure or press release with respect to the transactions contemplated by this Agreement without seeking the consent of the other party, which consent shall not be unreasonably withheld.

        Section 10.6    Confidentiality.    All Confidential Information disclosed heretofore or hereafter by any Party to this Agreement to any other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Party otherwise than as herein contemplated, except to the extent that (a) it is necessary or appropriate to disclose to the Commissioner, the FDIC, the FRB, the SEC or any other Governmental Entity having jurisdiction over any of the Parties or as may be otherwise be required by Rule (any disclosure of Confidential Information to a Governmental Entity shall be accompanied by a request that such Governmental Entity preserve the confidentiality of such Confidential Information); or (b) to the extent such duty as to confidentiality is waived by the other

Party. Such obligation as to confidentiality and nonuse shall survive the termination of this Agreement pursuant to Article 8. In the event of such termination and on request of another Party, each Party shall use all reasonable efforts to (1) return to the other Parties all documents (and reproductions thereof) received from such other Parties that contain Confidential Information (and, in the case of reproductions, all such reproductions made by the receiving Party); and (2) destroy the originals and all copies of any analyses, computations, studies or other documents prepared for the internal use of such Party that included Confidential Information.

        Section 10.7    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law.

        Section 10.8    Headings/Table of Contents.    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 10.9    Enforcement of Agreement.    The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement or the Merger Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the State of California or any state having jurisdiction, this being in addition to any remedy to which they are entitled at law or in equity.

        Section 10.10    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        Section 10.11    Attorneys' Fees.    If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

        Section 10.12    Amendment.    This Agreement may be amended by the parties hereto, at any time before or after approval hereof by the shareholders of Taft; provided, however, that after any such approval by such shareholders, no amendments shall be made which by law require further approval by such shareholders without such further approval.

        IN WITNESS WHEREOF, Bancshares, USB and Taft have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

United Security Bancshares		Taft National Bank
By:	/s/ Dennis R. Woods	By:	/s/ Charles Beard
Name: Dennis R. Woods		Name: Charles Beard
		By:	/s/ Dennis Tishma
Name: Dennis Tishma
United Security Bank
By:	/s/ Dennis R. Woods
Name: Dennis R. Woods

Exhibit 7.2.8
DIRECTOR-SHAREHOLDER'S AGREEMENT

        This Director-Shareholder's Agreement ("Agreement"), dated as of December 11, 2003 is entered into by and between United Security Bancshares, a California corporation ("Bancshares"), and                        ("Shareholder").

RECITALS

  A.
  Bancshares, United Security Bank, a California state-chartered bank ("USB") and Taft National Bank, a national banking association ("Taft") entered into that certain Agreement and Plan of Reorganization and Merger dated as of December 11, 2003 (the "Reorganization Agreement").

  B.
  Shareholder is a member of the Board of Directors of Taft and owns shares of the common stock, $5.00 par value, of Taft ("Taft Stock").

  C.
  Shareholder is willing to agree to vote or cause to be voted all shares of Taft Stock with respect to which Shareholder has voting power on the date hereof or hereafter acquired to approve the Reorganization Agreement and the transactions contemplated thereby and all requisite matters related thereto.

  D.
  Shareholder is willing to agree to not compete with, use trade secrets or solicit customers or employees of Bancshares or any of Bancshares's Subsidiaries, or Taft as set forth in this Agreement.

  E.
  Unless otherwise provided in this Agreement, capitalized terms shall have the meanings given to them in the Reorganization Agreement.

        NOW THEREFORE, in consideration of the premises and of the respective representations, warranties and covenants, agreements and conditions contained herein and in the Reorganization Agreement, and intending to be legally bound hereby, Bancshares and Shareholder agree as follows:

Article I
Director-Shareholder's Agreement

        1.1    Agreement to Vote.    Shareholder shall vote or cause to be voted at any meeting of shareholders of Taft to approve the Reorganization Agreement and the transactions contemplated thereby (the "Shareholders' Meeting"), all of the shares of Taft Stock as to which Shareholder has sole or shared voting power (the "Shares"), as of the record date established to determine shareholders who have the right to vote at any such Shareholders' Meeting or to give consent to action in writing (the "Record Date"), to approve the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby, including the principal terms of the Reorganization and Merger.

        1.2    Legend.    Shareholder agrees to stamp, print or type on the face of his or her certificates of Taft Stock evidencing the Shares the following legend:

    "THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A DIRECTOR-SHAREHOLDER's AGREEMENT DATED AS OF DECEMBER 11, 2003 BY AND BETWEEN UNITED SECURITY BANCSHARES, AND                        , COPIES OF WHICH ARE ON FILE AT THE OFFICES OF TAFT NATIONAL BANK."

        1.3    Restrictions on Dispositions.    Shareholder agrees that, from and after the date of this Agreement and during the term of this Agreement, he or she will not take any action that will alter or affect in any way the right to vote the Shares, except (i) with the prior written consent of Bancshares or (ii) to change such right from that of a shared right of Shareholder to vote the Shares to a sole right of Shareholder to vote the Shares.

        1.4    Shareholder Approval.    Shareholder shall (i) recommend shareholder approval of the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby by the Taft shareholders at the Shareholders' Meeting and (ii) advise the Taft shareholders to reject any subsequent proposal or offer received by Taft relating to any purchase, sale, acquisition, merger or other form of business combination involving Taft or any of its assets, equity securities or debt securities and to proceed with the transactions contemplated by the Reorganization Agreement; provided, however, that Shareholder shall not be obligated to take any action specified above if the Board of Directors of Taft is advised in writing by outside legal counsel, Reitner & Stuart, that, in the exercise of his or her fiduciary duties, a director of Taft should not take such action.

        1.5    Noncompetition.    Other than serving as a director, executive officer or shareholder of Bancshares or its subsidiaries, for a period of two years after the Effective Time of the Reorganization, Shareholder agrees not to, directly or indirectly, without the prior written consent of Bancshares, own more than 1% of, organize, manage, operate, finance or participate in the ownership, management, operation or financing of, or be connected as an officer, director, employee, principal, agent or consultant to any financial institution, other than Bancshares or its subsidiaries, whose deposits are insured by the Federal Deposit Insurance Corporation that has its head offices or a branch office within 50 miles of the head office of Taft. In the event that during the two year period Bancshares is acquired by another financial institution and is not the surviving entity of the acquisition, then this Section 1.5 shall terminate upon the date of Bancshares' acquisition.

Article II
Representations and Warranties of Shareholder

        Shareholder represents and warrants to Bancshares that the statements set forth below are true and correct as of the date of this Agreement, except those that are specifically as of a different date:

        2.1    Ownership and Related Matters.

          (a)   Schedule 2.1(a) hereto correctly sets forth the number of Shares and the nature of Shareholder's voting power with respect thereto as of the date hereof. Within five business days after the Record Date, Shareholder shall amend said Schedule 2.1(a) to correctly reflect the number of Shares and the nature of Shareholder's voting power with respect thereto as of the Record Date.

          (b)   There are no proxies, voting trusts or other agreements or understandings to or by which Shareholder or his or her spouse is a party or bound or that expressly requires that any of the Shares be voted in any specific manner other than as provided in this Agreement.

        2.2    Authorization; Binding Agreement.    Shareholder has the legal right, power, capacity and authority to execute, deliver and perform this Agreement, and this Agreement is the valid and binding obligation of Shareholder enforceable in accordance with its terms, except as the enforcement thereof may be limited by general principles of equity.

        2.3    Noncontravention.    The execution, delivery and performance of this Agreement by Shareholder will not (a) conflict with or result in the breach of, or default or actual or potential loss of any benefit under, any provision of any agreement, instrument or obligation to which Shareholder or his or her spouse is a party or by which any of Shareholder's properties or his or her spouse's properties are bound, or give any other party to any such agreement, instrument or obligation a right to terminate or modify any term thereof; (b) require any third party consents; (c) result in the creation or imposition of any encumbrance on any of the Shares or any other assets of Shareholder or his or her spouse; or (d) violate any applicable laws or rules to which Shareholder or his or her spouse is subject.

Article III
General

        3.1    Amendments.    To the fullest extent permitted by law, this Agreement and any schedule or exhibit attached hereto may be amended by agreement in writing of the parties hereto at any time.

        3.2    Integration.    This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and (except for the Reorganization Agreement if executed by Shareholder) supersedes all prior agreements and understandings of the parties in connection therewith.

        3.3    Specific Performance.    Shareholder and Bancshares each expressly acknowledge that, in view of the uniqueness of the obligations of Shareholder contemplated hereby, Bancshares would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed by Shareholder in accordance with its terms, and therefore Shareholder and Bancshares agree that Bancshares shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled at law or in equity.

        3.4    Termination.    This Agreement shall terminate automatically without further action at the earlier of two years following the Effective Time of the Reorganization or the termination of the Reorganization Agreement in accordance with its terms. Upon termination of this Agreement as provided herein, the respective obligations of the parties hereto shall immediately become void and have no further force and effect.

        3.5    No Assignment.    Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Bancshares or Shareholder, in whole or in part. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors of the parties hereto.

        3.6    Headings.    The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        3.7    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

        3.8    Gender, Number, and Tense.    Throughout this Agreement, unless the context otherwise requires,

  (i)
  the masculine, feminine and neuter genders each includes the other;

  (ii)
  the singular includes the plural, and the plural includes the singular; and

  (iii)
  the past tense includes the present, and the present tense includes the past.

        3.9    Notices.    Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission, or (c) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

        If to Bancshares:

    United Security Bancshares
    1525 East Shaw Avenue
    Fresno, California 93710
    Attention: Dennis R. Woods
    Fax: (559) 248-5088

        With a copy to:

    Gary Steven Findley & Associates
    1470 North Hundley Street
    Anaheim, California 92806
    Fax: (714) 630-7910
    Attention: Gary Steven Findley

        If to Shareholder:

        With a copy to:

    Reitner & Stuart
    1319 Marsh Street
    San Luis Obispo, California 93401
    Fax: (805) 545-8599
    Attention: Barnet Reitner, Esq.

or at such other address and to the attention of such other person as a party may notice to the other in accordance with this Section 3.9. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

        3.10    Governing Law.    This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, except to the extent preempted by the laws of the United States.

        3.11    Not in Director Capacity.    Except to the extent set forth in Section 1.4, no person executing this Agreement who is, during the term hereof, a director of Taft, makes any agreement or understanding herein in his or her capacity as such director. The parties sign solely in their capacities as owners of or holders of the power to vote shares of Taft Stock.

        3.12    Attorneys' Fees.    If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

        3.13    Regulatory Compliance.    Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

        3.14    Severability and the Like.    If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

        3.15    Waiver of Breach.    Any failure or delay by Bancshares in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by Bancshares of a breach of any provision of this Agreement by the Shareholder shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

        IN WITNESS WHEREOF, the parties to this Agreement have caused and duly executed this Agreement as of the day and year first above written.

United Security Bancshares
By:

Title: President
SHAREHOLDER

SPOUSAL CONSENT

        I am the spouse of                        , Shareholder in the above Agreement. I understand that I may consult independent legal counsel as to the effect of this Agreement and the consequences of my execution of this Agreement and, to the extent I felt it necessary, I have discussed it with legal counsel. I hereby confirm this Agreement and agree that it shall bind my interest in the Shares, if any.

(Shareholder's Spouse's Name)

APPENDIX B

12 U.S.C. Sec. 214a, Procedure for conversion, merger, or consolidation; vote of stockholders

        Sec. 214a [Act of August 17, 1950, Sec. 2] A national banking association may, by vote of the holders of at least two-thirds of each class of its capital stock, convert into, or merge or consolidate with, a State bank in the same State in which the national banking association is located, under a State charter, in the following manner:

        Approval of board of directors; publication of notice of stockholders' meeting; waiver of publication; notice by registered or certified mail

        (a)   The plan of conversion, merger, or consolidation must be approved by a majority of the entire board of directors of the national banking association. The bank shall publish notice of the time, place, and object of the shareholders' meeting to act upon the plan, in some newspaper with general circulation in the place where the principal office of the national banking association is located, at least once a week for four consecutive weeks: Provided, That newspaper publication may be dispensed with entirely if waived by all the shareholders and in the case of a merger or consolidation one publication at least ten days before the meeting shall be sufficient if publication for four weeks is waived by holders of at least two-thirds of each class of capital stock and prior written consent of the Comptroller of the Currency is obtained. The national banking association shall send such notice to each shareholder of record by registered mail or by certified mail at least ten days prior to the meeting, which notice may be waived specifically by any shareholder.

        Rights of dissenting shareholders

        (b)   A shareholder of a national banking association who votes against the conversion, merger, or consolidation, or who has given notice in writing to the bank at or prior to such meeting that he dissents from the plan, shall be entitled to receive in cash the value of the shares held by him, if and when the conversion, merger, or consolidation is consummated, upon written request made to the resulting State bank at any time before thirty days after the date of consummation of such conversion, merger, or consolidation, accompanied by the surrender of his stock certificates. The value of such shares shall be determined as of the date on which the shareholders' meeting was held authorizing the conversion, merger, or consolidation, by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the resulting State bank, and the third by the two so chosen. The valuation agreed upon by any two of three appraisers thus chosen shall govern; but, if the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment as provided herein, such shareholder may within five days after being notified of the appraised value of his shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the appellant. If, within ninety days from the date of consummation of the conversion, merger, or consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal, or the appraisal as the case may be, shall be paid by the resulting State bank. The plan of conversion, merger, or consolidation shall provide the manner of disposing of the shares of the resulting State bank not taken by the dissenting shareholders of the national banking association.

B-1

APPENDIX C

December 11, 2003

Members of the Board of Directors
Taft National Bank
523 Cascade Place
Taft, CA 93268

Members of the Board:

        Taft National Bank ("TNB") has proposed to enter into an Agreement and Plan of Reorganization ("Agreement") with United Security Bancshares ("USB") and United Security Bank ("United Security"), a wholly-owned subsidiary of USB, whereby TNB will merge with and into United Security. Pursuant to the Agreement, shareholders of TNB shall be entitled to receive consideration, in the form of USB common stock, equal to a minimum of $5,329,620 less any costs of the transaction incurred by TNB in excess of $300,000, with a maximum valuation of USB common stock at $22.00 per share. Such transaction costs are not expected to exceed $300,000. The exchange of USB shares shall be based on the average closing price of USB during the 20 consecutive days of trading ending the third trading day immediately preceding the date of closing of the merger. On December 10, 2003 the average closing price during the preceding 20 consecutive trading days of USB was $26.34 which puts a current value of the transaction to TNB at $6,404,966.

        You have asked for our opinion, as your financial advisor, as to whether the consideration to be received by the shareholders of TNB pursuant to the Agreement is fair to such shareholders from a financial point of view, as of the date hereof.

        In connection with our opinion we have, among other things: (i) reviewed certain publicly available financial and other data with respect to TNB, USB and United Security, including the consolidated financial statements for recent years and interim periods to September 30, 2003 and certain other relevant financial and operating data relating to TNB, USB and United Security made available to us from published sources and internal records including financial and operating data for TNB as of December 31, 2002; (ii) reviewed a draft of the Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, TNB Common Stock, USB Common Stock and other banking institutions; (iv) compared TNB and USB from a financial point of view with certain other companies in the banking industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of recent business combinations of companies in the banking industry which we deemed to be comparable, in whole or in part, to the Agreement; (vi) reviewed and discussed with representatives of the management of TNB certain information of a business and financial nature regarding TNB, furnished to us by them, including financial forecasts and related assumptions of TNB; (vii) made inquiries regarding and discussed the Agreement and other matters related thereto with TNB's counsel; (viii) performed an earnings accretion analysis projecting earnings of TNB on a stand alone basis and pro forma earnings for the combined entities; (ix) performed a future trading projection analysis of TNB on a stand alone basis and for the combined entities; (x) performed a future merger value analysis of TNB on a stand alone basis and for the combined entities; and (xi) performed such other analysis and examinations as we have deemed appropriate. We have discussed with the Chief Executive Officer of TNB for the purpose of reviewing the future prospects of TNB. We have taken into account our assessment of economic, regulatory, market and industry conditions as they relate generally and specifically to the geographic market in which TNB operates. We have applied our overall knowledge of the banking industry and our experience in securities valuations.

        In connection with our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly

C-1

available, and we have not assumed any responsibility for independent verification of the same. We have assumed that there have been no material changes in the assets, financial condition, results of operation, business or prospects since the respective dates of their last financial statements made available to us relating to TNB, USB and United Security. We have relied upon the management of TNB as to the reasonableness of financial and operating forecasts and projections and we have assumed that such forecasts and projections reflect the best currently available estimates and judgements of the management of TNB. We have also assumed, without assuming any responsibility for independent verification of same, that the allowance for loan losses for TNB is adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of TNB, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the transaction will have the tax, accounting and legal effects described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion is necessarily based upon economic, monetary and market conditions existing as of the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial standpoint, to all holder of TNB stock as to the terms of the Agreement.

        This opinion is furnished pursuant to our engagement letter dated September 24, 2002, and is solely for the benefit of the Board of Directors and stockholders of TNB. We have acted as financial advisor to TNB in connection with a variety of activities including those leading to the Agreement and will receive a fee for our services, including the rendering of this opinion, a significant portion of which is contingent upon the consummation of the Agreement. In furnishing this opinion, we do not admit that we are an expert with respect to any registration statement or other securities filing within the meaning of the terms "experts" as used in the Securities Act and the rules and regulations promulgated thereunder. Nor do we admit that his opinion constitutes a report or valuation within the meaning of Section 11 or the Securities Act. Our opinion is directed to the Board of TNB, covers only the fairness of the Agreement from a financial point of view to the TNB stockholders as of the date hereof and does not constitute a recommendation to any holder of TNB Common Stock as to how such shareholder should vote concerning the Agreement. Except as provided in the engagement letter, this opinion may not be used or referred to by TNB or quoted or disclosed to any person in any manner without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus filed with the Securities and Exchange Commission in connection with the Agreement.

        Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of today's date, the Agreement is fair to the shareholders of TNB from a financial standpoint both as to the minimum and current value of the transaction.

Very truly yours,

JAMES H. AVERY COMPANY

C-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        The Bylaws of United Security Bancshares ("United Security") provide that United Security shall, to the maximum extent and in the manner permitted by the California Corporations Code (the "Code"), indemnify each of its directors against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was a director of United Security. Furthermore, pursuant to United Security's Articles of Incorporation and Bylaws, United Security has power, to the maximum extent and in the manner permitted by the Code, to indemnify its employees, officers and agents (other than directors) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an employee, officer or agent of United Security.

        Under Section 317 of the Code, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made: (1) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper, (2) of amounts paid in settling or otherwise disposing of a pending action without court approval, and (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

        United Security's Bylaws also provide that United Security shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of hem, whether or not United Security would have the power to indemnify them against such liability under provisions of applicable law or the provisions of United Security's Bylaws. Each of the directors and executive officers of United Security has an indemnification agreement with United Security that provides that United Security shall indemnify such person to the full extent authorized by the applicable provisions of the Code and further provide advances to pay for any expenses which would be subject to reimbursement. United Security is insured against liabilities which it may incur by reason of its indemnification of officers and directors in accordance with its Bylaws.

        The foregoing summaries are necessarily subject to the complete text of the statute, Articles of Incorporation, Bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

Item 21. Exhibits and Financial Statement Schedules

A.
Exhibits

Exhibit No.	Description of Exhibit
2.1
Agreement and Plan of Reorganization and Merger by and among United Security Bancshares, United Security Bank and Taft National Bank dated as of December 11, 2003 is attached as Appendix A to the proxy statement-prospectus contained in Part I of this Registration Statement.
3.1	Articles of Incorporation are contained in the Registrant's Registration Statement on Form S-4, file number 333-58256, as Exhibit 3.1 and are incorporated herein by this reference.
3.2	Bylaws are contained in the Registrant's Registration Statement on Form S-4, file number 333-58256, as Exhibit 3.2 and are incorporated herein by this reference.
*5.1	Opinion re: legality
*8.1	Opinion re: tax matters as to the merger of Taft National with United Security Bank, a subsidiary of Registrant, by Vavrinek, Trine, Day & Co., LLP
10.1
Executive Salary Continuation Agreement for Dennis Woods is contained in the Registrant's Registration Statement on Form S-4, file number 333-58256, as Exhibit 10.1 and is incorporated herein by this reference.
10.2	Change in Control Agreement for Dennis Woods is contained in the Registrant's Registration Statement on Form S-4, file number 333-58256, as Exhibit 10.2 and is incorporated herein by this reference.
10.3
Executive Salary Continuation Agreement for Kenneth Donahue is contained in the Registrant's Registration Statement on Form S-4, file number 333-58256, as Exhibit 10.3 and is incorporated herein by this reference.
10.4
Change in Control Agreement for Kenneth Donahue is contained in the Registrant's Registration Statement on Form S-4, file number 333-58256, as Exhibit 10.4 and is incorporated herein by this reference.
10.5
Executive Salary Continuation Agreement for David Eytcheson is contained in the Registrant's Registration Statement on Form S-4, file number 333-58256, as Exhibit 10.5 and is incorporated herein by this reference.
10.6
Change in Control Agreement for David Eytcheson is contained in the Registrant's Registration Statement on Form S-4, file number 333-58256, as Exhibit 10.6 and is incorporated herein by this reference.
10.7
Executive Salary Continuation Agreement for Rhodlee Braa is contained in the Registrant's Registration Statement on Form S-4, file number 333-58256, as Exhibit 10.7 and is incorporated herein by this reference.
10.8	Change in Control Agreement for Rhodlee Braa is contained in the Registrant's Registration Statement on Form S-4, file number 333-58256, as Exhibit 10.8 and is incorporated herein by this reference.
10.9
Stock Option Agreement for Dennis Woods dated June 16, 1996 is contained in the Registrant's Registration Statement on Form S-4, file number 333-58256, as Exhibit 10.9 and is incorporated herein by this reference.

10.10
Stock Option Agreement for Dennis Woods dated July 21, 1997 is contained in the Registrant's Registration Statement on Form S-4, file number 333-58256, as Exhibit 10.10 and is incorporated herein by this reference.
10.11
Stock Option Agreement for Kenneth Donahue dated July 21, 1997 is contained in the Registrant's Registration Statement on Form S-4, file number 333-58256, as Exhibit 10.11 and is incorporated herein by this reference.
10.12
Stock Option Agreement for David Eytcheson dated July 21, 1997 is contained in the Registrant's Registration Statement on Form S-4, file number 333-58256, as Exhibit 10.12 and is incorporated herein by this reference.
10.13
Stock Option Agreement for Rhodlee Braa dated October 10, 1995 is contained in the Registrant's Registration Statement on Form S-4, file number 333-58256, as Exhibit 10.13 and is incorporated herein by this reference.
10.14
Stock Option Agreement for Rhodlee Braa dated July 21, 1997 is contained in the Registrant's Registration Statement on Form S-4, file number 333-58256, as Exhibit 10.14 and is incorporated herein by this reference.
10.15
United Security Bank 1995 Stock Option Plan, form of incentive stock option and form of nonqualified stock option agreements are contained in the Registrant's Registration Statement on Form S-4, file number 333-58256, as Exhibit 10.15 and are incorporated herein by this reference.
10.16	Amendment to USB 1995 Stock Option Plan is contained in the Registrant's Registration Statement on Form S-8, file number 333-89362, as Exhibit 99.2 and is incorporated herein by this reference.
10.17
Amended and Restated Declaration of Trust for USB Capital Trust I dated July 16, 2001 is contained in the Registrant's Form 10-Q filed August 14, 2001, as Exhibit 10.1 and is incorporated herein by this reference.
10.18
Indenture Agreement between United Security Bancshares and Bank of New York for Junior Subordinated Securities dated July 16, 2001 is contained in the Registrant's Form 10-Q filed August 14, 2001, as Exhibit 10.2 and is incorporated herein by this reference.
10.19
Form of Director-Shareholder's Agreement by and among United Security and Taft National Bank's directors is incorporated by reference to Exhibit 7.2.8 of Appendix A to the proxy statement-prospectus included in Part I of this Registration Statement on Form S-4.
*21.1	Subsidiaries of the Registrant
*23.1	Consent of Counsel is included with the opinion re: legality as Exhibit 5.1 to the Registration Statement.
23.2	Consent of Moss Adams LLP as accountants for the Registrant
23.3	Consent of Vavrinek, Trine, Day & Co., LLP as accountants for Taft National Bank
23.4	Consent of James H. Avery Co. as financial advisor to Taft National is contained in its fairness opinion attached as Appendix C to the proxy statement-prospectus.

*23.5	Consent of Vavrinek, Trine, Day & Co., LLP as to tax matters is included with the opinion re: tax matters as to the merger of Taft National with United Security Bank, a subsidiary of Registrant.
*99.1	Form of Taft National Bank proxy

*
Filed with the Registration Statement on Form S-4, file number 333-112364.

B.
Financial Statement Schedules

        None

C.
Opinions

        The opinion of Gary Steven Findley & Associates as to the legality of the shares of Registrant's common stock to be issued is incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-4.

        The opinion of James H. Avery Co. as financial advisor to Taft National Bank is incorporated by reference to Appendix C to the proxy statement-prospectus included in Part I of the Registration Statement on Form S-4.

        The opinion of Vavrinek, Trine, Day & Co., LLP as to the tax matters of the merger of Taft National with United Security Bank is incorporated by reference to Exhibit 8.1 to the Registration Statement on Form S-4.

Item 22. Undertakings

        The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That prior to any public reoffering of the securities registered hereunder through use of a prospectus with is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (5)
  That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (6)
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  (7)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Fresno, State of California, on March 10, 2004.

United Security Bancshares

By:	/s/ DENNIS R. WOODS Dennis R. Woods Chairman, President and CEO

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature and Title	Date

* Robert G. Bitter, Secretary and Director	March 10, 2004
* Stanley J. Cavalla, Director	March 10, 2004
* Kenneth L. Donahue, Senior Vice President, Principal Financial Officer and Principal Accounting Officer	March 10, 2004
* Tom Ellithorpe, Director	March 10, 2004

* Todd Henry, Director	March 10, 2004

* by:	/s/ DENNIS R. WOODS Dennis R. Woods as Attorney-in-Fact pursuant to a Power of Attorney

* Ronnie D. Miller, Vice Chairman of the Board	March 10, 2004
* Walter Reinhard, Director	March 10, 2004
* John Terzian, Director	March 10, 2004
/s/ DENNIS R. WOODS Dennis R. Woods, Chairman of the Board, President and Chief Executive Officer	March 10, 2004

* by:	/s/ DENNIS R. WOODS Dennis R. Woods as Attorney-in-Fact pursuant to a Power of Attorney

Exhibit Index

Exhibit No.	Description of Exhibit
23.2	Consent of Moss Adams LLP as accountants for the Registrant.
23.3	Consent of Vavrinek, Trine, Day & Co., LLP as accountants for Taft National Bank

QuickLinks

Taft National Bank Notice of Special Meeting of Shareholders , 2004
Table of Contents
List of Appendices
Questions and Answers About the Merger
Summary
Risk Factors
A Warning about Forward Looking Statements
Markets; Market Prices And Dividends
Selected Financial Data
Comparative Historical Financial Data for United Security (Unaudited)
Comparative Historical Financial Data for Taft National (Unaudited)
The Taft National Meeting
The Merger
Description of United Security
Distribution of Average Assets, Liabilities and Shareholders' Equity: Interest rates and interest differentials Years Ended December 31, 2003, 2002, and 2001
Rate and Volume Analysis
Summary Compensation Table
Option/SAR Exercises and Year-End Value Table Aggregated Option/SAR Exercises in Last Fiscal Year and Year-End Option/SAR Value
Information About Taft National
Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Comparison of Shareholder Rights
Supervision and Regulation
Validity of United Security's Common Stock
Experts
Index to Financial Statements
United Security Bancshares and Sudsidiaries Consolidated Statements of Income and Comprehensive Income Years Ended December 31, 2003, 2002 and 2001
United Security Bancshares and Subsidiaries Consolidated Statements of Changes in Shareholders' Equity Periods Ended December 31, 2003
United Security Bancshares and Subsidiaires Consolidated Statements of Cash Flows Periods Ended December 31, 2003, 2002 and 2001
Notes to Consolidated Financial Statements Years Ended December 31, 2003, 2002, and 2001
INDEPENDENT AUDITORS' REPORT
TAFT NATIONAL BANK BALANCE SHEETS December 31, 2003 and 2002
TAFT NATIONAL BANK STATEMENTS OF OPERATIONS For the Years Ended December 31, 2003 and 2002
TAFT NATIONAL BANK STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY For the Years Ended December 31, 2003 and 2002
TAFT NATIONAL BANK STATEMENTS OF CASH FLOWS For the Years Ended December 31, 2003 and 2002
TAFT NATIONAL BANK NOTES TO FINANCIAL STATEMENTS For the Years Ended December 31, 2003 and 2002
APPENDIX A AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
ARTICLE 1. DEFINITIONS
ARTICLE 2. THE MERGER
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF TAFT
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BANCSHARES
ARTICLE 5. ADDITIONAL AGREEMENTS
ARTICLE 6. CONDUCT OF BUSINESS
ARTICLE 7. CONDITIONS PRECEDENT TO CLOSING
ARTICLE 8. TERMINATION, AMENDMENTS AND WAIVERS
ARTICLE 9. EMPLOYEE BENEFITS AND INSURANCE
ARTICLE 10. GENERAL PROVISIONS
Exhibit 7.2.8 DIRECTOR-SHAREHOLDER'S AGREEMENT
RECITALS
Article I Director-Shareholder's Agreement
Article II Representations and Warranties of Shareholder
Article III General
SPOUSAL CONSENT
APPENDIX B
APPENDIX C
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Signatures
Exhibit Index